Exhibit 10.1

Published CUSIP Number: 11162DAA0
[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission, pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.
$1,225,000,000
CREDIT AGREEMENT
Dated as of October 7, 2008
among
BROCADE COMMUNICATIONS SYSTEMS, INC.,
as the Borrower,
BANK OF AMERICA, N.A.,
as Administrative Agent, Swing Line Lender and
L/C Issuer,
MORGAN STANLEY SENIOR FUNDING, INC.,
as Syndication Agent
and
The Other Lenders Party Hereto

BANC OF AMERICA SECURITIES LLC
and
MORGAN STANLEY SENIOR FUNDING, INC.,
as Joint Lead Arrangers and Joint Bookrunners
HSBC BANK USA, NATIONAL ASSOCIATION
and
KEYBANK NATIONAL ASSOCIATION
as Co-Documentation Agents
Cahill Gordon & Reindel llp
80 Pine Street
New York, New York 10005
(212) 701-3000

-i-

-ii-

-iii-

SCHEDULES

1.01	Existing Cash Management Banks
2.01	Commitments and Applicable Percentages
4.01(II)(a)(ix)(C)	Mortgage Policy Amounts
4.01(II)(a)(x)(F)	Leased Property
5.06	Disclosed Matters
5.08(b)	Existing Liens
5.11	Taxes
5.13	Subsidiaries
5.17	Intellectual Property; Licenses
7.02	Existing Indebtedness
7.03(e)	Existing Investments
10.02	Administrative Agent’s Office; Certain Addresses for Notices

-iv-

EXHIBITS

Form of
A	Loan Notice
B	Swing Line Loan Notice
C-1	Term Note
C-2	Revolving Credit Note
D	Compliance Certificate
E	Assignment and Assumption
F	Guaranty
G	Security Agreement
H	Pre-Funding Security Agreement
I	[Reserved]
J	Perfection Certificate
K	Perfection Certificate Supplement
L-1	Closing Date Opinion Matters — Counsel to Loan Parties
L-2	Acquisition Closing Date Opinion Matters — Counsel to Loan Parties
M	Intercompany Note
N	[Reserved]
O-1	Tax Status Certificate 1
O-2	Tax Status Certificate 2
O-3	Tax Status Certificate 3
O-4	Tax Status Certificate 4

-v-

CREDIT AGREEMENT
          This CREDIT AGREEMENT (“Agreement”) is entered into as of October 7, 2008 among BROCADE COMMUNICATIONS SYSTEMS, INC., a Delaware corporation (the “Borrower”), each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), and BANK OF AMERICA, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer.
PRELIMINARY STATEMENTS:
          Pursuant to the Agreement and Plan of Merger dated July 21, 2008 (including all schedules and exhibits thereto, the “Acquisition Agreement”) among the Borrower, Falcon Acquisition Sub, Inc., a Delaware corporation and an indirect Wholly-Owned Subsidiary of the Borrower (“Merger Sub”), and Foundry Networks, Inc., a Delaware corporation (the “Acquired Business”), Merger Sub will merge with and into the Acquired Business (the “Acquisition”), with the Acquired Business surviving such merger as an indirect Wholly-Owned Subsidiary of the Borrower.
          The proceeds of the borrowings hereunder will be used to fund a portion of the Transaction and provide ongoing working capital and for other general corporate purposes of the Borrower and its Subsidiaries.
          The Borrower has requested that (i) the Revolving Credit Lenders provide Revolving Credit Commitments of $125,000,000 in the aggregate to be available for Revolving Credit Loans; (ii) the Term Loan Lenders make Term Loans in the amount of $1,100,000,000 on the Closing Date; and (iii) the L/C Issuer issue letters of credit for the account of the Borrower. The Revolving Credit Facility may include one or more Swing Line Loans and one or more Letters of Credit from time to time.
          Concurrently with the Closing Date, the Borrower will enter into the Pre-Funding Security Agreement (as defined below) with the Administrative Agent, pursuant to which the gross proceeds from the Term Loans funded on the Closing Date and an additional amount in cash sufficient to pay accrued and unpaid interest on the principal amount of the Term Loans from the date hereof to December 31, 2008 (collectively, with any other property from time to time subject to the Pre-Funding Security Agreement (as defined below), the “Pre-Funding Security”) will be deposited in an account that will be pledged to the Administrative Agent for the benefit of the Term Loan Lenders.
          The Lenders have indicated their willingness to lend and the L/C Issuer has indicated its willingness to issue letters of credit, in each case, on the terms and subject to the conditions set forth herein.
          In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I
DEFINITIONS AND ACCOUNTING TERMS
          1.01 Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:
          “Acquired Business” has the meaning specified in the Preliminary Statements.
          “Acquired Indebtedness” means (1) with respect to any Person that becomes a Subsidiary after the Closing Date, Indebtedness of such Person and its Subsidiaries existing at the time such Person becomes a Subsidiary that was not incurred in connection with, or in contemplation of, such Person becoming a Subsidiary and (2) with respect to the Borrower or any Subsidiary, any Indebtedness of a Person (other than the Borrower or a Subsidiary) existing at the time such Person is merged with or into the Borrower or a Subsidiary, or Indebtedness expressly assumed by the Borrower or any Subsidiary in connection with the acquisition of an asset or assets from another Person, which Indebtedness was not, in any case, incurred by such other Person in connection with, or in contemplation of, such merger or acquisition.
          “Acquisition” has the meaning specified in the Preliminary Statements.
          “Acquisition Agreement” has the meaning specified in the Preliminary Statements.
          “Acquisition Closing Date” means the first date all the conditions precedent in Section 4.01(II) are satisfied or waived in accordance with Section 10.01.
          “Administrative Agent” means Bank of America in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.
          “Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02, or such other address or account as the Administrative Agent may from time to time notify to the Borrower and the Lenders.
          “Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.
          “Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.
          “Aggregate Commitments” means the Commitments of all the Lenders.
          “Agreement” means this Credit Agreement.
          “Applicable ECF Sweep Percentage” means, for any fiscal year, (a) 50% if the Consolidated Senior Secured Leverage Ratio as of the last day of such fiscal year is greater than or equal to 1.50:1.00 and (b) 0% if the Consolidated Senior Secured Leverage Ratio as of the last day of such fiscal year is less than 1.5:1.00.

          “Applicable Fee Rate” means (i) from the Closing Date to the date on which the Administrative Agent receives a Compliance Certificate pursuant to Section 6.02(b) for the first full fiscal quarter ending after the Closing Date, 0.50% per annum and (ii) thereafter, the applicable percentage per annum set forth below determined by reference to the Consolidated Senior Secured Leverage Ratio as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 6.02(b):

Applicable Fee Rate
	Consolidated Senior
Pricing	Secured
Level	Leverage Ratio	Applicable Fee Rate
1	>1.50:1:00	0.500%
2	≤1.50:1.00 but >1.00:1.00	0.375%
3	≤1.00:1.00	0.250%
Any increase or decrease in the Applicable Fee Rate resulting from a change in the Consolidated Senior Secured Leverage Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 6.02(b); provided, however, that if a Compliance Certificate is not delivered when due in accordance with such Section, then Pricing Level 1 shall apply in respect of the Applicable Fee Rate as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered until the Business Day after the date on which it is actually delivered (and thereafter the Pricing Level otherwise determined in accordance with this definition shall apply).
          In the event that any Compliance Certificate delivered pursuant to Section 6.02(b) is shown to be inaccurate (regardless of whether this Agreement or the Commitments are in effect when such inaccuracy is discovered), and such inaccuracy, if corrected, would have led to a higher Applicable Fee Rate for any period (an “Applicable Period”) than the Applicable Fee Rate applied for such Applicable Period, then (i) the Borrower shall immediately deliver to the Administrative Agent a correct Compliance Certificate for such Applicable Period, (ii) the Applicable Fee Rate shall be determined by reference to the corrected Compliance Certificate (but in no event shall the Lenders owe any amounts to the Borrower), and (iii) the Borrower shall immediately pay to the Administrative Agent the additional amounts owing as a result of such increased Applicable Fee Rate for such Applicable Period, which payment shall be promptly applied by the Administrative Agent in accordance with the terms hereof. This paragraph shall not limit the rights of the Administrative Agent and the Lenders hereunder.
          “Applicable Percentage” means (a) in respect of the Term Loan Facility, with respect to any Term Loan Lender at any time, the percentage (carried out to the ninth decimal place) of the Term Loan Facility represented by (i) on or prior to the Closing Date, such Term Loan Lender’s Term Loan Commitment at such time and (ii) thereafter, the principal amount of such Term Loan Lender’s Term Loans at such time, and (b) in respect of the Revolving Credit Facility, with respect to any Revolving Credit Lender at any time, the percentage (carried out to the ninth decimal place) of the Revolving Credit Facility represented by such Revolving Credit

Lender’s Revolving Credit Commitment at such time. If the commitment of each Revolving Credit Lender to make Revolving Credit Loans and the obligation of the L/C Issuer to make L/C Credit Extensions have been terminated pursuant to Section 8.02, or if the Revolving Credit Commitments have expired, then the Applicable Percentage of each Revolving Credit Lender in respect of the Revolving Credit Facility shall be determined based on the Applicable Percentage of such Revolving Credit Lender in respect of the Revolving Credit Facility most recently in effect, giving effect to any subsequent assignments. The initial Applicable Percentage of each Lender in respect of each Facility is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.
          “Applicable Rate” means (a) in respect of the Revolving Credit Loans, (i) from the Closing Date to the date on which the Administrative Agent receives a Compliance Certificate pursuant to Section 6.02(b) for the first full fiscal quarter ending after the Closing Date, 3.00% per annum for Base Rate Loans and 4.00% per annum for Eurodollar Rate Loans, and (ii) thereafter, the applicable percentage per annum set forth below determined by reference to the Consolidated Senior Secured Leverage Ratio as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 6.02(b):

Applicable Rate for Revolving Credit Loans
Eurodollar
Pricing	Consolidated Senior Secured	Rate	Base Rate
Level	Leverage Ratio	Loans	Loans
1	>1:50 to 1:00	400 bps	300 bps
2	≤1:50 to 1:00 but >1:00 to 1:00	375 bps	275 bps
3	≤1:00 to 1:00	350 bps	250 bps

and (b) in respect of Term Loans, 3.00% per annum for Base Rate Loans and 4.00% per annum for Eurodollar Rate Loans.
          Any increase or decrease in the Applicable Rate for Revolving Credit Loans resulting from a change in the Consolidated Senior Secured Leverage Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 6.02(b); provided, however, that if a Compliance Certificate is not delivered when due in accordance with such Section, then Pricing Level 1 shall apply in respect of the Revolving Credit Facility as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered until the Business Day after the date on which such Compliance Certificate is actually delivered (and thereafter the Pricing Level otherwise determined in accordance with this definition shall apply). Notwithstanding anything to the contrary contained in this definition, the determination of the Applicable Rate for any period shall be subject to the provisions of Section 2.10(b).

          In the event that any Compliance Certificate delivered pursuant to Section 6.02(b) is shown to be inaccurate (regardless of whether this Agreement or the Commitments are in effect when such inaccuracy is discovered), and such inaccuracy, if corrected, would have led to a higher Applicable Rate for any period (an “Applicable Period”) than the Applicable Rate applied for such Applicable Period, then (i) the Borrower shall immediately deliver to the Administrative Agent a correct Compliance Certificate for such Applicable Period, (ii) the Applicable Rate shall be determined by reference to the corrected Compliance Certificate (but in no event shall the Lenders owe any amounts to the Borrower), and (iii) the Borrower shall immediately pay to the Administrative Agent the additional interest owing as a result of such increased Applicable Rate for such Applicable Period, which payment shall be promptly applied by the Administrative Agent in accordance with the terms hereof. This paragraph shall not limit the rights of the Administrative Agent and the Lenders hereunder.
          “Applicable Revolving Credit Percentage” means, with respect to any Revolving Credit Lender at any time, such Revolving Credit Lender’s Applicable Percentage in respect of the Revolving Credit Facility at such time.
          “Appropriate Lender” means, at any time, (a) with respect to either the Term Loan Facility or the Revolving Credit Facility, a Lender that has a Commitment with respect to such Facility or holds a Term Loan or a Revolving Credit Loan, respectively, at such time, (b) with respect to the Letter of Credit Sublimit, (i) the L/C Issuer and (ii) if any Letters of Credit have been issued pursuant to Section 2.03(a), the Revolving Credit Lenders and (c) with respect to the Swing Line Sublimit, (i) the Swing Line Lender and (ii) if any Swing Line Loans are outstanding pursuant to Section 2.04(a), the Revolving Credit Lenders.
          “Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
          “Arrangers” means Banc of America Securities LLC and Morgan Stanley Senior Funding, Inc., in their capacity as joint lead arrangers and joint bookrunners.
          “Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.
          “Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.06(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit E or any other form approved by the Administrative Agent.
          “Attributable Indebtedness” as to any Person, means, on any date of determination, (a) in respect of any Capitalized Lease of such Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease or similar payments under the relevant lease or other applicable agreement or instrument that would appear on a balance sheet of such Person prepared as of such date in accordance with

GAAP if such lease or other agreement or instrument were accounted for as a Capitalized Lease and (c) all Synthetic Debt of such Person.
          “Availability Period” means the period from and including the Acquisition Closing Date to the earliest of (i) the Maturity Date for the Revolving Credit Facility, (ii) the date of termination of the Revolving Credit Commitments pursuant to Section 2.06, and (iii) the date of termination of the commitment of each Revolving Credit Lender to make Revolving Credit Loans and of the obligation of the L/C Issuer to make L/C Credit Extensions pursuant to Section 8.02.
          “Bank of America” means Bank of America, N.A. and its successors.
          “Base Rate" means for any day a fluctuating rate per annum equal to the higher of (a) the Federal Funds Rate plus 1/2 of 1% and (b) the rate of interest in effect” for such day as publicly announced from time to time by Bank of America as its “prime rate.” The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change. Notwithstanding anything above to the contrary, the Base Rate shall not be deemed to be less than 4.00% per annum.
          “Base Rate Loan” means a Revolving Credit Loan or a Term Loan that bears interest based on the Base Rate.
          “Board of Directors” means, with respect to any Person, (i) in the case of any corporation, the board of directors of such Person, (ii) in the case of any limited liability company, the board of managers of such Person, (iii) in the case of any partnership, the Board of Directors of the general partner of such Person and (iv) in any other case, the functional equivalent of the foregoing.
          “Borrower” has the meaning specified in the introductory paragraph hereto.
          “Borrower Audited Financial Statements” means the audited consolidated balance sheets of the Borrower and its Subsidiaries as of October 27, 2007, and the related consolidated statements of income or operations and cash flows for the fiscal year then ended, including the notes thereto.
          “Borrower Materials” has the meaning specified in Section 6.02.
          “Borrower Unaudited Financial Statements” means the consolidated balance sheet of the Borrower and its Subsidiaries as of July 26, 2008, and the related consolidated statements of income or operations and cash flows for the nine-month period ended July 26, 2008.
          “Borrowing” means a Revolving Credit Borrowing, a Swing Line Borrowing or a Term Loan Borrowing, as the context may require.

          “Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent’s Office is located and, if such day relates to any Eurodollar Rate Loan, means any such day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.
          “Campus Sale-Leaseback” means the sale-leaseback of the property identified to the Arrangers as the “Campus” located at the intersection of Highway 237 & North 1st street , in San Jose, CA.
          “Capital Expenditures” means, with respect to any Person for any period, the aggregate of all expenditures of property, plant and equipment and any other capital assets of such Person that are (or would be) set forth in a consolidated statement of cash flows of such Person for such period prepared in accordance with GAAP; provided that Capital Expenditures shall not include (a) expenditures that constitute Permitted Acquisitions, (b) the purchase price of equipment that is purchased simultaneously with the trade-in of existing equipment to the extent that the gross amount of such purchase price is reduced by the credit granted by the seller of such equipment for the equipment being traded in at such time or (c) expenditures made in connection with the replacement, substitution, restoration or repair of assets to the extent financed with (x) insurance proceeds paid on account of the loss or damage to the assets being replaced, restored or repaired or (y) awards of compensation arising from the taking by eminent domain or condemnation of the assets being replaced.
          “Capitalized Lease” as applied to any Person, means any lease (or other arrangement conveying the right to use) of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP, is accounted for as a capital lease on the balance sheet of that Person.
          “Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the L/C Issuer, the Swing Line Lender and/or the Lenders (as the case may be), as collateral for the L/C Obligations or Swing Line Loans (as the case may be), cash or deposit account balances pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent, the L/C Issuer and/or Swing Line Lender (as the case may be) (which documents are hereby consented to by the Lenders to the extent applicable). Derivatives of such term have corresponding meanings.
          “Cash Equivalents” means any of the following:
     (a) readily marketable obligations issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof having maturities of not more than 360 days from the date of acquisition thereof; provided that the full faith and credit of the United States of America is pledged in support thereof;
     (b) time deposits (including eurodollar time deposits) with, or insured certificates of deposit or bankers’ acceptances of, any commercial bank that (i) (A) is a Lender or (B) is organized under the laws of the United States of America, any state thereof or the District of Columbia or is the principal banking subsidiary of a bank holding compa-

ny organized under the laws of the United States of America, any state thereof or the District of Columbia, and is a member of the Federal Reserve System, (ii) issues (or the parent of which issues) commercial paper rated at least “Prime-l” (or the then equivalent grade) by Moody’s or at least “A-1” (or the then equivalent grade) by S&P, and (iii) has combined capital and surplus of at least $500,000,000, in each case with maturities of not more than one year from the date of acquisition thereof;
     (c) commercial paper issued by any Person organized under the laws of any state of the United States of America and rated at least “Prime-1” (or the then equivalent grade) by Moody’s or at least “A-1” (or the then equivalent grade) by S&P, in each case with maturities of not more than one year from the date of acquisition thereof;
     (d) repurchase obligations of any commercial bank satisfying the requirements of clause (b) above, having a term of not more than 30 days with respect to securities issued or unconditionally guaranteed or insured by the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America);
     (e) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States of America or by any political subdivision or taxing authority of any such state, commonwealth or territory, the securities of which state, commonwealth, territory, political subdivision or taxing authority (as the case may be) are rated at least “A” by S&P or at least “A” by Moody’s;
     (f) securities with maturities of one year or less from the date of acquisition backed by a standby letter of credit issued by any Lender or any commercial bank satisfying the requirements of clause (b) above;
     (g) shares, classified in accordance with GAAP as current assets of the Borrower or any of its Subsidiaries, in money market investment programs registered under the Investment Company Act of 1940, which are administered by financial institutions that have the highest rating obtainable from either Moody’s or S&P, and the portfolios of which are limited solely to Investments of the character, quality and maturity described in clauses (a), (b), (c), (d) and (e) of this definition; and
     (h) in the case of any Foreign Subsidiary, investments denominated in the currency of the jurisdiction in which such Subsidiary is organized or has its principal place of business which are similar to the items specified in subsections (a) through (g) of this definition made in the ordinary course of business.
          “Cash Management Agreement” means any agreement to provide cash management services, including treasury, depository, overdraft, credit or debit card, electronic funds transfer and other cash management arrangements.
          “Cash Management Bank” means any Person that, (a) is a Lender or an Affiliate of a Lender, (b) was a Lender or an Affiliate of a Lender at the time it entered into a Cash Man-

agement Agreement, or (c) is a party to a Cash Management Agreement with the Borrower on the Closing Date as set forth on Schedule 1.01.
          “Casualty Event” means any involuntary loss of title, any involuntary loss of damage to or any destruction of, or any condemnation or other taking (including by any Governmental Authority) of, any property of the Borrower or any Subsidiary.
          “CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980.
          “CERCLIS” means the Comprehensive Environmental Response, Compensation and Liability Information System maintained by the U.S. Environmental Protection Agency.
          “CFC” means a Person that is a controlled foreign corporation under Section 957 of the Code.
          “Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority.
          “Change of Control” means an event or series of events by which:
     (a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of 35% or more of the equity securities of the Borrower entitled to vote for members of the Board of Directors of the Borrower on a fully-diluted basis (and taking into account all such securities that such “person” or “group” has the right to acquire pursuant to any option right); or
     (b) during any period of 12 consecutive months a majority of the members of the Board of Directors of the Borrower cease to be composed of individuals (i) who were members of that Board of Directors on the first day of such period, (ii) whose election or nomination to that Board of Directors was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that Board of Directors or (iii) whose election or nomination to that Board of Directors was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that Board of Directors; or
     (c) any Person or two or more Persons acting in concert shall have acquired by contract or otherwise, or shall have entered into a contract or arrangement that, upon consummation thereof, will result in its or their acquisition of the power to exercise, directly or indirectly, a controlling influence over the management or policies of the Bor-

rower, or control over the equity securities of the Borrower entitled to vote for members of the Board of Directors of the Borrower on a fully-diluted basis (and taking into account all such securities that such Person or Persons have the right to acquire pursuant to any option right) representing 35% or more of the combined voting power of such securities; or
     (d) a “change of control” or any comparable term under, and as defined in, the documents governing the Debt Securities or the indenture governing the McData Notes or other debt with a principal amount in excess of the Threshold Amount, shall have occurred.
          “Chattel Paper” has the meaning assigned to such term in the Security Agreement.
          “Closing Date” means the first date all the conditions precedent in Section 4.01(I) are satisfied or waived in accordance with Section 10.01.
          “Code” means the Internal Revenue Code of 1986, as amended from time to time.
          “Co-Documentation Agents” means HSBC Bank USA, National Association and KeyBank, National Association, in their capacities as co-documentation agents.
          “Collateral” means all of the “Collateral,” “Mortgaged Property” and “Trust Property” referred to in the Collateral Documents and all of the other property that is or is intended under the terms of the Collateral Documents to be subject to Liens in favor of the Administrative Agent for the benefit of the Secured Parties.
          “Collateral Documents” means, collectively, the Security Agreement, the Mortgages, each of the other mortgages, collateral assignments, security agreements, pledge agreements or other similar agreements delivered to the Administrative Agent pursuant to Section 6.12, and each of the other agreements, instruments or documents that creates or purports to create a Lien in favor of the Administrative Agent for the benefit of the Secured Parties.
          “Commitment” means a Term Loan Commitment or a Revolving Credit Commitment, as the context may require.
          “Commitment Fee” has the meaning specified in Section 2.09.
          “Compliance Certificate” means a certificate substantially in the form of Exhibit D.
          “Consolidated EBITDA” means, with respect to any Measurement Period, an amount equal to Consolidated Net Income of the Borrower and its Subsidiaries on a consolidated basis for such Measurement Period plus (a) without duplication the following to the extent deducted in calculating such Consolidated Net Income: (i) Consolidated Interest Charges, (ii) the provision for Federal, state, local and foreign income taxes payable, (iii) depreciation and amortization expense, (iv) fees, costs and expenses incurred on or prior to the Acquisition Closing Date in connection with the Acquisition and the financing thereof, (v) any cash restructuring charges and integration costs in connection with the Acquisition, in an aggregate amount not to exceed $75,000,000, (vi) non-cash restructuring charges incurred in connection with the Transaction, all as approved by Arrangers, (vii) other non-recurring expenses reducing such Consolidated Net Income which do not represent a cash item in such period or any future period (in each case of or by the Borrower and its Subsidiaries for such Measurement Period), (viii) any non-cash charges for stock compensation expense in compliance with FAS 123R and amortization of the fair value of unvested options under the Acquired Business’ employee stock option plan assumed by the Borrower, and (ix) legal fees and expenses relating to the Borrower’s indemnification obligations for the benefit of its former officers and directors in connection with its historical stock option litigation, and minus (b) the following to the extent included in calculating such Consolidated Net Income: (i) Federal, state, local and foreign income tax credits and (ii) all non-cash items increasing Consolidated Net Income (in each case of or by the Borrower and its Subsidiaries for such Measurement Period); provided, however, that (other than for purposes of calculating Excess Cash Flow) Consolidated EBITDA for any Measurement Period shall be determined on a Pro Forma Basis giving effect to the Acquisition (if consummated during such Measurement Period) or any Permitted Acquisitions or any disposition of any business or assets consummated during such Measurement Period, in each case as if such transaction occurred on the first day of such Measurement Period and in accordance with Regulation S-X promulgated by the Securities and Exchange Commission; provided, further, that the Consolidated EBITDA of the Borrower for the fiscal quarters ended January 26, 2008, April 26, 2008 and July 26, 2008, was $94,287,000, $93,381,000 and $96,230,000, respectively, and the Consolidated EBITDA of the Acquired Business as adjusted to the Borrower’s fiscal quarters ended January 26, 2008, April 26, 2008 and July 26, 2008, was $41,075,000, $32,270,000 and $36,391,000, respectively.
          “Consolidated Fixed Charge Coverage Ratio” means, at any date of determination, the ratio of (a) (i) Consolidated EBITDA (excluding interest expense attributable to the Campus Sale-Leaseback), plus (ii) rentals payable under leases of real property, less (iii) the aggregate amount of all Capital Expenditures to (b) Consolidated Fixed Charges; provided that, for purposes of calculating the Consolidated Fixed Charge Coverage Ratio for any period ending prior to the first anniversary of the Closing Date, Consolidated Interest Charges shall be an amount equal to actual Consolidated Interest Charges from the Closing Date through the date of determination multiplied by a fraction the numerator of which is 365 and the denominator of which is the number of days from the Closing Date through the date of determination.
          “Consolidated Fixed Charges” means the sum of (a) Consolidated Interest Charges (excluding interest expense attributable to the Campus Sale-Leaseback), (b) the aggregate principal amount of all regularly scheduled principal payments or redemptions or similar acquisitions for value of outstanding debt for borrowed money, but excluding any such payments to the extent refinanced through the incurrence of additional Indebtedness otherwise expressly permitted under Section 7.02, (c) rentals payable under leases of real property, (d) the aggregate amount of all Restricted Payments and (e) the aggregate amount of Federal, state, local and foreign income taxes paid in cash, in each case, of or by the Borrower and its Subsidiaries for the most recently completed Measurement Period.
          “Consolidated Funded Indebtedness” means, as of any date of determination, for the Borrower and its Subsidiaries on a consolidated basis, the sum of (a) the outstanding princip-

al amount of all Indebtedness for borrowed money (including Obligations hereunder) and all obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments, (b) all indebtedness (excluding prepaid interest thereon) of others secured by a non-statutory Lien on property owned or being purchased by the Borrower or any Subsidiary, whether or not such indebtedness being secured thereby shall have been assumed by the Borrower or any Subsidiary or is limited in recourse, (c) all direct obligations arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments, (d) all Attributable Indebtedness, (e) without duplication, all Guarantees with respect to outstanding Indebtedness of the types specified in clauses (a) through (c) above of Persons other than the Borrower or any Subsidiary, and (f) all Indebtedness of the types referred to in clauses (a) through (e) above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which the Borrower or a Subsidiary is a general partner or joint venturer to the extent such Indebtedness is recourse to the Borrower or such Subsidiary (it being understood that Consolidated Funded Indebtedness shall exclude, among other things, Indebtedness in respect of Swap Contracts (unless terminated)). For purposes hereof, the amount of any direct obligation arising under letters of credit, bankers’ acceptances, bank guaranties, surety bonds and similar instruments shall be the maximum amount available to be drawn thereunder.
          “Consolidated Interest Charges” means, for any Measurement Period, the sum of (a) all interest, premium payments, debt discount, fees, charges and related expenses in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets (to the extent such deferred purchase price constitutes Indebtedness), in each case to the extent treated as interest in accordance with GAAP, and (b) the portion of rent expense under Capitalized Leases that is treated as interest in accordance with GAAP, in each case, of or by the Borrower and its Subsidiaries on a consolidated basis for the most recently completed Measurement Period, but excluding solely for purposes of determining Consolidated EBITDA, any fees, costs and expenses incurred on or prior to the Acquisition Closing Date in connection with the Acquisition and the financing thereof.
          “Consolidated Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Funded Indebtedness as of such date to (b) Consolidated EBITDA for the Measurement Period ending on such date.
          “Consolidated Net Income” means, with respect to any Measurement Period, the net income (or loss) of the Borrower and its Subsidiaries on a consolidated basis for such Measurement Period; provided that Consolidated Net Income shall exclude (a) extraordinary gains and extraordinary losses for such Measurement Period, (b) the net income of any Subsidiary during such Measurement Period to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary of such income is not permitted by operation of the terms of its organization documents or any agreement, instrument or Law applicable to such Subsidiary during such Measurement Period, except that the Borrower’s equity in any net loss of any such Subsidiary for such Measurement Period shall be included in determining Consolidated Net Income, and (c) any income (or loss) for such Measurement Period of any Person if such Person is not a Subsidiary, except that the Borrower’s equity in the net income of any such Person for such Measurement Period shall be included in Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such Measurement Period to the Borrower or a Subsidiary as a dividend or other distribution (and in the case of a dividend or other distribution to a Subsidiary, such Subsidiary is not precluded from further distributing such amount to the Borrower as described in clause (b) of this proviso).
          “Consolidated Senior Secured Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Funded Indebtedness as of such date, minus, without duplication, all unsecured senior subordinated or subordinated Indebtedness of the Borrower or its Subsidiaries on a consolidated basis as of such date (including the McData Notes), to (b) Consolidated EBITDA for the Measurement Period ending on such date.
          “Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.
          “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
          “Convertible Note Hedge” means the call option, capped call option, call spread option or similar option transaction purchased by the Borrower to hedge its exposure with respect to the issuance and delivery of its Equity Interests upon conversion of the Convertible Notes.
          “Convertible Notes” means any unsecured convertible senior or senior subordinated notes of the Borrower issued and sold on or prior to the Acquisition Closing Date pursuant to the Convertible Notes Documents in connection with the Acquisition.
          “Convertible Notes Documents” means the indenture, the Convertible Notes and all other agreements, instruments and other documents pursuant to which the Convertible Notes have been or will be issued or otherwise setting forth the terms of the Convertible Notes.
          “Copyright” has the meaning assigned thereto in the Security Agreement.
          “Credit Extension” means each of the following: (a) a Borrowing and (b) an L/C Credit Extension.
          “Deadline Date” means December 31, 2008.
          “Debt Securities” means the Convertible Notes and/or the Senior/Senior Subordinated Notes.
          “Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.
          “Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.
          “Default Rate” means (a) when used with respect to Obligations other than Letter of Credit Fees, an interest rate equal to (i) the Base Rate plus (ii) the Applicable Rate, if any, applicable to Base Rate Loans plus (iii) 2% per annum; provided, however, that with respect to a Eurodollar Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such Loan plus 2% per annum and (b) when used with respect to Letter of Credit Fees, a rate equal to the Applicable Rate plus 2% per annum.
          “Defaulting Lender” means any Lender that (a) has failed to fund any portion of the Term Loans, the Revolving Credit Loans, participations in L/C Obligations or participations in Swing Line Loans required to be funded by it hereunder within one Business Day of the date required to be funded by it hereunder, (b) has otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within one Business Day of the date when due, unless the subject of a good faith dispute, or (c) has been deemed insolvent or become the subject of a bankruptcy or insolvency proceeding.
          “Deteriorating Lender” means (a) a Defaulting Lender or (b) a Lender as to which (i) the L/C Issuer or Swing Line Lender (as applicable) has a good faith belief that such Lender has defaulted in fulfilling its obligations under one or more other syndicated credit facilities or (ii) an entity that Controls such Lender has been deemed insolvent or become subject to a bankruptcy or other similar proceeding.
          “Disposition” or “Dispose” means (a) the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any property by any Person (or the granting of any option or other right to do any of the foregoing), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith, and (b) any issuance or sale of any Equity Interests of any Subsidiary, in each case, to any Person other than (i) the Borrower, (ii) any Guarantor or (iii) other than for purposes of Section 7.05, any other Subsidiary.
          “Dollar” and “$” mean lawful money of the United States.
          “Domestic Subsidiary” means any Subsidiary that is organized under the laws of any political subdivision of the United States of America.
          “Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 10.06(b)(iii), (v) and (vi) (subject to such consents, if any, as may be required under Section 10.06(b)(iii)).

          “Environment” means indoor air, ambient air, surface water, groundwater, drinking water, land surface and subsurface strata and natural resources such as wetlands, flora and fauna.
          “Environmental Laws” means any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, common law, permits, franchises and licenses relating to pollution and the protection of the Environment or human health (to the extent related to exposure to Hazardous Materials) or the generation, storage, treatment, handling, transport, use or Release or threat of Release of any Hazardous Materials.
          “Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of remediation, fines, penalties or indemnities), of the Borrower, any other Loan Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
          “Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.
          “Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.
          “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
          “ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Borrower or any Subsidiary within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).
          “ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by the Borrower, any Subsidiary or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Borrower, any Subsidiary or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which constitutes grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; (f) with respect to a Pension Plan, the failure to satisfy the minimum funding standard of Section 412 of the Code and Section 302 of ERISA, whether or not waived, (g) the failure to make by its due date a required contribution under Section 412(m) of the Code (or Section 430(j) of the Code, as amended by the Pension Protection Act of 2006) with respect to any Pension Plan or the failure to make any required contribution to a Multiemployer Plan; (h) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower, any Subsidiary or any ERISA Affiliate or (i) the occurrence of a nonexempt prohibited transaction (within the meaning of Section 4975 of the Code or Section 406 of ERISA) which could result in liability to the Borrower or any Subsidiary.
          “Eurodollar Rate” means, for any Interest Period with respect to a Eurodollar Rate Loan, the rate per annum equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or, if such service shall not be available, such other commercially available source providing quotations of BBA LIBOR as reasonably determined by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period. If such rate is not available at such time for any reason, then the “Eurodollar Rate” for such Interest Period shall be the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Rate Loan being made, continued or converted by Bank of America and with a term equivalent to such Interest Period would be offered by Bank of America’s London Branch to major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period. Notwithstanding anything above to the contrary the Eurodollar Rate shall not be deemed to be less than 3.00% per annum.
          “Eurodollar Rate Loan” means a Revolving Credit Loan or a Term Loan that bears interest at a rate based on the Eurodollar Rate.
          “Event of Default” has the meaning specified in Section 8.01.
          “Excess Amount” has the meaning specified in Section 2.05(b)(ix).
          “Excess Cash Flow” means, for any Measurement Period, the excess (if any) of (a) Consolidated EBITDA for such Measurement Period over (b) the sum (for such Measurement Period) of (i) Consolidated Interest Charges paid in cash by the Borrower and its Subsidiaries, (ii) scheduled or mandatory principal repayments of Consolidated Funded Indebtedness (except (A) such repayments of Revolving Credit Loans, Swingline Loans or any other revolving credit facility, but including such repayment to the extent there is an equivalent permanent reduction in the commitments related thereto and (B) to the extent such repayments are not made with internally generated funds, (iii) all income taxes actually paid in cash by the Borrower and its Subsid-

iaries with respect to such Measurement Period, (iv) Capital Expenditures actually made by the Borrower and its Subsidiaries during such Measurement Period, except to the extent such Capital Expenditures are not made with internally generated funds, and (v) fees, costs and expenses and cash restructuring charges added back in the definition of Consolidated EBITDA pursuant to clauses (iv) and (v) in the definition thereof.
          “Exchange Act” means the Securities Exchange Act of 1934, as amended.
          “Excluded Taxes” means, with respect to the Administrative Agent, any Lender, the L/C Issuer or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder or under any other Loan Document, (a) Taxes imposed on or measured by its overall net income, however denominated (including (for the avoidance of doubt) U.S. federal backup withholding tax imposed pursuant to Section 3406 of the Code), and franchise taxes imposed on it (in lieu of net income Taxes), by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable Lending Office is located, (b) any branch profits tax described in Section 884 of the Code or any similar Taxes imposed by any jurisdiction described in (a), (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 10.13), any United States federal withholding tax that is imposed on interest payable to such Foreign Lender pursuant to Laws that were in effect at the time such Foreign Lender becomes a party hereto, except to the extent that such Foreign Lender’s assignor, if any, was entitled immediately prior to the assignment to such Foreign Lender to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 3.01(a), (d) in the case of a Foreign Lender that designates a new Lending Office, any United States federal withholding tax that is imposed on interest payable to such Foreign Lender pursuant to Laws that were in effect at the time such Foreign Lender designates a new Lending Office, except to the extent that such Foreign Lender was entitled immediately prior to the designation of such new Lending Office to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 3.01(a), or (e) is attributable to such Foreign Lender’s failure to comply with Section 3.01(e).
          “Extraordinary Receipt” means any proceeds of insurance (other than proceeds of business interruption insurance to the extent such proceeds constitute compensation for lost earnings) and condemnation awards (and payments in lieu thereof) received by a Loan Party in connection with a Casualty Event; provided, however, that an Extraordinary Receipt shall not include cash receipts from proceeds of insurance or condemnation awards (or payments in lieu thereof) to the extent that such proceeds or awards (a) in respect of loss or damage to equipment, fixed assets or real property are applied (or in respect of which expenditures were previously incurred) to reimburse such Person for its prior purchase of or to replace or repair the equipment, fixed assets or real property in respect of which such proceeds were received in accordance with the terms of Section 2.05(b)(iv) or (b) are received by any Person in respect of any third party claim against such Person and applied to pay (or to reimburse such Person for its prior payment of) such claim and the costs and expenses of such Person with respect thereto.
          “Facility” means the Term Loan Facility or the Revolving Credit Facility, as the context may require.

          “Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as reasonably determined by the Administrative Agent.
          “Fee Letter” means the Fee Letter, dated July 21, 2008, among the Borrower, the Administrative Agent and the Arrangers.
          “Foreign Government Scheme or Arrangement” has the meaning specified in Section 5.12(d).
          “Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than the United States, any state thereof or the District of Columbia.
          “Foreign Plan” has the meaning specified in Section 5.12(d).
          “Foreign Subsidiary” means a Subsidiary that is not a Domestic Subsidiary.
          “Foundry Audited Financial Statements” means the audited consolidated balance sheets of the Acquired Business and its Subsidiaries as of December 31, 2007, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for the fiscal year then ended, including the notes thereto.
          “Foundry Unaudited Financial Statements” means the unaudited consolidated balance sheet of the Acquired Business and its Subsidiaries as of September 30, 2008 and the related consolidated statements of income or operations and cash flows for the nine-month period ended September 30, 2008.
          “FRB” means the Board of Governors of the Federal Reserve System of the United States.
          “Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.
          “GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

          “Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).
          “Governmental Real Property Disclosure Requirements” means any Requirement of Law of any Governmental Authority requiring notification of the buyer, lessee, mortgagee, assignee or other transferee of any real property, facility, establishment or business, or notification, registration or filing to or with any Governmental Authority, in connection with the sale, lease, mortgage, assignment or other transfer (including any transfer of control) of any real property, facility, establishment or business, of the actual or threatened presence or release in or into the environment, or the use, disposal or handling of Hazardous Material on, at, under or near the real property, facility, establishment or business to be sold, leased, mortgaged, assigned or transferred.
          “Guarantee” means, as to any Person, any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided that the term “Guarantee” shall not include endorsements for collection or deposit, in each case, in the ordinary course of business or indemnity obligations in favor of, or reimbursement obligations from, directors, officers and employees in the ordinary course of business. The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith, net of reasonably anticipated insurance, setoff and other recovering relating thereto. The term “Guarantee” as a verb has a corresponding meaning.
          “Guarantors” means, collectively, the Subsidiaries of the Borrower listed on Schedule 1(a) of the Perfection Certificate as “Guarantors” and each other Subsidiary of the Borrower that shall be required to execute and deliver a guaranty or guaranty supplement pursuant to Section 6.12, but excluding any Immaterial Subsidiary.

          “Guaranty” means, collectively, the Guaranty made by the Guarantors in favor of the Secured Parties, substantially in the form of Exhibit F, together with each other guaranty and guaranty supplement delivered pursuant to Section 6.12.
          “Hazardous Materials” means all explosive or radioactive substances or wastes and all other materials, chemicals, substances, wastes, pollutants, contaminants, compounds and constituents in any form and of any nature including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, mold, radon gas, infectious or medical wastes, in each case which are regulated or which can give rise to liability pursuant to any Environmental Law.
          “Hedge Bank” means any Person that, (a) is a Lender or an Affiliate of a Lender, (b) was a Lender or an Affiliate of a Lender at the time it entered into a Secured Hedge Agreement, or (c) is a party to a Secured Hedge Agreement with the Borrower on the Closing Date.
          “Honor Date” has the meaning specified in Section 2.03(c)(i).
          “Immaterial Subsidiary” means, at any date of determination, any Subsidiary of the Borrower designated as such in writing by the Borrower that had assets representing 2.0% or less of the Borrower’s consolidated total assets determined in accordance with GAAP, and generated less than 2.0% of the Borrower’s and its Subsidiaries’ consolidated total revenues determined in accordance with GAAP for the four quarters ending on, the last day of the most recent period at the end of which financial statements were required to be delivered pursuant to Section 6.01(a) or (b) or, if such date of determination is prior to the first delivery date under such Sections, on (or, in the case of revenues, for the four quarters ending on) the last day of the period of the most recent financial statements referred to in the first sentence of Section 5.05; provided that all Subsidiaries that are individually “Immaterial Subsidiaries” shall not have aggregate consolidated total assets that would represent 4.0% or more of the Borrower’s consolidated total assets on such last day or generated 4.0% or more of the Borrower’s and its Subsidiaries’ consolidated total revenues for such four fiscal quarters, in each case determined in accordance with GAAP. Notwithstanding the foregoing, the Borrower may designate any other Subsidiary as an “Immaterial Subsidiary” with the written approval of the Administrative Agent in its sole discretion.
          “Increase Effective Date” has the meaning specified in Section 2.14(d).
          “Increase Joinder” has the meaning specified in Section 2.14(e).
          “Incremental Revolving Commitment Increase” has the meaning specified in Section 2.14(a).
          “Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

     (a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;
     (b) the maximum amount of all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;
     (c) net obligations of such Person under any Swap Contract;
     (d) all obligations of such Person to pay the deferred purchase price of property or services (other than time-based licenses, raw material purchase contracts and trade accounts payable in the ordinary course of business), which purchase price is due more than nine (9) months from the date of incurrence of the obligations in respect thereof;
     (e) indebtedness (excluding prepaid interest thereon) of others secured by a non-statutory Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;
     (f) all Attributable Indebtedness of such Person;
     (g) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interest in such Person or any other Person or any warrant, right or option to acquire such Equity Interest, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; and
     (h) all Guarantees of such Person in respect of any of the foregoing.
     For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer to the extent such Indebtedness is recourse to such Person. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date. For purposes hereof, the amount of any direct obligation arising under letters of credit, bankers’ acceptances, bank guaranties, surety bonds and similar instruments shall be the maximum amount available to be drawn thereunder. For purposes hereof, the amount of any contingent obligation arising under letters of credit, bankers’ acceptances, bank guaranties, surety bonds and similar instruments shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such contingent obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith, net of reasonably anticipated insurance, setoff and other recovering relating thereto.
          “Indemnified Taxes” means all Taxes other than Excluded Taxes.

          “Indemnitee” has the meaning specified in Section 10.04(b).
          “Information” has the meaning specified in Section 10.07.
          “Instrument” has the meaning assigned to such term in the Security Agreement.
          “Insurance Policies” means the insurance policies and coverages required to be maintained by each Loan Party which is an owner of Mortgaged Property with respect to the applicable Mortgaged Property pursuant to Section 6.07 and all renewals and extensions thereof.
          “Insurance Requirements” means, collectively, all provisions of the Insurance Policies, all requirements of the issuer of any of the Insurance Policies and all orders, rules, regulations and any other requirements of the National Board of Fire Underwriters (or any other body exercising similar functions) binding upon each Loan Party which is an owner of Mortgaged Property and applicable to the Mortgaged Property or any use or condition thereof.
          “Intellectual Property” has the meaning specified in Section 5.17.
          “Intercompany Note” means a promissory note substantially in the form of Exhibit M.
          “Interest Payment Date” means, (a) as to any Eurodollar Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date of the Facility under which such Loan was made; provided, however, that if any Interest Period for a Eurodollar Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan or Swing Line Loan, the last Business Day of each January, April, July and October and the Maturity Date of the Facility under which such Loan was made (with Swing Line Loans being deemed made under the Revolving Credit Facility for purposes of this definition).
          “Interest Period” means, as to each Eurodollar Rate Loan, the period commencing on the date such Eurodollar Rate Loan is disbursed or converted to or continued as a Eurodollar Rate Loan and ending on the date one, two, three or six months thereafter, as selected by the Borrower in its Loan Notice, or such other period that is twelve months or less requested by the Borrower and consented to by all the Appropriate Lenders; provided that:
     (a) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;
     (b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

     (c) no Interest Period shall extend beyond the Maturity Date of the Facility under which such Loan was made.
          “Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt or other obligations of, or purchase or other acquisition of any other debt or interest in, another Person (other than advances on indemnity obligations to officers, directors and employees arising in the ordinary course of business), or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit or all or a substantial part of the business of, such Person. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested net of any return representing a return of capital with respect to such Investment, without adjustment for subsequent increases or decreases in the value of such Investment.
          “IRS” means the United States Internal Revenue Service.
          “ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance).
          “Issuer Documents” means with respect to any Letter of Credit, the Letter of Credit Application, and any other document, agreement and instrument entered into by the L/C Issuer and the Borrower (or any Subsidiary) or in favor of the L/C Issuer and relating to such Letter of Credit.
          “Landlord Access Agreement” means a Landlord Access Agreement, substantially in the form reasonably be acceptable to the Administrative Agent.
          “Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority applicable to such Person or its properties, in each case whether or not having the force of law.
          “L/C Advance” means, with respect to each Revolving Credit Lender, such Lender’s funding of its participation in any L/C Borrowing in accordance with its Applicable Revolving Credit Percentage.
          “L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not, on the applicable Honor Date, been reimbursed or refinanced as a Revolving Credit Borrowing.
          “L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.

          “L/C Issuer” means Bank of America in its capacity as issuer of Letters of Credit hereunder, or any successor issuer(s) of Letters of Credit hereunder.
          “L/C Obligations” means, as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all L/C Borrowings. For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.
          “Lender” has the meaning specified in the introductory paragraph hereto and, as the context requires, includes the Swing Line Lender.
          “Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent in writing.
          “Letter of Credit” means any letter of credit issued hereunder. A Letter of Credit may be a commercial letter of credit or a standby letter of credit.
          “Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the L/C Issuer.
          “Letter of Credit Expiration Date” means the day that is seven days prior to the Maturity Date then in effect for the Revolving Credit Facility (or, if such day is not a Business Day, the next preceding Business Day).
          “Letter of Credit Fee” has the meaning specified in Section 2.03(i).
          “Letter of Credit Sublimit” means an amount equal to $25,000,000. The Letter of Credit Sublimit is part of, and not in addition to, the Revolving Credit Facility.
          “Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).
          “Loan” means an extension of credit by a Lender to the Borrower under Article II in the form of a Term Loan, a Revolving Credit Loan or a Swing Line Loan.
          “Loan Documents” means, collectively, (a) this Agreement, (b) the Notes, (c) the Guaranty, (d) the Collateral Documents, (e) the Pre-Funding Security Agreement, (f) solely for purposes of Section 8.01(c), the Fee Letter, (g) each Issuer Document, (h) each Secured Hedge

Agreement and (i) each Secured Cash Management Agreement; provided that for purposes of the definition of “Material Adverse Effect” and Articles III through IX, “Loan Documents” shall not include Secured Hedge Agreements or Secured Cash Management Agreements.
          “Loan Notice” means a notice of (a) a Term Loan Borrowing, (b) a Revolving Credit Borrowing, (c) a conversion of Loans from one Type to the other, or (d) a continuation of Eurodollar Rate Loans, pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit A.
          “Loan Parties” means, collectively, the Borrower and each Guarantor.
          “Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties or financial condition of the Borrower or the Borrower and its Subsidiaries taken as a whole; (b) a material impairment of the rights and remedies of the Administrative Agent or any Lender under any Loan Document, or of the ability of any Loan Party to perform its material obligations under any Loan Document to which it is a party; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party.
          “Maturity Date” means October 7, 2013.
          “McData Notes” means the 2.25% convertible subordinated notes of McData Corporation due February 15, 2010 outstanding on the date hereof.
          “Measurement Period” means, at any date of determination, the most recently completed four fiscal quarters of the Borrower.
          “Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.
          “Mortgage Policy” has the meaning specified in Section 4.01(II)(a)(ix)(C).
          “Mortgages” has the meaning specified in Section 4.01(II)(a)(x).
          “Mortgaged Property” means (a) each real property identified as a Mortgaged Property on Schedule 7(a) to the Perfection Certificate and (b) each real property, if any, which shall be subject to a Mortgage delivered after the Closing Date pursuant to Section 6.12.
          “Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.
          “Net Cash Proceeds” means:
     (a) with respect to any Disposition by the Borrower or any of its Subsidiaries, or any Extraordinary Receipt received or paid to the account of the Borrower or any of its Subsidiaries, the excess, if any, of (i) the sum of cash and Cash Equivalents received in connection with such transaction (including any cash or Cash Equivalents received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) over (ii) the sum of (A) the principal amount of any Indebtedness that is secured by the applicable asset and that is required to be repaid in connection with such transaction (other than Indebtedness under the Loan Documents), (B) the reasonable and customary out-of-pocket commissions, costs, premiums, fees and other expenses incurred by the Borrower or such Subsidiary in connection with such transaction and (C) income taxes reasonably estimated to be actually payable within two years of the date of the relevant transaction as a result of any gain recognized in connection therewith; provided that, if the amount of any estimated taxes pursuant to subclause (C) exceeds the amount of taxes actually required to be paid in cash in respect of such Disposition, the aggregate amount of such excess shall constitute Net Cash Proceeds; and
     (b) with respect to the sale or issuance of any Equity Interest by the Borrower or any of its Subsidiaries, or the incurrence or issuance of any Indebtedness by the Borrower or any of its Subsidiaries, the excess of (i) the sum of the cash and Cash Equivalents received in connection with such transaction over (ii) the underwriting discounts and commissions, and other reasonable and customary out-of-pocket costs, fees and expenses, incurred by the Borrower or such Subsidiary in connection therewith.
          “Note” means a Term Note or a Revolving Credit Note, as the context may require.
          “NPL” means the National Priorities List under CERCLA.
          “Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan or Letter of Credit, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.
          “OID” means original issue discount.
          “Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.
          “Other Taxes” means all present or future stamp, documentary, recording, excise, property, or similar Taxes arising from any payment made hereunder or under any other Loan

Document or from the execution, delivery, performance, registration or enforcement of, from the receipt or perfection of security interest under, or otherwise with respect to, this Agreement or any other Loan Document.
          “Outstanding Amount” means (a) with respect to Term Loans, Revolving Credit Loans and Swing Line Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Term Loans, Revolving Credit Loans and Swing Line Loans, as the case may be, occurring on such date; and (b) with respect to any L/C Obligations on any date, the amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements by the Borrower of Unreimbursed Amounts (including by means of a Revolving Credit Borrowing or Cash Collateralization of a Letter of Credit).
          “Over-Allotment Amount” has the meaning assigned thereto in Section 7.02(i).
          “Participant” has the meaning specified in Section 10.06(d).
          “Patent” has the meaning assigned thereto in the Security Agreement.
          “Patriot Act” has the meaning specified in Section 4.01(I)(f).
          “PBGC” means the Pension Benefit Guaranty Corporation.
          “Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by the Borrower, any Subsidiary or any ERISA Affiliate or to which the Borrower, any Subsidiary or any ERISA Affiliate contributes or has an obligation to contribute (or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years) or with respect to which the Borrower or any Subsidiary could incur liability.
          “Perfection Certificate” means a certificate in the form of Exhibit J or any other form approved by the Administrative Agent, as the same shall be supplemented from time to time by a Perfection Certificate Supplement or otherwise.
          “Perfection Certificate Supplement” means a certificate supplement in the form of Exhibit K or any other form approved by the Administrative Agent.
          “Permitted Acquisitions” means any transaction permitted by Section 7.03(g).
          “Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
          “Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established, sponsored or maintained by the Borrower or any Subsidiary or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate.
          “Platform” has the meaning specified in Section 6.02.
          “Post-Increase Revolving Credit Lender” has the meaning specified in Section 2.14(f).
          “Pre-Increase Revolving Credit Lender” has the meaning specified in Section 2.14(f).
          “Pre-Funding Release” means the release of the Pre-Funding Security to the Borrower in accordance with Section 2.15.
          “Pre-Funding Repayment Date” has the meaning specified in Section 2.05(d).
          “Pre-Funding Security” has the meaning specified in the preamble to this Agreement.
          “Pre-Funding Security Agreement” means the Security Agreement substantially in the Form of Exhibit H among the Borrower and the Administrative Agent, as such may be amended and in effect from time to time in accordance with its terms and this Agreement.
          “Pro Forma Basis” means, with respect to any calculation or determination for the Borrower for any Measurement Period, that in making such calculation or determination on the specified date of determination (the “Determination Date”):
     (a) pro forma effect will be given to any Indebtedness incurred by the Borrower or any of its Subsidiaries (including by assumption of then outstanding Indebtedness or by a Person becoming a Subsidiary (“Incurred”) after the beginning of the Measurement Period and on or before the Determination Date to the extent the Indebtedness is outstanding or is to be Incurred on the Determination Date, as if such Indebtedness had been Incurred on the first day of the Measurement Period;
     (b) pro forma calculations of interest on Indebtedness bearing a floating interest rate will be made as if the rate in effect on the Determination Date (taking into account any Swap Contract applicable to the Indebtedness) had been the applicable rate for the entire reference period;
     (c) Consolidated Fixed Charges related to any Indebtedness no longer outstanding or to be repaid or redeemed on the Determination Date, except for Consolidated Interest Charges accrued during the reference period under a revolving credit to the extent of the commitment thereunder (or under any successor revolving credit) in effect on the Determination Date, will be excluded as if such Indebtedness was no longer outstanding or was repaid or redeemed on the first day of the Measurement Period;

     (d) pro forma effect will be given to: (A) the acquisition or disposition of companies, divisions or lines of businesses by the Borrower and its Subsidiaries, including any acquisition or disposition of a company, division or line of business since the beginning of the reference period by a Person that became a Subsidiary after the beginning of the Measurement Period; and (B) the discontinuation of any discontinued operations but, in the case of Consolidated Fixed Charges, only to the extent that the obligations giving rise to Consolidated Fixed Charges will not be obligations of the Borrower or any Subsidiary following the Determination Date; in each case of clauses (A) and (B), that have occurred since the beginning of the Measurement Period and before the Determination Date as if such events had occurred, and, in the case of any disposition, the proceeds thereof applied, on the first day of the Measurement Period. To the extent that pro forma effect is to be given to an acquisition or disposition of a company, division or line of business, the pro forma calculation will be calculated in good faith by a responsible financial or accounting officer of the Borrower in accordance with Regulation S-X under the Securities Act of 1933, as amended, based upon the most recent four full fiscal quarters for which the relevant financial information is available.
          “Public Lender” has the meaning specified in Section 6.02.
          “Register” has the meaning specified in Section 10.06(c).
          “Related Documents” means the Acquisition Agreement and any amendment or waivers thereof.
          “Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees and advisors of such Person and of such Person’s Affiliates.
          “Release” means any spilling, leaking, seepage, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, depositing, dispersing or migrating of any Hazardous Material into or through the Environment or from, into or through any building, structure or facility.
          “Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30-day notice period has been waived.
          “Repricing Transaction” means the refinancing or repricing by the Borrower of the Term Loans under this Agreement (x) with the proceeds of any secured term loans (including, without limitation, any new or additional term loans under this Agreement) or (y) in connection with any amendment to this Agreement, in either case, (i) having or resulting in an effective interest rate or weighted average yield (to be determined by the Administrative Agent, in consultation with the Borrower, consistent with generally accepted financial practice, after giving effect to margins, upfront or similar fees or original issue discount shared with all lenders or holders thereof, but excluding the effect of any arrangement, structuring, syndication or other fees payable in connection therewith that are not shared with all lenders or holders thereof) as of the date of such refinancing that is, or could be by the express terms of such Indebtedness (and not by virtue of any fluctuation in any “base” rate), less than the Applicable Rate for, or weighted aver-

age yield (to be determined by the Administrative Agent, in consultation with Borrower, on the same basis) of the Term Loans as of the date of such repricing and (ii) in the case of a refinancing of the Term Loans, the proceeds of which are used to repay, in whole or in part, principal of outstanding Term Loans.
          “Request for Credit Extension” means (a) with respect to a Borrowing, conversion or continuation of Term Loans or Revolving Credit Loans, a Loan Notice, (b) with respect to an L/C Credit Extension, a Letter of Credit Application, and (c) with respect to a Swing Line Loan, a Swing Line Loan Notice.
          “Required Lenders” means, as of any date of determination, Lenders holding more than 50% of the sum of the (a) Total Outstandings (with the aggregate amount of each Revolving Credit Lender’s risk participation and funded participation in L/C Obligations and Swing Line Loans being deemed “held” by such Revolving Credit Lender for purposes of this definition) and (b) aggregate unused Revolving Credit Commitments; provided that the unused Revolving Credit Commitment of, and the portion of the Total Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.
          “Required Revolving Lenders” means, as of any date of determination, Revolving Credit Lenders holding more than 50% of the sum of the (a) Total Revolving Credit Outstandings (with the aggregate amount of each Revolving Credit Lender’s risk participation and funded participation in L/C Obligations and Swing Line Loans being deemed “held” by such Revolving Credit Lender for purposes of this definition) and (b) aggregate unused Revolving Credit Commitments; provided that the unused Revolving Credit Commitment of, and the portion of the Total Revolving Credit Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Revolving Lenders.
          “Required Term Loan Lenders” means, as of any date of determination, Term Loan Lenders holding more than 50% of the Term Loan Facility on such date; provided that the portion of the Term Loan Facility held by any Defaulting Lender shall be excluded for purposes of making a determination of Required Term Loan Lenders.
          “Requirements of Law” means, with respect to any Person, any statute, law, treaty, rule, regulation, order, decree, writ, injunction or determination of any arbitrator or court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its properties or to which such Person or any of its properties is subject.
          “Responsible Officer” means the chief executive officer, president, chief financial officer, treasurer, controller, senior or executive vice president or other similar officer or Person performing similar functions of a Loan Party and, as to any document delivered on the Closing Date or the Acquisition Closing Date, any secretary or assistant secretary of a Loan Party. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

          “Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interest of any Person or any of its Subsidiaries, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any such Equity Interest, or on account of any return of capital to any Person’s stockholders, partners or members (or the equivalent of any thereof), or any option, warrant or other right to acquire any such dividend or other distribution or payment. For the avoidance of doubt, payments with respect to Indebtedness that is convertible into Equity Interests shall not be deemed to be Restricted Payments (but shall be subject to Section 7.12).
          “Revolving Credit Borrowing” means a borrowing consisting of Revolving Credit Loans of the same Type and, in the case of Eurodollar Rate Loans, having the same Interest Period made by each of the Revolving Credit Lenders pursuant to Section 2.01(b).
          “Revolving Credit Commitment” means, as to each Revolving Credit Lender, its obligation to (a) make Revolving Credit Loans to the Borrower pursuant to Section 2.01(b), (b) purchase participations in L/C Obligations, and (c) purchase participations in Swing Line Loans, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 under the caption “Revolving Credit Commitment” or opposite such caption in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement (including, in the case of any Lender that increases its Revolving Credit Commitment or becomes an Incremental Revolving Commitment Increase Lender pursuant to Section 2.14 the such amount specified in the applicable Increase Joinder).
          “Revolving Credit Facility” means, at any time, the aggregate amount of the Revolving Credit Lenders’ Revolving Credit Commitments at such time.
          “Revolving Credit Lender” means, at any time, any Lender that has a Revolving Credit Commitment at such time.
          “Revolving Credit Loan” has the meaning specified in Section 2.01(b).
          “Revolving Credit Note” means a promissory note made by the Borrower in favor of a Revolving Credit Lender evidencing Revolving Credit Loans or Swing Line Loans, as the case may be, made by such Revolving Credit Lender, substantially in the form of Exhibit C-2.
          “S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and any successor thereto.
          “Sale-Leaseback” means any transaction or series of related transactions pursuant to which the Borrower or any of the Subsidiaries (a) sells, transfers or otherwise disposes of any property, real or personal, whether now owned or hereafter acquired, and (b) as part of such transaction, thereafter rents or leases such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold, transferred or disposed of.

          “SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.
          “Secured Cash Management Agreement” means any Cash Management Agreement that is entered into by and between the Borrower and any Cash Management Bank.
          “Secured Hedge Agreement” means any interest rate Swap Contract required or permitted under Article VI or VII that is entered into by and between the Borrower and any Hedge Bank.
          “Secured Obligations” means (a) the Obligations, (b) the due and punctual payment and performance of all obligations of the Borrower and the other Loan Parties under each Secured Hedging Agreement and (c) the due and punctual payment and performance of all obligations of the Borrower and the other Loan Parties (including overdrafts and related liabilities) under each Secured Cash Management Agreement.
          “Secured Parties” means, collectively, the Administrative Agent, the Lenders, the L/C Issuer, the Hedge Banks, the Cash Management Banks, each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Section 9.05, and the other Persons the Obligations owing to which are or are purported to be secured by the Collateral under the terms of the Collateral Documents.
          “Securities Collateral” has the meaning assigned to such term in the Security Agreement.
          “Security Agreement” means the Security Agreement between the Administrative Agent, for the benefit of the Secured Parties, and the Loan Parties, substantially in the form of Exhibit G.
          “Security Agreement Collateral” means all property pledged or granted as collateral pursuant to the Security Agreement.
          “Senior/ Senior Subordinated Notes” means any unsecured senior or senior subordinated notes of the Borrower issued and sold on or prior to the Acquisition Closing Date pursuant to the Senior/ Senior Subordinated Notes Documents.
          “Senior/ Senior Subordinated Notes Documents” means the indenture, the Senior/ Senior Subordinated Notes and all other agreements, instruments and other documents pursuant to which the Senior/ Senior Subordinated Notes have been or will be issued or otherwise setting forth the terms of the Senior Notes in connection with the Acquisition.
          “Shortfall” means an amount in excess of 2.00% of the aggregate principal amount of the Term Loan Facility which is paid to the Lenders on the Acquisition Closing Date.
          “Solvent” and “Solvency” mean, with respect to any Person on any date of determination, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair sal-

able value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature, (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital giving due consideration to the prevailing practices in the industry in which such Person is engaged, and (e) such Person is able to pay its debts and liabilities, contingent obligations and other commitments as they mature in the ordinary course of business. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.
          “Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower after giving effect to the Transaction (i.e., including the Acquired Business and its Subsidiaries as of the Acquisition Closing Date).
          “Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any Master Agreement (as defined below), and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.
          “Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

          “Swing Line Borrowing” means a borrowing of a Swing Line Loan pursuant to Section 2.04.
          “Swing Line Lender” means Bank of America in its capacity as provider of Swing Line Loans, or any successor swing line lender hereunder.
          “Swing Line Loan” has the meaning specified in Section 2.04(a).
          “Swing Line Loan Notice” means a notice of a Swing Line Borrowing pursuant to Section 2.04(b), which, if in writing, shall be substantially in the form of Exhibit B.
          “Swing Line Sublimit” means an amount equal to the lesser of (a) $25,000,000 in the aggregate and (b) the Revolving Credit Facility. The Swing Line Sublimit is part of, and not in addition to, the Revolving Credit Facility.
          “Synthetic Debt” means, with respect to any Person as of any date of determination thereof, all obligations of such Person in respect of transactions entered into by such Person that are intended to function primarily as a borrowing of funds (including any minority interest transactions that function primarily as a borrowing) but are not otherwise included in the definition of “Indebtedness” or as a liability on the consolidated balance sheet of such Person and its Subsidiaries in accordance with GAAP.
          “Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property (including sale and leaseback transactions), in each case, creating obligations that do not appear on the balance sheet of such Person but which, upon the application of any Debtor Relief Laws to such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).
          “Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
          “Term Loan” means an advance made by any Term Loan Lender under the Term Loan Facility.
          “Term Loan Borrowing” means a borrowing consisting of simultaneous Term Loans of the same Type and, in the case of Eurodollar Rate Loans, having the same Interest Period made by each of the Term Loan Lenders pursuant to Section 2.01(a).
          “Term Loan Commitment” means, as to each Term Loan Lender, its obligation to make Term Loans to the Borrower pursuant to Section 2.01(a) in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Term Loan Lender’s name on Schedule 2.01 under the caption “Term Loan Commitment” or opposite such caption in the Assignment and Assumption pursuant to which such Term Loan Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

          “Term Loan Facility” means, at any time, (a) on or prior to the Closing Date, the aggregate amount of the Term Loan Commitments at such time and (b) thereafter, the aggregate principal amount of the Term Loans of all Term Loan Lenders outstanding at such time.
          “Term Loan Lender” means (a) at any time on or prior to the Closing Date, any Lender that has a Term Loan Commitment at such time and (b) at any time after the Closing Date, any Lender that holds Term Loans at such time.
          “Term Note” means a promissory note made by the Borrower in favor of a Term Loan Lender evidencing Term Loans made by such Term Loan Lender, substantially in the form of Exhibit C-1.
          “Threshold Amount” means $25,000,000.
          “Title Company” means any title insurance company as shall be retained by the Borrower and reasonably acceptable to the Administrative Agent.
          “Total Outstandings” means the aggregate Outstanding Amount of all Loans and all L/C Obligations.
          “Total Revolving Credit Outstandings” means the aggregate Outstanding Amount of all Revolving Credit Loans, Swing Line Loans and L/C Obligations.
          “Trademark” has the meaning assigned thereto in the Security Agreement.
          “Transaction” means, collectively, (a) the consummation of the Acquisition, (b) the issuance and sale of the Debt Securities, (c) the entering into by the Loan Parties and their applicable Subsidiaries of the Loan Documents and the initial borrowings hereunder, and (d) the payment of the fees and expenses incurred in connection with the consummation of the foregoing.
          “Type” means, with respect to a Loan, its character as a Base Rate Loan or a Eurodollar Rate Loan.
          “UCC” means the Uniform Commercial Code as in effect in the State of New York; provided that, if perfection or the effect of perfection or non-perfection or the priority of any security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.
          “Unfunded Pension Liability” means the excess of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.
          “United States” and “U.S.” mean the United States of America.

          “Unreimbursed Amount” has the meaning specified in Section 2.03(c)(i).
          “Voting Stock” means, with respect to any Person, any class or classes of Equity Interests pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the Board of Directors of such Person.
          “Warrant Transaction” means any warrant issued by the Borrower substantially concurrently with a call spread option or similar option transaction of which a Convertible Note Hedge comprised a part.
          “Wholly-Owned Subsidiary” means as to any Person, (a) any corporation 100% of whose Equity Interests (other than directors’ qualifying shares) are at the time owned by such Person and/or one or more Wholly-Owned Subsidiaries of such Person and (b) any partnership, association, joint venture, limited liability company or other entity in which such Person and/or one or more Wholly-Owned Subsidiaries of such Person have 100% of the Equity Interests at such time.
          1.02 Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:
     (a) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Preliminary Statements, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Preliminary Statements, Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

     (b) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including.”
     (c) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.
          1.03 Accounting Terms.
          (a) Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Borrower Audited Financial Statements, except as otherwise specifically prescribed herein.
          (b) Changes in GAAP. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP immediately prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.
          1.04 Rounding. Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).
          1.05 Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).
          1.06 Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

ARTICLE II
THE COMMITMENTS AND CREDIT EXTENSIONS
          2.01 The Loans.
          (a) The Term Loan Borrowing. Subject to the terms and conditions set forth herein, each Term Loan Lender severally agrees to make a single loan to the Borrower on the Closing Date, which shall be funded into an account specified by the Borrower and pledged to the Administrative Agent for the benefit of the Term Loan Lenders in accordance with the terms of the Pre-Funding Security Agreement, in an amount not to exceed such Term Loan Lender’s Term Loan Commitment. The Term Loan Borrowing shall consist of Term Loan Loans made simultaneously by the Term Loan Lenders in accordance with their respective Applicable Percentage of the Term Loan Facility. Amounts borrowed under this Section 2.01(a) and repaid or prepaid may not be reborrowed. Term Loans may be Base Rate Loans or Eurodollar Rate Loans, as further provided herein.
          (b) The Revolving Credit Borrowings. Subject to the terms and conditions set forth herein, each Revolving Credit Lender severally agrees to make loans (each such loan, a “Revolving Credit Loan”) to the Borrower from time to time, on any Business Day during the Availability Period, in an aggregate amount not to exceed at any time outstanding the amount of such Lender’s Revolving Credit Commitment; provided, however, that after giving effect to any Revolving Credit Borrowing, (i) the Total Revolving Credit Outstandings shall not exceed the Revolving Credit Facility, (ii) the aggregate Outstanding Amount of the Revolving Credit Loans of any Lender, plus such Revolving Credit Lender’s Applicable Revolving Credit Percentage of the Outstanding Amount of all L/C Obligations, plus such Revolving Credit Lender’s Applicable Revolving Credit Percentage of the Outstanding Amount of all Swing Line Loans shall not exceed such Revolving Credit Lender’s Revolving Credit Commitment, and (iii) on the Acquisition Closing Date, after giving effect to the Transaction, no more than $5,000,000 (plus an amount equal to 50% of the Shortfall) of the Revolving Credit Facility will be drawn. Within the limits of each Revolving Credit Lender’s Revolving Credit Commitment, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.01(b), prepay under Section 2.05, and reborrow under this Section 2.01(b). Revolving Credit Loans may be Base Rate Loans or Eurodollar Rate Loans, as further provided herein.
          2.02 Borrowings, Conversions and Continuations of Loans.
          (a) Each Term Loan Borrowing, each Revolving Credit Borrowing, each conversion of Term Loans or Revolving Credit Loans from one Type to the other, and each continuation of Eurodollar Rate Loans shall be made upon the Borrower’s irrevocable notice to the Administrative Agent, which may be given by telephone. Each such notice must be received by the Administrative Agent not later than 12:00 noon (i) three Business Days prior to the requested date of any Borrowing of, conversion to or continuation of Eurodollar Rate Loans or of any conversion of Eurodollar Rate Loans to Base Rate Loans, and (ii) on the requested date of any Borrowing of Base Rate Loans; provided, however, that if the Borrower wishes to request Eurodollar Rate Loans having an Interest Period other than one, two, three or six months in duration as provided in the definition of “Interest Period,” the applicable notice must be received by the Administrative Agent not later than 12:00 noon four Business Days prior to the requested date of such

Borrowing, conversion or continuation, whereupon the Administrative Agent shall give prompt notice to the Appropriate Lenders of such request and determine whether the requested Interest Period is acceptable to all of them. Not later than 12:00 noon, three Business Days before the requested date of such Borrowing, conversion or continuation, the Administrative Agent shall notify the Borrower (which notice may be by telephone) whether or not the requested Interest Period has been consented to by all the Lenders. Each telephonic notice by the Borrower pursuant to this Section 2.02(a) must be confirmed promptly by delivery to the Administrative Agent of a written Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower. Each Borrowing of, conversion to or continuation of Eurodollar Rate Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof. Except as provided in Sections 2.03(c) and 2.04(c), each Borrowing of or conversion to Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof. Each Loan Notice (whether telephonic or written) shall specify (i) whether the Borrower is requesting a Term Loan Borrowing, a Revolving Credit Borrowing, a conversion of Term Loans or Revolving Credit Loans from one Type to the other, or a continuation of Eurodollar Rate Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Loans to be borrowed, converted or continued, (iv) the Type of Loans to be borrowed or to which existing Term Loans or Revolving Credit Loans are to be converted, and (v) if applicable, the duration of the Interest Period with respect thereto. If the Borrower fails to specify a Type of Loan in a Loan Notice or if the Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Term Loans or Revolving Credit Loans shall be made as, or converted to, Base Rate Loans. Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurodollar Rate Loans. If the Borrower requests a Borrowing of, conversion to, or continuation of Eurodollar Rate Loans in any such Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month. Notwithstanding anything to the contrary herein, a Swing Line Loan may not be converted to a Eurodollar Rate Loan.
          (b) Following receipt of a Loan Notice, the Administrative Agent shall promptly notify each Appropriate Lender of the amount of its Applicable Percentage under the applicable Facility of the applicable Term Loans or Revolving Credit Loans, and if no timely notice of a conversion or continuation is provided by the Borrower, the Administrative Agent shall notify each Appropriate Lender of the details of any automatic conversion to Base Rate Loans described in Section 2.02(a). In the case of a Term Loan Borrowing or a Revolving Credit Borrowing, each Appropriate Lender shall make the amount of its Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 1:00 p.m. on the Business Day specified in the applicable Loan Notice. Upon satisfaction of the applicable conditions set forth in Section 4.02 (and, if such Borrowing is the initial Credit Extension, Section 4.01), the Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of the Borrower on the books of Bank of America with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower; provided, however, that if, on the date a Loan Notice with respect to a Revolving Credit Borrowing is given by the Borrower, there are L/C Borrowings outstanding, then the proceeds of such Revolving Credit Borrowing, first, shall be applied to the payment in full of any such L/C Borrowings, and second, shall be made available to the Borrower as provided above.
          (c) Except as otherwise provided herein, a Eurodollar Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurodollar Rate Loan. During the existence of an Event of Default, no Loans may be requested as, converted to or continued as Eurodollar Rate Loans without the consent of the Required Lenders.
          (d) The Administrative Agent shall promptly notify the Borrower and the Lenders of the interest rate applicable to any Interest Period for Eurodollar Rate Loans upon determination of such interest rate. At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Borrower and the Lenders of any change in Bank of America’s prime rate used in determining the Base Rate promptly following the public announcement of such change.
          (e) After giving effect to all Term Loan Borrowings, all conversions of Term Loans from one Type to the other, and all continuations of Term Loans as the same Type, there shall not be more than 8 Interest Periods in effect in respect of the Term Loan Facility unless otherwise agreed between the Borrower and the Administrative Agent. After giving effect to all Revolving Credit Borrowings, all conversions of Revolving Credit Loans from one Type to the other, and all continuations of Revolving Credit Loans as the same Type, there shall not be more than 6 Interest Periods in effect in respect of the Revolving Credit Facility unless otherwise agreed between the Borrower and the Administrative Agent.
          2.03 Letters of Credit.
          (a) The Letter of Credit Commitment.
          (i) Subject to the terms and conditions set forth herein, (A) the L/C Issuer agrees, in reliance upon the agreements of the Revolving Credit Lenders set forth in this Section 2.03, (1) from time to time on any Business Day during the period from the Acquisition Closing Date until the Letter of Credit Expiration Date, to issue Letters of Credit for the account of the Borrower or its Subsidiaries, and to amend or extend Letters of Credit previously issued by it, in accordance with Section 2.03(b), and (2) to honor drawings under the Letters of Credit; and (B) the Revolving Credit Lenders severally agree to participate in Letters of Credit issued for the account of the Borrower or its Subsidiaries and any drawings thereunder; provided that as of the date of any L/C Credit Extension, immediately after giving effect to any L/C Credit Extension with respect to any Letter of Credit, (x) the Total Revolving Credit Outstandings shall not exceed the Revolving Credit Facility, (y) the aggregate Outstanding Amount of the Revolving Credit Loans of any Revolving Credit Lender, plus such Lender’s Applicable Revolving Credit Percentage of the Outstanding Amount of all L/C Obligations, plus such Lender’s Applicable Revolving Credit Percentage of the Outstanding Amount of all Swing Line Loans shall not exceed such Lender’s Revolving Credit Commitment, and (z) the Outstanding Amount of the L/C Obligations shall not exceed the Letter of Credit Sublimit. Each request by the Borrower for the issuance or amendment of a Letter of Credit shall be deemed to be a representation by the Borrower that the L/C Credit Extension so requested complies with the conditions set forth in the proviso to the preceding sentence. Within the foregoing limits, and subject to the terms and conditions hereof, the Borrower’s ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed
          (ii) The L/C Issuer shall not issue any Letter of Credit if:
     (A) subject to Section 2.03(b)(iii), the expiry date of such requested Letter of Credit would occur more than twelve months after the date of issuance or last extension, unless the Required Revolving Lenders have approved such expiry date; or
     (B) the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless all the Revolving Credit Lenders have approved such expiry date.
          (iii) The L/C Issuer shall not be under any obligation to issue any Letter of Credit if:
     (A) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the L/C Issuer from issuing such Letter of Credit, or any Law applicable to the L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the L/C Issuer shall prohibit, or request that the L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the L/C Issuer in good faith deems material to it;
     (B) the issuance of such Letter of Credit would violate one or more policies of the L/C Issuer applicable to letters of credit generally;
     (C) except as otherwise agreed by the Administrative Agent and the L/C Issuer, such Letter of Credit is in an initial stated amount less than $100,000, in the case of a commercial Letter of Credit, or $500,000, in the case of a standby Letter of Credit;
     (D) such Letter of Credit is to be denominated in a currency other than Dollars;
     (E) such Letter of Credit contains any provisions for automatic reinstatement of the stated amount after any drawing thereunder; or
     (F) a default of any Lender’s obligations to fund under Section 2.03(c) exists or any Lender is at such time a Defaulting Lender hereunder, unless the L/C Issuer has entered into arrangements satisfactory to the L/C Issuer with the Borrower or such Lender to eliminate the L/C Issuer’s risk with respect to such Lender.

     (G) any Lender is at such time a Deteriorating Lender, unless the L/C Issuer has received (as set forth below) Cash Collateral or similar security satisfactory to such L/C Issuer (in its sole discretion) from either the Borrower or such Deteriorating Lender in respect of such Deteriorating Lender’s obligation to fund under Section 2.03(c). The Borrower and/or such Deteriorating Lender hereby grants to the Administrative Agent, for the benefit of the L/C Issuer, a security interest in all such Cash Collateral and all proceeds of the foregoing. Cash Collateral shall be maintained in blocked, deposit accounts at Bank of America and may be invested in Cash Equivalents reasonably acceptable to the Administrative Agent. If at any time the Administrative Agent determines that any funds held as Cash Collateral are subject to any right or claim of any Person other than the Administrative Agent or that the total amount of such funds is less than the aggregate L/C Obligations in respect of such Deteriorating Lender, the Borrower will, promptly upon demand by the Administrative Agent, pay to the Administrative Agent, as additional funds to be deposited as Cash Collateral, an amount equal to the excess of (x) such aggregate L/C Obligations over (y) the total amount of funds, if any, then held as Cash Collateral that the Administrative Agent determines to be free and clear of any such right and claim. Upon the drawing of any Letter of Credit for which funds are on deposit as Cash Collateral, such funds shall be applied, to the extent permitted under applicable Laws, to reimburse the L/C Issuer.
          (iv) The L/C Issuer shall not amend any Letter of Credit if the L/C Issuer would not be permitted at such time to issue such Letter of Credit in its amended form under the terms hereof.
          (v) The L/C Issuer shall be under no obligation to amend any Letter of Credit if (A) the L/C Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.
          (vi) The L/C Issuer shall act on behalf of the Revolving Credit Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and the L/C Issuer shall have all of the benefits and immunities (A) provided to the Administrative Agent in Article IX with respect to any acts taken or omissions suffered by the L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Article IX included the L/C Issuer with respect to such acts or omissions, and (B) as additionally provided herein with respect to the L/C Issuer.
          (b) Procedures for Issuance and Amendment of Letters of Credit; Auto-Extension Letters of Credit.
          (i) Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Borrower delivered to the L/C Issuer (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of the Borrower. Such Letter of Credit Application must be received by the L/C Issuer and the Administrative Agent not later than 12:00 noon at least two Business Days (or such later date and time as the Administrative Agent and the L/C Issuer may agree in a particular in-

stance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall (unless otherwise agreed with the L/C Issuer) specify in form and detail satisfactory to the L/C Issuer: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; (G) the purpose and nature of the requested Letter of Credit; and (H) such other matters as the L/C Issuer may reasonably require. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application (unless otherwise agreed with the L/C Issuer) shall specify in form and detail satisfactory to the L/C Issuer (1) the Letter of Credit to be amended; (2) the proposed date of amendment thereof (which shall be a Business Day); (3) the nature of the proposed amendment; and (4) such other matters as the L/C Issuer may reasonably require. Additionally, the Borrower shall furnish to the L/C Issuer such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as the L/C Issuer may require.
          (ii) Promptly after receipt of any Letter of Credit Application, the L/C Issuer will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the Borrower and, if not, the L/C Issuer will provide the Administrative Agent with a copy thereof. Unless the L/C Issuer has received written notice from any Revolving Credit Lender, the Administrative Agent or any Loan Party, at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Article IV shall not then be satisfied, then, subject to the terms and conditions hereof, the L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the Borrower (or the applicable Subsidiary) or enter into the applicable amendment, as the case may be, in each case in accordance with the L/C Issuer’s usual and customary business practices. Immediately upon the issuance of each Letter of Credit, each Revolving Credit Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the L/C Issuer a risk participation in such Letter of Credit in an amount equal to the product of such Revolving Credit Lender’s Applicable Revolving Credit Percentage times the amount of such Letter of Credit.
          (iii) If the Borrower so requests in any applicable Letter of Credit Application, the L/C Issuer may, in its sole and absolute discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit the L/C Issuer to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the L/C Issuer, the Borrower shall not be required to make a specific request to the L/C Issuer for any such extension. Once an Auto-Extension Letter of Credit has been issued, the Revolving Credit Lenders shall be deemed to have authorized (but may not require) the L/C Issuer to permit the extension of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date; provided, however, that the L/C Issuer shall not be required to permit any such extension if (A) the L/C Issuer has determined that it would not be permitted, or would have no obligation at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of clause (ii) or (iii) of Section 2.03(a) or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is seven Business Days before the Non-Extension Notice Date (1) from the Administrative Agent that the Required Revolving Lenders have elected not to permit such extension or (2) from the Administrative Agent, any Revolving Credit Lender or the Borrower that one or more of the applicable conditions specified in Section 4.02 is not then satisfied, and in each such case directing the L/C Issuer not to permit such extension.
          (iv) Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the L/C Issuer will also deliver to the Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.
          (c) Drawings and Reimbursements; Funding of Participations.
          (i) Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the L/C Issuer shall notify the Borrower and the Administrative Agent thereof. Not later than 12:00 noon on the date of any payment by the L/C Issuer under a Letter of Credit (each such date, an “Honor Date”), the Borrower shall reimburse the L/C Issuer through the Administrative Agent in an amount equal to the amount of such drawing. If the Borrower fails to so reimburse the L/C Issuer by such time, the Administrative Agent shall promptly notify each Revolving Credit Lender of the Honor Date, the amount of the unreimbursed drawing (the “Unreimbursed Amount”), and the amount of such Revolving Credit Lender’s Applicable Revolving Credit Percentage thereof. In such event, the Borrower shall be deemed to have requested a Revolving Credit Borrowing of Base Rate Loans to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02 for the principal amount of Base Rate Loans, but subject to the amount of the unutilized portion of the Revolving Credit Commitments and the conditions set forth in Section 4.02 (other than the delivery of a Loan Notice). Any notice given by the L/C Issuer or the Administrative Agent pursuant to this Section 2.03(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.
          (ii) Each Revolving Credit Lender shall upon any notice pursuant to Section 2.03(c)(i) make funds available to the Administrative Agent for the account of the L/C Issuer at the Administrative Agent’s Office in an amount equal to its Applicable Revolving Credit Percentage of the Unreimbursed Amount not later than 1:00 p.m. on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.03(c)(iii), each Revolving Credit Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the Borrower in such amount. The Administrative Agent shall remit the funds so received to the L/C Issuer.
          (iii) With respect to any Unreimbursed Amount that is not fully refinanced by a Revolving Credit Borrowing of Base Rate Loans because the conditions set forth in Section

4.02 cannot be satisfied or for any other reason, the Borrower shall be deemed to have incurred from the L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate. In such event, each Revolving Credit Lender’s payment to the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.03(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.03.
          (iv) Until each Revolving Credit Lender funds its Revolving Credit Loan or L/C Advance pursuant to this Section 2.03(c) to reimburse the L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Applicable Revolving Credit Percentage of such amount shall be solely for the account of the L/C Issuer.
          (v) Each Revolving Credit Lender’s obligation to make Revolving Credit Loans or L/C Advances to reimburse the L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.03(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the L/C Issuer, the Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Revolving Credit Lender’s obligation to make Revolving Credit Loans pursuant to this Section 2.03(c) is subject to the conditions set forth in Section 4.02 (other than delivery by the Borrower of a Loan Notice). No such making of an L/C Advance shall relieve or otherwise impair the obligation of the Borrower to reimburse the L/C Issuer for the amount of any payment made by the L/C Issuer under any Letter of Credit, together with interest as provided herein.
          (vi) If any Revolving Credit Lender fails to make available to the Administrative Agent for the account of the L/C Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.03(c) by the time specified in Section 2.03(c)(ii), the L/C Issuer shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the L/C Issuer at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the L/C Issuer in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the L/C Issuer in connection with the foregoing. If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Revolving Credit Loan included in the relevant Borrowing or L/C Advance in respect of the relevant L/C Borrowing, as the case may be. A certificate of the L/C Issuer submitted to any Revolving Credit Lender (through the Administrative Agent) with respect to any amounts owing under this Section 2.03(c)(vi) shall be conclusive absent manifest error.
          (d) Repayment of Participations.
          (i) At any time after the L/C Issuer has made a payment under any Letter of Credit and has received from any Revolving Credit Lender such Lender’s L/C Advance in re-

spect of such payment in accordance with Section 2.03(c), if the Administrative Agent receives for the account of the L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Borrower or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Lender its Applicable Revolving Credit Percentage thereof in the same funds as those received by the Administrative Agent.
          (ii) If any payment received by the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.03(c)(i) is required to be returned under any of the circumstances described in Section 10.05 (including pursuant to any settlement entered into by the L/C Issuer in its discretion), each Revolving Credit Lender shall pay to the Administrative Agent for the account of the L/C Issuer its Applicable Revolving Credit Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.
          (e) Obligations Absolute. The obligation of the Borrower to reimburse the L/C Issuer for each drawing under each Letter of Credit and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:
     (i) any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other Loan Document;
     (ii) the existence of any claim, counterclaim, setoff, defense or other right that the Borrower or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;
     (iii) any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;
     (iv) any payment by the L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law; or

     (v) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower or any of its Subsidiaries.
          The Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Borrower’s instructions or other irregularity, the Borrower will immediately notify the L/C Issuer. The Borrower shall be conclusively deemed to have waived any such claim against the L/C Issuer and its correspondents unless such notice is given as aforesaid.
          (f) Role of L/C Issuer. Each Lender and the Borrower agree that, in paying any drawing under a Letter of Credit, the L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the L/C Issuer, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the L/C Issuer shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Revolving Credit Lenders or the Required Revolving Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document. The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the L/C Issuer, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the L/C Issuer shall be liable or responsible for any of the matters described in clauses (i) through (v) of Section 2.03(e); provided, however, that anything in such clauses to the contrary notwithstanding, the Borrower may have a claim against the L/C Issuer, and the L/C Issuer may be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrower which the Borrower proves were caused by the L/C Issuer’s willful misconduct or gross negligence or the L/C Issuer’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing, the L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the L/C Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.
          (g) Cash Collateral. Upon the request of the Administrative Agent, (i) if the L/C Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing, or (ii) if, as of the Letter of Credit Expiration Date, any L/C Obligation for any reason remains outstanding, the Borrower shall, in each case, immediately Cash Collateralize the then Outstanding Amount of all L/C Obligations. Sections 2.05

and 8.02(c) set forth certain additional requirements to deliver Cash Collateral hereunder. The Borrower hereby grants to the Administrative Agent, for the benefit of the L/C Issuer and the Lenders, a security interest in all such cash, deposit accounts and all balances therein and all proceeds of the foregoing. Cash Collateral shall be maintained in blocked, deposit accounts at Bank of America, may invest in Cash Equivalents reasonably acceptable to the Administrative Agent. If at any time the Administrative Agent determines that any funds held as Cash Collateral are subject to any right or claim of any Person other than the Administrative Agent or that the total amount of such funds is less than the aggregate Outstanding Amount of all L/C Obligations, the Borrower will, promptly upon demand by the Administrative Agent, pay to the Administrative Agent, as additional funds to be deposited as Cash Collateral, an amount equal to the excess of (x) such aggregate Outstanding Amount over (y) the total amount of funds, if any, then held as Cash Collateral that the Administrative Agent determines to be free and clear of any such right and claim. Upon the drawing of any Letter of Credit for which funds are on deposit as Cash Collateral, such funds shall be applied, to the extent permitted under applicable Laws, to reimburse the L/C Issuer.
          (h) Applicability of ISP and UCP. Unless otherwise expressly agreed by the L/C Issuer and the Borrower when a Letter of Credit is issued, (i) the rules of the ISP shall apply to each standby Letter of Credit, and (ii) the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce at the time of issuance, shall apply to each commercial Letter of Credit.
          (i) Letter of Credit Fees. The Borrower shall pay to the Administrative Agent for the account of each Revolving Credit Lender in accordance with its Applicable Revolving Credit Percentage a Letter of Credit fee (the “Letter of Credit Fee”) for each Letter of Credit equal to the Applicable Rate for Revolving Credit Loans that are Eurodollar Rate Loans times the daily amount available to be drawn under such Letter of Credit. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06. Letter of Credit Fees shall be (i) due and payable on the first Business Day after the end of each January, April, July and October, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand and (ii) computed on a quarterly basis in arrears. If there is any change in the Applicable Rate during any quarter, the daily amount available to be drawn under each Letter of Credit shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect. Notwithstanding anything to the contrary contained herein, unless otherwise agreed between the Borrower and the L/C Issuer, while any Event of Default exists, all Letter of Credit Fees shall accrue at the Default Rate.
          (j) Fronting Fee and Documentary and Processing Charges Payable to L/C Issuer. Except as otherwise agreed between the Borrower and the L/C Issuer, the Borrower shall pay directly to the L/C Issuer for its own account a fronting fee (i) with respect to each commercial Letter of Credit, at the rate of 0.125% per annum, computed on the amount of such Letter of Credit, and payable upon the issuance thereof, (ii) with respect to any amendment of a commercial Letter of Credit increasing the amount of such Letter of Credit, at a rate separately agreed between the Borrower and the L/C Issuer, computed on the amount of such increase, and payable upon the effectiveness of such amendment, and (iii) with respect to each standby Letter of Credit, at the rate of 0.125% per annum, computed on the daily amount available to be drawn under such Letter of Credit on a quarterly basis in arrears. Such fronting fee shall be due and payable on the tenth Business Day after the end of each January, April, July and October in respect of the most recently-ended quarterly period (or portion thereof, in the case of the first payment), commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06. In addition, the Borrower shall pay directly to the L/C Issuer for its own account the reasonable and customary issuance, presentation, amendment and other processing fees, and other reasonable and standard costs and charges, of the L/C Issuer relating to letters of credit as from time to time in effect. Such customary fees and standard costs and charges are due and payable within five (5) Business Days of demand therefor and are nonrefundable.
          (k) Conflict with Issuer Documents. In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.
          (l) Letters of Credit Issued for Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Subsidiary, the Borrower shall be obligated to reimburse the L/C Issuer hereunder for any and all drawings under such Letter of Credit. The Borrower hereby acknowledges that the issuance of Letters of Credit for the account of Subsidiaries inures to the benefit of the Borrower, and that the Borrower’s business derives substantial benefits from the businesses of such Subsidiaries.
          2.04 Swing Line Loans.
          (a) The Swing Line. Subject to the terms and conditions set forth herein, the Swing Line Lender agrees, in reliance upon the agreements of the other Lenders set forth in this Section 2.04, to make loans (each such loan, a “Swing Line Loan”) to the Borrower from time to time on any Business Day during the Availability Period in an aggregate amount not to exceed at any time outstanding the amount of the Swing Line Sublimit, notwithstanding the fact that such Swing Line Loans, when aggregated with the Applicable Revolving Credit Percentage of the Outstanding Amount of Revolving Credit Loans and L/C Obligations of the Lender acting as Swing Line Lender, may exceed the amount of such Lender’s Revolving Credit Commitment; provided, however, that after giving effect to any Swing Line Loan, (i) the Total Revolving Credit Outstandings shall not exceed the Revolving Credit Facility at such time, and (ii) the aggregate Outstanding Amount of the Revolving Credit Loans of any Revolving Credit Lender at such time, plus such Revolving Credit Lender’s Applicable Revolving Credit Percentage of the Outstanding Amount of all L/C Obligations at such time, plus such Revolving Credit Lender’s Applicable Revolving Credit Percentage of the Outstanding Amount of all Swing Line Loans at such time shall not exceed such Lender’s Revolving Credit Commitment, and provided further that the Borrower shall not use the proceeds of any Swing Line Loan to refinance any outstanding Swing Line Loan. Notwithstanding the foregoing, the Swing Line Lender may (in its sole discretion) determine not to provide any Swing Line Loans to the Borrower. Furthermore, be-

fore making any Swing Line Loans (if at such time any Lender is a Deteriorating Lender), the Swing Line Lender may condition the provision of such Swing Line Loans on its receipt of Cash Collateral or similar security satisfactory to the Swing Line Lender (in its sole discretion) from either the Borrower or such Deteriorating Lender in respect of such Deteriorating Lender’s risk participation in such Swing Line Loans as set forth below. The Borrower and/or such Deteriorating Lender hereby grants to the Administrative Agent, for the benefit of the Swing Line Lender, a security interest in all such Cash Collateral and all proceeds of the foregoing. Cash Collateral shall be maintained in blocked, deposit accounts at Bank of America and may be invested in Cash Equivalents reasonably acceptable to the Administrative Agent. If at any time the Administrative Agent determines that any funds held as Cash Collateral are subject to any right or claim of any Person other than the Administrative Agent or that the total amount of such funds is less than the aggregate risk participation of such Deteriorating Lender in the relevant Swing Line Loan, the Borrower and/or such Deteriorating Lender will, promptly upon demand by the Administrative Agent, pay to the Administrative Agent, as additional funds to be deposited as Cash Collateral, an amount equal to the excess of (x) such aggregate risk participation over (y) the total amount of funds, if any, then held as Cash Collateral that the Administrative Agent determines to be free and clear of any such right and claim. Within the foregoing limits, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.04, prepay under Section 2.05, and reborrow under this Section 2.04. Each Swing Line Loan shall bear interest only at a rate based on the Base Rate. Immediately upon the making of a Swing Line Loan, each Revolving Credit Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swing Line Lender a risk participation in such Swing Line Loan in an amount equal to the product of such Revolving Credit Lender’s Applicable Revolving Credit Percentage times the amount of such Swing Line Loan.
          (b) Borrowing Procedures. Each Swing Line Borrowing shall be made upon the Borrower’s irrevocable notice to the Swing Line Lender and the Administrative Agent, which may be given by telephone. Each such notice must be received by the Swing Line Lender and the Administrative Agent not later than 1:00 p.m. on the requested borrowing date, and shall specify (i) the amount to be borrowed, which shall be a minimum of $100,000, and (ii) the requested borrowing date, which shall be a Business Day. Each such telephonic notice must be confirmed promptly by delivery to the Swing Line Lender and the Administrative Agent of a written Swing Line Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower. Promptly after receipt by the Swing Line Lender of any telephonic Swing Line Loan Notice, the Swing Line Lender will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has also received such Swing Line Loan Notice and, if not, the Swing Line Lender will notify the Administrative Agent (by telephone or in writing) of the contents thereof. Unless the Swing Line Lender has received notice (by telephone or in writing) from the Administrative Agent (including at the request of any Revolving Credit Lender) prior to 2:00 p.m. on the date of the proposed Swing Line Borrowing (A) directing the Swing Line Lender not to make such Swing Line Loan as a result of the limitations set forth in the first proviso to the first sentence of Section 2.04(a), or (B) that one or more of the applicable conditions specified in Article IV is not then satisfied, then, subject to the terms and conditions hereof, the Swing Line Lender will, not later than 3:00 p.m. on the borrowing date specified in such Swing Line Loan Notice, make the amount of its Swing Line Loan available to the Borrower at its office by credit-

ing the account of the Borrower on the books of the Swing Line Lender in immediately available funds.
          (c) Refinancing of Swing Line Loans.
          (i) The Swing Line Lender at any time in its sole and absolute discretion may request, on behalf of the Borrower (which hereby irrevocably authorizes the Swing Line Lender to so request on its behalf), that each Revolving Credit Lender make a Base Rate Loan in an amount equal to such Lender’s Applicable Revolving Credit Percentage of the amount of Swing Line Loans then outstanding. Such request shall be made in writing (which written request shall be deemed to be a Loan Notice for purposes hereof) and in accordance with the requirements of Section 2.02, without regard to the minimum and multiples specified therein for the principal amount of Base Rate Loans, but subject to the unutilized portion of the Revolving Credit Facility and the conditions set forth in Section 4.02. The Swing Line Lender shall furnish the Borrower with a copy of the applicable Loan Notice promptly after delivering such notice to the Administrative Agent. Each Revolving Credit Lender shall make an amount equal to its Applicable Revolving Credit Percentage of the amount specified in such Loan Notice available to the Administrative Agent in immediately available funds for the account of the Swing Line Lender at the Administrative Agent’s Office not later than 1:00 p.m. on the day specified in such Loan Notice, whereupon, subject to Section 2.04(c)(ii), each Revolving Credit Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the Borrower in such amount. The Administrative Agent shall remit the funds so received to the Swing Line Lender.
          (ii) If for any reason any Swing Line Loan cannot be refinanced by such a Revolving Credit Borrowing in accordance with Section 2.04(c)(i), the request for Base Rate Loans submitted by the Swing Line Lender as set forth herein shall be deemed to be a request by the Swing Line Lender that each of the Revolving Credit Lenders fund its risk participation in the relevant Swing Line Loan and each Revolving Credit Lender’s payment to the Administrative Agent for the account of the Swing Line Lender pursuant to Section 2.04(c)(i) shall be deemed payment in respect of such participation.
          (iii) If any Revolving Credit Lender fails to make available to the Administrative Agent for the account of the Swing Line Lender any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.04(c) by the time specified in Section 2.04(c)(i), the Swing Line Lender shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swing Line Lender at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the Swing Line Lender in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Swing Line Lender in connection with the foregoing. If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Revolving Credit Loan included in the relevant Revolving Credit Borrowing or funded participation in the relevant Swing Line Loan, as the case may be. A certificate of the Swing Line Lender submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (iii) shall be conclusive absent manifest error.

          (iv) Each Revolving Credit Lender’s obligation to make Revolving Credit Loans or to purchase and fund risk participations in Swing Line Loans pursuant to this Section 2.04(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the Swing Line Lender, the Borrower or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Revolving Credit Lender’s obligation to make Revolving Credit Loans pursuant to Section 2.04(c)(i) is subject to the conditions set forth in Section 4.02. No such funding of risk participations shall relieve or otherwise impair the obligation of the Borrower to repay Swing Line Loans, together with interest as provided herein.
          (d) Repayment of Participations.
          (i) At any time after any Revolving Credit Lender has purchased and funded a risk participation in a Swing Line Loan, if the Swing Line Lender receives any payment on account of such Swing Line Loan, the Swing Line Lender will distribute to such Revolving Credit Lender its Applicable Revolving Credit Percentage thereof in the same funds as those received by the Swing Line Lender.
          (ii) If any payment received by the Swing Line Lender in respect of principal or interest on any Swing Line Loan is required to be returned by the Swing Line Lender under any of the circumstances described in Section 10.05 (including pursuant to any settlement entered into by the Swing Line Lender in its discretion), each Revolving Credit Lender shall pay to the Swing Line Lender its Applicable Revolving Credit Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the Federal Funds Rate. The Administrative Agent will make such demand upon the request of the Swing Line Lender. The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.
          (e) Interest for Account of Swing Line Lender. Until each Revolving Credit Lender funds its Base Rate Loan or risk participation pursuant to this Section 2.04 to refinance such Revolving Credit Lender’s Applicable Revolving Credit Percentage of any Swing Line Loan, interest in respect of such Applicable Revolving Credit Percentage shall be solely for the account of the Swing Line Lender.
          (f) Payments Directly to Swing Line Lender. The Borrower shall make all payments of principal and interest in respect of the Swing Line Loans directly to the Swing Line Lender.
          2.05 Prepayments.
          (a) Optional.
          (i) The Borrower may, upon notice to the Administrative Agent, at any time or from time to time voluntarily prepay Term Loans and Revolving Credit Loans in whole or in part without premium (except as set forth in Section 2.05(c)) or penalty; provided that (A) such notice must be received by the Administrative Agent not later than 12:00 noon (1) three Business Days prior to any date of prepayment of Eurodollar Rate Loans and (2) on the date of prepayment of Base Rate Loans; (B) any prepayment of Eurodollar Rate Loans shall be in a principal amount of $3,000,000 or a whole multiple of $1,000,000 in excess thereof; and (C) any prepayment of Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment and the Type(s) of Loans to be prepaid and, if Eurodollar Rate Loans are to be prepaid, the Interest Period(s) of such Loans. The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s ratable portion of such prepayment (based on such Lender’s Applicable Percentage in respect of the relevant Facility). If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein; provided that if such notice is given in connection with a refinancing of all Obligations (other than contingent indemnification obligations), such notice may be conditional on the effectiveness of a replacement credit facility or other similar financing and may be revoked by the Borrower if such condition is not satisfied, subject to the provisions of Section 3.05. Any prepayment of a Eurodollar Rate Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05. Each prepayment of the outstanding Term Loans pursuant to this Section 2.05(a) shall be applied ratably to the principal repayment installments thereof, and each such prepayment shall be paid to the Lenders in accordance with their respective Applicable Percentages in respect of each of the relevant Facilities.
          (ii) The Borrower may, upon notice to the Swing Line Lender (with a copy to the Administrative Agent), at any time or from time to time, voluntarily prepay Swing Line Loans in whole or in part without premium or penalty; provided that (A) such notice must be received by the Swing Line Lender and the Administrative Agent not later than 1:00 p.m. on the date of the prepayment, and (B) any such prepayment shall be in a minimum principal amount of $100,000. Each such notice shall specify the date and amount of such prepayment. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.
          (b) Mandatory.
          (i) For each fiscal year, beginning with the fiscal year ending October 27, 2009, within five Business Days after financial statements have been delivered pursuant to Section 6.01(a) for such fiscal year and the related Compliance Certificate has been delivered pursuant to Section 6.02(b), the Borrower shall prepay an aggregate principal amount of Loans equal to the Applicable ECF Sweep Percentage of Excess Cash Flow for such fiscal year minus voluntary principal repayments of the Loans under the Loan Documents (excluding repayment of Revolving Credit Loans or Swingline Loans, except to the extent there is an equivalent permanent reduction in the commitments related thereto), except to the extent such repayments are not made with internally generated funds for such fiscal year.

          (ii) If the Borrower or any of its Subsidiaries Disposes of any property (other than any Disposition of any property permitted by Section 7.05) which results in the realization by such Person of Net Cash Proceeds, the Borrower shall prepay an aggregate principal amount of Loans equal to 100% of such Net Cash Proceeds on or prior to the date that is five (5) Business Days after the date of the realization of such Net Cash Proceeds; provided, however, that, so long as no Default shall have occurred and be continuing, such prepayment shall not be required on such date to the extent that the Borrower shall have delivered a certificate of a Responsible Officer to the Administrative Agent on or prior to such date that such Net Cash Proceeds are expected to be reinvested in fixed or capital assets within 365 days after the receipt of such Net Cash Proceeds; and provided further, however, that any Net Cash Proceeds not so reinvested by the last day of such period shall be immediately applied to the prepayment of the Loans as set forth in this Section 2.05(b)(ii).
          (iii) Upon the incurrence or issuance by the Borrower or any of its Subsidiaries of any Indebtedness (other than Indebtedness expressly permitted to be incurred or issued pursuant to Section 7.02 (excluding any Over-Allotment Amount), the Borrower shall prepay an aggregate principal amount of Loans equal to 100% of all Net Cash Proceeds received therefrom immediately upon receipt thereof by the Borrower or such Subsidiary.
          (iv) Upon any Extraordinary Receipt received by or paid to or for the account of the Borrower or any of its Subsidiaries, and not otherwise included in clause (ii), or (iii) of this Section 2.05(b), the Borrower shall prepay an aggregate principal amount of Loans equal to 100% of such Net Cash Proceeds received therefrom on or prior to the date that is five (5) Business Days after the date of the realization of such Net Cash Proceeds; provided, however, that so long as no Default shall have occurred and be continuing, such prepayment shall not be required on such date to the extent that the Borrower shall have delivered a certificate of a Responsible Officer to the Administrative Agent on or prior to such date that such Net Cash Proceeds are expected to be reinvested in fixed or capital assets within 365 days after the receipt of such Net Cash Proceeds (including to replace or repair the equipment, fixed assets or real property in respect of which such Net Cash Proceeds were received); and provided further, however, that any Net Cash Proceeds not so applied by the last day of such period shall be immediately applied to the prepayment of the Loans as set forth in this Section 2.05(b)(iv).
          (v) Each prepayment of Loans pursuant to the foregoing provisions of this Section 2.05(b) shall be applied to the remaining principal repayment installments of the Term Loans on a pro rata basis.
          (vi) The Borrower shall notify the Administrative Agent in writing of any mandatory prepayment of Term Loans required to be made pursuant to clauses (i) through (iv) and (x) of this Section 2.05(b) and Sections 2.05(c) or (d) at least three Business Days prior to the date of such prepayment. Each such notice shall specify the date of such prepayment and provide a reasonably detailed calculation of Net Cash Proceeds or Excess Cash Flow, as the case may be. The Administrative Agent will promptly notify each Appropriate Lender of the contents of the Borrower’s prepayment notice and of such Appropriate Lender’s pro rata share of the prepayment.

          (vii) Notwithstanding any of the other provisions of clause (ii) or (iv) of this Section 2.05(b) (a) no proceeds realized in a single transaction or series of related transactions in respect of clauses (ii) or (iv) above shall be applied in accordance with such clauses until such proceeds exceed $1,000,000, and (b) so long as no Default shall have occurred and be continuing, if, on any date on which a prepayment would otherwise be required to be made pursuant to clause (ii), or (iv) of this Section 2.05(b) the aggregate amount of Net Cash Proceeds required by such clause to be applied to prepay Loans on such date is less than or equal to $10,000,000 in the aggregate and ($25,000,000 solely in the case of any Foreign Subsidiary), the Borrower may defer such prepayment until the first date on which the aggregate amount of Net Cash Proceeds or other amounts otherwise required under clause (ii) or (iv) of this Section 2.05(b) to be applied to prepay Loans exceeds $10,000,000 ($25,000,000 solely in the case of any Foreign Subsidiary). During such deferral period the Borrower may apply all or any part of such aggregate amount to prepay Revolving Credit Loans and may, subject to the fulfillment of the applicable conditions set forth in Article IV, reborrow such amounts (which amounts, to the extent originally constituting Net Cash Proceeds, shall be deemed to retain their original character as Net Cash Proceeds when so reborrowed) for application as required by this Section 2.05(b). Upon the occurrence of a Default during any such deferral period, the Borrower shall immediately prepay the Loans in the amount of all Net Cash Proceeds received by the Borrower and other amounts, as applicable, that are required to be applied to prepay Loans under this Section 2.05(b) (without giving effect to the first and second sentences of this clause (vii)) but which have not previously been so applied.
          (viii) If for any reason the Total Revolving Credit Outstandings at any time exceed the Revolving Credit Facility at such time, the Borrower shall immediately, first, prepay ratably the L/C Borrowings and the Swing Line Loans, second, prepay ratably the outstanding Revolving Credit Loans and, third, Cash Collateralize remaining L/C Obligations, in an aggregate amount equal to such excess. Upon the drawing of any Letter of Credit that has been Cash Collateralized, the funds held as Cash Collateral shall be applied (without any further action by or notice to or from the Borrower or any other Loan Party) to reimburse the L/C Issuer or the Revolving Credit Lenders, as applicable.
          (ix) Amounts to be applied pursuant to this Section 2.05(b) to the prepayment of Term Loans and Revolving Credit Loans shall be applied, as applicable, first to reduce outstanding Base Rate Loans. Any amounts remaining after each such application shall be applied to prepay Eurodollar Rate Loans. Notwithstanding the foregoing, if the amount of any prepayment of Loans required under this Section 2.05(b) shall be in excess of the amount of the Base Rate Loans at the time outstanding (an “Excess Amount”), only the portion of the amount of such prepayment as is equal to the amount of such outstanding Base Rate Loans shall be immediately prepaid and, at the election of Borrower, the Excess Amount shall be either (A) deposited in an escrow account on terms reasonably satisfactory to the Administrative Agent and applied to the prepayment of Eurodollar Rate Loans on the last day of the then next-expiring Interest Period for Eurodollar Rate Loans; provided that (i) interest in respect of such Excess Amount shall continue to accrue thereon at the rate provided hereunder for the Loans which such Excess Amount is intended to repay until such Excess Amount shall have been used in full to repay such Loans and (ii) at any time while an Event of Default has occurred and is continuing, the Administrative Agent may, and upon written direction from the Required Lenders shall, apply any or all proceeds then on deposit to the payment of such Loans in an amount equal to such Excess Amount or (B) prepaid immediately, together with any breakage costs owing to the Lenders pursuant to Section 3.05; provided, however, that this Section 2.05(b)(ix) shall not apply if the Borrower is required to prepay the Loans pursuant to the second proviso in Section 2.05(b)(ii) or the second proviso in Section 2.05(b)(iv).
          (x) Upon the incurrence or issuance by Borrower or any of its Subsidiaries of any Indebtedness constituting an Over-Allotment Amount, the Borrower shall prepay an aggregate principal amount of Loans equal to 100% of the gross proceeds therefrom immediately upon receipt thereof by the Borrower or such Subsidiary.
          (c) Except as is set forth in clause (d) below, if (x) on or prior to the first anniversary of the Closing Date, (i) the Borrower makes any prepayment of Term Loans in connection with any Repricing Transaction, or (ii) effects any amendment of this Agreement resulting in a Repricing Transaction, the Borrower shall pay to the Administrative Agent, for the ratable account of each Term Loan Lender, then (A) in the case of clause (i), a prepayment premium of 2.00% of the amount of such Term Loans being prepaid and (B) in the case of clause (ii), a payment equal to 2.00% of the aggregate amount of Term Loans outstanding immediately prior to such amendment; and (y) after the first anniversary of the Closing Date and on or prior to the second anniversary of the Closing Date, (i) the Borrower makes any prepayment of Term Loans in connection with any Repricing Transaction, or (ii) effects any amendment of this Agreement resulting in a Repricing Transaction, the Borrower shall pay to the Administrative Agent, for the ratable account of each Term Loan Lender, then (A) in the case of clause (i), a prepayment premium of 1.00% of the amount of such Term Loans being prepaid and (B) in the case of clause (ii), a payment equal to 1.00% of the aggregate amount of Term Loans outstanding immediately prior to such amendment.
          (d) Except to the extent the Acquisition Closing Date occurs in accordance with Section 2.15, upon the earlier of (i) the Deadline Date and (ii) the date the Acquisition Agreement is either terminated or abandoned (for any reason) on or prior to the Deadline Date, without an extension of such agreement to a date not later than the Deadline Date, in the Administrative Agent’s reasonable determination or (if earlier) upon the Borrower’s notification to the Administrative Agent of such termination or abandonment (such earlier date, the “Termination Date”), the Borrower shall, within one Business Day thereof, prepay in cash 100% of the aggregate principal amount of the Term Loans, plus accrued and unpaid interest (without premium or penalty) from the date of this Agreement to such payment date (the “Pre-Funding Repayment Date”).
          2.06 Termination or Reduction of Commitments.
          (a) Optional. The Borrower may, upon notice to the Administrative Agent, terminate the Revolving Credit Facility, the Letter of Credit Sublimit or the Swing Line Sublimit, or from time to time permanently reduce the Revolving Credit Facility, the Letter of Credit Sublimit or the Swing Line Sublimit; provided that (i) any such notice shall be received by the Administrative Agent not later than 12:00 noon five Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $10,000,000 ($1,000,000 for the Letter of Credit Sublimit or the Swing Line Sublimit) or any whole multiple of $1,000,000 in excess thereof and (iii) the Borrower shall not terminate or reduce (A) the Revolving Credit Facility if, after giving effect thereto and to any concurrent prepayments hereunder, the Total Revolving Credit Outstandings would exceed the Revolving Credit Facility, (B) the Letter of Credit Sublimit if, after giving effect thereto, the Outstanding Amount of L/C Obligations not fully Cash Collateralized hereunder would exceed the Letter of Credit Sublimit, or (C) the Swing Line Sublimit if, after giving effect thereto and to any concurrent prepayments hereunder, the Outstanding Amount of Swing Line Loans would exceed the Swing Line Sublimit; provided that any notice so given to the Administrative Agent in connection with a refinancing of all Obligations (other than contingent indemnification obligations) may be conditional on the effectiveness of the replacement credit agreement or other similar document and may be revoked by the Borrower if such condition is not satisfied, subject to the provisions of Section 3.05.
          (b) Mandatory. The aggregate Term Loan Commitments shall be automatically and permanently reduced to zero on the date of the Term Loan Borrowing.
          (c) Application of Commitment Reductions; Payment of Fees. The Administrative Agent will promptly notify the Lenders of any termination or reduction of the Letter of Credit Sublimit, Swing Line Sublimit or the Revolving Credit Commitment under this Section 2.06. Upon any reduction of the Revolving Credit Commitments, the Revolving Credit Commitment of each Revolving Credit Lender shall be reduced by such Lender’s Applicable Revolving Credit Percentage of such reduction amount. All fees in respect of the Revolving Credit Facility accrued until the effective date of any termination of the Revolving Credit Facility shall be paid on the effective date of such termination.
          2.07 Repayment of Loans.
          (a) Term Loans. The Borrower shall repay to the Administrative Agent for the ratable account of the Term Loan Lenders the aggregate principal amount of all Term Loans outstanding on the following dates in the respective amounts set forth opposite such dates (which amounts shall be reduced as a result of the application of prepayments in accordance with the order of priority set forth in Section 2.05(a)(i) or 2.05(b)(v)):

Date	Amount
January 26, 2009	$13,750,000
April 26, 2009	$13,750,000
July 28, 2009	$13,750,000
October 27, 2009	$13,750,000
January 26, 2010	$13,750,000
April 26, 2010	$13,750,000
July 28, 2010	$13,750,000
October 27, 2010	$13,750,000
January 26, 2011	$27,500,000
April 26, 2011	$27,500,000
July 28, 2011	$27,500,000
October 27, 2011	$27,500,000

Date	Amount
January 26, 2012	$55,000,000
April 26, 2012	$55,000,000
July 28, 2012	$55,000,000
October 27, 2012	$55,000,000
January 26, 2013	$165,000,000
April 26, 2013	$165,000,000
July 28, 2013	$165,000,000
Maturity Date for Term Loan Facility	Any Outstanding Amount of Term Loans
provided, however, that the final principal repayment installment of the Term Loans shall be repaid on the Maturity Date for the Term Loan Facility and in any event shall be in an amount equal to the aggregate principal amount of all Term Loans outstanding on such date.
          (b) Revolving Credit Loans. The Borrower shall repay to the Revolving Credit Lenders on the Maturity Date for the Revolving Credit Facility the aggregate principal amount of all Revolving Credit Loans outstanding on such date.
          (c) Swing Line Loans. The Borrower shall repay each Swing Line Loan on the earlier to occur of (i) the date ten Business Days after such Loan is made and (ii) the Maturity Date for the Revolving Credit Facility.
          2.08 Interest.
          (a) Subject to the provisions of Section 2.08(b), (i) each Eurodollar Rate Loan under a Facility shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurodollar Rate for such Interest Period plus Applicable Rate for such Facility; (ii) each Base Rate Loan under a Facility shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate for such Facility; and (iii) each Swing Line Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate for the Revolving Credit Facility.
          (b) (i) If any amount payable by the Borrower is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.
          (ii) While any Event of Default exists and is continuing, the Borrower shall pay interest on the principal amount of all outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.
          (iii) Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

          (c) Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.
          2.09 Fees. In addition to certain fees described in Sections 2.03(i) and (j):
     (a) Commitment Fee. The Borrower shall pay to the Administrative Agent for the account of each Revolving Credit Lender in accordance with its Applicable Revolving Credit Percentage, a commitment fee (the “Commitment Fee”) equal to the Applicable Fee Rate times the actual daily amount by which the Revolving Credit Facility exceeds the sum of (i) the Outstanding Amount of Revolving Credit Loans and (ii) the Outstanding Amount of L/C Obligations. The Commitment Fee shall accrue at all times during the Availability Period, including at any time during which one or more of the conditions in Article IV is not met, and shall be due and payable quarterly in arrears on the last Business Day of each January, April, July and October, commencing with the first such date to occur after the Acquisition Closing Date, and on the last day of the Availability Period. The Commitment Fee shall be calculated quarterly in arrears, and if there is any change in the Applicable Fee Rate during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Fee Rate separately for each period during such quarter that such Applicable Fee Rate was in effect.
          (b) Other Fees.
     (i) The Borrower shall pay to the Arrangers and the Administrative Agent for their own respective accounts fees in the amounts and at the times specified in the Fee Letter and as otherwise agreed in writing. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.
     (ii) The Borrower shall pay to the Lenders such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.
          2.10 Computation of Interest and Fees; Retroactive Adjustments of Applicable Rate.
          (a) All computations of interest for Base Rate Loans when the Base Rate is determined by Bank of America’s “prime rate” shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

          (b) If, as a result of any restatement of or other adjustment to the financial statements of the Borrower or for any other reason, the Borrower or the Administrative Agent determine that (i) the Consolidated Senior Secured Leverage Ratio as calculated by the Borrower as of any applicable date was inaccurate and (ii) a proper calculation of the Consolidated Senior Secured Leverage Ratio would have resulted in higher pricing for such period, the Borrower shall immediately and retroactively be obligated to pay to the Administrative Agent for the account of the applicable Lenders, within five (5) Business Days of demand by the Administrative Agent (or, after the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, automatically and without further action by the Administrative Agent, any Lender or the L/C Issuer), an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period. This paragraph shall not limit the rights of the Administrative Agent, any Lender or the L/C Issuer, as the case may be, under Section 2.03(c)(iii), 2.03(i) or 2.08(b) or under Article VIII. The Borrower’s obligations under this paragraph shall survive the termination of the Aggregate Commitments and the repayment of all other Obligations hereunder.
          2.11 Evidence of Debt.
          (a) The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and evidenced by one or more entries in the Register maintained by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent upon reasonable notice, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note, which shall evidence such Lender’s Loans in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.
          (b) In addition to the accounts and records referred to in Section 2.11(a), each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records and, in the case of the Administrative Agent, entries in the Register, evidencing the purchases and sales by such Lender of participations in Letters of Credit and Swing Line Loans. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.
          2.12 Payments Generally; Administrative Agent’s Clawback.
          (a) General. All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff (subject to withhold-

ing and deductions in respect of Taxes pursuant to Section 3.01). Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in immediately available funds not later than 2:00 p.m. on the date specified herein. The Administrative Agent will promptly distribute to each Lender its Applicable Percentage in respect of the relevant Facility (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent after 2:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected on computing interest or fees, as the case may be.
          (b) (i) Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing of Eurodollar Rate Loans (or, in the case of any Borrowing of Base Rate Loans, prior to 12:00 noon on the date of such Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 (or in the case of a Borrowing of Base Rate Loans that such Lender has made such share available in accordance with and at the time required by Section 2.02) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent promptly on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (B) in the case of a payment to be made by the Borrower, the interest rate applicable to Base Rate Loans. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.
          (ii) Payments by Borrower; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Borrower prior to the time at which any payment is due to the Administrative Agent for the account of the Lenders or the L/C Issuer hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Appropriate Lenders or the L/C Issuer, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Appropriate Lenders or the L/C Issuer, as the case may be, severally agrees to repay to the Administrative Agent promptly on demand the amount so distributed to such Lender or the L/C Issuer, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.
          A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.
          (c) Failure to Satisfy Conditions Precedent. If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall promptly return such funds (in like funds as received from such Lender) to such Lender, without interest.
          (d) Obligations of Lenders Several. The obligations of the Lenders hereunder to make Term Loans and Revolving Credit Loans, to fund participations in Letters of Credit and Swing Line Loans and to make payments pursuant to Section 10.04(c) are several and not joint. The failure of any Lender to make any Loan, to fund any such participation or to make any payment under Section 10.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payment under Section 10.04(c).
          (e) Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.
          (f) Insufficient Funds. If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, L/C Borrowings, interest and fees then due hereunder, such funds shall be applied (i) first, toward payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, toward payment of principal and L/C Borrowings then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and L/C Borrowings then due to such parties.
          2.13 Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of (a) Obligations due and payable to such Lender hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations due and payable to such Lender at such time to (ii) the aggregate amount of the Obligations due and payable to all Lenders) of payments on account of the Obligations due and payable to all Lenders at such time obtained by all the Lenders at such time or (b) Obligations owing (but not due and payable) to such Lender at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations owing (but not due and payable) to such Lender at such time to (ii) the aggregate amount of the Obligations owing (but not due and payable) to all Lenders) of payment on account of the Obligations owing (but not due and payable) to all Lenders at such time obtained by all of the Lenders at such time then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and subparticipations in L/C Obligations and Swing Line Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of Obligations then due and payable to the Lenders or owing (but not due and payable) to the Lenders, as the case may be, provided that:
     (i) if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest;
     (ii) the provisions of this Section shall not be construed to apply to (A) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or (B) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or subparticipations in L/C Obligations or Swing Line Loans to any assignee or participant, other than to the Borrower or any Subsidiary thereof (as to which the provisions of this Section shall apply);
     (iii) the provisions of this section shall not be construed to apply to any Cash Collateralization or similar security provided solely for the benefit of the L/C Issuer or Swing Line Lender in accordance with Section 2.03(a)(iii)(G) or 2.04(a).
          The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.
          2.14 Increase in Revolving Credit Facility.
          (a) Request for Increase. Upon notice to the Administrative Agent (which shall promptly notify the Revolving Credit Lenders), the Borrower may from time to time (on no more than three occasions) after the Acquisition Closing Date and prior to the Maturity Date for the Revolving Credit Facility, request an increase in the Revolving Credit Facility (“Incremental Revolving Commitment Increase”) by an aggregate amount (for all such requests) not exceeding $200,000,000. Such notice shall specify: (i) the time period within which each Revolving Credit Lender is requested to respond (which shall in no event be less than ten Business Days from the date of delivery of such notice to the Revolving Credit Lenders), (ii) the date on which the Borrower proposes that the increased or new Commitments shall be effective, which shall be a date not less than 10 Business Days after the date on which such notice is delivered to the Adminis-

trative Agent (or sooner, if agreed by the Administrative Agent) and (iii) the identity of each Eligible Assignee to whom the Borrower proposes any portion of such increased or new Commitments be allocated and the amounts of such allocations; provided that any existing Lender approached to provide all or a portion of the increased or new Commitments may elect or decline, in its sole discretion, to provide such increased or new Commitment.
          (b) Lender Elections to Increase. Each Revolving Credit Lender shall notify the Administrative Agent within such time period whether or not it agrees to increase its Revolving Credit Commitment and, if so, whether by an amount equal to, greater than, or less than its Applicable Revolving Credit Percentage of such requested increase. Any Revolving Credit Lender not responding within such time period shall be deemed to have declined to increase its Revolving Credit Commitment.
          (c) Notification by Administrative Agent; Additional Revolving Credit Lenders. The Administrative Agent shall notify the Borrower and each Revolving Credit Lender of the Revolving Credit Lenders’ responses to each request made hereunder. To achieve the full amount of a requested increase, and subject to the approval of the Administrative Agent, the L/C Issuer and the Swing Line Lender (which approvals shall not be unreasonably withheld), the Borrower may also invite additional Eligible Assignees to become Revolving Credit Lenders pursuant to a joinder agreement in form and substance satisfactory to the Administrative Agent and its counsel.
          (d) Effective Date and Allocations. If the Revolving Credit Facility is increased in accordance with this Section 2.14, the Administrative Agent and the Borrower shall determine the effective date (the “Increase Effective Date”) and the final allocation of such increase. The Administrative Agent shall promptly notify the Borrower and the Revolving Credit Lenders of the final allocation of such increase and the Revolving Credit Increase Effective Date.
          (e) Conditions to Effectiveness of Increase. The Incremental Revolving Commitment Increase shall become effective, as of the Increase Effective Date; provided that:
     (i) each of the conditions set forth in Section 4.02 shall be satisfied;
     (ii) no Default shall have occurred and be continuing or would result therefrom;
     (iii) the terms and provisions of Revolving Credit Loans made pursuant to the Incremental Revolving Commitment Increase referred to above shall be identical to the terms and provisions of all Revolving Credit Loans; provided, that for purposes of determining the Applicable Rate for the Revolving Credit Loans and the Incremental Revolving Commitment Increase, (x) OID, upfront fees, underwriting fees and/or any other fees (which, in the case of such fees shall be deemed to constitute like amounts of OID) paid or payable directly or indirectly by Borrower to the Lenders of the Revolving Credit Loans or the Incremental Revolving Commitment Increase in the primary syndication thereof shall be included (with OID being equated to interest based on an assumed four-year life to maturity or the term of the applicable debt if shorter than four years);

     (iv) the Borrower shall make any payments required pursuant to Section 3.05 in connection with any adjustment of Revolving Credit Loans pursuant to Section 2.14(d); and
     (v) the Borrower shall deliver or cause to be delivered any documents reasonably requested by the Administrative Agent in connection with any such transaction.
The Incremental Revolver Commitment Increase shall be effected by a joinder agreement (the “Increase Joinder”) executed by the Borrower, the Administrative Agent and each Lender making such Incremental Revolver Commitment Increase, in form and substance satisfactory to each of them. The Increase Joinder may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the opinion of the Administrative Agent, to effect the provisions of this Section 2.14. In addition, unless otherwise specifically provided herein, all references in Loan Documents to Revolving Credit Loans shall be deemed, unless the context otherwise requires, to include references to Revolving Credit Loans and Incremental Revolving Credit Loans made pursuant to this Section 2.14.
          (f) Adjustment of Revolving Credit Loans. Each of the Revolving Credit Lenders having a Revolving Credit Commitment prior to the Increase Effective Date (the “Pre-Increase Revolving Credit Lenders”) shall assign to any Revolving Credit Lender which is acquiring a new or additional Revolving Credit Commitment on the Increase Effective Date (the “Post-Increase Revolving Credit Lenders”), and such Post-Increase Revolving Credit Lenders shall purchase from each Pre-Increase Revolving Credit Lender, at the principal amount thereof, such interests in the Revolving Credit Loans and participation interests in the L/C Obligations and Swing Line Loans outstanding on the Increase Effective Date as shall be necessary in order that, after giving effect to all such assignments and purchases, such Revolving Credit Loans and participation interests in the L/C Obligations and Swing Line Loans will be held by Pre-Increase Revolving Credit Lenders and Post-Increase Revolving Credit Lenders ratably in accordance with their Revolving Credit Commitments after giving effect to such increased Revolving Credit Commitments.
          (g) Equal and Ratable Benefit. The Loan and Commitments established pursuant to this paragraph shall constitute Loans and Commitments under, and shall be entitled to all the benefits afforded by, this Agreement and the other Loan Documents, and shall, without limiting the foregoing, benefit equally and ratably from the Guarantees and security interests created by the Collateral Documents, except that the new Loans may be subordinated in right of payment or the Liens securing the new Loans may be subordinated, in each case, as set forth in the Increase Joinder. The Loan Parties shall take any actions reasonably required by the Administrative Agent to ensure and/or demonstrate that the Lien and security interests granted by the Collateral Documents continue to be perfected under the UCC or otherwise after giving effect to the establishment of Incremental Term Loans or any such new Commitments.
          2.15 Release of Pre-Funding Security.
          If the Acquisition Closing Date is expected to occur on or prior to Deadline Date, the Borrower will so notify the Administrative Agent no later than the first Business Day imme-

diately prior to the Acquisition Closing Date and, upon the satisfaction of the conditions set forth in Section 4.01(II) (other than the Pre-Funding Release and the consummation of the Acquisition) in the Administrative Agent’s reasonable judgment, all Pre-Funding Security will be released on the Acquisition Closing Date to the Borrower (the “Pre-Funding Release”) for the purpose of consummating the Acquisition. Notwithstanding the foregoing, if the Administrative Agent is aware of or receives notice from the Borrower that an Event of Default has occurred and is continuing, the Administrative Agent will not release any Pre-Funding Securities to the Borrower unless and until such time as the Administrative Agent receives evidence reasonably satisfactory to it that such Event of Default is not continuing.
ARTICLE III
TAXES, YIELD PROTECTION AND ILLEGALITY
          3.01 Taxes.
          (a) Obligation to Withhold Payments on Account of Taxes. Any and all payments by or on account of any obligation of any Loan Party hereunder or under any other Loan Document shall, to the extent permitted by applicable Laws, be made free and clear of and without reduction for or withholding of any Taxes. If the applicable withholding agent shall be required to withhold or deduct any Taxes from any payment (as determined in the good faith discretion of the applicable withholding agent), then (A) the applicable withholding agent shall withhold or make such deductions as are required (as determined in the good faith discretion of the applicable withholding agent), (B) the applicable withholding agent shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with applicable Laws and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes or Other Taxes, the sum payable by the applicable Loan Party shall be increased as necessary so that after any required withholding and deductions have been made (including withholding and deductions applicable to additional sums payable under this Section 3.01), the Administrative Agent or such Lender, as the case may be, receives an amount equal to the sum it would have received had no such withholding or deduction been made.
          (b) Payment of Other Taxes by the Borrower. Without limiting the provisions of subsection (a) above, the Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable Laws.
          (c) Indemnification. Without limiting the provisions of subsection (a) or (b) above, the Borrower shall indemnify the Administrative Agent and each Lender and shall make payment in respect thereof within 10 days after a written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 3.01) payable by the Administrative Agent or such Lender, as the case may be, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate setting forth the amount of any such payment or liability and the reasons for such payment or liability in reasonable detail delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

          (d) Evidence of Payments. As soon as practicable after any payment of any Indemnified Taxes or Other Taxes by any Loan Party to a Governmental Authority as provided in this Section 3.01, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by Laws to report such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
          (e) Status of Lenders; Tax Documentation.
          (i) Each Lender shall deliver to the Borrower and to the Administrative Agent, whenever reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable Laws and such other reasonably requested information as will permit the Borrower or the Administrative Agent, as the case may be, (A) to determine whether or not payments made hereunder or under any other Loan Document are subject to Taxes, (B) to determine, if applicable, the required rate of withholding or deduction and (C) to establish such Lender’s entitlement to any available exemption from, or reduction of, applicable Taxes in respect of any payments to be made to such Lender by the Borrower pursuant to this Agreement or other Loan Document or otherwise to establish such Lender’s status for withholding tax purposes in the applicable jurisdiction.
          (ii) Without limiting the generality of the foregoing,
     (A) any Lender that is a “United States person” within the meaning of Section 7701(a)(30) of the Code shall deliver to the Borrower and the Administrative Agent executed originals of IRS Form W-9 (in such number of signed originals as shall be requested by the recipient) or such other documentation or information prescribed by applicable Laws or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent, as the case may be, to determine whether or not such Lender is subject to backup withholding or information reporting requirements; and
     (B) to the extent it is legally entitled to do so: each Foreign Lender that is entitled under the Code or any applicable treaty to an exemption from or reduction of U.S. federal withholding tax with respect to any payments hereunder or under any other Loan Document shall deliver to the Borrower and the Administrative Agent (in such number of signed originals as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter (1) if any documentation previously delivered has expired or become obsolete or invalid or (2) upon the request of the Borrower or the Administrative Agent), whichever of the following is applicable:
     (I) IRS Form W-8BEN (or any successor thereto) claiming eligibility for benefits of an income tax treaty to which the United States is a party,
     (II) IRS Form W-8ECI (or any successor thereto),

     (III) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Sections 881(c) or 871(h) of the Code (the “Portfolio Interest Exemption”), (x) a certificate, substantially in the form of Exhibit O-1, O-2, O-3 or O-4, as applicable (a “Tax Status Certificate”), to the effect that such Foreign Lender is not (A) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of Borrower within the meaning of Section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code, and that no interest to be received is effectively connected with a U.S. trade or business and (y) duly completed and executed original copies of IRS Form W-8BEN (or any successor thereto),
     (IV) where such Lender is a partnership (for U.S. federal income tax purposes) or otherwise not a beneficial owner (e.g., where such Lender has sold a typical participation), IRS Form W-8IMY (or any successor thereto) and all required supporting documentation (including, where one or more of the underlying beneficial owner(s) is claiming the benefits of the Portfolio Interest Exemption, a Tax Status Certificate (which Tax Status Certificate may be provided by the Foreign Lender on behalf of such beneficial owner(s))), or
     (V) any other form prescribed by applicable Laws as a basis for claiming exemption from or a reduction in United States federal withholding tax together with such supplementary documentation as may be prescribed by applicable Laws to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made.
          Each Lender shall promptly notify Borrower and the Administrative Agent of any change in circumstances which would modify or render invalid any claimed exemption or reduction.
          (f) Treatment of Certain Refunds. If the Administrative Agent or any Lender determines, in its good faith sole discretion, that it has received a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified by any Loan Party or with respect to which any Loan Party has paid additional amounts pursuant to this Section 3.01, it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by such Loan Party under this Section 3.01 with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses incurred by the Administrative Agent or such Lender, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that the Borrower, upon the request of the Administrative Agent or such Lender agrees to repay the amount paid over to any Loan Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent, or such Lender, in the event the Administrative Agent or such Lender is required to repay such amount to such Governmental Authority. This subsection shall not be construed to require the Administrative Agent or any Lender to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the Borrower or any other Person. Notwithstanding anything to the contrary, in no event will any Lender be required to pay any amount to the Borrower the payment of which would place such Lender in a less favorable net after-Tax position than such Lender would have been in if the Indemnified Taxes or Other Taxes resulting in such indemnification payments or additional amounts had never been imposed.
          (g) Issuing Banks. For purposes of this Section 3.01, “Lender” shall include any L/C Issuer.
          3.02 Illegality. If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Eurodollar Rate Loans, or to determine or charge interest rates based upon the Eurodollar Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, any obligation of such Lender to make or continue Eurodollar Rate Loans or to convert Base Rate Loans to Eurodollar Rate Loans shall be suspended until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Eurodollar Rate Loans of such Lender to Base Rate Loans, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Rate Loans. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted.
          3.03 Inability To Determine Rates. If the Required Lenders determine that for any reason in connection with any request for a Eurodollar Rate Loan or a conversion to or continuation thereof that (a) Dollar deposits are not being offered to banks in the London interbank eurodollar market for the applicable amount and Interest Period of such Eurodollar Rate Loan, (b) adequate and reasonable means do not exist for determining the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan, or (c) the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Administrative Agent will promptly so notify the Borrower and each Lender. Thereafter, the obligation of the Lenders to make or maintain Eurodollar Rate Loans shall be suspended until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurodollar Rate Loans or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein.
          3.04 Increased Costs; Reserves on Eurodollar Rate Loans.
          (a) Increased Costs Generally. If any Change in Law shall:
     (i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement contemplated by Section 3.04(e)) or the L/C Issuer;
     (ii) subject any Lender or the L/C Issuer to any Tax of any kind whatsoever with respect to this Agreement or any other Loan Document, any Letter of Credit, any participation in a Letter of Credit or any Loan made by it, or change the basis of taxation of payments to such Lender or the L/C Issuer in respect thereof (except for Indemnified Taxes or Other Taxes covered under Section 3.01 and the imposition of, or any change in the rate of, any Excluded Taxes payable by such Lender or the L/C Issuer); or
     (iii) impose on any Lender or the L/C Issuer or the London interbank market any other condition, cost or expense affecting this Agreement or Eurodollar Rate Loans made by such Lender or any Letter of Credit or participation therein;
and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Rate Loan (or, in the case of clause (ii), any Loan, or of maintaining its obligation to make any such Loan, or to increase the cost to such Lender or the L/C Issuer of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or the L/C Issuer hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or the L/C Issuer, the Borrower will pay to such Lender or the L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the L/C Issuer, as the case may be, for such additional costs incurred or reduction suffered.
          (b) Capital Requirements. If any Lender or the L/C Issuer determines that any Change in Law affecting such Lender or the L/C Issuer or any Lending Office of such Lender or such Lender’s or the L/C Issuer’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or the L/C Issuer’s capital or on the capital of such Lender’s or the L/C Issuer’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the L/C Issuer, to a level below that which such Lender or the L/C Issuer or such Lender’s or the L/C Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the L/C Issuer’s policies and the policies of such Lender’s or the L/C Issuer’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender or the L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the L/C Issuer or such Lender’s or the L/C Issuer’s holding company for any such reduction suffered.
          (c) Certificates for Reimbursement. A certificate of a Lender or the L/C Issuer setting forth the amount or amounts necessary to compensate such Lender or the L/C Issuer or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay such Lender or the L/C Issuer, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

          (d) Delay in Requests. Failure or delay on the part of any Lender or the L/C Issuer to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Lender’s or the L/C Issuer’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender or the L/C Issuer pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender or the L/C Issuer, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the L/C Issuer’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).
          (e) Reserves on Eurodollar Rate Loans. The Borrower shall pay to each Lender, as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional interest on the unpaid principal amount of each Eurodollar Rate Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), which shall be due and payable on each date on which interest is payable on such Loan, provided the Borrower shall have received at least 10 days’ prior notice (with a copy to the Administrative Agent) of such additional interest from such Lender. If a Lender fails to give notice 10 days prior to the relevant Interest Payment Date, such additional interest shall be due and payable 10 days from receipt of such notice.
          3.05 Compensation for Losses. Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:
     (a) any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);
     (b) any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Borrower; or
     (c) any assignment of a Eurodollar Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Borrower pursuant to Section 10.13;
including any loss of anticipated profits and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained. The Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.

          For purposes of calculating amounts payable by the Borrower to a Lenders under this Section 3.05, such Lender shall be deemed to have funded each Eurodollar Rate Loan made by it at the Eurodollar Rate for such Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Eurodollar Rate Loan was in fact so funded. A certificate of a Lender setting forth the amount or amounts such Lender is entitled to receive pursuant to this Section 3.05 shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.
          3.06 Mitigation Obligations; Replacement of Lenders.
          (a) Designation of a Different Lending Office. If any Lender requests compensation under Section 3.04, or the Borrower is required to pay any additional amount to any Lender, the L/C Issuer, or any Governmental Authority for the account of any Lender or the L/C Issuer pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then such Lender or the L/C Issuer shall, as applicable, use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender or the L/C Issuer, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender or the L/C Issuer, as the case may be, to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender or the L/C Issuer, as the case may be. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender or the L/C Issuer in connection with any such designation or assignment.
          (b) Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, the Borrower may replace such Lender in accordance with Section 10.13.
          3.07 Survival. All of the Borrower’s obligations under this Article III shall survive termination of the Aggregate Commitments, assignment of a Lender’s interest in any Loan or Letter of Credit, repayment of all other Obligations hereunder, and resignation of the Administrative Agent.
ARTICLE IV
CONDITIONS PRECEDENT TO CREDIT EXTENSIONS
          4.01(I) Conditions of Initial Term Loan Credit Extension. The obligation of each Term Loan Lender to make its initial Credit Extension hereunder is subject to satisfaction of the following conditions precedent:
     (a) The Administrative Agent’s receipt of the following, each of which shall be originals or telecopies (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party, each dated on or prior to the Closing Date and each in form and substance satisfactory to the Administrative Agent and each of the Lenders:
     (i) executed counterparts of this Agreement, the Guaranty, and the Pre-Funding Security Agreement;
     (ii) a Note executed by the Borrower in favor of each Lender requesting a Note not less than two Business Days prior to the Closing Date;
     (iii) a certificate of the secretary or assistant secretary of each Loan Party dated the Closing Date, in form reasonably satisfactory to the Administrative Agent, certifying (A) that attached thereto is a true and complete copy of each Organization Document of such Loan Party certified (to the extent applicable) as of a recent date by the Secretary of State of the state of its organization, (B) that attached thereto is a true and complete copy of resolutions duly adopted by the Board of Directors of such Loan Party authorizing the execution, delivery and performance of the Loan Documents to which such person is a party and, in the case of the Borrower, the borrowings hereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect and (C) as to the incumbency and specimen signature of each officer executing any Loan Document or any other document delivered in connection herewith on behalf of such Loan Party (together with a certificate of another officer as to the incumbency and specimen signature of the secretary or assistant secretary executing the certificate in this clause (iii));
     (iv) a certificate as to the good standing of each Loan Party (in so-called “long-form” if available) as of a recent date, from such Secretary of State (or other applicable Governmental Authority);
     (v) favorable opinions, addressed to the Administrative Agent and each Lender, of Cooley Godward Kronish LLP, counsel to the Loan Parties, as to the matters set forth in Exhibit L-1 and otherwise in form and substance reasonably satisfactory to the Administrative Agent;
     (vi) a certificate signed by a Responsible Officer of the Borrower, in form and substance reasonably satisfactory to the Administrative Agent, certifying that the conditions specified in Sections 4.01(I)(c), (d) and (e), are satisfied
     (vii) a certificate of a Responsible Officer of each Loan Party either (A) attaching copies of all consents, licenses and approvals required in connection with the execution and delivery by such Loan Party of the Loan Documents executed and delivered on the date hereof and the execution, delivery and performance by such Loan Party and the validity against such Loan Party of the Loan Documents to which it is a party, and such consents, licenses and approvals shall be in full force and effect, or (B) stating that no such consents, licenses or approvals are so required;

     (viii) certificates attesting to the Solvency of the Borrower and the Subsidiaries on a consolidated basis (following the making of the Term Loans on the Closing Date and the deposit of the Pre-Funding Security with the Administrative Agent), from the Borrower’s chief financial officer;
     (ix) certified copies of each of the Related Documents, duly executed by the parties thereto, together with all agreements, instruments and other documents delivered in connection therewith as the Administrative Agent shall request; and
     (x) such other customary assurances, certificates, documents, consents or opinions as the Administrative Agent, the L/C Issuer, the Swing Line Lender or any Lender reasonably may require.
     (b) All accrued fees and expenses of the Administrative Agent (including reasonable fees and expenses of counsel for the Administrative Agent and the Arrangers and local counsel for the Lenders, if any ) required to have been paid as a condition to the funding of the Term Loans shall have been paid.
     (c) On the Closing Date, the representations and warranties in Sections 5.01, 5.02, 5.04, 5.13, 5.14, 5.18, 5.20, 5.21, 5.22 and 5.23 shall be true and correct.
     (d) Prior to and during the syndication of the Facilities, there shall have been no offering, placement or arrangement of any debt by or on behalf of the Borrower, Acquired Business or any of their Subsidiaries (other than the Facilities and the Debt Securities) that, in the reasonable judgment of the Arrangers, would adversely affect the syndication of the Facilities, it being understood and agreed that any issuance of securities to an original equipment manufacturer or other strategic investor shall not be considered to adversely affect such syndication.
     (e) There shall not have occurred since March 31, 2008 a change, occurrence or development that has or would reasonably be expected to have a Company Material Adverse Effect (as defined in the Acquisition Agreement).
     (f) The Lenders shall have received, sufficiently in advance of the Closing Date, all documentation and other information that may be required by the Lenders in order to enable compliance with applicable “know your customer” and anti-money laundering rules and regulations, including the United States PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”) including the information described in Section 10.17.
Without limiting the generality of the provisions of the last paragraph of Section 9.03, for purposes of determining compliance with the conditions specified in this Section 4.01(I), each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.
          4.01(II) Conditions to Acquisition Closing Date and Availability of Revolving Credit Facility. The obligation of the Administrative Agent to release to the Borrower the Pre-Funding Security and the obligation of the L/C Issuer and each Revolving Credit Lender to make its initial Credit Extension hereunder is subject to satisfaction of the following conditions precedent:
     (a) The Administrative Agent’s receipt of the following, each of which shall be originals or telecopies (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party, each dated on or prior to the Closing Date and each in form and substance satisfactory to the Administrative Agent and each of the Lenders:
     (i) executed counterparts of the Joinder Agreement (as defined in the Guaranty), the Security Agreement and the Perfection Certificate;
     (ii) a certificate of the secretary or assistant secretary of each Loan Party (constituting the Acquired Business and its subsidiaries and otherwise not provided on the Closing Date) dated the Acquisition Closing Date, in form reasonably satisfactory to the Administrative Agent, certifying (A) that attached thereto is a true and complete copy of each Organization Document of such Loan Party certified (to the extent applicable) as of a recent date by the Secretary of State of the state of its organization, (B) that attached thereto is a true and complete copy of resolutions duly adopted by the Board of Directors of such Loan Party authorizing the execution, delivery and performance of the Loan Documents to which such person is a party and, in the case of the Borrower, the borrowings hereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect and (C) as to the incumbency and specimen signature of each officer executing any Loan Document or any other document delivered in connection herewith on behalf of such Loan Party (together with a certificate of another officer as to the incumbency and specimen signature of the secretary or assistant secretary executing the certificate in this clause (iii));
     (iii) a certificate as to the good standing of each Loan Party (in so-called “long-form” if available) as of a recent date, from such Secretary of State (or other applicable Governmental Authority);
     (iv) favorable opinions, addressed to the Administrative Agent and each Lender, of (A) Cooley Godward Kronish LLP, counsel to the Loan Parties, as to the matters set forth in Exhibit L-2 and (B) the local real estate counsels to the Loan Parties, in form and substance reasonably satisfactory to the Administrative Agent;
     (v) a certificate signed by a Responsible Officer of the Borrower, in form and substance reasonably satisfactory to the Administrative Agent, certify-

ing that the conditions specified in Sections 4.01(II)(b), (c), (d), (e) and (f) are satisfied;
     (vi) evidence reasonably satisfactory to the Administrative Agent that all insurance required to be maintained pursuant to the Loan Documents has been obtained and is in effect, together with the certificates of insurance, naming the Administrative Agent, on behalf of the Lenders, as an additional insured or loss payee, as the case may be, under all insurance policies maintained with respect to the assets and properties of the Loan Parties that constitutes Collateral;
     (vii) certified copies of each of the Related Documents, duly executed by the parties thereto, together with all agreements, instruments and other documents delivered in connection therewith as the Administrative Agent shall request;
     (viii) certified copies of a certificate of merger or other confirmation satisfactory to the Administrative Agent of the consummation of the Acquisition from the Secretary of State of the State of Delaware;
     (ix) deeds of trust, trust deeds, deeds to secure debt and mortgages, in substantially a form satisfactory to the Administrative Agent and its counsel to account for local law matters) and covering the Mortgaged Properties (together with each other mortgage delivered pursuant to Section 6.12, in each case as amended, the “Mortgages”), duly executed by the appropriate Loan Party, together with:
     (A) evidence that counterparts of the Mortgages have been duly executed, acknowledged and delivered and are in form suitable for filing or recording in all filing or recording offices that the Administrative Agent may deem necessary or desirable in order to create a valid first and subsisting Lien on the property described therein in favor of the Administrative Agent for the benefit of the Secured Parties and that all filing, documentary, stamp, intangible and recording taxes and fees have been paid,
     (B) with respect to each Mortgaged Property, such consents, approvals, amendments, supplements, estoppels, tenant subordination agreements or other instruments as necessary to consummate the transactions or as shall reasonably be deemed necessary by the Administrative Agent in order for the owner or holder of the fee interest constituting such Mortgaged Property to grant the Lien contemplated by the Mortgage with respect to such Mortgaged Property,
     (C) with respect to each Mortgaged Property, fully paid American Land Title Association Lender’s Extended Coverage title insurance commitments or pro formas (the “Mortgage Policies”) in an amount equal to not less than 115% of the fair market value of such Mortgaged Property and fixtures, which amount is set forth on Schedule 4.01(II)(a)(ix)(C), with endorsements and in amounts reasonably acceptable to the Administrative Agent, issued, coinsured and reinsured by title insurers acceptable to the Administrative Agent, insuring the Mortgages to be valid first and subsisting Liens on the property described therein, free and clear of all defects (including, but not limited to, mechanics’ and materialmen’s Liens) and encumbrances, excepting only Liens permitted under the Loan Documents, and providing for such other affirmative insurance (including endorsements for future advances under the Loan Documents, for mechanics’ and materialmen’s Liens and for zoning of the applicable property) and such coinsurance and direct access reinsurance as the Administrative Agent may deem necessary,
     (D) with respect to each Mortgaged Property, such affidavits, certificates, information (including financial data) and instruments of indemnification (including a so-called “gap” indemnification) as shall be required to induce the Title Company to issue the Mortgage Policy/ies and endorsements contemplated above,
     (E) evidence reasonably acceptable to the Administrative Agent of payment by the Borrower of all Mortgage Policy premiums, search and examination charges, escrow charges and related charges, mortgage recording taxes, fees, charges, costs and expenses required for the recording of the Mortgages and issuance of the Mortgage Policies referred to above,
     (F) with respect to each Mortgaged Property, copies of all leases in which a Loan Party holds the lessor’s interest or other agreements relating to possessory interests, if any. To the extent any of the foregoing affect any Mortgaged Property, such agreement shall be subordinate to the Lien of the Mortgage to be recorded against such Mortgaged Property, either expressly by its terms or pursuant to a subordination, non-disturbance and attornment agreement, and shall otherwise be reasonably acceptable to the Administrative Agent,
     (G) with respect to each Mortgaged Property, the applicable Loan Party shall have made all notifications, registrations and filings, to the extent required by, and in accordance with, all Governmental Real Property Disclosure Requirements applicable to such Mortgaged Property,
     (H) with respect to each Mortgaged Property, American Land Title Association/American Congress on Surveying and Mapping form surveys, for which all necessary fees (where applicable) have been paid, certified to the Administrative Agent and the Title Company in a manner satisfactory to the Administrative Agent by a land surveyor duly registered and licensed in the States in which the Mortgaged Property is located and acceptable to the Administrative Agent, showing all buildings and other improvements, any off-site improvements, the location of any easements, parking spaces, rights of way, building set-back lines and other dimensional regulations and the absence of encroachments, either by such improvements or on to such property, and other defects, other than encroachments and other defects (x) acceptable to the Administrative Agent or (y) permitted under Section 7.01, and dated no more than 45 days before the Acquisition Closing Date unless otherwise consented to by the Administrative Agent; provided, however, that the foregoing survey shall not be required if the title company is willing to issue the applicable Mortgage Policies without any standard survey exception with all survey related endorsements,
     (I) a completed Federal Emergency Management Agency Standard Flood Hazard Determination with respect to each Mortgaged Property, and
     (J) evidence that all other action that the Administrative Agent may deem reasonably necessary or desirable in order to create valid first and subsisting Liens on the property described in the Mortgages has been taken;
provided that to the extent that the requirements of this Section 4.01(II)(a)(ix) are not completed on or prior to the Acquisition Closing Date after the Borrower’s use of commercially reasonable efforts to do so, the completion of the requirements of this Section 4.01(II)(a)(ix) shall not constitute a condition precedent to the availability of the Facilities on the Acquisition Closing Date but shall be required to be completed within 60 days (15 days in the case of the requirement in clause (A)) after the Acquisition Closing Date (it being understood that failure to so complete such requirements by such date shall, unless otherwise consented to in writing by the Administrative Agent in its discretion (or, in the case of any of the matters described in clause (A), the Required Lenders), constitute an Event of Default);
     (x) the following personal property collateral requirements:
     (A) all certificates, agreements or instruments representing or evidencing the Securities Collateral accompanied by instruments of transfer and stock powers undated and endorsed in blank;
     (B) the Intercompany Note executed by and among the Borrower and each of its applicable Subsidiaries, accompanied by instruments of transfer undated and endorsed in blank;
     (C) all other certificates, agreements, or instruments necessary to perfect the Administrative Agent’s security interest in all Chattel Paper, all Instruments and all Investment Property of each Loan Party (as each such term is defined in the Security Agreement and to the extent required by the Security Agreement), in each case, in a form reasonably satisfacto-

ry to the Administrative Agent; provided that no control agreements shall be required;
     (D) UCC financing statements in appropriate form for filing under the UCC, filings with the United States Patent and Trademark Office and United States Copyright Office and such other documents under applicable Requirements of Law in each jurisdiction as may be necessary or appropriate or, in the opinion of the Administrative Agent, desirable to perfect the Liens created, or purported to be created, by the Collateral Documents;
     (E) certified copies of UCC, tax and judgment lien searches, bankruptcy and pending lawsuit searches or equivalent reports or searches, each of a recent date listing all effective financing statements, lien notices or comparable documents that name any Loan Party as debtor and that are filed in those state and county jurisdictions in which any Loan Party is organized or maintains its principal place of business and such other searches that are required by the Perfection Certificate or that the Administrative Agent deems necessary or appropriate, none of which encumber the Collateral covered or intended to be covered by the Collateral Documents (other than Liens permitted by the Loan Documents or any other Liens acceptable to the Administrative Agent) and United States Patent and Trademark Office and United States Copyright Office searches in form and scope reasonably satisfactory to the Administrative Agent;
     (F) with respect to each location set forth on Schedule 4.01(II)(a)(x)(F), a Landlord Access Agreement, in a form reasonably satisfactory to the Administrative Agent; provided that no such Landlord Access Agreement shall be required with respect to any Real Property that could not be obtained after the Loan Party that is the lessee of such Real Property, shall have used all commercially reasonable efforts to do so;
provided that to the extent that the requirements of this Section 4.01(II)(a)(x) (other than pledge and perfection of the security interests in the Equity Interests of Subsidiaries (other than any Foreign Subsidiary) held by a Loan Party and other assets in which a Lien may be perfected by the filing of a financing statement under the UCC) are not completed on or prior to the Acquisition Closing Date after the Borrower’s use of commercially reasonable efforts to do so, the completion of such requirements of this Section 4.01(II)(a)(x) shall not constitute a condition precedent to the availability of the Facilities on the Acquisition Closing Date but shall be required to be completed within 60 days after the Acquisition Closing Date (it being understood that failure to so complete such requirements by such date shall constitute, unless otherwise consented to in writing by the Administrative Agent in its discretion, an Event of Default);
     (xi) evidence acceptable to the Administrative Agent of payment or arrangements for payment by the Loan Parties of all applicable recording taxes,

fees, charges, costs and expenses required for the recording of the Collateral Documents;
     (xii) such other customary assurances, certificates, documents, consents or opinions as the Administrative Agent, the L/C Issuer, the Swing Line Lender or any Lender reasonably may require;
     (xiii) a certificate of a Responsible Officer of each Loan Party either (A) attaching copies of all consents, licenses and approvals required in connection with the consummation by such Loan Party of the Transaction and the execution, delivery and performance by such Loan Party and the validity against such Loan Party of the Loan Documents to which it is a party, and such consents, licenses and approvals shall be in full force and effect, or (B) stating that no such consents, licenses or approvals are so required; other than consents, licenses and approvals the failure to maintain either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect; and
     (xiv) certificates attesting to the Solvency of the Borrower and the Subsidiaries on a consolidated basis (immediately following (i) the consummation of the Transaction and (ii) the Pre-Funding Release and the making of each Loan, in each case, after giving effect to the application of the proceeds therefrom and each Revolving Credit Loan on the Acquisition Closing Date), from the Borrower’s chief financial officer.
     (b) The Acquisition Agreement shall not have been altered, amended or otherwise changed or supplemented or any condition therein regarding the Obligation of Borrower or Merger Sub (as defined in the Acquisition Agreement) waived, in each case, in a manner materially adverse to the Lenders (as determined by the Arrangers), without the prior written consent of the Arrangers (such consent not to be unreasonably withheld, conditioned or delayed). The Acquisition shall have been consummated in accordance with the terms of the Acquisition Agreement in all material respects and in compliance with applicable law and regulatory approvals.
     (c) After giving effect to the Transaction, the Borrower and its Subsidiaries shall have outstanding no indebtedness for borrowed money or preferred stock other than (i) the Loans and other Credit Extensions, (ii) the Debt Securities, (iii) the McData Notes, and (iv) other indebtedness for borrowed money and Capitalized Leases in an aggregate amount not to exceed $15,000,000.
     (d) On the Acquisition Closing Date, (a) there shall be no breach of any representation made by the Acquired Business in the Acquisition Agreement (i) that is material to the interests of the Lenders (it being understood that the representation in Section 2.5 of the Acquisition Agreement is material to the interests of the Lenders) and (ii) which would give the Borrower the right to terminate the Borrower’s obligations thereunder, and (b) the representations and warranties in Sections 5.01, 5.02, 5.04, 5.13, 5.14, 5.18, 5.20 and 5.22 shall be true and correct as of such date.

     (e) Prior to and during the syndication of the Facilities, there shall have been no offering, placement or arrangement of any debt by or on behalf of the Borrower, Acquired Business or any of their Subsidiaries (other than the Facilities and Debt Securities) that, in the reasonable judgment of the Arrangers, would adversely affect the syndication of the Facilities, it being understood and agreed that any issuance of securities to an original equipment manufacturer or other strategic investor shall not be considered to adversely affect such syndication.
     (f) The Arrangers shall have received evidence, reasonably satisfactory to the Administrative Agent, that the Borrower and its subsidiaries have no less than $250,000,000, less 50% of the Shortfall, (or $200,000,000, less 50% of the Shortfall, if Borrower has paid all amounts due under its existing federal class action stock-option litigation prior to the Acquisition Closing Date) in consolidated unrestricted cash and Cash Equivalents (excluding any auction rate securities) on the Acquisition Closing Date available for general corporate purposes in the United States assuming the repatriation of cash and Cash Equivalents of Foreign Subsidiaries but only after giving effect to any repatriation tax consequences (net of any applicable tax credits) to the Borrower or its subsidiaries after the Acquisition has been consummated.
     (g) All accrued fees and expenses of the Administrative Agent, the Arrangers and the Lenders (including reasonable fees and expenses of counsel for the Administrative Agent and the Arrangers and local counsel for the Lenders, if any ) required to have been paid as a condition to the funding of the Facilities and the Pre-Funding Release shall have been paid.
Without limiting the generality of the provisions of the last paragraph of Section 9.03, for purposes of determining compliance with the conditions specified in this Section 4.01(II), each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.
          4.02 Conditions to All Other Credit Extensions. The obligation of the L/C Issuer and each Lender to honor any Request for Credit Extension (other than (i) the initial Credit Extension and (ii) a Loan Notice requesting only a conversion of Loans to the other Type, or a continuation of Eurodollar Rate Loans) is subject to the following conditions precedent:
     (a) The representations and warranties of the Borrower and each other Loan Party contained in Article V or any other Loan Document, shall be true and correct on and as of the date of such Credit Extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date (provided that any representation and warranty that is not qualified as to “materiality”, “Material Adverse Effect” or similar language shall be true and correct in all material respects on such respective dates), and except that for purposes of this Section 4.02, the representations and warranties contained in Sections 5.05(a) and

(b) shall be deemed to refer to the most recent statements furnished pursuant to Sections 6.01(a) and (b), respectively;.
     (b) No Default shall exist, or would result from such proposed Credit Extension or from the application of the proceeds thereof.
     (c) The Administrative Agent and, if applicable, the L/C Issuer or the Swing Line Lender shall have received a Request for Credit Extension in accordance with the requirements hereof.
          Each Request for Credit Extension (other than (i) the initial Credit Extension on the Closing Date and the Acquisition Closing Date and (ii) a Loan Notice requesting only a conversion of Loans to the other Type or a continuation of Eurodollar Rate Loans) submitted by the Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 4.02(a) and (b) have been satisfied on and as of the date of the applicable Credit Extension.
ARTICLE V
REPRESENTATIONS AND WARRANTIES
          The Borrower represents and warrants to the Administrative Agent and the Lenders that:
          5.01 Existence, Qualification and Power. Each Loan Party and each of its Subsidiaries (other than the Immaterial Subsidiaries identified in Section 5.23 so long as such Subsidiaries are Immaterial Subsidiaries) (a) is duly organized or formed, validly existing and, as applicable, in good standing, in each case where such concept exists, or its equivalent, if any, under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party and consummate the Transaction, and (c) is duly qualified and is licensed and, as applicable, in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license; except in each case referred to in clause (b)(i) or (c), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.
          5.02 Authorization; No Contravention. The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is or is to be a party have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of any of such Person’s Organization Documents; (b) result in any breach or contravention of, or the creation of any Lien upon any of the assets of such Person or any of its Subsidiaries (other than as permitted by Section 7.01) under (x) any material Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries or (y) any material order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) violate any material Law, except with respect to any breach, contravention or viola-

tion (but not creation of Liens) referred to in clauses (b) and (c), to the extent that such breach, contravention or violation would not reasonably be expected to have a Material Adverse Effect.
          5.03 Governmental Authorization; Other Consents. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with (a) the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document, or for the consummation of the Transaction, (b) the grant by any Loan Party of the Liens granted by it pursuant to the Collateral Documents, (c) the perfection or maintenance of the Liens created under the Collateral Documents (including the first priority nature thereof) (other than Liens permitted under Section 7.01) or (d) the exercise by the Administrative Agent or any Lender of its rights under the Loan Documents or the remedies in respect of the Collateral pursuant to the Collateral Documents, except for (i) filings, notices, consents and registrations necessary to perfect the Liens on the Collateral granted by the Loan Parties in favor of the Secured Parties, (ii) the approvals, consents, exemptions, authorizations, actions, notices and filings that have been duly obtained, taken, given or made and are in full force and effect (or, with respect to consummation of the Transaction, will be duly obtained, taken, given or made and will be in full force and effect, in each case within the time period required to be so obtained, taken, given or made), (iii) the filing of assignments in the applicable Intellectual Property registries as may be necessary (after giving effect to Sections 9-406, 9-407 and 9-408 of the UCC to the extent applicable) to the exercise of certain remedies in respect of Intellectual Property and the exercise of remedies in respect of non-assignable contracts, (iv) as may be required, in connection with the disposition of any “investment property” (as defined in the UCC) or the Equity Interests of any subsidiary, by laws generally affecting the offering and sale of securities, the laws of the jurisdiction of organization of any Foreign Subsidiary or the terms of the Organization Documents of any Foreign Subsidiary or any Subsidiary which is a limited liability company or a limited partnership and (v) those approvals, consents, exemptions, authorizations or other actions, notices or filings, the failure of which to obtain or make would not reasonably be expected to have a Material Adverse Effect. All applicable waiting periods under the Hart-Scott Rodino Antitrust Improvements Act of 1976 in connection with the Transaction have expired without any action having been taken by any Governmental Authority restraining, preventing or imposing materially adverse conditions upon the Transaction or the rights of the Loan Parties or their Subsidiaries freely to transfer or otherwise dispose of, or to create any Lien on, any properties now owned or hereafter acquired by any of them.
          5.04 Binding Effect. This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each such Loan Party that is party thereto. This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms, except as such enforceability may be limited by Debtor Relief Laws and by general principles of equity and principles of good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

          5.05 Financial Statements; No Material Adverse Effect.
          (a) The Borrower Audited Financial Statements and, to the best of the Borrower’s knowledge, the Foundry Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (ii) fairly present, in all material respects, the financial condition of the entities to which they relate as of the respective dates thereof and their results of operations for the respective periods covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein.
          (b) Borrower Unaudited Financial Statements and, to the best of the Borrower’s knowledge, the Foundry Unaudited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (ii) fairly present in all material respects, the financial condition of the entities to which they relate as of the respective dates thereof and their results of operations for the respective periods covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments.
          (c) Since October 27, 2007, there has been no event or circumstance, either individually or in the aggregate, that has had or would reasonably be expected to have a Material Adverse Effect.
          (d) The consolidated pro forma balance sheet of the Borrower and its Subsidiaries as of July 26, 2008 and the related consolidated pro forma statements of income and cash flows of the Borrower and its Subsidiaries for the twelve-month period then ended, certified by the chief financial officer or treasurer of the Borrower, copies of which have been furnished to each Arranger, fairly present, in all material respects, the consolidated pro forma financial condition of the Borrower and its Subsidiaries as at such date and the consolidated pro forma results of operations of the Borrower and its Subsidiaries for the period ended on such date, in each case on an unaudited Pro Forma Basis giving effect to the Transaction, all in accordance with GAAP.
          (e) The consolidated forecasted balance sheets, statements of income and cash flows of the Borrower and its Subsidiaries delivered prior to the date hereof or pursuant to Section 6.01(c) were prepared in good faith on the basis of the assumptions stated therein, which assumptions were reasonable in light of the conditions existing at the time of delivery of such forecasts (it being understood that projections are subject to uncertainties and that actual results during the period or periods covered by such forecasts may differ materially from such forecasts).
          5.06 Litigation. Except as set forth on Schedule 5.06, there are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of any Responsible Officer of the Borrower overtly threatened at law, in equity, in arbitration or before any Governmental Authority, by or against the Borrower or any of its Subsidiaries or against any of their properties that, either individually or in the aggregate, would be likely to have a Material Adverse Effect.
          5.07 No Default. Neither any Loan Party nor any Subsidiary thereof is in default under or with respect to, or a party to, any Contractual Obligation that would, either indivi-

dually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No Default has occurred and is continuing.
          5.08 Ownership of Property; Liens; Investments.
          (a) Each Loan Party and each of its Subsidiaries has good record and insurable title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of its business, except (i) for such defects in title as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect (ii) otherwise set forth on Schedule 5.08(b), as of the Closing Date, and Schedule 4A of the Perfection Certificate, as of the Acquisition Closing Date, or (iii) otherwise permitted by Section 7.01. No Mortgage encumbers improved real property that is located in an area that has been identified by the Secretary of Housing and Urban Development as an area having special flood hazards within the meaning of the National Flood Insurance Act of 1968 unless flood insurance available under such Act has been obtained in accordance with Section 6.07.
          (b) The property of each Loan Party and each of its Subsidiaries is subject to no Liens, other than Liens set forth on Schedule 5.08(b), as of the Closing Date, and Schedule 4A of the Perfection Certificate, as of the Acquisition Closing Date and as otherwise permitted by Section 7.01.
          (c) Schedule 7(a) of the Perfection Certificate sets forth a complete and accurate list of all real property owned by each Loan Party as of the date hereof, showing as of the date hereof the street address (if available), county or other relevant jurisdiction, the purpose/use of each real property, the record owner thereof and whether the real property is to be encumbered by a Mortgage. Each Loan Party has good, insurable fee simple title to the real property owned by such Loan Party, free and clear of all Liens, other than Liens created or permitted by the Loan Documents.
          (d) (i) Schedule 7(a) of the Perfection Certificate sets forth a complete and accurate list of all leases of real property under which any Loan Party or any Subsidiary of a Loan Party is the lessee as of the date hereof, showing as of the date hereof the street address (if available), county or other relevant jurisdiction, a description of the lease, lessor, lessee, the purpose/use of each leased real property and whether a Loan Party or other Person has an option to purchase/right of first refusal pursuant to the lease. Each such lease is the legal, valid and binding obligation of the lessee thereof, enforceable in accordance with its terms.
          (ii) Schedule 7(b)(I) of the Perfection Certificate sets forth a complete and accurate list of all leases of real property under which the landlord’s/grantor’s consent to the Transaction is required.
          (iii) Schedule 7(b)(II) of the Perfection Certificate sets forth a complete and accurate list of all leases of real property under which any Loan Party or any Subsidiary of a Loan Party is the lessor as of the date hereof, showing as of the date hereof the street address (if available), county or other relevant jurisdiction, lessor and lessee. Each such lease is the legal, valid and binding obligation of the lessor thereof, enforceable in accordance with its terms.

          5.09 Environmental Matters.
          (a) The Loan Parties and their respective Subsidiaries and their respective operations, businesses, properties and facilities are in compliance with all applicable Environmental Laws, and have and comply with all necessary Environmental Permits except in each case as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
          (b) No Loan Party or any of their respective Subsidiaries has become subject to any Environmental Liability or received notice of any claims with respect to any Environmental Liability, or is subject to any order, decree, judgment or agreement which imposes any obligation under any Environmental Law or any Environmental Liability, except in each case as could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.
          (c) None of the properties currently owned by any Loan Party or any of its Subsidiaries is listed or formally proposed for listing on the NPL or on the CERCLIS or any analogous foreign, state or local list; there are no and never have been any underground or above-ground storage tanks or any surface impoundments, septic tanks, pits, sumps or lagoons in which Hazardous Materials are being or have been treated, stored or disposed on any property currently owned by any Loan Party or any of its Subsidiaries; there is no asbestos or asbestos-containing material on or at any property or facility currently owned, leased or operated by any Loan Party or any of its Subsidiaries; and Hazardous Materials have not been Released on, at, under or from any property or facility currently or to the knowledge of any Loan Party or any of its Subsidiaries formerly owned, operated or leased by any Loan Party or any of its Subsidiaries, except, in each case, as would not reasonably be expected to result in a Material Adverse Effect.
          (d) Neither any Loan Party nor any of its Subsidiaries is undertaking, and has not completed, either individually or together with other potentially responsible parties, any investigation, response or other corrective action relating to any actual or threatened Release or threat of Release of Hazardous Materials at any site, location or operation, either voluntarily or pursuant to the order of any Governmental Authority or the requirements of any Environmental Law.
          5.10 Insurance. All insurance policies maintained by the Borrower and its Subsidiaries were issued by financially sound and reputable insurance companies that are not affiliates of the Borrower and are in full force and effect; all premiums thereunder have been duly paid; neither the Borrower nor any of its Subsidiaries has received notice of violation or cancellation thereof; the premises, and the use, occupancy and operation of the properties of the Borrower and its Subsidiaries comply in all material respects with all Insurance Requirements; and there exists no default under any Insurance Requirement. The Borrower and its Subsidiaries have insurance in such amounts and covering such risks and liabilities as are customary for companies of a similar size engaged in similar businesses in similar locations.
          5.11 Taxes. Except as would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, each of the Borrower and each of its Subsidiaries has timely filed all Tax returns and reports required to be filed, and has timely paid all Taxes levied or imposed upon it or its properties, income or assets or otherwise due and payable (whether or not shown on any Tax return) including in its capacity as withholding agent, except those Taxes which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP, if such contest suspends any enforcement or collection of the Tax in question. Except as disclosed in Schedule 5.11, there is no current, proposed or pending audit, assessment or deficiency or other claim relating to Taxes against the Borrower or any of its Subsidiaries that would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect. Each of the Borrower and each of its Subsidiaries has made adequate provisions in accordance with GAAP for all material Taxes not yet due and payable. Neither the Borrower nor any of its Subsidiaries has “participated” in a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4, except as would not be reasonably expected to, individually or in the aggregate, result in a Material Adverse Effect.
          5.12 ERISA Compliance.
          (a) Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal or state Laws. Each Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter or is subject to a favorable opinion letter, in each case, from the IRS, or an application for such a letter is currently being processed by the IRS with respect thereto and, to the best knowledge of the Borrower, nothing has occurred which would prevent, or cause the loss of, such qualification.
          (b) There are no pending or, to the best knowledge of the Borrower, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect. There has been no violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.
          (c) (i) No ERISA Event has occurred or is reasonably expected to occur; (ii) no Pension Plan has any Unfunded Pension Liability; (iii) neither the Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (iv) neither the Borrower nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA.
          (d) With respect to each scheme or arrangement mandated by a government other than the United States (a “Foreign Government Scheme or Arrangement”) and with respect to each employee benefit plan, program, policy or arrangement maintained or contributed to by any Loan Party or any Subsidiary of any Loan Party or any Subsidiary that is not subject to United States law (a “Foreign Plan”):
     (i) any employer and employee contributions required by law or by the terms of any Foreign Government Scheme or Arrangement or any Foreign Plan have been made, or, if applicable, accrued, in accordance with normal accounting practices;

     (ii) the fair market value of the assets of each funded Foreign Plan, the liability of each insurer for any Foreign Plan funded through insurance or the book reserve established for any Foreign Plan, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations, as of the date hereof, with respect to all current and former participants in such Foreign Plan according to the actuarial assumptions and valuations most recently used to account for such obligations in accordance with applicable generally accepted accounting principles; and
     (iii) each Foreign Plan required to be registered has been registered and has been maintained in substantial compliance with its terms and with the requirements of any and all applicable laws, statutes, rules, regulations and orders and has been maintained, where required, in good standing with applicable regulatory authorities.
          5.13 Subsidiaries; Equity Interests; Loan Parties. As of the Closing Date, the Borrower has no Subsidiaries other than those specifically disclosed in Schedule 5.13. As of the Acquisition Closing Date, the Borrower has no Subsidiaries other than those specifically disclosed in Schedule 1(a) of the Perfection Certificate, and all of the outstanding Equity Interests in such Subsidiaries have been validly issued, are fully paid and non-assessable and are owned by a Loan Party in the amounts specified in Schedule 9(a) to the Perfection Certificate free and clear of all Liens except those created under the Collateral Documents and such other Liens as are permitted under Section 7.01. As of the Acquisition Closing Date, the Borrower has no equity investments in any other Person other than those specifically disclosed in Schedules 9(a) and 9(b) to the Perfection Certificate. All of the outstanding Equity Interests in the Borrower have been validly issued, are fully paid and non-assessable. Set forth in Schedule 1(a) to the Perfection Certificate is a complete and accurate list of all Loan Parties, showing as of the Acquisition Closing Date (as to each Loan Party) the jurisdiction of its organization, the address of its principal place of business and its U.S. taxpayer identification number or, in the case of any non-U.S. Loan Party that does not have a U.S. taxpayer identification number, its unique identification number issued to it by the jurisdiction of its organization.
          5.14 Margin Regulations; Investment Company Act.
          (a) The proceeds of Loans have been and will be used in compliance with all applicable provisions of Regulation T, U and X issued by the FRB.
          (b) None of the Borrower or any Subsidiary is or is required to be registered as an “investment company” under the Investment Company Act of 1940.
          5.15 Disclosure. As of the Closing Date and as of the Acquisition Closing Date, the Borrower has disclosed, and will have disclosed, to the Administrative Agent and the Lenders all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect. No report, financial statement, certificate or other written information furnished by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection with the transactions contemplated hereby (other than financial projections or forecasts or information of a general economic nature) and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (in each case as modified or supplemented by other information so furnished), taken as a whole, contains any material misstatement of material fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. All financial projections or forecasts prepared by the Borrower or its representatives concerning the Borrower and its Subsidiaries (including, for the avoidance of doubt, the Acquired Business) and all written information of a general economic nature furnished by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (in each case as modified or supplemented by other information so furnished), was prepared in good faith based upon assumptions believed to be reasonable at the time delivered, it being understood that such projections are subject to significant uncertainties and contingencies, and that actual results may differ materially from such projections.
          5.16 Compliance with Laws. Each Loan Party and each Subsidiary thereof is in compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees of Governmental Authorities applicable to it or to its properties, except in such instances in which (a) such Requirement of Law is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.
          5.17 Intellectual Property; Licenses, Etc. The Borrower and each of its Subsidiaries own, or possess the right to use in accordance with industry practice, all of the trademarks, service marks, trade names, copyrights, patents, franchises and other intellectual property rights (collectively, “Intellectual Property”) that are reasonably necessary for the operation of their respective businesses as conducted, and Schedules 11(a) and 11(b) to the Perfection Certificate set forth a complete and accurate list of all registered Intellectual Property owned by the Borrower and each of its Subsidiaries to the Borrower’s reasonable knowledge. To the best knowledge of the Borrower, no slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by the Borrower or any of its Subsidiaries infringes upon any Intellectual Property rights held by any other Person, except to the extent that any such infringement, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. Except as disclosed in Schedule 5.17, no claim or litigation regarding any of the foregoing is pending or, to the best knowledge of the Borrower, threatened in writing, which, either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.
          5.18 Solvency. Each Loan Party is, individually and together with its Subsidiaries on a consolidated basis, Solvent.
          5.19 Labor Matters. There are no collective bargaining agreements or Multiemployer Plans covering the employees of the Borrower or any of its Domestic Subsidiaries as of the Acquisition Closing Date and neither the Borrower nor any Domestic Subsidiary has suffered any strikes, walkouts, work stoppages or other material labor difficulty within the last five years prior to the Acquisition Closing Date.

          5.20 Collateral Documents.
          (a) The Security Agreement is effective to create in favor of the Administrative Agent for the benefit of the Secured Parties, legal, valid and enforceable Liens on, and security interests in, the Security Agreement Collateral. Except for filings, notices, consents and registrations contemplated hereby and by the Collateral Documents, no filing or other action will be necessary to perfect such Liens to the extent that perfection is required under such Collateral Documents. The Liens of the Administrative Agent in the Collateral shall have the priority as required by the applicable Collateral Documents.
          (b) Each Mortgage is effective to create, in favor of the Administrative Agent, for its benefit and the benefit of the Secured Parties, legal, valid and enforceable first priority Liens on, and security interests in, all of the Loan Parties’ right, title and interest in and to the Mortgaged Properties thereunder and the proceeds thereof, subject only to Liens permitted under the Loan Documents, and when the Mortgages are filed in the offices specified on Schedule 7(a) to the Perfection Certificate dated the Acquisition Closing Date (or, in the case of any Mortgage executed and delivered after the date thereof in accordance with the provisions of Sections 6.12 and 6.16, when such Mortgage is filed in the offices specified in the local counsel opinion delivered with respect thereto in accordance with the provisions of Sections 6.12 and 6.16), the Mortgages shall constitute fully perfected Liens on, and security interests in, all right, title and interest of the Loan Parties in the Mortgaged Properties and the proceeds thereof, in each case prior and superior in right to any other Person, other than Liens permitted by such Mortgage.
          (c) Each Collateral Document delivered pursuant to Sections 6.12 and 6.16 will, upon execution and delivery thereof, be effective to create in favor of the Administrative Agent, for the benefit of the Secured Parties, legal, valid and enforceable Liens on, and security interests in, all of the Loan Parties’ right, title and interest in and to the Collateral thereunder, and (i) when all appropriate filings or recordings are made in the appropriate offices as may be required under applicable law and (ii) upon the taking of possession or control by the Administrative Agent of such Collateral with respect to which a security interest may be perfected only by possession or control (which possession or control shall be given to the Administrative Agent to the extent required by any Collateral Document), such Collateral Document will constitute fully perfected Liens on, and security interests in, all right, title and interest of the Loan Parties in such Collateral, in each case subject to no Liens other than the Liens permitted under the Loan Documents.
          5.21 Use of Proceeds. Except as otherwise required herein, the Borrower will use the proceeds of (a) the Term Loans made on the Closing Date and which are subject to the Pre-Funding Release on the Acquisition Closing Date (i) to finance the Acquisition, (ii) to pay fees and expenses incurred in connection with the Transaction (iii) for ongoing working capital and other general corporate purposes of the Borrower and the Subsidiaries, including Permitted Acquisitions, (b) any Incremental Revolving Credit Loans for the purposes specified in the Increase Joinder and (c) the Revolving Credit Loans and Swingline Loans on and after the Acquisition Closing Date, for ongoing working capital and other general corporate purposes, in an amount not to exceed $5,000,000 on the Acquisition Closing Date, plus the Shortfall.

          5.22 Designation as Senior Debt. The Obligations will constitute “Designated Senior Indebtedness” of McData Corporation under, and defined in, the indenture relating to the McData Notes and all supplemental indentures thereto.
          5.23 Immaterial Subsidiaries. As of the Closing Date, the only Immaterial Subsidiaries are Nishan Systems, Inc., Sanera Systems, Inc., CNT Telecom Services, Inc. and Inrange Financial Corporation.
ARTICLE VI
AFFIRMATIVE COVENANTS
          So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding (other than contingent indemnification obligations), the Borrower shall, and shall (except in the case of the covenants set forth in Sections 6.01, 6.02, 6.03 and 6.11) cause each Subsidiary to:
          6.01 Financial Statements. Deliver to the Administrative Agent for further distribution to the Lenders:
     (a) as soon as available, but in any event within 60 days after the end of each fiscal year of the Borrower (commencing with the fiscal year ending October 27, 2008), a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, such consolidated statements to be audited and accompanied by a report and opinion of KPMG LLP or any other independent certified public accountants of nationally recognized standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit and such consolidated statements to be certified by the chief executive officer, chief financial officer, treasurer or controller of the Borrower to the effect that such statements are fairly stated in all material respects when considered in relation to the consolidated financial statements of the Borrower and its Subsidiaries;
     (b) as soon as available, but in any event within 40 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower (commencing with the fiscal quarter ending January 26, 2009), a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal quarter, and the related consolidated statement of income or operations and the related consolidated statement of cash flows for such fiscal quarter and for the portion of the Borrower’s fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail, such consolidated statements to be certified by the chief executive officer, chief financial officer, treasurer or controller of the Borrower as fairly presenting the financial condition, results of operations and cash flows of the Borrower and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes; and

     (c) as soon as available, but in any event not later than 45 days after the end of each fiscal year of the Borrower, an annual budget of the Borrower and its Subsidiaries on a consolidated basis, including forecasts prepared by management of the Borrower of consolidated balance sheets and statements of income and cash flows of the Borrower and its Subsidiaries on a quarterly basis for the immediately following fiscal year (including the fiscal year in which the Maturity Date for the Term Loan Facility occurs).
          6.02 Certificates; Other Information. Deliver to the Administrative Agent for further distribution to the Lenders:
     (a) concurrently with the delivery of the financial statements referred to in Section 6.01(a), a certificate of its independent certified public accountants stating that in making the examination necessary for the audit no knowledge was obtained of any Default under Section 7.10 or, if any such Default shall exist, stating the nature and status of such event;
     (b) concurrently with the delivery of the financial statements referred to in Sections 6.01(a) and (b), a duly completed Compliance Certificate signed by the chief executive officer, chief financial officer, treasurer or controller of the Borrower, and in the event of any change in generally accepted accounting principles used in the preparation of such financial statements, the Borrower shall also provide, if necessary for the determination of compliance with Section 7.11, a statement of reconciliation conforming such financial statements to GAAP, all of which shall be in form and detail reasonably satisfactory to the Administrative Agent;
     (c) promptly after the same are publicly available, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of the Borrower, and copies of all annual, regular, periodic and special reports and registration statements which the Borrower files with the SEC under Section 13 or 15(d) of the Exchange Act, or with any national securities exchange, and in any case not otherwise required to be delivered to the Administrative Agent pursuant hereto;
     (d) promptly after the furnishing thereof, copies of any notice of any default that has occurred furnished to any holder of debt securities of any Loan Party or of any of its Subsidiaries pursuant to the terms of any indenture, loan or credit or similar agreement in a principal amount greater than the Threshold Amount and not otherwise required to be furnished to the Lenders pursuant to Section 6.01 or any other clause of this Section 6.02; and
     (e) promptly following any request therefor, such additional information regarding the business, financial, legal or corporate affairs of any Loan Party or any Subsidiary thereof, or compliance with the terms of the Loan Documents, as the Administrative Agent may from time to time reasonably request, in form and detail reasonably satisfactory to the Administrative Agent.
          Documents required to be delivered pursuant to Section 6.01(a) or (b) or Section 6.02(d) (to the extent any such documents are included in materials otherwise filed with the

SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed on Schedule 10.02; or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (i) the Borrower shall deliver paper copies of such documents to the Administrative Agent for further distribution to the Lenders that requests the Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (ii) the Borrower shall notify the Administrative Agent and each Lender (by telecopier or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies)) of such documents. Notwithstanding anything contained herein, in every instance the Borrower shall be required to provide paper copies of the Compliance Certificates required by Section 6.02(b) to the Administrative Agent. Except for such Compliance Certificates, the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.
          The Borrower hereby acknowledges that (a) the Administrative Agent and/or the Arrangers will make available to the Lenders and the L/C Issuer materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. The Borrower hereby agrees that so long as the Borrower is the issuer of any outstanding debt or equity securities that are registered or issued pursuant to a private offering or is actively contemplating issuing any such securities it will use commercially reasonable efforts to identify that portion of the Borrower Materials that is intended by the Administrative Agent or the Arranger and the Borrower to be distributed to the Public Lenders and that (w) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, the Arrangers, the L/C Issuer and the Lenders to treat such Borrower Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to the Borrower or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 10.07); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor”; and (z) the Administrative Agent and the Arrangers shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.”

          6.03 Notices. Promptly after a Responsible Officer or any Loan Party obtains knowledge thereof, notify the Administrative Agent:
     (a) of the occurrence of any Default;
     (b) of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect; and
     (c) of any material change in accounting policies or financial reporting practices by any Loan Party or any Subsidiary thereof, including any determination by the Borrower referred to in Section 2.10(b).
          Each notice pursuant to Section 6.03 shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and stating what action the Borrower has taken and proposes to take with respect thereto. Each notice pursuant to Section 6.03(a) shall describe the applicable Default in reasonable detail.
          6.04 Payment of Obligations. Pay and discharge as the same shall become due and payable, all of its material obligations and material liabilities, including (a) all material Taxes upon it or its income or profits or upon any of its properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently conducted, adequate reserves in accordance with GAAP are being maintained by the Borrower or such Subsidiary and such contest suspends enforcement or collection of the claim in question; (b) all lawful claims which, if unpaid, would by law become a Lien upon a material portion of its property (other than a Lien permitted by Section 7.01); and (c) all Indebtedness, as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness, except, in the case of this clause (c), to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect.
          6.05 Preservation of Existence, Etc. (a) Preserve and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 7.04 or 7.05; (b) take all reasonable action to maintain all material rights, privileges, permits, licenses and franchises reasonably necessary in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (c) preserve and maintain all of its registered patents, trademarks, trade names and service marks, the non-preservation of which could reasonably be expected to have a Material Adverse Effect.
          6.06 Maintenance of Properties, Etc.
          (a) Maintain, preserve and protect all of its material properties and equipment reasonably necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted;
          (b) Make all reasonably necessary repairs thereto and renewals and replacements thereof except where the failure to do so could not reasonably be expected to have a Material Adverse Effect;

          (c) except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect:
     (A) use each Trademark on each and every trademark class of goods applicable to its current line as reflected in its current catalogs, brochures and price lists in order to maintain such Trademark in full force free from any claim of abandonment for non-use;
     (B) use such Trademark owned by Borrower or any Guarantor that is material to the operation of the business as conducted with the appropriate notice of registration and all other notices and legends required by applicable Requirements of Law;
     (C) not knowingly adopt or use any mark which is confusingly similar or a colorable imitation of such Trademark unless the Administrative Agent shall obtain a perfected security interest in such mark pursuant to Sections 6.12 and 6.13;
     (D) not (and not permit any licensee or sublicensee thereof to) do any act or omit to do any act whereby such Trademark may become invalidated or impaired in any way;
     (E) do any act, or omit to do any act, whereby any Patent owned by Borrower that is material to the operation of the business of Borrower as conducted may become forfeited, abandoned or dedicated to the public except in the ordinary course of claim construction and prosecution;
     (F) not (either the Borrower or any Subsidiary) do any act whereby any Copyright owned by Borrower that is material to the operation of the business of Borrower as conducted may fall into the public domain;
     (G) not use any Intellectual Property owned or licensed by Borrower and material to the operation of the business of Borrower as conducted to infringe the intellectual property rights of any other Person;
     (I) notify the Administrative Agent promptly if the Borrower or any Subsidiary knows, or has reason to know, that any application or registration relating to any Trademark, Copyright, or Patent owned by Borrower and material to the operation of the business of Borrower as conducted is likely to become forfeited, abandoned or dedicated to the public, or of any adverse determination or development (including the institution of, or any such determination or development in, any proceeding in the United States Patent and Trademark Office, the United States Copyright Office or any other governmental authority in any country) regarding the Borrower’s or such Subsidiary’s ownership of, or the validity of, any Trademark, Copyright, or Patent or the Borrower’s or such Subsidiary’s right to register the same or to own and maintain the same. Whenever the Borrower or any Guarantor, either by itself or through any agent, employee, licensee or designee, shall file an application for the registration of any Intellectual Property with the United States Patent and Trademark Office, the United States Copyright Office or any similar office or agency in any other country or any political subdivision thereof, such

Borrower or such Subsidiary shall report such filing to the Administrative Agent within 30 days after the last day of the fiscal quarter in which such filing occurs. Upon request of the Administrative Agent, such Borrower or such Subsidiary shall execute and deliver, and have recorded, any and all agreements, instruments, documents, and papers as the Administrative Agent may request to evidence the Administrative Agent’s security interest in any Copyright, Patent or Trademark and the goodwill and general intangibles of the Borrower or such Subsidiary relating thereto or represented thereby;
     (J) take reasonable and necessary steps, consistent with Borrower’s practice including in any proceeding before the United States Patent and Trademark Office, the United States Copyright Office or any similar office or agency in any other country or any political subdivision thereof, to maintain each application (and to obtain the relevant registration) and to maintain each registration of the material Trademarks, Copyrights, and Patents owned by Borrower and material to the operation of the business of Borrower as conducted, including filing of applications for renewal, affidavits of use and affidavits of incontestability; and
     (K) In the event that any Intellectual Property owned by Borrower and material to the operation of the business of Borrower as conducted is infringed, misappropriated or diluted by a third party, the affected Borrower or Subsidiary shall (x) take such actions as the Borrower or such Subsidiary shall reasonably deem appropriate under the circumstances to protect such Intellectual Property, which may, in Borrower’s or its Subsidiary’s discretion, include suing for infringement, misappropriation or dilution, seeking injunctive relief where appropriate and recovery of any and all damages for such infringement, misappropriation or dilution and (y) promptly notify the Administrative Agent after it learns thereof.
          (d) Use commercially reasonable efforts to cause the Loans and the Borrower’s corporate credit to continue to be rated by Standard & Poor’s Ratings Group and Moody’s Investors Service Inc. (but not to maintain a specific rating).
          6.07 Maintenance of Insurance.
          (a) Maintain with financially sound and reputable insurance companies, insurance with respect to its material properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business and owning similar properties, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons; provided that the Borrower and its Subsidiaries may self-insure in accordance with good business practice and consistent with past practice..
          (b) All such insurance shall (i) provide that no cancellation, material reduction in amount or material change in coverage thereof shall be effective until at least 30 days after receipt by the Administrative Agent of written notice thereof and (ii) name the Administrative Agent as mortgagee (in the case of property insurance) or additional insured on behalf of the Secured Parties (in the case of liability insurance) or loss payee (in the case of property insurance), as applicable.

          (c) With respect to each Mortgaged Property, obtain flood insurance in such total amount as the Administrative Agent may from time to time require, if at any time the area in which any improvements located on any Mortgaged Property is designated a “flood hazard area” in any Flood Insurance Rate Map published by the Federal Emergency Management Agency (or any successor agency), and otherwise comply with the National Flood Insurance Program as set forth in the Flood Disaster Protection Act of 1973, as amended from time to time.
          (d) No Loan Party that is an owner of Mortgaged Property shall take any action that is reasonably likely to be the basis for termination, revocation or denial of any insurance coverage required to be maintained under such Loan Party’s respective Mortgage or that could be the basis for a valid defense to any claim under any Insurance Policy maintained in respect of the Mortgaged Property, and each Loan Party shall otherwise comply in all material respects with all Insurance Requirements in respect of the Mortgaged Property; provided, however, that each Loan Party may, at its own expense and after written notice to the Administrative Agent, (i) contest the applicability or enforceability of any such Insurance Requirements by appropriate legal proceedings, the prosecution of which does not constitute a basis for cancellation or revocation of any insurance coverage required under this Section 6.07 or (ii) cause the Insurance Policy containing any such Insurance Requirement to be replaced by a new policy complying with the provisions of this Section 6.07.
          6.08 Compliance with Laws. Comply in all material respects with all Requirements of Laws applicable to it or to its business or property, except in such instances in which (a) such Requirement of Law is being contested in good faith by appropriate proceedings diligently conducted; or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.
          6.09 Books and Records. (a) Maintain proper books of record and account, in which complete and correct entries shall be made of all financial transactions and matters involving the assets and business of the Borrower or such Subsidiary, as the case may be, sufficient to allow for the preparation of financial statements in accordance with GAAP (or, in the case of Foreign Subsidiaries, generally accepted accounting principles in effect from time to time in their respective jurisdictions of organization); and (b) maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over the Borrower or such Subsidiary, as the case may be.
          6.10 Inspection Rights. Permit authorized representatives and independent contractors of the Administrative Agent and one or more authorized representatives of the Lenders (such authorized representative(s) to be appointed by the Lenders in consultation with the Administrative Agent) to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, senior officers, and independent public accountants (provided that the Borrower may be present and participate in any such discussion with such public accountants), all at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Borrower; provided, however, that unless an Event of Default is continuing, no such representatives or independent contractors) shall so visit, inspect and examine more than twice in any calendar year.

          6.11 Use of Proceeds.
          Except as set forth in this Agreement, use the proceeds of the Credit Extensions, in compliance with all applicable Laws, (i) to finance the Acquisition and the refinancing, (ii) to pay fees and expenses incurred in connection with the Transaction and (iii) for ongoing working capital and other general corporate purposes of the Borrower and the Subsidiaries, including Permitted Acquisitions.
          6.12 Covenant To Guarantee Obligations and Give Security.
          (a) Subject to this Section 6.12, with respect to any property acquired after the Closing Date by any Loan Party that is intended to be subject to the Lien created by any of the Collateral Documents but is not so subject, promptly (and in any event within 30 days after the acquisition thereof) (i) execute and deliver to the Administrative Agent such amendments or supplements to the relevant Collateral Documents or such other documents as the Administrative Agent shall deem necessary or advisable to grant to the Administrative Agent, for its benefit and for the benefit of the other Secured Parties, a Lien on such property subject to no Liens other than Liens permitted under the Loan Documents, and (ii) take all actions necessary to cause such Lien to be duly perfected to the extent required by such Collateral Document in accordance with all applicable Requirements of Law, including the filing of financing statements in such jurisdictions as may be reasonably requested by the Administrative Agent. The Borrower shall otherwise take such actions and execute and/or deliver to the Administrative Agent such documents as the Administrative Agent shall reasonably require to confirm the validity, perfection and priority of the Lien of the Collateral Documents on such after-acquired properties.
          (b) With respect to any Person that is or becomes a Subsidiary after the Closing Date, promptly (and in any event within 30 days after such Person becomes a Subsidiary) (i) deliver to the Administrative Agent the certificates, if any, representing all of the Equity Interests of such Subsidiary, together with undated stock powers or other appropriate instruments of transfer executed and delivered in blank by a duly authorized officer of the holder(s) of such Equity Interests, and all intercompany notes owing from such Subsidiary to any Loan Party together with instruments of transfer executed and delivered in blank by a duly authorized officer of such Loan Party and (ii) cause such new Subsidiary (other than a CFC) (A) to execute a joinder agreement or such comparable documentation to become a Guarantor and a joinder agreement to the applicable Security Agreement, substantially in the form annexed thereto and (B) to take all actions necessary or advisable in the opinion of the Administrative Agent to cause the Lien created by the applicable Security Agreement to be duly perfected to the extent required by such agreement in accordance with all applicable Requirements of Law, including the filing of financing statements in such jurisdictions as may be reasonably requested by the Administrative Agent. Notwithstanding the foregoing, the Equity Interests required to be delivered to the Administrative Agent pursuant to clause (i) of this Section 6.12(b) shall not include any Equity Interests of a CFC created or acquired after the Closing Date other than (A) Voting Stock of any Subsidiary which is a first-tier CFC representing 65% of the total voting power of all outstanding Voting Stock of such Subsidiary and (B) 100% of the Equity Interests not constituting Voting Stock of any such Subsidiary, except that any such Equity Interests constituting “stock entitled to vote”

within the meaning of Treasury Regulation Section 1.956-2(c)(2) shall be treated as Voting Stock for purposes of this Section 6.12(b).
          (c) Promptly grant to the Administrative Agent, within 30 days of the acquisition thereof, a security interest in and Mortgage on each real property owned in fee by such Loan Party as is acquired by such Loan Party after the Closing Date and that, together with any improvements thereon, individually has a fair market value of at least $5,000,000, as additional security for the Secured Obligations (unless the subject property is already mortgaged to a third party to the extent permitted by Section 7.01). Such Mortgages shall be granted pursuant to documentation reasonably satisfactory in form and substance to the Administrative Agent and shall constitute valid and enforceable perfected Liens subject only to Liens permitted under the Loan Documents. The Mortgages or instruments related thereto shall be duly recorded or filed in such manner and in such places as are required by law to establish, perfect, preserve and protect the Liens in favor of the Administrative Agent required to be granted pursuant to the Mortgages and all taxes, fees and other charges payable in connection therewith shall be paid in full. Such Loan Party shall otherwise take such actions and execute and/or deliver to the Administrative Agent such documents as the Administrative Agent shall reasonably require to confirm the validity, perfection and priority of the Lien of any existing Mortgage or new Mortgage against such after-acquired real property (including, but not limited to, a Mortgage Policy, a survey, a flood certificate and local counsel opinion (in form and substance reasonably satisfactory to the Administrative Agent) in respect of such Mortgage).
          (d) Notwithstanding anything to the contrary in this Section 6.12, assets will be excluded from the Collateral in circumstances where the Administrative Agent reasonably determines that the cost of obtaining a security interest in such assets is excessive in relation to the value afforded thereby, or if the granting of a security interest in such asset would be prohibited by enforceable anti-assignment provisions of any contract or by applicable Law.
          6.13 Further Assurances. Promptly, upon the reasonable request of the Administrative Agent or the Required Lenders, at the Borrower’s expense, execute, acknowledge and deliver, or cause the execution, acknowledgment and delivery of, and thereafter register, file or record, or cause to be registered, filed or recorded, in an appropriate governmental office, any document or instrument supplemental to or confirmatory of the Collateral Documents or otherwise deemed by the Administrative Agent reasonably necessary for the continued validity, perfection and priority of the Liens on the Collateral covered thereby subject to no other Liens except as permitted by the applicable Collateral Document or this Agreement, or obtain any consents or waivers as may be necessary in connection therewith. Promptly upon request by the Administrative Agent, or any Lender through the Administrative Agent, (i) correct any material defect or error that may be discovered in any Loan Document or in the execution, acknowledgment, filing or recordation thereof, (ii) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as the Administrative Agent, or the Required Lenders through the Administrative Agent, may reasonably require from time to time in order to carry out more effectively the purposes of the Loan Documents and (iii) assure, convey, grant, assign, transfer, preserve, protect and confirm more effectively unto the Secured Parties the rights granted or now or hereafter intended to be granted to the Secured Parties under any Loan Document or under any other in-

strument executed in connection with any Loan Document to which any Loan Party or any of its Subsidiaries is or is to be a party, and cause each of its Subsidiaries to do so. Deliver or cause to be delivered to the Administrative Agent from time to time such other documentation, consents, authorizations, approvals and orders in form and substance reasonably satisfactory to the Administrative Agent as the Administrative Agent shall reasonably deem necessary to perfect or maintain the Liens on the Collateral pursuant to the Collateral Documents. Upon the exercise by the Administrative Agent or any Lender of any power, right, privilege or remedy pursuant to any Loan Document which requires any consent, approval, registration, qualification or authorization of any Governmental Authority execute and deliver all applications, certifications, instruments and other documents and papers that the Administrative Agent or such Lender may require. If the Administrative Agent or the Required Lenders determine that they are required by a Requirement of Law to have appraisals prepared in respect of the real property of any Loan Party constituting Collateral, the Borrower shall provide to the Administrative Agent appraisals that satisfy the applicable requirements of the Real Estate Appraisal Reform Amendments of FIRREA and are otherwise in form and substance satisfactory to the Administrative Agent.
          6.14 Employee Benefits. (a) Comply in all material respects with the applicable provisions of ERISA and the Code and (b) furnish to the Administrative Agent (x) promptly, upon the occurrence of any ERISA Event (or termination, withdrawal or noncompliance with applicable law or plan terms with respect to Foreign Plans) that, alone or together with any other ERISA Events (and similar events with respect to Foreign Plans) that have occurred, could reasonably be expected to result in liability of the Borrower or any of its ERISA Affiliates or the imposition of a Lien, a written notice specifying the nature thereof, what action the Borrower or its ERISA Affiliates have taken, are taking or propose to take with respect thereto, and, when known, any action taken or threatened by the Internal Revenue Service, Department of Labor, PBGC or Multiemployer Plan sponsor with respect thereto; (y) upon request by the Administrative Agent, copies of (i) each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) filed by the Borrower or any ERISA Affiliate with the Internal Revenue Service with respect to each Pension Plan; (ii) the most recent actuarial valuation report for each Pension Plan; (iii) all notices received by the Borrower or any ERISA Affiliate from a Multiemployer Plan sponsor or any governmental agency concerning such Multiemployer Plan; and (iv) such other documents or governmental reports or filings relating to any Plan (or employee benefit plan sponsored or contributed to by the Borrower) as the Administrative Agent shall reasonably request and (z) promptly following any request therefor, copies of (i) any documents described in Section 101(k) of ERISA that the Borrower or any ERISA Affiliate may request with respect to any Multiemployer Plan and (ii) any notices described in Section 101(l) of ERISA that the Borrower or any ERISA Affiliate may request with respect to any Multiemployer Plan; provided that if the Borrower or any ERISA Affiliate has not requested such documents or notices from the administrator or sponsor of the applicable Multiemployer Plan, they shall promptly make a request for such documents or notices from such administrator or sponsor and shall provide copies of such documents and notices promptly after receipt thereof.
          6.15 Compliance with Environmental Laws. (i) Comply, and cause all lessees and other Persons operating or occupying its properties to comply, in all material respects, with all applicable Environmental Laws and Environmental Permits; (ii) obtain and renew all Environmental Permits necessary for its operations and properties; and (iii) conduct any investigation, study, sampling and testing, and undertake any cleanup, removal, remedial or other action necessary to address all Hazardous Materials at, on, under or emanating from any of its properties, in accordance with the requirements of all Environmental Laws; provided, however, that neither the Borrower nor any of its Subsidiaries shall be required to undertake any such cleanup, removal, remedial or other action to the extent that its obligation to do so is being contested in good faith and by proper proceedings and appropriate reserves are being maintained with respect to such circumstances in accordance with GAAP.
          6.16 Information Regarding Collateral and Loan Documents. Not effect any change (i) in any Loan Party’s legal name, (ii) in the location of any Loan Party’s chief executive office, (iii) in any Loan Party’s identity or organizational structure, (iv) in any Loan Party’s Federal Taxpayer Identification Number or organizational identification number, if any, or (v) in any Loan Party’s jurisdiction of organization (in each case, including by merging with or into any other entity, reorganizing, dissolving, liquidating, reorganizing or organizing in any other jurisdiction), until (A) it shall have given the Administrative Agent not less than 30 days’ prior written notice (in the form of a certificate by a Responsible Officer), or such lesser notice period agreed to by the Administrative Agent, of its intention so to do, clearly describing such change and providing such other information in connection therewith as the Administrative Agent may reasonably request and (B) it shall have taken all action reasonably satisfactory to the Administrative Agent to maintain the perfection and priority of the security interest of the Administrative Agent for the benefit of the Secured Parties in the Collateral, if applicable. Each Loan Party agrees to promptly provide the Administrative Agent with certified Organization Documents reflecting any of the changes described in the preceding sentence. Each Loan Party also agrees to promptly notify the Administrative Agent of any change in the location of any office in which it maintains books or records relating to Collateral owned by it or any office or facility at which Collateral is located (including the establishment of any such new office or facility), other than changes in location to a Mortgaged Property or a leased property subject to a Landlord Access Agreement.
ARTICLE VII
NEGATIVE COVENANTS
          So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, the Borrower shall not, nor shall it permit any Subsidiary to, directly or indirectly:
          7.01 Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, or sign or file or suffer to exist under the Uniform Commercial Code of any jurisdiction a financing statement that names the Borrower or any of its Subsidiaries as debtor, or assign any accounts or other right to receive income, other than the following:
     (a) Liens pursuant to any Loan Document;
     (b) Liens existing on the date hereof and listed on Schedule 5.08(b) (as amended and restated as listed on Schedule 4A of the Perfection Certificate on the Acquisition Closing Date) and any modifications, replacements, renewals or extensions thereof;

provided that (i) such Lien shall not apply to any other property or asset of the Borrower or any subsidiary, (ii) the direct or any contingent obligor with respect thereto is not changed, and (iii) such Lien shall secure only those obligations, and in the same principal amount, that it secures on the date hereof and any modification, replacement, renewal or extension of the obligations secured or benefited thereby is permitted by Section 7.02(d);
     (c) Liens for taxes, assessments or governmental charges or levies not yet overdue by more than 30 days or in the case of real property taxes not yet delinquent or Liens for Taxes which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP and such contest suspends any enforcement or collection of the Tax in question (or, in the case of a Foreign Subsidiary, generally accepted accounting principles in effect from time to time in the applicable jurisdiction of organization);
     (d) landlords’ carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, workmen’s, suppliers’, processors, storage or other similar Liens arising in the ordinary course of business which are securing amounts not overdue for a period of more than 60 days or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person;
     (e) Liens (other than any Lien imposed by ERISA) (w) imposed by Requirements of Law or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security or similar laws and regulations, (x) incurred in the ordinary course of business to secure the performance of tenders, statutory obligations (other than excise taxes), surety, stay, customs and appeal bonds, statutory bonds, bids, leases, government contracts, trade contracts, performance and return of money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money) or (y) arising by virtue of deposits made in the ordinary course of business to secure liability for reimbursement or indemnification obligations of insurance carriers or (z) of a collection bank arising under Section 4-208 or 4-210 of the UCC on items in the course of collection; provided that (i) such Liens are for amounts not yet due and payable or delinquent or, to the extent such amounts are so due and payable, such amounts are being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP, which proceedings for orders entered in connection with such proceedings have the effect of preventing or suspending the forfeiture or sale of the property subject to any such Lien;
     (f) bankers’ Liens, rights of setoff and other similar Liens existing solely with respect to cash, Cash Equivalents, securities, commodities and other funds on deposit in one or more accounts maintained by the Borrower or its Subsidiaries, in each case arising in the ordinary course of business in favor of banks, other depositary institutions, securities or commodities intermediaries or brokerages with which such accounts are maintained securing amounts owing to such banks or financial institutions with respect to cash management and operating account management or are arising under Section 4-208 or 4-210 of the UCC on items in the course of collection;
     (g) easements, rights-of-way, restrictions, minor encroachments, protrusions and other similar encumbrances and minor title defects affecting real property which, in the aggregate, do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the Borrower or any material Subsidiary;
     (h) Liens securing judgments for the payment of money not constituting an Event of Default under Section 8.01(h);
     (i) Liens securing Indebtedness permitted under Section 7.02(e); provided that (i) such Liens do not at any time encumber any property other than the property financed by such Indebtedness and the proceeds and the products thereof (it being understood, however, that individual financings of equipment provided by one lender may be cross collateralized to other financings of equipment provided by such lender) and (ii) such Indebtedness is incurred within one year after such acquisition of such property by such Person;
     (j) Liens on property of a Person existing at the time such Person is acquired by, merged into or consolidated with the Borrower or any Subsidiary of the Borrower or becomes a Subsidiary of the Borrower or acquired by the Borrower or such Subsidiary; provided that such Liens were not created in contemplation of such acquisition, merger, consolidation or Investment and do not extend to any assets other than those of the Person merged into or consolidated with the Borrower or such Subsidiary or acquired by the Borrower or such Subsidiary, and the applicable Indebtedness secured by such Lien is permitted under Section 7.02;
     (k) the replacement, extension or renewal of any Lien permitted by clauses (i) and (j) above upon or in the same property theretofore subject thereto or the replacement, extension or renewal (without increase in the amount or change in any direct or contingent obligor) of the Indebtedness secured thereby;
     (l) leases, licenses, subleases or sublicenses to third parties, in each case entered into in the ordinary course of the Borrower or the Subsidiary’s business, so long as such leases do not, individually or in the aggregate, (i) interfere in any material respect with the ordinary conduct of the business of the Borrower or any Subsidiary or (ii) materially impair the use (for its intended purposes) or the value of the property subject thereto;
     (m) the filing of UCC financing statements solely as a precautionary measure in connection with operating leases or consignment of goods;
     (n) Liens securing Indebtedness incurred pursuant to Section 7.02(f); provided that (i) such Liens do not extend to, or encumber, property which constitutes Collateral and (ii) such Liens extend only to the property (or Equity Interests) of the Foreign Subsidiary incurring such Indebtedness;
     (o) Liens that are contractual rights of setoff relating to purchase orders and other agreements entered into with customers of such Person in the ordinary course of business;
     (p) Liens on assets of (i) any Subsidiary in favor of any Loan Party; provided that such Liens are subordinated to Liens securing the Obligations, on terms acceptable to the Administrative Agent and (ii) any subsidiary that is not a Loan Party in favor of any other Subsidiary that is not a Loan Party;
     (q) Liens consisting of (y) an agreement to sell, transfer or dispose of any asset to the extent such sale, transfer or disposition is not prohibited by the Loan Documents; provided that such Liens only encumber the applicable assets pending the completion of the applicable sale, transfer or disposition or (z) cash advances in favor of the seller of any property to be acquired in any Investment permitted by Section 7.03;
     (r) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;
     (s) Liens on insurance policies and the proceeds thereof securing Indebtedness permitted by Section 7.02(p);
     (t) Liens on the property that is subject to the Sale-Leaseback securing Indebtedness permitted by Section 7.02(j);
     (u) Liens deemed to exist in connection with repurchase agreements permitted under Section 7.02(t) and (u); provided that such Liens do not extend to any assets other than those that are the subject of such repurchase agreement;
     (v) other Liens so long as the aggregate principal amount of the indebtedness and other obligations secured thereby do not exceed $50,000,000;
     (w) licenses of Intellectual Property granted by the Borrower or any of its Subsidiaries in the ordinary course of business or as determined in its reasonable business judgment and not interfering in any material respect with the ordinary conduct of the business of the Borrower and its Subsidiaries; and
     (x) Liens on property that is secured by Indebtedness permitted by Section 7.02(u); provided that the value of such property being secured does not exceed the amount of such Indebtedness.
          7.02 Indebtedness. Create, incur, assume or suffer to exist any Indebtedness, except:

     (a) obligations (contingent or otherwise) existing or arising under (i) any Swap Contract entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with fluctuations in interest rates or foreign exchange rates; provided that if such Swap Contract relates to interest rates, (A) such Swap Contract relates to payment obligations on Indebtedness otherwise permitted to be incurred by the Loan Documents and (B) the notional principal amount of such obligations at the time incurred does not exceed the principal amount of the Indebtedness to which such obligations relate or (ii) in respect of the Warrant Transactions;
     (b) Indebtedness permitted by Section 7.03(b);
     (c) Indebtedness under the Loan Documents;
     (d) Indebtedness outstanding on the date hereof and listed on Schedule 7.02 and any refinancings, refundings, renewals or extensions thereof; provided that the amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing and the direct or any contingent obligor with respect thereto is not changed, as a result of or in connection with such refinancing, refunding, renewal or extension; provided further that the terms relating to principal amount, amortization, interest, maturity and subordination (if any), and other material terms taken as a whole, of any such refinancing, refunding, renewing or extending Indebtedness are no less favorable in any material respect to the Loan Parties or the Lenders than the terms of the Indebtedness being refinanced, refunded, renewed or extended;
     (e) Indebtedness in respect of Capitalized Leases, Synthetic Lease Obligations and purchase money obligations for fixed or capital assets within the limitations set forth in Section 7.01(i); provided, however, that the aggregate amount of all such Indebtedness at any one time outstanding shall not exceed $25,000,000, plus an additional $25,000,000 for each fiscal year ending after the Closing Date (commencing with the fiscal year ending October 27, 2009);
     (f) Indebtedness incurred by Foreign Subsidiaries in an aggregate amount not to exceed an amount equal to $25,000,000 plus an additional $5,000,000 for each fiscal year ending after the Closing Date (commencing with the fiscal year ending October 27, 2009) at any time outstanding;
     (g) Indebtedness in an aggregate principal amount not to exceed $100,000,000 at any time outstanding;
     (h) Indebtedness of the Borrower or any Guarantor or Acquired Indebtedness of the Borrower or any Subsidiary; provided that, both immediately prior to and after giving effect thereto, (i) no Default or Event of Default shall exist or result therefrom, (ii) on a Pro Forma Basis, the Consolidated Leverage Ratio shall be at least 0.25 to 1:00 lower than the Consolidated Leverage Ratio tested in the most recent Measurement Period as set forth under Section 7.10(b) and (iii) such Indebtedness shall have no amortization, sinking fund, provision requiring any mandatory principal prepayment or repurchase or scheduled maturity, in each case, prior to the date that is 180 days following the Maturity Date;
     (i) Unsecured Indebtedness of the Borrower or any Guarantor evidenced by the Debt Securities in an aggregate amount not to exceed $400,000,000 (and solely in respect of the Convertible Notes, an additional amount not to exceed $60,000,000 in connection with the exercise by the underwriter of any over-allotment option related thereto (such amount, the “Over-Allotment Amount”); provided that such Indebtedness shall have no amortization, sinking fund, provision requiring any mandatory principal prepayment or repurchase or scheduled maturity, in each case, prior to the date that is 180 days following the Maturity Date and any refinancings, refundings, renewals or extensions thereof; provided however that (x) the amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing and the direct or any contingent obligor with respect thereto is not changed, as a result of or in connection with such refinancing, refunding, renewal or extension and (y) the terms relating to principal amount, interest, amortization, maturity and subordination (if any), and other material terms taken as a whole, of any such refinancing, refunding, renewing or extending Indebtedness, are no less favorable in any material respect to the Loan Parties or the Lenders than the terms of the Indebtedness being refinanced, refunded, renewed or extended;
     (j) Attributable Indebtedness with respect to the Campus Sale-Leaseback and other Sale-Leaseback permitted by Section 7.05(j);
     (k) Indebtedness of (i) a Loan Party to any other Loan Party; (ii) any Subsidiary that is not a Loan Party to any other Subsidiary that is not a Loan Party; (iii) of any subsidiary that is not a Loan Party to any Loan Party; and (iv) any Loan Party to Subsidiaries that are not Loan Parties to the extent constituting an Investment permitted by 7.03; provided that any such Indebtedness owed by a Loan Party to a non-Loan Party is unsecured and subordinated to the Obligations and evidenced by an Intercompany Note;
     (l) Guarantees by any Loan Party of Indebtedness of any other Loan Party; provided that if the Indebtedness being guaranteed is subordinated to the Obligations, such Guarantee shall be subordinated to the Obligations on terms at least as favorable to the Lenders as those contained in the subordination of such Indebtedness;
     (m) Indebtedness (other than for borrowed money) which may be deemed to exist pursuant to any guarantees, warranty or contractual service obligations, performance, surety, statutory, appeal, bid, prepayment guarantee, payment (other than payment of Indebtedness) or completion of performance guarantees or similar obligations incurred in the ordinary course of business;
     (n) Indebtedness in respect of netting services, overdraft protections and other cash management, intercompany cash pooling and similar arrangements in connection with deposit accounts, in each case in the ordinary course of business;

     (o) Indebtedness in respect of workers’ compensation claims, payment obligations in connection with health or other types of social security benefits, unemployment or other insurance obligations, reclamation and statutory obligations, in each case in the ordinary course of business;
     (p) Indebtedness consisting of (i) the financing of insurance premiums or self-insurance obligations or (ii) take-or-pay obligations contained in supply agreements in each case in the ordinary course of business;
     (q) client advances or deposits received in the ordinary course of business;
     (r) any earn-out or similar obligations incurred in connection with Investments permitted under Section 7.03;
     (s) Indebtedness representing deferred compensation to employees of any Loan Party incurred in the ordinary course of business;
     (t) reimbursement obligations issued on behalf of a Loan Party in the ordinary course of business, provided that the amount of such Indebtedness shall not exceed the fair market value of the property constituting the security thereof;
     (u) reimbursement obligations and other Indebtedness in favor of the Redevelopment Agency of the City of San Jose of any other Government Authority entity whereby such entities finance development and/or encourage employment in their respective jurisdictions; provided that such reimbursement obligations and other Indebtedness shall not exceed in the aggregate $10,000,000;
     (v) [Reserved];
     (w) all premiums (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in clauses (a) through (u) above.
          To the extent the creation, incurrence or assumption of any Indebtedness could be attributable to more than one subsection of this Section 7.02, the Borrower may allocate such Indebtedness to any one or more of such subsections and in no event shall the same portion of Indebtedness be deemed to utilize or be attributable to more than one item; provided that (x) all Indebtedness created pursuant to the Loan Documents shall be deemed to have been incurred in reliance on Section 7.02(c) and (y) all Indebtedness outstanding in respect of the (the Debt Securities) shall be deemed to have been incurred in reliance on Section 7.02(i).
          7.03 Investments. Make or hold any Investments, except:
     (a) Investments held by the Borrower and its Subsidiaries in the form of Cash Equivalents;

     (b) (i) loans, advances and guarantees to officers, directors and employees of the Borrower and Subsidiaries in an aggregate amount not to exceed $5,000,000 at any time outstanding, for travel, entertainment, relocation and analogous ordinary business purposes (to the extent not prohibited by applicable law), and (ii) other loans, advances and guarantees to employees for the purchase of Equity Interests of the Borrower in an aggregate amount not exceeding $5,000,000 at any time outstanding;
     (c) (i) Investments by the Borrower and its Subsidiaries in their respective Subsidiaries outstanding on the date hereof, (ii) additional Investments by the Borrower and its Subsidiaries in Loan Parties, (iii) additional Investments by Subsidiaries of the Borrower that are not Loan Parties in other Subsidiaries that are not Loan Parties and (iv) so long as no Default has occurred and is continuing or would result from such Investment, additional Investments by the Loan Parties in Subsidiaries that are not Loan Parties in an aggregate amount invested from the date hereof not to exceed $100,000,000; provided that any Investment in the form of a loan or advance shall be evidenced by the Intercompany Note and, in the case of a loan or advance by a Loan Party, pledged by such Loan Party as Collateral pursuant to the Collateral Documents;
     (d) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, Investments in securities of trade creditors or customers received pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such trade creditors or customers, Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss and Investments received in compromise or resolution of litigation, arbitration or other disputes;
     (e) Investments existing on the date hereof or made pursuant to legally binding written commitments in existence on the date hereof (other than those referred to in Section 7.03(c)(i)) and set forth on Schedule 7.03(e) and any modification, refinancing, renewal, refunding, replacement or extension thereof; provided that the amount of any Investment permitted pursuant to this Section 7.03(e) is not increased from the amount of such Investment on the Closing Date;
     (f) Investments by the Borrower or its Subsidiaries to the extent constituting Obligations permitted under Section 7.02;
     (g) the purchase or other acquisition of at least 51% of the Equity Interests in a Person that, upon the consummation thereof, will be a Subsidiary (including as a result of a merger or consolidation) or all or substantially all of the assets of, or assets constituting one or more business units of, any Person; provided that, with respect to each purchase or other acquisition made pursuant to this Section 7.03(g):
     (i) any such newly-created or acquired Subsidiary shall comply with the requirements of Section 6.12;

     (ii) the lines of business of the Person to be (or the property of which is to be) so purchased or otherwise acquired shall be related, or incidental or complementary to the lines of Business of the Borrower and its Subsidiaries immediately prior to such purchase or acquisition;
     (iii) the total cash and noncash consideration (including the fair market value of (i) Equity Interests issued or transferred to the sellers thereof (excluding rollover equity), all indemnities, earnouts and other contingent payment obligations to, and the aggregate amounts paid or to be paid under noncompete, consulting and other affiliated agreements with, the sellers thereof, all write-downs of property and reserves for liabilities with respect thereto and all assumptions of debt, liabilities and other obligations in connection therewith) paid by or on behalf of the Borrower and its Subsidiaries for any such purchase or other acquisition, when aggregated with the total cash and noncash consideration paid by or on behalf of the Borrower and its Subsidiaries for all other purchases and other acquisitions made by the Borrower and its Subsidiaries of Equity Interests) made pursuant to this Section 7.03(g) shall not exceed $300,000,000 in the aggregate (of which no more than $100,000,000 may be used on or prior to the first anniversary of the Closing Date);
     (iv) (A) immediately before and immediately after giving effect to any such purchase or other acquisition, no Default shall have occurred and be continuing and (B) immediately after giving effect to such purchase or other acquisition, on a Pro Forma Basis, the Borrower and its Subsidiaries shall be in compliance with each of the covenants set forth in Section 7.10; and
     (v) the Borrower shall have delivered to the Administrative Agent and each Lender, at least five Business Days prior to the date on which any such purchase or other acquisition is to be consummated (or such later date as is agreed by the Administrative Agent in its sole discretion), a certificate of a Responsible Officer, in form and substance reasonably satisfactory to the Administrative Agent, certifying that all of the requirements set forth in this Section 7.03 have been satisfied or will be satisfied on or prior to the consummation of such purchase or other acquisition;
     (h) Investments resulting from or received in connection with any transaction permitted by Section 7.04, 7.05 or 7.06;
     (i) deposits made to secure the performance of leases, licenses or contracts in the ordinary course of business, and other deposits made in connection with the incurrence of Liens permitted under Section 7.01;
     (j) Investments consisting of UCC Article 3 endorsements of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business;

     (k) Investments by any Foreign Subsidiary in any other Person that becomes a Subsidiary as a result thereof;
     (l) Investments of any Person existing at the time such Person becomes a Subsidiary or consolidates or merges with the Borrower or any Subsidiary (including in connection with a Permitted Acquisition) so long as such Investments were not made in contemplation of such Person becoming a Subsidiary or of such consolidation or merger;
     (m) promissory notes and other non-cash consideration received in connection with Dispositions permitted by Section 7.05;
     (n) asset purchases (including purchases of inventory, supplies and materials) and the licensing or contribution of Intellectual Property pursuant to joint marketing arrangements with other Persons in the ordinary course of business;
     (o) other Investments not exceeding $50,000,000 in the aggregate in any fiscal year of the Borrower; and
     (p) the Transaction.
          To the extent that the making of any Investment could be deemed a use of more than one subsection of this Section 7.03, the Borrower may select the subsection at the time of the Investment to which such Investment will be deemed a use and in no event shall the same portion of any Investment be deemed a use of or be attributable to more than one subsection. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested without adjustment for subsequent increases in the value of such Investment.
          7.04 Fundamental Changes. Merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that:
     (a) any Subsidiary may merge with (i) the Borrower; provided that the Borrower shall be the continuing or surviving Person, or (ii) any one or more other Subsidiaries; provided that when any Loan Party is merging with another Subsidiary, a Loan Party shall be the continuing or surviving Person;
     (b) any Loan Party may Dispose of all or substantially all of its assets (including any Disposition that is in the nature of a liquidation) to (i) the Borrower, (ii) to another Loan Party or (iii) so long as no Default has occurred or is continuing or would result therefrom to a Subsidiary that is not a Loan Party; provided that in the case of clause (iii) only to the extent such Disposal constitutes an Investment permitted under Section 7.03;
     (c) any Subsidiary that is not a Loan Party may dispose of all or substantially all its assets (including any Disposition that is in the nature of a liquidation) to (i) another Subsidiary that is not a Loan Party or (ii) to a Loan Party;

     (d) the Borrower and its Subsidiaries may consummate the Acquisition in accordance with the Acquisition Agreement;
     (e) so long as no Default has occurred and is continuing or would result therefrom, each of the Borrower and any of its Subsidiaries may merge into or consolidate with any other Person or permit any other Person to merge into or consolidate with it; provided, however, that in each case, immediately after giving effect thereto (i) in the case of any such merger to which the Borrower is a party, the Borrower is the surviving corporation and (ii) in the case of any such merger to which any Loan Party (other than the Borrower) is a party, such Loan Party is the surviving entity or the surviving entity becomes a Loan Party in accordance with Section 6.12;
     (f) any Loan Party (other than the Borrower) or any of its Subsidiaries may liquidate, sell, transfer, lease or otherwise Dispose of all or substantially all of its assets if (i) such transaction is not prohibited by Section 7.05 and (ii) so long as no Default has occurred or is continuing or would result therefrom, the Borrower has determined in good faith that such action is not materially disadvantageous to the interests of the Lenders;
     (g) in connection with any acquisition or other Investment permitted under Section 7.03, any Subsidiary of the Borrower may merge into or consolidate with any other Person or permit any other Person to merge into or consolidate with it; provided that (i) the Person surviving such merger shall be a wholly-owned Subsidiary of the Borrower and (ii) in the case of any such merger to which any Loan Party (other than the Borrower) is a party, the surviving Person shall be a Loan Party; and
     (h) (i) any Subsidiary that is not a Loan Party may merge or consolidate with or into any other Subsidiary that is not a Loan Party and (ii) so long as no Default has occurred, is continuing or would result therefrom, any Subsidiary may liquidate, dissolve or change legal form if the Borrower has determined in good faith that such action is not materially disadvantageous to the interests of the Lenders.
          7.05 Dispositions. Make any Disposition or enter into any agreement to make any Disposition, except:
     (a) Dispositions of obsolete, worn out, retired or surplus property, whether now owned or hereafter acquired, in the ordinary course of business and Dispositions of property no longer used or useful in the conduct of the business of the Borrower and its Subsidiaries;
     (b) Dispositions of inventory, immaterial assets and Cash Equivalents in the ordinary course of business;
     (c) Dispositions of property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are reasonably promptly applied to the purchase price of such replacement property;

     (d) Dispositions of property by the Borrower or any Subsidiary to the Borrower or to a wholly owned Subsidiary; provided that if the transferor of such property is a Loan Party, the transferee thereof must be a Loan Party;
     (e) transactions expressly permitted by Section 7.01, 7.03, 7.04 or 7.06;
     (f) leases, subleases, licenses or sublicenses (including the provision of software under an open source license), in each case in the ordinary course of business and that do not materially interfere with the business of the Borrower and its Subsidiaries;
     (g) [Reserved];
     (h) Dispositions by the Borrower and its Subsidiaries not otherwise permitted under this Section 7.05; provided that (i) at the time of such Disposition, no Default shall exist or would result from such Disposition, (ii) the aggregate fair market value of all property Disposed of in reliance on this clause (h) in any fiscal year shall not exceed $100,000,000 and (iii) not more than $25,000,000 of the purchase price for all property Disposed of in any fiscal year pursuant to this Section 7.05(h) shall be paid to the Borrower or such Subsidiary in any form other than cash and Cash Equivalents;
     (i) Dispositions consisting of the sale, transfer, assignment or other disposition of accounts receivable in connection with the collection, compromise or settlement thereof in the ordinary course of business and not as part of a financing transaction;
     (j) (i) the Campus Sale-Leaseback and (ii) Dispositions of property pursuant to Sale-Leasebacks (other than the Campus Sale-Leaseback); provided that the fair market value of all property so Disposed of pursuant to clause (ii) shall not exceed $50,000,000 in the aggregate from and after the Closing Date;
     (k) each Loan Party and each of its Subsidiaries may surrender or waive contractual rights and settle or waive contractual or litigation claims in the ordinary course of business;
     (l) the sale or discount without recourse of accounts receivable arising in the ordinary course of business in connection with the compromise or collection thereof;
     (m) the abandonment, cancellation, non-renewal or discontinuance of use or maintenance of Intellectual Property (or rights relating thereto) that the Borrower determines in its good faith is desirable in the conduct of its business and not materially disadvantageous to the interests of the Lenders;
     (n) Dispositions resulting from Casualty Events; and
     (o) Dispositions of intangible property to Foreign Subsidiaries in exchange for cash substantially contemporaneously therewith made as part of the tax planning strategy of the Borrower and its Subsidiaries; provided that the fair market value of such property exchange under this clause (o) shall not exceed in the aggregate 15.00% of the Borrower’s consolidated total assets, determined in accordance with GAAP.
provided, however, that any Disposition pursuant to Section 7.05(a), (b), (c), (f), (g), (h), (i), (j), (k), (l), (m) or (o) shall be for fair market value.
          7.06 Restricted Payments. Declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so:
     (a) (A) each Subsidiary may make Restricted Payments to the Borrower, or any other Loan Party, (B) any subsidiary of the Borrower that is not a Guarantor may make Restricted Payments to any other Subsidiary of the Borrower that is not a Guarantor and (C) any non-wholly-owned subsidiary of the Borrower may make Restricted Payments to any other Person that owns a direct Equity Interest in such Subsidiary, ratably according to their respective holdings of the type of Equity Interest in respect of which such Restricted Payment is being made;
     (b) the Borrower and each Subsidiary may declare and make dividend payments or other distributions payable solely in the common stock or other common Equity Interests (including options and warrants) of such Person;
     (c) the Borrower and each Subsidiary may purchase, redeem or otherwise acquire its common Equity Interests with the proceeds received from the substantially concurrent issue of new common Equity Interests;
     (d) so long as no Default has occurred and is continuing, the Borrower may make repurchases of Equity Interests deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants;
     (e) so long as no Default has occurred and is continuing, the Borrower may purchase, redeem or otherwise acquire for cash Equity Interests of the Borrower from current or former officers, directors, employees or consultants of the Borrower and its Subsidiaries in an aggregate amount not exceeding $1,000,000 during any fiscal year;
     (f) so long as no Default has occurred and is continuing, the Borrower may make any delivery or payment in connection with, or as part of, the termination or settlement of a Warrant Transaction;
     (g) Restricted Payments made in accordance with the Acquisition Agreement as in effect on the Closing Date;
     (h) the Borrower may make Restricted Payments not exceeding $10,000,000 during any fiscal year pursuant to and in accordance with stock option plans, employment agreements or other benefit plans approved by the Borrower’s board of directors for management, directors, former directors, employees and former employees of the Borrower and its Subsidiaries;

     (i) the Borrower may deliver its common stock upon conversion of the Convertible Notes, in each case, inc accordance with the terms of the indenture relating thereto as in effect on the date hereof; and
     (j) the Borrower and its Subsidiaries may make Restricted Payments not otherwise permitted by one of the foregoing clauses of this Section 7.06 to the extent that the aggregate amount of all such Restricted Payments permitted by this clause (i) does not exceed $20,000,000 in the aggregate.
          7.07 Change in Nature of Business. Engage in any material line of business other than those lines of businesses conducted by the Borrower and its Subsidiaries (including, for the avoidance of doubt, the Acquired Business and its Subsidiaries) on the Closing Date or any business substantially related or incidentally complementary thereto.
          7.08 Transactions with Affiliates. Enter into any transaction of any kind with any Affiliate of the Borrower, whether or not in the ordinary course of business, other than on fair and reasonable terms substantially as favorable to the Borrower or such Subsidiary (or, in the case of a transaction involving a Loan Party and a Subsidiary that is not a Loan Party, to such Loan Party) as would be obtainable by the Borrower or such Subsidiary at the time in a comparable arm’s length transaction with a Person other than an Affiliate; provided that the foregoing restriction shall not apply to (a) transactions between or among the Loan Parties; (b) transactions permitted under Sections 7.01(p), 7.03 and 7.06; (c) the payment of customary directors’ fees and indemnification and reimbursement of expenses to directors, officers or employees; (d) the issuance of stock and stock options pursuant to the Borrower’s stock option plans and stock purchase plans; (e) reasonable compensation paid to officers and employees in their capacity as such; (f) any issuance of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment agreements, stock options and stock ownership plans approved by the Borrower’s board of directors; (g) employment and severance arrangements entered into in the ordinary course of business between the Borrower or any Subsidiary and any employee thereof and approved by the Borrower’s board of directors and (h) any substitution of obligations and liabilities of the Borrower to any subsidiary under, or the issuance of common stock of the Borrower to any holder of Convertible Notes upon conversion of such holder’s Convertible Notes in accordance with the terms of the indenture relating to the Convertible Notes as in effect on the date hereof.
          7.09 Burdensome Agreements. Enter into or permit to exist any Contractual Obligation (other than this Agreement or any other Loan Document) that limits the ability (i) of any Subsidiary to make Restricted Payments to the Borrower or any Guarantor or to otherwise transfer property to or invest in the Borrower or any Guarantor, (ii) of any Subsidiary to Guarantee the Indebtedness of the Borrower or (iii) of the Borrower or any of the Borrower or any Subsidiary to create, incur, assume or suffer to exist Liens on property of such Person for the benefit of the Secured Parties to secure the Obligations; except, in each case, for (i) any agreement in effect at the time any Subsidiary becomes a Subsidiary of the Borrower, so long as such agreement was not entered into solely in contemplation of such Person becoming a Subsidiary of the Borrower or in each case that are set forth in any agreement evidencing any amendments, restatements, supplements, modifications, extensions, renewals and replacements of the foregoing, so long as such amendment, restatement, supplement, modification, extension, renewal or replacement does not expand in any material respect the scope of any restriction or condition contained therein, (ii) any negative pledge incurred or provided in favor of any holder of Indebtedness permitted under Section 7.02(e) solely to the extent any such negative pledge relates to the property financed by or the subject of such Indebtedness; (iii) restrictions by reason of customary provisions restricting assignments, subletting, sublicensing, pledging or other transfers contained in leases, subleases or licenses, (provided that such restrictions are limited to the agreement itself or the property or assets secured by such Liens or the property or assets subject to such leases, subleases or licenses, as the case may be); (iv) any restriction pursuant to any document, agreement or instrument governing or relating to any Lien permitted under Section 7.01(e), (i), (j), (k) and (t) (other than Section 7.01(a)) (provided that any such restriction relates only to the assets or property subject to such Lien); and (v) customary provisions in joint venture agreements and other similar agreements applicable to joint ventures permitted under Section 7.03 and applicable solely to equity interests in such joint venture.
          7.10 Financial Covenants.
          (a) Consolidated Fixed Charge Coverage Ratio. Permit the Consolidated Fixed Charge Coverage Ratio as of the end of any fiscal quarter during any period set forth below to be less than the ratio set forth below opposite such period:

Four Fiscal Quarters Ending	Minimum Consolidated Fixed
During any Period Below:	Charge Coverage Ratio
Closing Date through October 27, 2009	1.25:1.00
October 28, 2009 through October 27, 2010	1.50:1.00
October 28, 2010 through October 27, 2011	1.75:1.00
October 28, 2011 and thereafter	2.00:1.00
          (b) Consolidated Leverage Ratio. Permit the Consolidated Leverage Ratio at any time during any period set forth below to be greater than the ratio set forth below opposite such period:

Four Fiscal Quarters Ending	Maximum
During any Period Below	Consolidated Leverage Ratio
Closing Date through October 27, 2009	4.25:1.00
October 28, 2009 through October 27, 2010	3.75:1.00
October 28, 2010 through October 27, 2011	3.00:1.00
October 28, 2011 through October 27, 2012	2.75:1.00
October 28, 2012 and thereafter	2.50:1.00
          (c) Consolidated Senior Secured Leverage Ratio. Permit the Consolidated Senior Secured Leverage Ratio at any time during any period set forth below to be greater than the ratio set forth below opposite such period:

Four Fiscal Quarters Ending	Maximum
During any Period Below	Senior Secured Leverage Ratio
Closing Date through October 27, 2009	2.30:1.00
October 28, 2009 through October 27, 2010	2.00:1.00
October 28, 2010 through October 27, 2012	1.75:1.00
October 28, 2012 and thereafter	1.50:1.00
          7.11 Capital Expenditures. Make or become legally obligated to make any Capital Expenditure, except for Capital Expenditures not exceeding, in the aggregate for the Borrower and its Subsidiaries during each fiscal year set forth below, the amount set forth opposite such fiscal year in respect of the property subject to the Campus Sale-Leaseback, in Column A, and otherwise, in Column B:

	Column A	Column B
Fiscal Year	Amount	Amount
2009	$100,000,000	$100,000,000
2010	$100,000,000	$125,000,000
2011	$0	$125,000,000
2012	$0	$150,000,000
2013	$0	$150,000,000
; provided, however, that so long as no Default has occurred and is continuing or would result from such expenditure, any portion of any amount set forth above, if not expended in the fiscal year for which it is permitted above, may be carried over for expenditure in the immediately following fiscal year only; and provided, further, if any such amount is so carried over, it will be deemed used in subsequent fiscal year before the amount set forth opposite such fiscal year above.
          7.12 Prepayments of Other Indebtedness; Modifications of Organization Documents and Other Documents, Etc. Directly or indirectly:
     (a) make (or give any notice in respect thereof) any voluntary or optional payment or prepayment on or redemption or acquisition for value of, or any prepayment or redemption as a result of any asset sale, change of control or similar event of the Debt Securities, the McData Notes, any Indebtedness permitted under Sections 7.02(g), (h) or (i) or any other subordinated Indebtedness; provided that the foregoing shall not prohibit (i) any such payment, prepayment, redemption or acquisition with the proceeds of any refinancing permitted by Section 7.02(d), or 7.02(i) or (ii) conversion of any Indebtedness into common stock of the Borrower;
     (b) amend or modify, or permit the amendment or modification of, any provision of any Related Document or any document governing the Debt Securities, the McData Notes in any manner that is materially adverse in any material respect to the interests of the Lenders; or

     (c) terminate, amend or modify any of its Organization Documents (including (x) by the filing or modification of any certificate of designation and (y) any election to treat any Pledged Securities (as defined in the Security Agreement) as a “security” under Section 8-103 of the UCC other than concurrently with the delivery of certificates representing such Pledged Securities to the Administrative Agent) or any agreement to which it is a party with respect to its Equity Interests (including any stockholders’ agreement), or enter into any new agreement with respect to its Equity Interests, other than any such amendments or modifications or such new agreements which are not materially adverse in any material respect to the interests of the Lenders.
          7.13 Accounting Changes. Make any change in (a) accounting policies or reporting practices, except as required by GAAP, or (b) fiscal year.
ARTICLE VIII
EVENTS OF DEFAULT AND REMEDIES
          8.01 Events of Default. Any of the following shall constitute an Event of Default:
     (a) Non-Payment. The Borrower or any other Loan Party fails to (i) pay when and as required to be paid herein, any amount of principal or premium of any Loan or any L/C Obligation or deposit any funds as Cash Collateral in respect of L/C Obligations, or (ii) pay within three Business Days after the same becomes due, any interest on any Loan or on any L/C Obligation, or any fee due hereunder, or (iii) pay within five Business Days after the same becomes due, any other amount payable hereunder or under any other Loan Document; or
     (b) Specific Covenants. The Borrower fails to perform or observe any term, covenant or agreement contained in Section 6.03(a), 6.05 (with respect to the legal existence of the Borrower), 6.11 or Article VII; or
     (c) Other Defaults. Any Loan Party fails to perform or observe any other covenant or agreement (not specified in Section 8.01(a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for 30 days after the date on which the Administrative Agent gives the Borrower written notice thereof; or
     (d) Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Borrower or any other Loan Party herein, in any other Loan Document, or in any document delivered in connection herewith or therewith shall, if qualified by materiality, prove to have been incorrect or, if not so qualified, prove to have been incorrect in any material respect, in each case when made or deemed made; or
     (e) Cross-Default. (i) Any Loan Party or any Subsidiary thereof (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness or Guarantee (other than

Indebtedness hereunder and Indebtedness under Swap Contracts) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than the Threshold Amount, in each case beyond the expiration of the grace or cure period, if any, provided therefor, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness or Guarantee or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded; or (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which a Loan Party or any Subsidiary thereof is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined) under such Swap Contract as to which a Loan Party or any Subsidiary thereof is an Affected Party (determined in such Swap Contracts) and, in either event, the Swap Termination Value owed by such Loan Party or such Subsidiary as a result thereof is greater than the Threshold Amount; or
     (f) Insolvency Proceedings, Etc. Any Loan Party or any Subsidiary thereof institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 60 calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for 60 calendar days, or an order for relief is entered in any such proceeding; or
     (g) Inability to Pay Debts; Attachment. (i) Any Loan Party or any Subsidiary thereof becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within 30 days after its issue or levy; or
     (h) Judgments. There is entered against any Loan Party or any Subsidiary thereof (i) one or more final judgments or orders for the payment of money in an aggregate amount (as to all such judgments and orders) exceeding the Threshold Amount (to the extent not covered by independent third-party insurance as to which the insurer is rated at least “A” by A.M. Best Company, has been notified of the potential claim and does not dispute coverage), or (ii) any one or more non-monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of 10 consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or
     (i) ERISA. (i) An ERISA Event, or termination, withdrawal or non-compliance with applicable law or plan terms with respect to Foreign Plans, occurs with respect to a Pension Plan, Multiemployer Plan or Foreign Plan which has resulted or could reasonably be expected to result in liability of the Borrower in an aggregate amount in excess of the Threshold Amount, or (ii) the Borrower or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of the Threshold Amount; or
     (j) Invalidity of Loan Documents. Any material provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Loan Party contests in any manner the validity or enforceability of any provision of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any provision of any Loan Document, or purports to revoke, terminate or rescind any provision of any Loan Document; or
     (k) Change of Control. There occurs any Change of Control; or
     (l) Collateral Documents. Any Collateral Document after delivery thereof pursuant to Section 4.01 or 6.12 shall for any reason (other than pursuant to the terms thereof) cease to create a valid and perfected first priority Lien (subject to Liens permitted by Section 7.01) on any portion of the Collateral purported to be covered thereby with a value in excess of $15,000,000, except (i) as a result of the sale or other disposition of the applicable Collateral in a transaction permitted by the Loan Documents, or (ii) to the extent any Collateral Document provides that such Lien is not required to be a perfected Lien.
          8.02 Remedies upon Event of Default. If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:
     (a) declare the commitment of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions to be terminated, whereupon such commitments and obligation shall be terminated;
     (b) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, de-

mand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower;
     (c) require that the Borrower Cash Collateralize the L/C Obligations (in an amount equal to the then Outstanding Amount thereof); and
     (d) exercise on behalf of itself, the Lenders and the L/C Issuer all rights and remedies available to it, the Lenders and the L/C Issuer under the Loan Documents;
provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, the obligation of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Borrower to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent or any Lender.
          8.03 Application of Funds. After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 8.02), any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order;
     First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;
     Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal, interest and Letter of Credit Fees) payable to the Lenders and the L/C Issuer (including fees, charges and disbursements of counsel to the respective Lenders and the L/C Issuer and amounts payable under Article III, ratably among them in proportion to the respective amounts described in this clause Second payable to them;
     Third, to payment of that portion of the Obligations constituting accrued and unpaid Letter of Credit Fees and interest on the Loans, L/C Borrowings and other Obligations and any premiums, ratably among the Lenders and the L/C Issuer in proportion to the respective amounts described in this clause Third payable to them;
     Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans, L/C Borrowings and Obligations owing under Secured Hedge Agreements and Secured Cash Management Agreements, ratably among the Lenders, the L/C Issuer, the Hedge Banks and the Cash Management Banks in proportion to the respective amounts described in this clause Fourth held by them;

     Fifth, to the Administrative Agent for the account of the L/C Issuer, to Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit; and
     Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Law.
Subject to Section 2.03(c), amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fifth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.
ARTICLE IX
ADMINISTRATIVE AGENT
          9.01 Appointment and Authority.
          (a) Each of the Lenders and the L/C Issuer hereby irrevocably appoints Bank of America to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the L/C Issuer, and the Borrower shall not have rights as a third party beneficiary of any of such provisions.
          (b) The Administrative Agent shall also act as the “collateral agent” under the Loan Documents, and each of the Lenders (in its capacities as a Lender, Swing Line Lender (if applicable), potential Hedge Bank and potential Cash Management Bank) and the L/C Issuer hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of such Lender and the L/C Issuer for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Secured Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Administrative Agent, as “collateral agent” and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 9.05 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent), shall be entitled to the benefits of all provisions of this Article IX and Article X (including Section 10.04(c), as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents) as if set forth in full herein with respect thereto.
          9.02 Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advi-

sor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.
          9.03 Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent:
     (a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;
     (b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law; and
     (c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.
          The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.01 and 8.02 or (ii) in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Borrower, a Lender or the L/C Issuer.
          The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Collateral Documents, (v) the value or the sufficiency of any Collateral, or (vi) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

          9.04 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) reasonably believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and reasonably believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the L/C Issuer, the Administrative Agent may presume that such condition is satisfactory to such Lender or the L/C Issuer unless the Administrative Agent shall have received notice to the contrary from such Lender or the L/C Issuer prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
          9.05 Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.
          9.06 Resignation of Administrative Agent. The Administrative Agent may at any time give notice of its resignation to the Lenders, the L/C Issuer and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor reasonably acceptable to the Borrower (unless an Event of Default has occurred and is continuing), which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders and the L/C Issuer, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that if the Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (a) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the L/C Issuer under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (b) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and the L/C Issuer directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided above in this Section. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 10.04 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.
          Any resignation by Bank of America as Administrative Agent pursuant to this Section shall also constitute its resignation as L/C Issuer and Swing Line Lender. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (i) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer and Swing Line Lender, (ii) the retiring L/C Issuer and Swing Line Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (iii) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring L/C Issuer to effectively assume the obligations of the retiring L/C Issuer with respect to such Letters of Credit.
          9.07 Non-Reliance on Administrative Agent and Other Lenders. Each Lender and the L/C Issuer acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and the L/C Issuer also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.
          9.08 No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the Arrangers or the Co-Documentation Agents listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents.
          9.09 Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise

     (a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the L/C Issuer and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the L/C Issuer and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the L/C Issuer and the Administrative Agent under Sections 2.03(i) and (j), 2.09 and 10.04) allowed in such judicial proceeding; and
     (b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;
and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and the L/C Issuer to make such payments to the Administrative Agent and, if the Administrative Agent shall consent to the making of such payments directly to the Lenders and the L/C Issuer, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.09 and 10.04.
          Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or the L/C Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or the L/C Issuer to authorize the Administrative Agent to vote in respect of the claim of any Lender or the L/C Issuer or in any such proceeding.
          9.10 Collateral and Guaranty Matters. The Lenders and the L/C Issuer irrevocably authorize the Administrative Agent, at its option and in its discretion,
     (a) to release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (i) upon termination of the Aggregate Commitments and payment in full of all Secured Obligations (other than contingent indemnification obligations) and the expiration or termination of all Letters of Credit, (ii) that is sold or to be sold as part of or in connection with any sale permitted hereunder or under any other Loan Document, or (iii) if approved, authorized or ratified in writing in accordance with Section 10.01;
     (b) to release any Guarantor from its obligations under the Guaranty if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder; and
     (c) to subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 7.01(i).
          Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty pursuant to this Section 9.10. In each case as specified in this Section 9.10, the Administrative Agent will, at the Borrower’s expense and upon receipt of any certifications reasonably requested by the Administrative Agent in connection therewith, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Collateral Documents or to subordinate its interest in such item, or to release such Guarantor from its obligations under the Guaranty, in each case in accordance with the terms of the Loan Documents and this Section 9.10.
          9.11 Withholding Tax. To the extent required by any applicable law (as determined in good faith by the Administrative Agent), the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding tax. If the IRS or any Governmental Authority asserts a claim that the Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Lender for any reason (including, without limitation, because the appropriate form was not delivered or was not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstances that rendered the exemption from, or reduction of, withholding tax ineffective), such Lender shall indemnify the Administrative Agent (to the extent that the Administrative Agent has not already been reimbursed by the Borrower and without limiting or expanding the obligation of the Borrower to do so) fully for all amounts paid, directly or indirectly, by the Administrative Agent as Taxes or otherwise, including any interest, additions to tax, or penalties thereto, together with all expenses incurred, including legal expenses and any other out-of-pocket expenses, whether or not such tax was correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error.
          Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due to the Administrative Agent under this Section 9.11. The agreements in this Section 9.11 shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all Obligations. Unless required by applicable Laws, at no time shall the Administrative Agent have any obligation to file for or otherwise pursue on behalf of a Lender, any refund of Taxes withheld or deducted from funds paid for the account of such Lender.
          For purposes of this Section 9.11, “Lender” shall include any L/C Issuer.
ARTICLE X
MISCELLANEOUS
          10.01 Amendments, Etc. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Borrower or the applicable Loan Party, as the case may be, and the Administrative Agent and consented to by the Required Lenders, and each such waiver or consent shall be effective only in the specific in-

stance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:
     (a) extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.02) without the written consent of such Lender;
     (b) postpone any date fixed by this Agreement or any other Loan Document for (i) any payment (excluding mandatory prepayments other than Section 2.05(d)) of principal, premium, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under such other Loan Document without the written consent of each Lender entitled to such payment or (ii) any scheduled reduction of any Facility hereunder or under any other Loan Document without the written consent of each Appropriate Lender;
     (c) reduce the principal or premium of, or the rate of interest specified herein on, any Loan or L/C Borrowing, or (subject to clause (iv) of the second proviso to this Section 10.01) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender entitled to such amount; provided, however, that only the consent of the Required Lenders shall be necessary (i) to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest or Letter of Credit Fees at the Default Rate or (ii) to amend any financial covenant hereunder (or any defined term used therein) even if the effect of such amendment would be to reduce the rate of interest on any Loan or L/C Borrowing or to reduce any fee payable hereunder;
     (d) change (i) Section 2.13 or Section 8.03 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender or (ii) the order of application of any reduction in the Commitments or any prepayment of Loans among the Facilities from the application thereof set forth in the applicable provisions of Section 2.05(b) in any manner that materially and adversely affects the Lenders under a Facility without the written consent of (i) if such Facility is the Term Loan Facility, the Required Term Loan Lenders and (ii) if such Facility is the Revolving Credit Facility, the Required Revolving Lenders;
     (e) change (i) any provision of this Section 10.01 or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder (other than the definitions specified in clause (ii) of this Section 10.01(e)), without the written consent of each Lender or (ii) the definition of “Required Revolving Lenders,” or “Required Term Loan Lenders,” without the written consent of each Lender under the applicable Facility;
     (f) release all or substantially all of the Collateral in any transaction or series of related transactions, without the written consent of each Lender;
     (g) release all or substantially all of the value of the Guaranty, without the written consent of each Lender, except to the extent the release of any Subsidiary from the Guaranty is permitted pursuant to Section 9.10 (in which case such release may be made by the Administrative Agent acting alone); or
     (h) impose any greater restriction on the ability of any Lender under a Facility to assign any of its rights or obligations hereunder without the written consent of (i) if such Facility is the Term Loan Facility, the Required Term Loan Lenders, and (ii) if such Facility is the Revolving Credit Facility, the Required Revolving Lenders;
and provided, further that (i) no amendment, waiver or consent shall, unless in writing and signed by the L/C Issuer in addition to the Lenders required above, affect the rights or duties of the L/C Issuer under this Agreement or any Issuer Document relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Swing Line Lender in addition to the Lenders required above, affect the rights or duties of the Swing Line Lender under this Agreement; (iii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; and (iv) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Lender may not be increased or extended without the consent of such Lender.
          Notwithstanding the foregoing, if any Lender does not consent to a proposed amendment, waiver, consent or release with respect to any Loan Document that requires the consent of each Lender, as applicable, and that has been approved by the Required Lenders, the Borrower may replace such non-consenting Lender in accordance with Section 10.13; provided that such amendment, waiver, consent or release can be effected as a result of the assignment contemplated by such Section (together with all other such assignments required by the Borrower to be made pursuant to this paragraph). Notwithstanding the foregoing, this Agreement may be amended to adjust the borrowing mechanics related to Swing Line Loans with only the written consent of the Administrative Agent, the Swing Line Lender and the Borrower so long as the obligations of the Revolving Credit Lenders are not adversely affected thereby.
          10.02 Notices; Effectiveness; Electronic Communications.
          (a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:
     (i) if to the Borrower, the Administrative Agent, the L/C Issuer or the Swing Line Lender, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 10.02; and

     (ii) if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire.
Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below shall be effective as provided in such subsection (b).
          (b) Electronic Communications. Notices and other communications to the Lenders and the L/C Issuer hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures reasonably approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or the L/C Issuer pursuant to Article II if such Lender or the L/C Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.
          Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.
          (c) The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower, any Lender, the L/C Issuer or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative

Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to the Borrower, any Lender, the L/C Issuer or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).
          (d) Change of Address, Etc. Each of the Borrower, the Administrative Agent, the L/C Issuer and the Swing Line Lender may change its address, e-mail address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Borrower, the Administrative Agent, the L/C Issuer and the Swing Line Lender. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States Federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower or its securities for purposes of United States Federal or state securities laws.
          (e) Reliance by Administrative Agent, L/C Issuer and Lenders. The Administrative Agent, the L/C Issuer and the Lenders shall be entitled to rely and act upon any notices (including telephonic Loan Notices and Swing Line Loan Notices) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify the Administrative Agent, the L/C Issuer, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower. All telephonic notices to the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.
          10.03 No Waiver; Cumulative Remedies; Enforcement. No failure by any Lender, the L/C Issuer or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

          Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 8.02 for the benefit of all the Lenders and the L/C Issuer; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) the L/C Issuer or the Swing Line Lender from exercising the rights and remedies that inure to its benefit (solely in its capacity as L/C Issuer or Swing Line Lender, as the case may be) hereunder and under the other Loan Documents, (c) any Lender from exercising setoff rights in accordance with Section 10.08 (subject to the terms of Section 2.13), or (d) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 8.02 and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso and subject to Section 2.13, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.
          10.04 Expenses; Indemnity; Damage Waiver.
          (a) Costs and Expenses. The Borrower shall pay (i) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable and documented legal fees, charges and disbursements of counsel for the Administrative Agent), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and, with respect to the Administrative Agent, administration of this Agreement and the other Loan Documents or any amendments, amendment and restatements, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable and documented out-of-pocket expenses incurred by the L/C Issuer in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent, any Lender or the L/C Issuer (including the reasonable and documented legal fees, charges and disbursements of any counsel for the Administrative Agent, any Lender or the L/C Issuer) in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.
          (b) Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender and the L/C Issuer, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and reasonable expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or Release or threat of Release of Hazardous Materials at, on, under or from any property or facility owned, leased or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Loan Party or any of the Borrower’s or such Loan Party’s directors, shareholders or creditors, and regardless of whether any Indemnitee is a party thereto, IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE OF THE INDEMNITEE; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by the Borrower or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Borrower or such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.
          (c) Reimbursement by Lenders. To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof), the L/C Issuer or any Related Party of any of the foregoing but without affecting Borrower’s continuing reimbursement obligations with respect thereto, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the L/C Issuer or such Related Party, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) or the L/C Issuer in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) or L/C Issuer in connection with such capacity. The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.12(d).
          (d) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as op posed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.
          (e) Payments. All amounts due under this Section shall be payable not later than ten Business Days after demand therefor.
          (f) Survival. The agreements in this Section shall survive the resignation of the Administrative Agent, the L/C Issuer and the Swing Line Lender, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.
          10.05 Payments Set Aside. To the extent that any payment by or on behalf of the Borrower is made to the Administrative Agent, the L/C Issuer or any Lender, or the Administrative Agent, the L/C Issuer or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, the L/C Issuer or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and the L/C Issuer severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders and the L/C Issuer under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.
          10.06 Successors and Assigns.
          (a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of Section 10.06(b), (ii) by way of participation in accordance with the provisions of Section 10.06(d), or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 10.06(f) (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the L/C Issuer and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
          (b) Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment(s) and the Loans (including for purposes of this Section 10.06(b), participations in L/C Obligations and in Swing Line Loans) at the time owing to it); provided that any such assignment shall be subject to the following conditions:
     (i) Minimum Amounts.
     (A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment under any Facility and the Loans at the time owing to it under such Facility or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and
     (B) in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000, in the case of any assignment in respect of the Revolving Credit Commitments or Revolving Credit Loans, or $1,000,000, in the case of any assignment in respect of Term Loan Commitments or Term Loans, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met.
     (ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned, except that this clause (ii) shall not (A) apply to the Swing Line Lender’s rights and obligations in respect of Swing Line Loans or (B) prohibit any Lender from assigning all or a portion of its rights and obligations among separate Facilities on a non-pro rata basis.
     (iii) Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:

     (A) the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (1) a Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund;
     (B) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of (1) any Term Loan Commitment or Revolving Credit Commitment if such assignment is to a Person that is not a Lender with a Commitment in respect of the applicable Facility, an Affiliate of such Lender or an Approved Fund with respect to such Lender or (2) any Term Loan to a Person that is not a Lender, an Affiliate of a Lender or an Approved Fund;
     (C) the consent of the L/C Issuer (such consent not to be unreasonably withheld or delayed) shall be required for any assignment that increases the obligation of the assignee to participate in exposure under one or more Letters of Credit (whether or not then outstanding); and
     (D) the consent of the Swing Line Lender (such consent not to be unreasonably withheld or delayed) shall be required for any assignment in respect of the Revolving Credit Facility.
     (iv) Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $2,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment, provided, further, that in the event of two or more concurrent assignments to members of the same Assignee Group (which may be effected by a suballocation of an assigned amount among members of such Assignee Group) or two or more concurrent assignments by members of the same Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of the Assignee Group), the fee will be $2,500 plus $0 for the first four concurrent assignments or suballocations to members of an Assignee Group (or from members of an Assignee Group, as applicable) and then $500 for each additional concurrent assignment or suballocation to members of an Assignee Group (or from members of an Assignee Group, as applicable). The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.
     (v) No Assignment to Borrower. No such assignment shall be made to the Borrower or any of the Borrower’s Affiliates or Subsidiaries.
     (vi) No Assignment to Natural Persons. No such assignment shall be made to a natural person.
     (vii) Primary Syndication. Prior to the Acquisition Closing Date, no such assignment shall be accepted, other than assignments by Bank of America, N.A. and Mor-

gan Stanley Senior Funding, Inc. or their respective Affiliates, in connection with the primary syndication of the Term Loans.
Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05 and 10.04 with respect to facts and circumstances occurring prior to the effective date of such assignment. Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 10.06(d).
          (c) Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal and interest amounts of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). Subject to the limitations set forth in Section 10.06(b)(vii), upon its receipt of, and consent to, a duly completed Assignment and Assumption executed by members of an Assignee Group and an Eligible Assignee, an Administrative Questionnaire completed in respect of the Eligible Assignee (unless the Eligible Assignee shall already be a Lender hereunder), the processing and recordation fee referred to in clause (b) (iv) above, if applicable tax forms required by Section 3.01(e), as applicable, the Administrative Agent shall (i) accept such Assignment and Assumption and (ii) promptly record the information contained there in the Register (as defined below). No assignment shall be effective unless it has been recorded in the Register as provided in this paragraph (c). The entries in the Register shall be conclusive, absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
          (d) Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in L/C Obligations and/or Swing Line Loans) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the

Borrower, the Administrative Agent, the Lenders and the L/C Issuer shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 10.01 that affects such Participant. Subject to subsection (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 (subject to the requirements and limitations contained therein) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 10.06(b). To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.13 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register for the recordation of the names and addresses of each Participant and the principal and interest amounts of each Participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”). The entries in the Participant Register shall be conclusive, absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.
          (e) Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 3.01 or 3.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent such consent not to be unreasonably withheld or delayed.
          (f) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
          (g) Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.
          (h) Resignation as L/C Issuer or Swing Line Lender After Assignment. Notwithstanding anything to the contrary contained herein, if at any time Bank of America assigns all of its Revolving Credit Commitment and Revolving Credit Loans pursuant to Section

10.06(b), Bank of America may, (i) upon 30 days’ notice to the Borrower and the Lenders, resign as L/C Issuer and/or (ii) upon 30 days’ notice to the Borrower, resign as Swing Line Lender. In the event of any such resignation as L/C Issuer or Swing Line Lender, the Borrower shall be entitled to appoint from among the Lenders a successor L/C Issuer or Swing Line Lender hereunder; provided, however, that no failure by the Borrower to appoint any such successor shall affect the resignation of Bank of America as L/C Issuer or Swing Line Lender, as the case may be. If Bank of America resigns as L/C Issuer, it shall retain all the rights, powers, privileges and duties of the L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c)). If Bank of America resigns as Swing Line Lender, it shall retain all the rights of the Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Loans or fund risk participations in outstanding Swing Line Loans pursuant to Section 2.04(c). Upon the appointment of a successor L/C Issuer and/or Swing Line Lender, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer or Swing Line Lender, as the case may be, and (b) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to Bank of America to effectively assume the obligations of Bank of America with respect to such Letters of Credit.
          10.07 Treatment of Certain Information; Confidentiality. Each of the Administrative Agent, the Lenders and the L/C Issuer agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or any Eligible Assignee invited to be a Lender pursuant to Section 2.14 or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the consent of the Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, any Lender, the L/C Issuer or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower.
          For purposes of this Section, “Information” means all information received from any Loan Party or any Subsidiary thereof or any of their respective partners, directors, officers,

employees, agents, trustees, advisors or representatives relating to any Loan Party or any Subsidiary thereof or their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or the L/C Issuer on a nonconfidential basis prior to disclosure by any Loan Party or any Subsidiary thereof, or any of their respective partners, directors, officers, employees, agents, trustees, advisors or representatives other than as a result of a breach of this Section 10.07; provided that, in the case of information received from a Loan Party or any such Subsidiary or any of their respective partners, directors, officers, employees, agents, trustees, advisors or representatives after the date hereof, such information is clearly identified at the time of delivery as confidential, or (ii) is delivered pursuant to Section 6.01, 6.02 or 6.03. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
          Each of the Administrative Agent, the Lenders and the L/C Issuer acknowledges that (a) the Information may include material non-public information concerning the Borrower or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including United States Federal and state securities Laws.
          10.08 Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender, the L/C Issuer and each of their respective Affiliates is hereby authorized at any time and from time to time, after obtaining the prior written consent of the Administrative Agent, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, the L/C Issuer or any such Affiliate to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement or any other Loan Document to such Lender or the L/C Issuer, irrespective of whether or not such Lender or the L/C Issuer shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower may be contingent or unmatured or are owed to a branch or office of such Lender or the L/C Issuer different from the branch or office holding such deposit or obligated on such indebtedness. The rights of each Lender, the L/C Issuer and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, the L/C Issuer or their respective Affiliates may have. Each Lender and the L/C Issuer agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.
          10.09 Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.
          10.10 Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.
          10.11 Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.
          10.12 Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
          10.13 Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender is a Defaulting Lender or under the circumstance set forth in the last paragraph of Section 10.01, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.06), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:
     (a) the Borrower shall have paid to the Administrative Agent the assignment fee specified in Section 10.06(b);
     (b) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and L/C Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts, including the premiums specified in Section 2.05(c) in the case of any assignment pursuant to the last paragraph of Section 10.01 and/or this Section 10.13 (excluding any Defaulting Lender) prior to the first anniversary or the second anniversary of the Closing Date, as the case may be, as if such assignment were a Repricing Transaction);
     (c) in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter; and
     (d) such assignment does not conflict with applicable Laws.
          A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.
          10.14 Governing Law; Jurisdiction; Etc.
          (a) GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.
          (b) SUBMISSION TO JURISDICTION. EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK CITY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF SUCH STATE, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY

LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT ANY LOAN PARTY, THE ADMINISTRATIVE AGENT, ANY LENDER OR THE L/C ISSUER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST ANY OTHER PARTY HERETO OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.
          (c) WAIVER OF VENUE. EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.
          (d) SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN ANY PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENT IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.
          10.15 Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
          10.16 No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent and the Arrangers are arm’s-length commercial transactions between the Borrower and its Affiliates, on the one hand, and the Administrative Agent and the Arrangers, on the other hand, (B) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appro-

priate, and (C) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Administrative Agent and each Arranger each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower or any of its Affiliates, or any other Person and (B) neither the Administrative Agent nor any Arranger has any obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent and the Arrangers and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and neither the Administrative Agent nor any Arranger has any obligation to disclose any of such interests to the Borrower or its Affiliates. To the fullest extent permitted by law, the Borrower hereby waives and releases any claims that it may have against the Administrative Agent and the Arrangers with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.
          10.17 USA PATRIOT Act Notice. Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each Loan Party in accordance with the Patriot Act.
          10.18 Time of the Essence. Time is of the essence of the Loan Documents.
          10.19 ENTIRE AGREEMENT. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

BROCADE COMMUNICATIONS SYSTEMS, INC., as Borrower
By:	/s/ Richard Deranleau
	Name:	Richard Deranleau
	Title:	Chief Financial Officer and Vice President, Finance

BANK OF AMERICA, N.A., as Administrative Agent
By:	/s/ Robert Rittelmeyer
	Name:	Robert Rittelmeyer
	Title:	Vice President

BANK OF AMERICA, N.A., as a Lender, L/C Issuer and Swing Line Lender
By:	/s/ Kevin McMahon
	Name:	Kevin McMahon
	Title:	Senior Vice President

MORGAN STANLEY SENIOR FUNDING, INC., as Lender
By:	/s/ Andrew Earls
	Name:	Andrew Earls
	Title:	Vice President

HSBC BANK USA, NATIONAL ASSOCIATION, as Co-Documentation Agent and as Lender
By:	/s/ David C. Hants
	Name:	David C. Hants
	Title:	Senior Vice-President

KEYBANK NATIONAL ASSOCIATION, as a Lender and Co-Documentation Agent
By:	/s/ Raed Y. Alfayoumi
	Name:	Raed Y. Alfayoumi
	Title:	Vice President

COMERICA BANK, as Lender
By:	/s/ Guy Simpson
	Name:	Guy Simpson
	Title:	Vice President

THE BANK OF NOVA SCOTIA, as Lender
By:	/s/ Michael Kus
	Name:	Michael Kus
	Title:	Director

SUMITOMO MITSUI BANKING CORPORATION, as Lender
By:	/s/ Leo E. Pagamgan
	Name:	Leo E. Pagamgan
	Title:	General Manager

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Lender
By:	/s/ Phil Schpairo
	Name:	Phil Schpairo
	Title:	Credit Relationship Manager

UNION BANK OF CALIFORNIA, N.A., as Lender
By:	/s/ Allan B. Miner
	Name:	Allan B. Miner
	Title:	Vice President

SCHEDULE 1.01
EXISTING CASH MANAGEMENT BANKS
Borrower
Bank of America
Credit Suisse
Bank Zachodni WBK S.A.
Forstaedernes Bank A/S
Banca di Roma
ING Bank
Fortis Banque Luxembourg
Handelsbank
BANCO ITAU, S.A.
Santander Bank
Bank of Tokyo (MUFJ)
Koram Bank (Citibank)
Bank of China-Beijing Branch
Guangzhou Commercial Bank
Bank of China-Guangzhou Branch
Bank of China-Shanghai Branch
China Agriculture Bank
Mashreq Bank UAE
Bank Leumi
Bear Stearns
Comerica Bank
JP Morgan Chase
Morgan Stanley
US Bank
Smith Barney
Wells Fargo Bank
ANZ Bank
Bank of China, Dongsanhuan Zhonglu Office,
Standard Chartered Bank
Unicredit Banca D’ImpresaSpA
Korea Exchange Bank
Hong Kong and Shanghai Banking Corporation Ltd
Commerzbank AG
Intesa Sanpaolo Spa
KBC Bank
Royal Bank of Scotland
BNP Paribas
Banco Bradesco S.A.

Acquired Business
Silicon Valley Bank
Barclays Bank

SCHEDULE 2.01
COMMITMENTS AND APPLICABLE PERCENTAGES

	Revolving Credit
Lender	Loans	Term Loan
Bank of America, N.A.	$23,000,000	$550,000,000
Morgan Stanley & Company Inc.	$23,000,000	$550,000,000
Comerica Bank	$30,000,000	$0
Bank of Nova Scotia	$8,000,000	$0
HSBC Bank USA, National Association	$8,000,000	$0
KeyBank National Association	$25,000,000	$0
Wells Fargo Bank	$8,000,000	$0
Sumitomo Mitsui Banking Corporation	$0	$0
Union Bank of California	$0	$0
Totals	$125,000,000	$1,100,000,000

SCHEDULE 4.01(II)(a)(ix)(C)
MORTGAGED PROPERTIES
Borrower

Company	Property Location
Brocade Communications Systems Skyport LLC	1600 Technology Drive, San Jose, CA 95110
McData Corporation	4 Brocade Parkway, Broomfield, CO
McData Corporation	Land, Broomfield, CO
Brocade Communications Systems, Inc.	Land, San Jose, CA
Acquired Business
None.

SCHEDULE 4.01(II)(a)(x)(F)
LEASED PROPERTY
Borrower
1745 Technology Drive, San Jose, CA — Landlord: CA-The Concourse Limited Partnership
Acquired Business
4980 Great America Parkway, Santa Clara, CA 95054

SCHEDULE 5.06
DISCLOSED MATTERS
Borrower
1.	See Part II, Item 1 of the Brocade Communications Systems Inc. Quarterly Report on Form 10-Q for the quarterly period ended July 26, 2008 filed with the Securities Exchange Commission on August 22, 2008.

2.	In Re Brocade Communications Systems, Inc. Initial Public Offering Securities Litigation, No. 01 Civ. 6613 was filed on April 19, 2002. Also part of these coordinated proceedings are actions against McDATA Corporation, certain of its officers and directors and the underwriters for McDATA’s initial public offering of securities, No. 01 Civ. 6627, and Inrange Technologies Corporation (which was first acquired by CNT and subsequently acquired by McDATA as part of the CNT acquisition), certain of its officers and directors and the underwriters for Inrange’s initial public offering of securities, No. 01 Civ. 10800.

3.	Beginning on or about May 19, 2005, several securities class action complaints were filed against Brocade and certain of its then current and former officers. These actions were filed in the United States District Court for the Northern District of California on behalf of purchasers of Borrower’s stock from February 21, 2001 to May 15, 2005. On May 30, 2008, Borrower reached an agreement in principle with the lead plaintiffs to settle the federal securities class action that would result in a payment by Borrower of $160.0 million to the plaintiff class in exchange for the dismissal with prejudice of all claims against all defendants in the litigation. The settlement is subject to final documentation and approval by the Federal District Court. Based on the preliminary settlement, Borrower recorded an estimated settlement expense of $160.0 million in connection with the federal securities class action in the three months ended April 26, 2008.

4.	Beginning on or about May 24, 2005, several derivative actions were also filed against certain of Borrower’s current and former officers and directors. These actions were filed in the United States District Court for the Northern District of California and in the California Superior Court in Santa Clara County. The complaints allege, among other things, that those current and former officers and directors breached their fiduciary duties to Borrower by engaging in alleged wrongful conduct, including conduct complained of in the securities litigation described above. Borrower is named solely as a nominal defendant against whom the plaintiffs seek no monetary recovery (other than the award of attorneys’ fees). The derivative actions pending in the District Court for the Northern District of California were consolidated, and the Court created a Lead Counsel structure.

5.	On April 15, 2008, another related, but not consolidated, derivative action was filed in the United States District Court for the Northern District of California. The complaint alleges, among other things, that certain of Borrower’s officers and directors breached their fiduciary duties to Borrower and violated federal law by engaging in allegedly wrongful conduct including conduct complained of in the securities litigation and the other derivative litigation described above. Borrower is named solely as a nominal defendant against whom the plaintiff seeks no monetary recovery (other than the award of attorneys’ fees).
6.	On August 1, 2008, Borrower, acting through the SLC, filed a Second Amended Complaint in the consolidated federal derivative action against ten former officers or directors of the Borrower, asserting claims for breach of fiduciary duty and violations of federal and state laws in connection with the matters at issue in the derivative actions and the securities litigation.

7.	On October 23, 2007, a class action complaint was filed against Borrower and certain of its former officers and current and former directors. This action was filed in the California Superior Court in Santa Clara County on behalf of individuals who owned Borrower stock between October 13, 1999 and May 16, 2005. The complaint generally alleges that Borrower and the individual defendants breached the duty of disclosure by failing to disclose alleged wrongful conduct including conduct complained of in the securities litigation described above and seeks unspecified monetary damages and other relief against the defendants.
Acquired Business
Litigation
1.	See Part II, Item 1 of the Foundry Networks, Inc. Quarterly Report on Form 10-Q filed with the Securities Exchange Commission on August 5, 2008.

2.	In re Foundry Networks, Inc. Initial Public Offering Securities Litigation, No. 01-CV-10640 (SAS) (S.D.N.Y.), related to In re Initial Public Offering Securities Litigation, No. 21 MC 92 (SAS) (S.D.N.Y.).

3.	In re Foundry Networks, Inc. Derivative Litigation, Superior Court of the State of California, Santa Clara County, Lead Case. No. 1 06 CV 071651 (the “Santa Clara Derivative Litigation”).

4.	In re Foundry Networks, Inc. Derivative Litigation, U.S.D.C. No. Dist. Cal. (San Jose Division), Case No. 5:06-CV-05598-RMW (the “San Jose Derivative Litigation”).

5.	Kaushik B. Patel, derivatively on behalf of Foundry Networks, Inc., v. Lawrence L. Akin, Alfred J. Amoroso, Lee Chen, Ken K. Cheng, Alan L. Earhart, Timothy D. Heffner, Bobby R. Johnson, Jr., C. Nicholas Keating, Jr., William S. Kallaos, Robert W. Shackleton, Karl D. Triebes, Paul L. Twombly, J. Steven Young, Richard W. Bridges, Chandra Kopparapu, Benjamin O. Taft, Ivy Pei Shan Hsu, John P. Burger and Andrew K. Ludwick and Foundry Networks, Inc., a Delaware corporation (Court of Chancery of the State of Delaware in and for New Castle County, Case No. 3036-VCL) (the “Delaware Derivative Litigation” and,

together with the Santa Clara Derivative Litigation and the San Jose Derivative Litigation, the “Derivative Litigation”).
6.	Vanessa Simmonds v. Deutsche Bank AG, Merrill Lynch & Co and JPMorgan Chase & Co. Defendants, and Foundry Networks, Inc., Nominal Defendant (Case No. 2:07-CV-01566-JCC).

7.	Fenner Investments, Ltd. v. 3Com Corporation, Foundry Networks, Inc., Extreme Networks, Inc., Netgear Inc., Zyxel Communications, Inc., D-Link Systems, Inc., SMC Networks, Inc., Tellabs, Inc., Tellabs North America, Inc., and Enterasys Networks, Inc. (USDC, Eastern District of Texas Tyler Division, Case No. 08-CV-00061) (the “Fenner Matter”).

8.	Chrimar Systems, Inc. d/b/a CMS Technologies, Inc., a Michigan Corporation v. Foundry Networks, Inc. a California Corporation (USDC, Eastern District of Michigan, Case No. 2:06-cv-13936) (the “Chrimar Matter”).

9.	Networks-1 Security Solutions, Inc., a Delaware corporation v. Cisco Systems, Inc., a California corporation; Cisco-Linksys, L.L.C., a California Limited Liability Company; Adtran, Inc., a Delaware corporation; Enterasys Networks, Inc., a Delaware corporation; Extreme Networks, Inc., a Delaware corporation; Foundry Networks, Inc., a Delaware corporation; Netgear, Inc., a Delaware corporation; 3Com Corporation, a Delaware corporation (USDC, Eastern District of Texas, Tyler Division, Case No. 6:08cv030).

10.	Enterasys Networks, Inc., v. Foundry Networks, Inc.; and Extreme Networks, Inc. (USDC, District of Massachusetts Eastern District, Case No. 05 11298 DPW).

11.	On July 23, 2008, an action, Doug Edrington v. Bobby R. Johnson, Jr., et al., was filed in the Superior Court of the State of California for the County of Santa Clara. In this action, the plaintiff named as defendants the members of the board of directors of Foundry. The complaint asserts claims on behalf of Foundry’s stockholders who are similarly situated with the plaintiff. Among other things, the complaint alleges that the members of Foundry’s board of directors have breached their fiduciary duties to Foundry’s stockholders in connection with the merger and engaged in self-dealing in connection with the Foundry board of directors’ approval of the merger, allegedly resulting in an unfair process and unfair price to Foundry’s stockholders. The complaint seeks class certification and certain forms of equitable relief, including enjoining the completion of the merger. Foundry believes that the allegations of the complaint are without merit and intends to vigorously contest the action. However, there can be no assurances that the defendants will be successful in such defense

SCHEDULE 5.08(b)
EXISTING LIENS
Borrower
Brocade Communications Systems, Inc.

Juris.	Secured Party	File No.	Date of Filing	Type of Filing/Comments
CA	McGrath RentCorp &
	Technology Rentals and Services	0417160975	6/14/04	Equipment lease
CA	US Bancorp	06-7091811497	11/13/06	Equipment lease
DE	IBM Credit LLC	32832858	10/24/03	Equipment
DE	IBM Credit LLC	32909417	10/31/03	Equipment
DE	IBM Credit LLC	32989864	11/05/03	Equipment
DE	IBM Credit LLC	33179069	11/25/03	Equipment
DE	De Lage Landen Financial, Inc.	41399007	5/20/04	Equipment
DE	IBM Credit LLC	41419060	5/21/04	Equipment
DE	McGrath RentCorp &
	Technology Rentals and Services	41769134	6/15/04	Equipment lease
DE	Banc of America Leasing &
	Capital, LLC	52067107	7/06/05	Equipment
DE	Banc of America Leasing &
	Capital, LLC	52067180	7/06/05	Equipment
DE	IBM Credit LLC	52931039	9/22/05	Equipment
DE	IBM Credit LLC	60009753	1/03/06	Equipment
DE	IBM Credit LLC	63813730	11/1/06	Equipment
DE	Banc of America Leasing &
	Capital, LLC	20071171007	3/29/07	Equipment
DE	Banc of America Leasing &
	Capital, LLC	20071171031	3/29/07	Equipment
DE	Banc of America Leasing &
	Capital, LLC	20071171049	3/29/07	Equipment
DE	IBM Credit LLC	20072496189	7/2/07	Equipment
DE	US Bancorp	20073662532	9/27/07	Equipment
DE	US Bancorp	20074826532	12/20/07	Equipment
DE	IBM Credit LLC	20080676054	2/25/08	Equipment
DE	IBM Credit LLC	20081878352	6/2/08	Equipment

McData Corporation

Juris.	Secured Party	File No.	Date of Filing	Type of Filing/Comments
DE	IBM Credit LLC	32714023	10/06/03	Equipment lease
DE	IBM Credit LLC	32718511	10/06/03	Equipment lease
DE	Computer Sales International, Inc.	32726001	10/07/03	Equipment lease
DE	IBM Credit LLC	32820887	10/23/03	Equipment lease
DE	IBM Credit LLC	33020081	11/10/03	Equipment lease
DE	IBM Credit LLC	33048868	11/13/03	Equipment lease
DE	IBM Credit LLC	33140137	11/21/03	Equipment lease
DE	IBM Credit LLC	33203216	12/01/03	Equipment lease
DE	Computer Sales International, Inc.	33219634	12/02/03	Equipment lease
DE	IBM Credit LLC	33346528	12/11/03	Equipment lease
DE	De Lage Landen Financial Services	40015745	1/05/04	Equipment
DE	EMC Corporation &
	De Lage Landen Financial Services	40015745	1/05/04	Equipment
DE	De Lage Landen Financial Services	40015984	1/05/04	Equipment
DE	De Lage Landen Financial Services	40016057	1/05/04	Equipment
DE	IBM Credit LLC	40027377	12/19/03	Equipment lease
DE	Computer Sales International, Inc.	40086498	12/23/03	Equipment lease
DE	IBM Credit LLC	40167256	12/30/03	Equipment lease
DE	IBM Credit LLC	40194920	1/02/04	Equipment lease
DE	IBM Credit LLC	40355562	1/02/04	Equipment lease
DE	IBM Credit LLC	40356644	1/02/04	Equipment lease
DE	IBM Credit LLC	40390304	1/22/04	Equipment lease
DE	IBM Credit LLC	40443061	1/28/04	Equipment lease
DE	IBM Credit LLC	40449548	1/29/04	Equipment lease
DE	IBM Credit LLC	40450678	1/30/04	Equipment lease
DE	IBM Credit LLC	40464398	2/03/04	Equipment lease
DE	TCF Leasing, Inc.	40610990	2/27/04	Equipment lease
DE	IBM Credit LLC	40661951	3/04/04	Equipment lease
DE	IBM Credit LLC	40782435	3/12/04	Equipment lease
DE	IBM Credit LLC	40943763	3/26/04	Equipment lease
DE	Information Leasing Corporation	41031923	3/31/04	Equipment lease

Juris.	Secured Party	File No.	Date of Filing	Type of Filing/Comments
DE	IBM Credit LLC	41038910	3/31/04	Equipment lease
DE	IBM Credit LLC	41155342	4/26/04	Equipment
DE	Computer Sales International, Inc.	41177643	4/12/04	Equipment lease
DE	IBM Credit LLC	41518994	6/02/04	Equipment
DE	Computer Sales International, Inc.	41626607	5/25/04	Equipment lease
DE	Computer Sales International, Inc.	41697673	6/04/04	Equipment lease
DE	Fleet Business Credit, LLC	41949207	7/12/04	Equipment
DE	Fleet Business Credit, LLC	41954116	7/13/04	Equipment
DE	IBM Credit LLC	42440677	8/30/04	Equipment
DE	Computer Sales International, Inc.	42469932	9/1/04	Equipment
DE	IBM Credit LLC	42678961	9/23/04	Equipment
DE	IBM Credit LLC	42700096	9/27/04	Equipment
DE	IBM Credit LLC	42740506	9/30/04	Equipment
DE	IBM Credit LLC	43109578	11/04/04	Equipment
DE	IBM Credit LLC	43413178	12/06/04	Equipment
DE	IBM Credit LLC	43476217	12/09/04	Equipment
DE	IBM Credit LLC	50046715	1/05/05	Equipment
DE	CSI Leasing, Inc.	50880667	3/21/05	Equipment lease
DE	IBM Credit LLC	50885773	3/21/05	Equipment
DE	Computer Sales International, Inc.	51070722	3/30/05	Equipment
DE	IBM Credit LLC	51096750	4/11/05	Equipment
DE	Dell Financial Services, L.P.	51429316	5/10/05	Equipment lease
DE	De Lage Landen Financial Services	51450049	5/11/05	Equipment
DE	General Electric Capital Corporation	51953158	6/24/05	Equipment lease
DE	IBM Credit LLC	52066448	7/06/05	Equipment
DE	CSI Leasing, Inc.	52531730	8/15/05	Equipment lease
DE	Key Government Finance, Inc.	52717248	9/01/05	Accounts and Equipment
DE	IBM Credit LLC	53052173	10/03/05	Equipment
DE	De Lage Landen Financial Services	61307354	4/19/06	Equipment
DE	De Lage Landen Financial Services	61313568	4/19/06	Equipment
DE	CCA Financial, LLC	62140697	6/22/06	Equipment lease
DE	IBM Credit LLC	62246445	6/29/06	Equipment
DE	IBM Credit LLC	70415371	2/01/07	Equipment

Acquired Business

Juris.	Secured Party	File No.	Date of Filing	Type of Filing/Comments
CA	US Bancorp	08-7153673595	4/11/08	Equipment
CA	US Bancorp	08-7169831548	8/26/08	Equipment
DE	US Bancorp	42581181	9/14/04	Equipment
DE	De Lage Landen Financial Services	42929653	10/12/04	Equipment Lease
DE	US Bancorp	52401140	8/03/05	Equipment Lease
DE	De Lage Landen Financial Services	60639831	2/23/06	Equipment Lease
DE	US Bancorp	60989137	3/23/06	Equipment Lease
DE	US Bancorp	61602036	5/11/06	Equipment Lease
DE	US Bancorp	62366953	7/10/06	Equipment Lease
DE	US Bancorp	63233558	9/19/06	Equipment Lease
DE	US Bancorp	70027655	1/03/07	Equipment Lease
DE	US Bancorp	70036441	1/04/07	Equipment
DE	US Bancorp	70067040	1/08/07	Equipment
DE	US Bancorp	70087469	1/09/07	Equipment
DE	US Bancorp	70692557	2/23/07	Equipment
DE	US Bancorp	71324630	4/10/07	Equipment
DE	De Lage Landen Financial Services	82699062	7/31/08	Equipment

SCHEDULE 5.11
TAXES
Borrower
Income Taxes
In May 2008, the Internal Revenue Service (“IRS”) completed its field examination of Brocade’s federal income tax return and issued a Revenue Agent’s Report (“RAR”). The IRS is contesting the Company’s transfer pricing for the cost sharing and buy-in arrangements with its foreign subsidiaries. The IRS’ proposed adjustment would offset approximately $306.0 million of the Company’s net operating loss carryforwards. The IRS’ proposed adjustment resulted in a tax assessment of approximately $6.4 million, excluding penalties and interest. The IRS may make similar claims against the Company’s transfer pricing arrangements in future examinations. In June 2008, the Company filed a protest with the Appeals Office of the IRS to challenge the IRS’ proposed adjustment and assessment. In addition, the IRS notified the Company that its federal income tax returns for the three years ended October 28, 2006 will also be audited. Due to the net operating loss and credit carryforwards, the Company’s U.S. federal, state, and local income tax returns remain open for examination. The Company is generally not subject to non-U.S. income tax examinations for years before 2000. Brocade believes it has adequate reserves for all open tax years.
Acquired Business
1.	Foundry is under audit by the California Franchise Tax Board for the years ended December 31, 2002 and 2003.

SCHEDULE 5.13
SUBSIDIARIES
Articulent Inc.
Brocade Communications Systems Skyport LLC
CNT Telecom Services, Inc.
Data Switch Subsidiary Stock Corporation
Inrange Development Corporation
Inrange Financial Corporation
Inrange Global Consulting, Inc.
Inrange Technologies Corporation
McDATA Corporation
McDATA Managed Services Corporation
McDATA Services Corporation
Nishan Systems, Inc.
Nuview, Inc.
Sanavigator, Inc.
Sanera Systems, Inc.
Silverback Systems, Inc.
Strategic Business Systems, Inc.
Foundry Networks, Inc.*
Foundry Networks Holding Co.*
Foundry Networks Japan-USA, LLC*
•	Subsidiaries as of the Acquisition Closing Date.

SCHEDULE 5.17
INTELLECTUAL PROPERTY; LICENSES, ETC.
Borrower
None.
Acquired Business
1.	See Part II, Item 1 of the Foundry Networks, Inc. Quarterly Report on Form 10-Q filed with the Securities Exchange Commission on August 5, 2008.
2.	Fenner Investments, Ltd. v. 3Com Corporation, Foundry Networks, Inc., Extreme Networks, Inc., Netgear Inc., Zyxel Communications, Inc., D-Link Systems, Inc., SMC Networks, Inc., Tellabs, Inc., Tellabs North America, Inc., and Enterasys Networks, Inc. (USDC, Eastern District of Texas Tyler Division, Case No. 08-CV-00061) (the “Fenner Matter”).
3.	Chrimar Systems, Inc. d/b/a CMS Technologies, Inc., a Michigan Corporation v. Foundry Networks, Inc. a California Corporation (USDC, Eastern District of Michigan, Case No. 2:06-cv-13936) (the “Chrimar Matter”).
4.	Networks-1 Security Solutions, Inc., a Delaware corporation v. Cisco Systems, Inc., a California corporation; Cisco-Linksys, L.L.C., a California Limited Liability Company; Adtran, Inc., a Delaware corporation; Enterasys Networks, Inc., a Delaware corporation; Extreme Networks, Inc., a Delaware corporation; Foundry Networks, Inc., a Delaware corporation; Netgear, Inc., a Delaware corporation; 3Com Corporation, a Delaware corporation (USDC, Eastern District of Texas, Tyler Division, Case No. 6:08cv030).
5.	Enterasys Networks, Inc., v. Foundry Networks, Inc.; and Extreme Networks, Inc. (USDC, District of Massachusetts Eastern District, Case No. 05 11298 DPW).
6.	Foundry’s license with Nortel Networks expires on October 25, 2008 pursuant to the terms of that certain License Agreement by and between Foundry and Nortel Networks Limited, dated October 25, 2004.

SCHEDULE 7.02
EXISTING INDEBTEDNESS
Borrower
     Corporate Debt
$172.5 million aggregate principal amount of McData Corporation 2.25% Convertible Subordinated Notes, due February 15, 2010.
     Bank Guarantees and L/Cs
     Domestic
     Comerica Bank
     Letter of Credit for $813,486
     Letter of Credit for $1,335,271
     Letter of Credit for $6,193,904
     International
     Bank of America
     Guarantee for INR 500,000 or $11,100
     Guarantee for INR 4,500,000 or $100,000
     Other Banks
     Guarantee in Spain for $114,000
     Guarantee in Switzerland for $70,580
      Foreign Exchange lines
Bank of America: Line of credit: $40 million total nominal value of outstanding contracts at any time. $0.4 million of contracts outstanding as of the Closing Date, representing a net obligation to the Borrower of ($30,000) as of the Closing Date.
JP Morgan: Line of credit: $10 million per maturity date with one year maximum maturity. $21.1 million total nominal value of contracts outstanding as of the Closing Date, representing a net obligation to the Borrower of ($1.6 million) as of the Closing Date.

Acquired Business
1.	Guarantee Letter for Account No. 26.54.38.823 dated June 18, 2008, issued by Deutsche Bank in favor of Pronam Aurora for the account of Foundry in the amount of EUR 23,016.09.
2.	Irrevocable Standby Letter of Credit No. SVB01IS3411, dated January 19, 2001, issued by Silicon Valley Bank in favor of WGP Associates, LLC for the account of Foundry in the amount of $228,310.
3.	Transfer Letter for credit line # SVB01IS3411, dated November 13, 2003, from WGP Associates, LLC to River Ridge Limited Partnership as beneficiary of the letter of credit (SVB01IS3411).
4.	Transfer Letter for credit line # SVB01IS3411, dated November 17, 2004, from River Ridge Limited Partnership to Worldgate Plaza LLC as beneficiary of the letter of credit (SVB01IS3411).
5.	Irrevocable Standby Letter of Credit No. SVBSF003561, dated June 23, 2005, issued by Silicon Valley Bank in favor of Hyperion Solutions Corporation for the account of Foundry in the amount of $250,000.

SCHEDULE 7.03(e)
EXISTING INVESTMENTS
Borrower

Current Legal
Entities Owned	Record Owner	Certificate No.	No. Shares/Interest	Percent Pledged
[*]	[*]	[*]	[*]

[*]	[*]	[*]	[*]

Foundry Networks,	Brocade	Various	14,000,000 shares of	—
Inc.	Communications		Common Stock[1]
Systems, Inc.

[1]	Shares of Foundry Networks, Inc. will be cancelled without further consideration upon closing of the acquisition.
Acquired Business
None.
[*] = Certain confidential information contained in this document, marked by brackets, has been filed separately with the Securities and Exchange Commission, pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

SCHEDULE 10.02
ADMINISTRATIVE AGENT’S OFFICE; CERTAIN ADDRESSES FOR NOTICES
If to the Borrower:
Brocade Communications Systems, Inc.
1745 Technology Drive
San Jose, CA 95110
Fax: 408-333-5955
Attn: Chief Financial Officer
with copies, which shall not constitute notice, to:
Brocade Communications Systems, Inc.
1745 Technology Drive
San Jose, CA 95110
Fax: 408-333-5630
Attn: General Counsel
and
Cooley Godward Kronish LLP
101 California Street, 5th Floor
San Francisco, CA 95110
Fax: 650-849-7400
Attn: Nancy Wojtas
ADMINISTRATIVE AGENT:
Administrative Agent’s Office
(for payments and Requests for Credit Extensions):
Bank of America, N.A.
2001 Clayton Road
Mail Code: CA4-702-02-25
Concord, CA 94520-2405
Attention: Marti Egner
Telephone: (925) 675-8144
Telecopier: (888) 969-9145
Electronic Mail: marti.j.egner@bankofamerica.com
Other Notices as Administrative Agent:
Bank of America, N.A.
Agency Management
1455 Market Street, 5th Floor
Mail Code: CA5-701-05-19
San Francisco, CA 94103
Attention: Robert Rittelmeyer
Telephone: (415) 436-2616
Telecopier: (415) 503-5099
Electronic Mail: robert.j.rittelmeyer@bankofamerica.com
L/C Issuers:
L/C Issuer:
Bank of America, N.A.
Trade Finance
1000 West Temple Street
Mail Code: CA9-705-07-05
Los Angeles, CA 90012
Attention: Bolivar Carrillo
Telephone: (213) 481-7842
Telecopier: (213) 457-8841
Electronic Mail: bolivar.carrillo@bankofamerica.com
Swingline Lender:
Bank of America, N.A.
2001 Clayton Road
Mail Code: CA4-702-02-25
Concord, CA 94520-2405
Attention: Marti Egner
Telephone: (925) 675-8144
Telecopier: (888) 969-9145
Electronic Mail: marti.j.egner@bankofamerica.com

EXHIBIT A
FORM OF LOAN NOTICE
Date:                     ,
     To: Bank of America, N.A., as Administrative Agent
     Ladies and Gentlemen:
     Reference is made to that certain Credit Agreement, dated as of [                    ], 2008 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among BROCADE COMMUNICATIONS SYSTEMS, INC., a Delaware corporation (the “Borrower”), the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent, L/C Issuer and Swing Line Lender.
          The undersigned hereby requests (select one):
          ☐     A Borrowing of [Revolving Credit][Term] Loans
          ☐     A conversion or continuation of [Revolving Credit][Term] Loans
1.	On (a Business Day).

2.	In the amount of $

3.	Comprised of [Type of Loan requested]

4.	For Eurodollar Rate Loans: with an Interest Period of months.
     [The Revolving Credit Borrowing requested herein complies with the proviso to the first sentence of Section 2.01(b) of the Agreement.]1

[1]	Include this sentence in the case of a Revolving Credit Borrowing.

A-1

     The Borrower hereby represents and warrants that the conditions specified in Sections 4.02(a) and (b) shall be satisfied on and as of the date of the applicable Credit Extension.

BROCADE COMMUNICATIONS SYSTEMS, INC.
By:
Name:
Title:

A-2

EXHIBIT B
FORM OF SWING LINE LOAN NOTICE
Date:                     ,
To: Bank of America, N.A., as Swing Line Lender
Bank of America, N.A., as Administrative Agent
Ladies and Gentlemen:
     Reference is made to that certain Credit Agreement, dated as of [                    ], 2008 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among BROCADE COMMUNICATIONS SYSTEMS, INC., a Delaware (the “Borrower”), the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent, L/C Issuer and Swing Line Lender.
          The undersigned hereby requests a Swing Line Loan:
1.	On (a Business Day).

2.	In the amount of $ .
     The Swing Line Borrowing requested herein complies with the requirements of the provisos to the first sentence of Section 2.04(a) of the Agreement.
     The Borrower hereby represents and warrants that the conditions specified in Sections 4.02(a) and (b) shall be satisfied on and as of the date of the applicable Credit Extension.

BROCADE COMMUNICATIONS SYSTEMS, INC.
By:
Name:
Title:

B-1

EXHIBIT C-1
FORM OF TERM NOTE
                    ,
     FOR VALUE RECEIVED, the undersigned (the “Borrower”), hereby promises to pay to                                          or registered assigns (the “Lender”), in accordance with the provisions of the Agreement (as hereinafter defined), the principal amount of the Term Loan from time to time made by the Lender to the Borrower under that certain Credit Agreement, dated as of [                    ], 2008 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among the Borrower, the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent, L/C Issuer and Swing Line Lender.
     The Borrower promises to pay interest on the unpaid principal amount of the Term Loan made by the Lender from the date of such Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Agreement. All payments of principal and interest shall be made to the Administrative Agent for the account of the Lender in Dollars in immediately available funds at the Administrative Agent’s Office. If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Agreement.
     This Term Note is one of the Term Notes referred to in the Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein. This Term Note is also entitled to the benefits of the Guaranty and is secured by the Collateral. Upon the occurrence and continuation of one or more of the Events of Default specified in the Agreement, all amounts then remaining unpaid on this Term Note shall become, or may be declared to be, immediately due and payable all as provided in the Agreement. The Term Loan made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business. The Lender may also attach schedules to this Term Note and endorse thereon the date, amount and maturity of its Loans and payments with respect thereto.
     The Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Term Note.

C-1-1

     THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

BROCADE COMMUNICATIONS SYSTEMS, INC.
By:
Name:
Title:

C-1-2

LOANS AND PAYMENTS WITH RESPECT THERETO

				Amount of	Outstanding
			End of	Principal or	Principal
	Type of	Amount of	Interest	Interest Paid	Balance This	Notation
Date	Loan Made	Loan Made	Period	This Date	Date	Made By

C-1-3

EXHIBIT C-2
FORM OF REVOLVING CREDIT NOTE
                    ,
     FOR VALUE RECEIVED, the undersigned (the “Borrower”), hereby promises to pay to                      or registered assigns (the “Lender”), in accordance with the provisions of the Agreement (as hereinafter defined), the principal amount of each Revolving Credit Loan from time to time made by the Lender to the Borrower under that certain Credit Agreement, dated as of [                    ], 2008 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among the Borrower, the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent, L/C Issuer and Swing Line Lender.
     The Borrower promises to pay interest on the unpaid principal amount of each Revolving Credit Loan from the date of such Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Agreement. Except as otherwise provided in Section 2.04(f) of the Agreement with respect to Swing Line Loans, all payments of principal and interest shall be made to the Administrative Agent for the account of the Lender in Dollars in immediately available funds at the Administrative Agent’s Office. If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Agreement.
     This Revolving Credit Note is one of the Revolving Credit Notes referred to in the Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein. This Revolving Credit Note is also entitled to the benefits of the Guaranty and is secured by the Collateral. Upon the occurrence and continuation of one or more of the Events of Default specified in the Agreement, all amounts then remaining unpaid on this Revolving Credit Note shall become, or may be declared to be, immediately due and payable all as provided in the Agreement. Revolving Credit Loans made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business. The Lender may also attach schedules to this Revolving Credit Note and endorse thereon the date, amount and maturity of its Revolving Credit Loans and payments with respect thereto.
     The Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Revolving Credit Note.

C-2-1

     THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

BROCADE COMMUNICATIONS SYSTEMS, INC.
By:
Name:
Title:

C-2-2

LOANS AND PAYMENTS WITH RESPECT THERETO

				Amount of	Outstanding
			End of	Principal or	Principal
	Type of	Amount of	Interest	Interest Paid	Balance This	Notation
Date	Loan Made	Loan Made	Period	This Date	Date	Made By
________

________

________

________

________

________

________

________

________

________

________

________

________

________

________

________

________

________

C-2-3

EXHIBIT D
FORM OF COMPLIANCE CERTIFICATE
Financial Statement Date: ________, ____
To:	Bank of America, N.A., as Administrative Agent
          Ladies and Gentlemen:
     Reference is made to that certain Credit Agreement, dated as of [__________], 2008 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among BROCADE COMMUNICATIONS SYSTEMS, INC., a Delaware corporation (the “Borrower”), the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent, L/C Issuer and Swing Line Lender.
     The undersigned Responsible Officer2 hereby certifies as of the date hereof that he/she is the                                                of the Borrower, and that, as such, he/she is authorized to execute and deliver this Certificate to the Administrative Agent on the behalf of the Borrower, and that:
[Use following paragraph 1 for fiscal year-end financial
statements]
     1. Attached hereto as Schedule 1 are (i) the year-end audited financial statements required by Section 6.01(a) of the Agreement for the fiscal year of the Borrower ended as of the above date, together with the report and opinion of an independent certified public accountant required by such section and (ii) the consolidating balance sheet of Borrower and its Subsidiaries as at the end of such fiscal year and the related consolidating statements of income or operations, shareholders’ equity and cash flows for such fiscal year. Such consolidating statements are fairly stated in all material respects when considered in relation to the consolidated financial statements of the Borrower and its Subsidiaries.
[Use following paragraph 1 for fiscal quarter-end financial
statements]
     1. Attached hereto as Schedule 1 are the unaudited financial statements required by Section 6.01(b) of the Agreement for the fiscal quarter of the Borrower ended as of the above date. Such consolidated financial statements fairly present the financial condition, results of operations and cash flows of the Borrower and its Subsidiaries in accordance with GAAP as at such date and for such period, subject only to normal year-end audit adjustments and the absence of footnotes.
     2. The undersigned has reviewed and is familiar with the terms of the Agreement and has made, or has caused to be made under his/her supervision, a detailed review of the

[2]	This certificates should be from the chief executive officer, chief financial officer, treasurer or controller of the Borrower.

transactions and condition (financial or otherwise) of the Borrower during the accounting period covered by such financial statements.
     3. A review of the activities of the Borrower during such fiscal period has been made under the supervision of the undersigned with a view to determining whether during such fiscal period the Borrower performed and observed all its Obligations under the Loan Documents, and
[select one:]
     [to the best knowledge of the undersigned, during such fiscal period the Borrower performed and observed each covenant and condition of the Loan Documents applicable to it, and no Default has occurred and is continuing.]
—or—
     [to the best knowledge of the undersigned, the following covenants or conditions have not been performed or observed and the following is a list of each such Default and its nature and status:]
     4. The representations and warranties of the Borrower contained in Section 5.05(a) and (b) of the Agreement are true and correct on and as of the date hereof, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date (provided that any representation and warranty that is not qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct in all material respects on such respective dates), and except that for purposes of this Compliance Certificate, the representations and warranties contained in subsections (a) and (b) of Section 5.05 of the Agreement shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01 of the Agreement, including the statements in connection with which this Compliance Certificate is delivered.
     5. The financial covenant analyses and information set forth on Schedules 1 and 2 attached hereto are true and accurate on and as of the date of this Certificate.
     IN WITNESS WHEREOF, the undersigned has executed this Certificate as of                                         ,                                         .

BROCADE COMMUNICATIONS SYSTEMS, INC.
By:
Name:
Title:

For the Quarter/Year ended ________________, _____
(“Statement Date”)
SCHEDULE 13
to the Compliance Certificate
($ in 000’s)

I.	Section 7.10(a) — Consolidated Fixed Charge Coverage Ratio.

	A.	Consolidated EBITDA for Measurement Period ending on above date (“Subject Period”):

		1.	Consolidated Net Income for Subject Period:	$_____

	(a)	The following to the extent deducted in calculating such Consolidated Net Income:

		2.	Consolidated Interest Charges for Subject Period:	$_____

		3.	Provision for Federal, state, local and foreign income taxes payable for
			Subject Period:	$_____

		4.	Depreciation expenses for Subject Period:	$_____

		5.	Amortization expenses for Subject Period:	$_____

		6.	Fees, costs and expenses incurred on or prior to the Closing Date in connection with the Acquisition and the financing thereof for Subject Period:	$_____

		7.	Cash restructuring charges and integration costs in connection with the Acquisition, in an aggregate amount not to exceed $75,000,000 for the Subject Period:	$_____

		8.	Non-cash restructuring charges incurred in connection with the Transaction, all as approved by Arrangers, for the Subject Period:	$_____

		9.	Other non-recurring expenses reducing such Consolidated Net Income which do not represent a cash item in such period or any future period, for the Subject Period:	$_____

		10.	Non-cash charges for stock compensation expense in	$_____

[3]	Revise as appropriate to confirm to financial covenants and related definitions in the Credit Agreement.

compliance with FAS 123R and amortization of the fair value of unvested options under the Acquired Business‘ employee stock option plan assumed by the Borrower for the Subject Period:

	11.	Legal fees and expenses relating to the Borrower’s indemnification obligations for the benefit of its former officers and directors in connection with its historic stock option litigation for the Subject Period:	$_____

(b)	The following to the extent included in calculating such Consolidated Net Income for the Subject Period:

	12.	Federal, state, local and foreign income tax credits for the Subject Period:	$_____

	13.	All non-cash items increasing Consolidated Net Income for the Subject Period:	$_____

	14.	Consolidated EBITDA (Lines II.A.1 + 2 + 3 + 4 + 5 + 6+7+8+9+10+11+12 - 13-14):	$_____

B.	Rentals payable under leases of real property for the Subject Period:

C.	Capital Expenditures for Subject Period:		$_____

D.	Consolidated Interest Charges (excluding interest expense attributable to the Campus Sale-Leaseback) for Subject Period:		$_____

E.	Aggregate principal amount of all regularly scheduled principal payments or redemptions or similar acquisitions for value of outstanding debt for borrowed money, but excluding any such payments to the extent refinanced through the incurrence of additional Indebtedness otherwise expressly permitted under Section 7.02 for Subject Period:		$_____

F.	Rentals payable under leases of real property for Subject Period:		$_____

G.	Aggregate amount of all Restricted Payments for Subject Period:		$_____

H.	Aggregate amount of Federal, state, local and foreign income taxes paid in cash, in each case, of or by the Borrower and its Subsidiaries, for Subject Period:		$_____

I.	Consolidated Fixed Charge Coverage Ratio ([Line I.A(b)(14) + Line I.B — Line I.C] ÷ [Line I.D + Line I.E + Line I.F + Line I.G + Line I.H]):		_______

          Minimum required:

Minimum Consolidated
Fixed Charge Coverage
Four Fiscal Quarters Ending	Ratio
Closing Date through October 27, 2009	1.25:1.00
October 28, 2009 through October 27, 2010	1.50:1.00
October 28, 2010 through October 27, 2011	1.75:1.00
October 28, 2011 and thereafter	2.00:1.00

II.	Section 7.10(b) — Consolidated Leverage Ratio.

	A.	Consolidated Funded Indebtedness at Statement Date	$_____

	B.	Consolidated EBITDA for the Subject Period (Line I.A(b)(14) above):	$_____

	C.	Consolidated Leverage Ratio (Line II.A ÷ Line II.B):	____ to 1
          Maximum permitted:

Maximum Consolidated
Four Fiscal Quarters Ending	Leverage Ratio
Closing Date through October 27, 2009	4.25:1.00
October 28, 2009 through October 27, 2010	3.75:1.00
October 28, 2010 through October 27, 2011	3.00:1.00
October 28, 2011 through October 27, 2012	2.75:1.00
October 28, 2012 and each fiscal quarter thereafter	2.50:1.00

III.	Section 7.10(c) — Consolidated Senior Secured Leverage Ratio

	A.	Consolidated Funded Indebtedness at Statement Date (Line II.A above):	$_____

	B.	All unsecured senior subordinated or subordinated Indebtedness of the Borrower or its Subsidiaries on a consolidated basis for Subject Period (including without limitation the McData Notes):	$_____

C.	Consolidated EBITDA for Subject Period (Line I.A(b)(14) above):

D.	Consolidated Senior Secured Leverage Ratio ([Line III.A — Line III.B] ÷ [Line I.A(b)(14)]):	_______
                 Minimum required:

Minimum Consolidated
Senior Secured Leverage
Four Fiscal Quarters Ending	Ratio
Closing Date through October 27, 2009	2.30:1.00
October 28, 2009 through October 27, 2010	2.00:1.00
October 28, 2010 through October 27, 2012	1.75:1.00
October 28, 2012 and each fiscal quarter thereafter	1.50:1.00

IV.	Section 7.11 — Capital Expenditures.

	A.	Capital Expenditures made during fiscal year to date:	$_____

	B.	Maximum permitted Capital Expenditures ($_____________ ):	$_____

	Campus Sale-
Four Fiscal	Leaseback	Capital
Quarters Ending	Expenditures	Expenditures
Closing Date through October 27, 2009	$100,000,000	$100,000,000
October 28 2009 through October 27, 2010	$100,000,000	$125,000,000
October 28 2010 through October 27, 2011	$0	$125,000,000
October 28 2011 through October 27, 2012	$0	$150,000,000
October 28 2012 through October 27, 2013	$0	$150,000,000

C.	Excess (deficient) for covenant compliance (Line IV.B — IV.A):	$_____

For the Quarter/Year ended ________________(“Statement Date”)
SCHEDULE 2
to the Compliance Certificate
($ in 000’s)

EXHIBIT E
ASSIGNMENT AND ASSUMPTION
     This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [the][each] Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each] Assignee identified in item 2 below ([the][each, an] “Assignee”). [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees] hereunder are several and not joint.] Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.
     For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of [the Assignor][the respective Assignors] under the respective facilities identified below (including, without limitation, the Letters of Credit and the Swing Line Loans included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)][the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] “Assigned Interest”). Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by [the][any] Assignor.

1.	Assignor[s]:

2.	Assignee[s]:

[for each Assignee, indicate [Affiliate][Approved Fund] of [identify Lender]]

3.	Borrower(s):	Brocade Communications Systems, Inc.

4.	Administrative Agent: Bank of America, N.A., as the administrative agent under the Credit Agreement

5.	Credit Agreement: Credit Agreement, dated as of [________], 2008 among BROCADE COMMUNICATIONS SYSTEMS, INC., the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent, L/C Issuer, and Swing Line Lender

6.	Assigned Interest:

			Aggregate		Percentage
			Amount of	Amount of	Assigned of
		Facility	Commitment/Loans	Commitment/Loans	Commitment/		CUSIP
Assignor[s][4]	Assignee[s][5]	Assigned	for all Lenders[6]	Assigned	Loans[7]		Number
		Term Facility	$ _____________	$ _____________	_____________	%
		Revolving Credit Facility	$ _____________	$ _____________	_____________	%

[7.	Trade Date: __________________][8]
Effective Date: _______, 20___ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]
     The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR [NAME OF ASSIGNOR]
By:
Title:

[4]	List each Assignor, as appropriate.

[5]	List each Assignee, as appropriate.

[6]	Amounts in this column and in the column immediately to the right to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.

[7]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

[8]	To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.

ASSIGNEE [NAME OF ASSIGNEE]
By:
Title:

[Consented to and][9] Accepted: BANK OF AMERICA, N.A., as Administrative Agent
By:
Title:

[Consented to:][10]
By:
Title:

[9]	To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.

[10]	To be added only if the consent of the Borrower and/or other parties (e.g. Swing Line Lender, L/C Issuer) is required by the terms of the Credit Agreement.

ANNEX 1 TO ASSIGNMENT AND ASSUMPTION
STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION
          1. Representations and Warranties.
          1.1. Assignor. [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][[the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.
          1.2. Assignee. [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an assignee under Section 10.06(b)(iii), (v) and (vi) of the Credit Agreement (subject to such consents, if any, as may be required under Section 10.06(b)(iii) of the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, and without limitation of the foregoing adopts and agrees to the provisions of Sections 9.01(a) and 9.01(b) of the Credit Agreement, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by [the][such] Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire [the][such] Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 6.01 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, and (vii) if it is a Foreign Lender, attached hereto is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by [the][such] Assignee; and (b) agrees that (i) it will, independently and without reliance upon the Administrative Agent, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.
          2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignor for amounts which have accrued to but excluding the Effective Date and to [the][the relevant] Assignee for amounts which have accrued from and after the Effective Date.
          3. General Provisions. For the avoidance of doubt, each Assignor and Assignee party hereto acknowledge and agree that this Assignment and Assumption shall be subject to Section 10.06(b)(iv) of the Credit Agreement. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

EXHIBIT F
FORM OF
GUARANTY
          GUARANTY AGREEMENT (this “Agreement”) dated as of October 7, 2008 among the Persons listed on the signature pages hereof under the caption “Guarantors”, any Additional Guarantors that may become Guarantors hereunder pursuant to a duly executed joinder agreement in the form attached as Exhibit A hereto (each a “Additional Guarantor”, collectively, the “Additional Guarantors” and together with the Guarantors, the “Guarantors” and each, a “Guarantor”) and Bank of America, N.A., as administrative agent (in such capacity, the “Administrative Agent”) for the Secured Parties (as defined in the Credit Agreement referred to below).
          Reference is made to that certain Credit Agreement dated as of October 7, 2008 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”) among Brocade Communications Systems, Inc., a Delaware corporation (the “Borrower”), each lender from time to time party thereto (collectively, the “Lenders” and individually, a “Lender”), and Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer. Capitalized terms used and not defined herein (including, without limitation, the term “Secured Obligations,” as used in Section 1 and elsewhere herein) are used with the meanings assigned to such terms in the Credit Agreement.
          The Lenders have agreed to make Loans to the Borrower, and the L/C Issuer has agreed to issue Letters of Credit for the account of the Borrower, in each case pursuant to, and upon the terms and subject to the conditions specified in, the Credit Agreement. Each Guarantor is a Subsidiary of the Borrower and acknowledges that it has derived and will derive substantial benefit from the making of the Loans by the Lenders to the Borrower and the issuance of the Letters of Credit by the L/C Issuer for the account of the Borrower. As consideration therefor and in order to induce the Lenders to make Loans and the L/C Issuer to issue Letters of Credit, each Guarantor is willing to execute this Agreement.
          Accordingly, the parties hereto agree as follows:
          1. Guarantee. Each Guarantor unconditionally guarantees, jointly with any other Guarantors of the Secured Obligations under the Credit Agreement and other Loan Documents and severally, as a primary obligor and not merely as a surety, the due and punctual payment of the Secured Obligations. To the fullest extent permitted by applicable law, each Guarantor waives notice of, or any requirement for further assent to, any agreements or arrangements whatsoever by the Secured Parties with any other person pertaining to the Secured Obligations, including agreements and arrangements for payment, extension, renewal, subordination, composition, arrangement, discharge or release of the whole or any part of the Secured Obligations, or for the discharge or surrender of any or all security, or for the compromise, whether by way of acceptance of part payment or otherwise, and, to the fullest extent permitted by applicable law, the same shall in no way impair each Guarantor’s liability hereunder.
          2. Obligations Not Waived. To the fullest extent permitted by applicable law, each Guarantor waives presentment to, demand of payment from and protest to the Borrower or any other person of any of the Secured Obligations, and also waives notice of acceptance of its guarantee, notice of protest for nonpayment and all other formalities. To the fullest extent permitted by applicable law, the

Guaranty of each Guarantor hereunder shall not be affected by (a) the failure of any Loan Party to assert any claim or demand or to enforce or exercise any right or remedy against the Borrower or any Guarantor under the provisions of the Credit Agreement, any other Loan Document or otherwise; (b) any extension, renewal or increase of or in any of the Secured Obligations; (c) any rescission, waiver, amendment or modification of, or any release from, any of the terms or provisions of this Agreement, the Credit Agreement, any other Loan Document, any guarantee or any other agreement or instrument, including with respect to any Guarantor under the Loan Documents; (d) the release of (or the failure to perfect a security interest in) any of the security held by or on behalf of the Administrative Agent or any other Secured Party; or (e) the failure or delay of any Secured Party to exercise any right or remedy against the Borrower or any Guarantor of the Secured Obligations.
          3. Security. Each Guarantor authorizes the Administrative Agent to (a) take and hold security for the payment of this Guaranty and the Secured Obligations and exchange, enforce, waive and release any such security pursuant to the terms of any other Loan Documents; (b) apply such security and direct the order or manner of sale thereof as it in its sole discretion may determine subject to the terms of any other Loan Documents; and (c) release or substitute any one or more endorsees, other Guarantors or other obligors pursuant to the terms of any other Loan Documents. In no event shall this Section 3 require any Guarantor to grant security, except as required by the terms of the Loan Documents.
          4. Guarantee of Payment. Each Guarantor further agrees that its guarantee constitutes a guarantee of payment when due and not of collection, and, to the fullest extent permitted by applicable law, waives any right to require that any resort be had by the Administrative Agent or any other Secured Party to any of the security held for payment of the Secured Obligations or to any balance of any deposit account or credit on the books of the Administrative Agent or any other Secured Party in favor of the Borrower or any other person.
          5. No Discharge or Diminishment of Guaranty. To the fullest extent permitted by applicable law and except as otherwise expressly provided in this Agreement, the Secured Obligations of each Guarantor hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason (other than the payment in full in cash of the Secured Obligations), including any claim of waiver, release, surrender, alteration or compromise of any of the Secured Obligations, and shall not be subject to any defense (other than a defense of payment) or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of the Secured Obligations or otherwise. Without limiting the generality of the foregoing, the obligations of each Guarantor hereunder shall, to the fullest extent permitted by applicable law, not be discharged or impaired or otherwise affected by the failure of the Administrative Agent or any other Secured Party to assert any claim or demand or to enforce any remedy under the Credit Agreement, any other Loan Document, any guarantee or any other agreement or instrument, by any amendment, waiver or modification of any provision of the Credit Agreement or any other Loan Document or other agreement or instrument, by any default, failure or delay, willful or otherwise, in the performance of the Secured Obligations, or by any other act, omission or delay to do any other act that may or might in any manner or to any extent vary the risk of any Guarantor or that would otherwise operate as a discharge of any Guarantor as a matter of law or equity (other than the payment in full in cash of the Secured Obligations) or which would impair or eliminate any right of any Guarantor to subrogation.
          6. Defenses Waived. To the fullest extent permitted by applicable law, each Guarantor waives any defense based on or arising out of the unenforceability of the Secured Obligations or any part thereof from any cause or the cessation from any cause of the liability (other than the payment in full in cash of the Secured Obligations) of the Borrower or any other person. Subject to the terms of the other Loan Documents, the Administrative Agent and the other Secured Parties may, at their election, foreclose on any security held by one or more of them by one or more judicial or nonjudicial sales, accept an assignment of any such security in lieu of foreclosure, compromise or adjust any part of the Secured Obligations, make any other accommodation with the Borrower or any other Guarantor or exercise any other right or remedy available to them against the Borrower or any other Guarantor, without affecting or impairing in any way the liability of each Guarantor hereunder except to the extent the Secured Obligations have been paid in full in cash. Pursuant to and to the fullest extent permitted by applicable law, each Guarantor waives any defense arising out of any such election even though such election operates, pursuant to applicable law, to impair or to extinguish any right of reimbursement or subrogation or other right or remedy of each Guarantor against the Borrower or any other Guarantor or any security.
          7. Agreement to Pay; Subordination. In furtherance of the foregoing and not in limitation of any other right that the Administrative Agent or any other Secured Party has at law or in equity against each Guarantor by virtue hereof, upon the failure of the Borrower or any other Loan Party to pay any Secured Obligation when and as the same shall become due, whether at maturity, by acceleration, after notice of prepayment or otherwise, each Guarantor hereby promises to and will forthwith pay, or cause to be paid, to the Administrative Agent or such other Secured Party as designated thereby in cash an amount equal to the unpaid principal amount of such Secured Obligations then due, together with accrued and unpaid interest and fees on such Secured Obligations as required by the terms of the Loan Documents. Upon payment by each Guarantor of any sums to the Administrative Agent or any Secured Party as provided above, all rights of each Guarantor against the Borrower arising as a result thereof by way of right of subrogation, contribution, reimbursement, indemnity or otherwise shall in all respects be subordinate and junior in right of payment to the prior payment in full in cash of all the Secured Obligations. In addition, any indebtedness of the Borrower or any Subsidiary now or hereafter held by each Guarantor that is required by the Credit Agreement to be subordinated to the Secured Obligations is hereby subordinated in right of payment to the prior payment in full of the Secured Obligations. If any amount shall be paid to any Guarantor on account of (i) such subrogation, contribution, reimbursement, indemnity or similar right or (ii) any such indebtedness at any time when any Secured Obligation then due and owing has not been paid, such amount shall be held in trust for the benefit of the Secured Parties and shall forthwith be paid to the Administrative Agent to be credited against the payment of the Secured Obligations, whether matured or unmatured, in accordance with the terms of the Loan Documents.
          8. General Limitation on Guaranty Obligations; Right of Contribution. In any action or proceeding involving any state corporate law, or any state, Federal or foreign bankruptcy, insolvency, reorganization, fraudulent transfer, fraudulent conveyance or other law affecting the rights of creditors generally, if the obligations of any Guarantor under this Agreement would otherwise be held or determined to be void, voidable, invalid or unenforceable, or subordinated to the claims of any other creditors, on account of the amount of its liability under this Agreement, then, notwithstanding any other provision herein or in any other Loan Document to the contrary, the amount of such liability shall, without any further action by any Guarantor, any creditor or any other Person, be automatically limited and reduced to the highest amount that is valid and enforceable and not subordinated to the claims of other creditors as determined in such action or proceeding. Each Guarantor hereby agrees to the extent that a Guarantor shall have paid more than its proportionate share of any payment made hereunder (including by way of set-off rights being exercised against it), such Guarantor shall be entitled to seek and receive contribution from and against any other Guarantor hereunder who has not paid its proportionate share of such payment. Each Guarantor’s right of contribution shall be subject to the terms and conditions of Section 7 hereof. The provisions of this Section 8 shall in no respect limit the obligations and liabilities of any Guarantor to the Administrative Agent and the other Secured Parties, and each Guarantor shall remain liable to the Administrative Agent and the other Secured Parties for the full amount guaranteed by such Guarantor hereunder.
          9. Information. Each Guarantor assumes all responsibility for being and keeping itself informed of the Borrower’s financial condition and assets, all other circumstances bearing upon the risk of nonpayment of the Secured Obligations and the nature, scope and extent of the risks that each Guarantor assumes and incurs hereunder and agrees that none of the Administrative Agent or the other Secured Parties will have any duty to advise such Guarantor of information known to it or any of them regarding such circumstances or risks.
          10. Covenant; Representations and Warranties. Each Guarantor agrees and covenants to, and to cause each of its Subsidiaries to take, or refrain from taking, each action that is necessary to be taken or not taken, so that no breach of the agreements and covenants contained in the Credit Agreement pertaining to actions to be taken, or not taken, by such Guarantor or any of its Subsidiaries will result. Each Guarantor represents and warrants as to itself that all representations and warranties relating to it and its Subsidiaries contained in the Credit Agreement are true and correct in all material respects (except to the extent that such representations and warranties specifically refer to an earlier date, in which case such representations and warranties are true and correct in all material respects as of such earlier date), provided that any representation or warranty that is qualified as to materiality or “Material Adverse Effect” shall be true and correct in all respects; and provided further that each reference in any such representation and warranty to the knowledge of the Borrower shall, for the purposes of this Section 10, be deemed to be a reference to Guarantor’s knowledge.
          11. Termination. The Guaranties made hereunder shall terminate when (i) the principal of and premium, if any, and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on all Loans; (ii) each payment required to be made under the Credit Agreement in respect of any Letter of Credit; and (iii) all other Secured Obligations then due and owing, have in each case been paid in full and the Lenders have no further commitment to lend under the Credit Agreement, the L/C Obligations have been reduced to zero and the L/C Issuer has no further obligation to issue Letters of Credit under the Credit Agreement; provided that any such Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time any payment, or any part thereof, on any Secured Obligation is rescinded or must otherwise be restored by any Secured Party upon the bankruptcy or reorganization of the Borrower, the Guarantors or otherwise.
          12. Binding Effect; Several Agreement; Assignments; Releases. Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the successors and assigns of such party; and all covenants, promises and agreements by or on behalf of each Guarantor that are contained in this Agreement shall bind and inure to the benefit of each party hereto and their respective successors and assigns. This Agreement shall become effective as to each Guarantor when a counterpart hereof executed on behalf of each Guarantor shall have been delivered to the Administrative Agent and a counterpart hereof shall have been executed on behalf of the Administrative Agent, and thereafter shall be binding upon each Guarantor and the Administrative Agent and their respective successors and assigns, and shall inure to the benefit of each Guarantor, the Administrative Agent and the other Secured Parties, and their respective successors and assigns, except that the Guarantors shall not have the right to assign their rights or obligations hereunder or any interest herein (and any such attempted assignment shall be void) without the prior written consent of the Required Lenders. The Administrative Agent is hereby expressly authorized to, and agrees upon request of the Borrower it will, release any Guarantor from its obligations hereunder (including its Guaranty) in accordance with Section 9.10 of the Credit Agreement.
          13. Waivers; Amendment. 1.01 No failure or delay of the Administrative Agent in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent hereunder and of the other Secured Parties under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by any Guarantor therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) below, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on any Guarantor in any case shall entitle such Guarantor to any other or further notice or demand in similar or other circumstances.
          2. Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to a written agreement entered into between the Guarantors and the Administrative Agent (with the consent of the Lenders or the Required Lenders if required under the Credit Agreement).
          14. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.
          15. Notices. All communications and notices hereunder shall be in writing and given as provided in Section 10.02 of the Credit Agreement. All communications and notices hereunder to each Guarantor shall be given to it in care of the Borrower at its address set forth in Schedule 10.02 to the Credit Agreement.
          16. Survival of Agreement; Severability. 1.02 All covenants, agreements, representations and warranties made by the Guarantors herein and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the Administrative Agent and the other Secured Parties and shall survive the making by the Lenders of the Loans and the issuance of the Letters of Credit by the L/C Issuer regardless of any investigation made by the Secured Parties or on their behalf, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any other fee or amount payable under this Agreement or any other Loan Document is outstanding and unpaid or the Commitments have not been terminated.
          2. In the event any one or more of the provisions contained in this Agreement or in any other Loan Document should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction). The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.
          17. Counterparts. This Agreement may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract, and shall become effective as provided in Section 12. Delivery of an executed signature page to this Agreement by facsimile transmission shall be as effective as delivery of a manually executed counterpart of this Agreement.
          18. Rules of Interpretation. The rules of interpretation specified in Section 1.02 of the Credit Agreement shall be applicable to this Agreement.
          19. Jurisdiction; Consent to Service of Process. 1.03 Each party hereto hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the other Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Administrative Agent or any other Secured Party may otherwise have to bring any action or proceeding relating to this Agreement or the other Loan Documents against each Guarantor or its properties in the courts of any jurisdiction.
          2. Each party hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the other Loan Documents in any New York State or Federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
          3. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 15. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.
          20. Waiver of Jury Trial. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 20.
          21. Right of Setoff. If an Event of Default shall have occurred and be continuing, each Secured Party is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other Indebtedness at any time owing by such Secured Party to or for the credit or the account of each Guarantor against any or all the obligations of such Guarantor now or hereafter existing under this Agreement and the other Loan Documents held by such Secured Party, irrespective of whether or not the Administrative Agent or any Secured Party shall have made any demand under this Agreement or any other Loan Document and although such obligations may be unmatured. The rights of each Secured Party under this Section 21 are in addition to other rights and remedies (including other rights of setoff) which such Secured Party may have.

          IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

[EACH OF THE GUARANTORS], as Guarantor
By:
Name:
Title:

BANK OF AMERICA, N.A., as Administrative Agent
By:
Name:
Title:

EXHIBIT A
to the Guaranty
[Form of]
JOINDER AGREEMENT
          Reference is made to that certain Credit Agreement dated as of October 7, 2008 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”) among Brocade Communications Systems, Inc., a Delaware corporation (the “Borrower”), each lender from time to time party thereto (collectively, the “Lenders” and individually, a “Lender”), and Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer. Capitalized terms used and not defined herein are used with the meanings assigned to such terms in the Credit Agreement.
WITNESSETH:
          WHEREAS, the Borrower, the Guarantors and Bank of America, N.A., as administrative agent (in such capacity, the “Administrative Agent”) for the Secured Parties (as defined in the Credit Agreement) are parties to the Guaranty Agreement (the “Guaranty”) dated as of October 7, 2008.
          WHEREAS, the Lenders have agreed to make Loans to the Borrower, and the L/C Issuer has agreed to issue Letters of Credit for the account of the Borrower, in each case pursuant to, and upon the terms and subject to the conditions specified in, the Credit Agreement.
          WHEREAS, each Guarantor is a Subsidiary of the Borrower and acknowledges that it has derived and will derive substantial benefit from the making of the Loans by the Lenders to the Borrower and the issuance of the Letters of Credit by the L/C Issuer for the account of the Borrower.
          WHEREAS, pursuant to Section 6.12(b) of the Credit Agreement, each Subsidiary (other than a CFC or a Subsidiary held directly or indirectly by a CFC that is a disregarded entity for purposes of the Code) that was not in existence on the date of the Credit Agreement is required to become a Guarantor under the Agreement by executing a joinder agreement.
          WHEREAS, the undersigned Subsidiary (the “New Guarantor”) is executing this joinder agreement (“Joinder Agreement”) to the Guaranty in order to induce the Lenders to make additional Revolving Credit Loans and as consideration for the Loans previously made and to issue Letters of Credit.
          NOW, THEREFORE, the Administrative Agent and the New Guarantor hereby agree as follows:
     (a) Guarantee. In accordance with Section 6.12(b) of the Credit Agreement, the New Guarantor by its signature below becomes a Guarantor under the Guaranty with the same force and effect as if originally named therein as a Guarantor.
     (b) Representations and Warranties. The New Guarantor hereby (a) agrees to all the terms and provisions of the Guaranty applicable to it and its subsidiaries as a Guarantor thereunder and (b) represents and warrants that the representations and warranties made by it as a Guarantor thereunder are true and correct in all material respects (except to the extent that such representations and warranties specifically refer to an earlier date, in which case such representations and warranties are true and correct in all material respects as of such earlier date, and except that any representation and warranty that is qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all respects) on and as of the date hereof. Each reference to a Guarantor in the Guaranty shall be deemed to include the New Guarantor.
     (c) Severability. Any provision of this Joinder Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
     (d) Counterparts. This Joinder Agreement may be executed in counterparts, each of which shall constitute an original. Delivery of an executed signature page to this Joinder Agreement by facsimile transmission shall be as effective as delivery of a manually executed counterpart of this Joinder Agreement.
     (e) No Waiver. Except as expressly supplemented hereby, the Guaranty shall remain in full force and effect.
     (f) Notices. All notices, requests and demands to or upon the New Guarantor, any Agent or any Lender shall be governed by the terms of Section 10.02 of the Credit Agreement.
     (g) Governing Law. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.
[Signature Pages Follow]

          IN WITNESS WHEREOF, the undersigned have caused this Joinder Agreement to be duly executed and delivered by their duly authorized officers as of the day and year first above written.

[NEW GUARANTOR]
By:
Name:
Title:

Address for Notices: BANK OF AMERICA, N.A. , as Administrative Agent
By:
Name:
Title:

EXHIBIT G
FORM OF SECURITY AGREEMENT

SECURITY AGREEMENT
By
BROCADE COMMUNICATION SYSTEMS, INC.,
as Borrower
and
THE GUARANTORS PARTY HERETO
and
BANK OF AMERICA, N.A.,
as Administrative Agent

Dated as of [          ], 2008

TABLE OF CONTENTS

		Page

PREAMBLE		1

RECITALS		1

AGREEMENT		2

ARTICLE I

DEFINITIONS AND INTERPRETATION

SECTION 1.1.	DEFINITIONS	2
SECTION 1.2.	INTERPRETATION	9
SECTION 1.3.	RESOLUTION OF DRAFTING AMBIGUITIES	9
SECTION 1.4.	PERFECTION CERTIFICATE	9

ARTICLE II

GRANT OF SECURITY AND SECURED OBLIGATIONS

SECTION 2.1.	GRANT OF SECURITY INTEREST	9
SECTION 2.2.	FILINGS	10

ARTICLE III

PERFECTION; SUPPLEMENTS; FURTHER ASSURANCES; USE OF PLEDGED COLLATERAL

SECTION 3.1.	DELIVERY OF CERTIFICATED SECURITIES COLLATERAL	11
SECTION 3.2.	PERFECTION OF UNCERTIFICATED SECURITIES COLLATERAL	11
SECTION 3.3.	FINANCING STATEMENTS AND OTHER FILINGS; MAINTENANCE OF PERFECTED SECURITY INTEREST	12
SECTION 3.4.	OTHER ACTIONS	12
SECTION 3.5.	JOINDER OF ADDITIONAL GUARANTORS	14
SECTION 3.6.	SUPPLEMENTS; FURTHER ASSURANCES	15

ARTICLE IV

REPRESENTATIONS, WARRANTIES AND COVENANTS

SECTION 4.1.	TITLE	16

-i-

-ii-

-iii-

Page

SECTION 11.14.	OBLIGATIONS ABSOLUTE	34

SIGNATURES		S-1

EXHIBIT 1	Form of Issuer’s Acknowledgment
EXHIBIT 2	Form of Securities Pledge Amendment
EXHIBIT 3	Form of Joinder Agreement
EXHIBIT 4	Form of Copyright Security Agreement
EXHIBIT 5	Form of Patent Security Agreement
EXHIBIT 6	Form of Trademark Security Agreement
EXHIBIT 7	Form of Bailee’s Letter

-iv-

SECURITY AGREEMENT
          This SECURITY AGREEMENT dated as of [          ], 2008 (as amended, amended and restated, supplemented or otherwise modified from time to time in accordance with the provisions hereof, this “Agreement”) made by BROCADE COMMUNICATION SYSTEMS, INC., a Delaware corporation (the “Borrower”), and the Guarantors from to time to time party hereto (the “Guarantors”), as pledgors, assignors and debtors (the Borrower, together with the Guarantors, in such capacities and together with any successors in such capacities, the “Pledgors,” and each, a “Pledgor”), in favor of BANK OF AMERICA, N.A., in its capacity as administrative agent pursuant to the Credit Agreement (as hereinafter defined), as pledgee, assignee and secured party (in such capacities and together with any successors in such capacities, the “Administrative Agent”).
RECITALS:
          A. The Borrower, the Guarantors, the Administrative Agent and the lending institutions listed therein have, in connection with the execution and delivery of this Agreement, entered into that certain credit agreement, dated as of October 7, 2008 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; which term shall also include and refer to any increase in the amount of indebtedness under the Credit Agreement and any refinancing or replacement of the Credit Agreement (whether under a bank facility, securities offering or otherwise) or one or more successor or replacement facilities whether or not with a different group of agents or lenders (whether under a bank facility, securities offering or otherwise) and whether or not with different obligors upon the Administrative Agent’s acknowledgment of the termination of the predecessor Credit Agreement).
          B. Each Guarantor has, pursuant to the Guaranty, unconditionally guaranteed the Secured Obligations.
          C. The Borrower and each Guarantor will receive substantial benefits from the execution, delivery and performance of the obligations under the Credit Agreement and the other Loan Documents and each is, therefore, willing to enter into this Agreement.
          D. This Agreement is given by each Pledgor in favor of the Administrative Agent for the benefit of the Secured Parties to secure the payment and performance of all of the Secured Obligations.
          F. It is a condition to (i) the obligations of the Lenders to make the Loans under the Credit Agreement, (ii) the obligations of the L/C Issuer to issue Letters of Credit and (iii) the performance of the obligations of the Secured Parties under Secured Hedge Agreements and Secured Cash Management Agreements that constitute Secured Obligations that each Pledgor execute and deliver the applicable Loan Documents, including this Agreement.

AGREEMENT:
          NOW THEREFORE, in consideration of the foregoing premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Pledgor and the Administrative Agent hereby agree as follows:
ARTICLE I
DEFINITIONS AND INTERPRETATION
          SECTION 1.1. Definitions.
          (a) Unless otherwise defined herein or in the Credit Agreement, capitalized terms used herein that are defined in the UCC shall have the meanings assigned to them in the UCC; provided that in any event, the following terms shall have the meanings assigned to them in the UCC:
          “Accounts”; “Bank”; “Chattel Paper”; “Commercial Tort Claim”; “Commodity Account”; “Commodity Contract”; “Commodity Intermediary”; “Documents”; “Electronic Chattel Paper”; “Entitlement Order”; “Equipment”; “Financial Asset”; “Fixtures”; “Goods”, “Inventory”; “Letter-of-Credit Rights”; “Letters of Credit”; “Money”; “Payment Intangibles”; “Proceeds”; “ Records”; “Securities Account”; “Securities Intermediary”; “Security Entitlement”; “Supporting Obligations”; and “Tangible Chattel Paper.”
          (b) Terms used but not otherwise defined herein that are defined in the Credit Agreement shall have the meanings given to them in the Credit Agreement. Section 1.02 of the Credit Agreement shall apply herein mutatis mutandis.
          (c) The following terms shall have the following meanings:
          “Account Debtor” shall mean each person who is obligated on a Receivable or Supporting Obligation related thereto.
          “Administrative Agent” shall have the meaning assigned to such term in the Preamble hereof.
          “Agreement” shall have the meaning assigned to such term in the Preamble hereof.
          “Bailee Letter” shall be an agreement in form substantially similar to Exhibit 7 hereto.
          “Borrower” shall have the meaning assigned to such term in the Preamble hereof.

          “Collateral Support” shall mean all property (real or personal) assigned, hypothecated or otherwise securing any Pledged Collateral and shall include any security agreement or other agreement granting a lien or security interest in such real or personal property.
          “Commodity Account Control Agreement” shall mean a control agreement in a form that is reasonably satisfactory to the Administrative Agent establishing the Administrative Agent’s Control with respect to any Commodity Account.
          “Contracts” shall mean, collectively, with respect to each Pledgor, the Acquisition Agreement, all sale, service, performance, equipment or property lease contracts, agreements and grants and all other contracts, agreements or grants (in each case, whether written or oral, or third party or intercompany), between such Pledgor and any third party, and all assignments, amendments, restatements, supplements, extensions, renewals, replacements or modifications thereof.
          “Control” shall mean (i) in the case of each Deposit Account, “control,” as such term is defined in Section 9-104 of the UCC, (ii) in the case of any Security Entitlement, “control,” as such term is defined in Section 8-106 of the UCC, and (iii) in the case of any Commodity Contract, “control,” as such term is defined in Section 9-106 of the UCC.
          “Copyrights” shall mean, collectively, with respect to each Pledgor, all copyrights (whether statutory or common law, whether established or registered in the United States or any other country or any political subdivision thereof, whether registered or unregistered and whether published or unpublished) and all copyright registrations and applications made by such Pledgor, in each case, whether now owned or hereafter created or acquired by or assigned to such Pledgor, together with any and all (i) rights and privileges arising under applicable law with respect to such Pledgor’s use of such copyrights, (ii) reissues, renewals, continuations and extensions thereof and amendments thereto, (iii) income, fees, royalties, damages, claims and payments now or hereafter due and/or payable with respect thereto, including damages and payments for past, present or future infringements thereof, (iv) rights corresponding thereto throughout the world and (v) rights to sue for past, present or future infringements thereof.
          “Copyright Security Agreement” shall mean an agreement substantially in the form of Exhibit 4 hereto.
          “Credit Agreement” shall have the meaning assigned to such term in Recital A hereof.
          “Deposit Accounts” shall mean, collectively, with respect to each Pledgor, (i) all “deposit accounts” as such term is defined in the UCC and in any event shall include the LC Account and all accounts and sub-accounts relating to any of the foregoing accounts and (ii) all cash, funds, checks, notes and instruments from time to time on deposit in any of the accounts or sub-accounts described in clause (i) of this definition.
          “Distributions” shall mean, collectively, with respect to each Pledgor, all dividends, cash, options, warrants, rights, instruments, distributions, returns of capital or principal, income, interest, profits and other property, interests (debt or equity) or proceeds, including as a result of a split, revision, reclassification or other like change of the Pledged Securities, from time to time received, receivable or otherwise distributed to such Pledgor in respect of or in exchange for any or all of the Pledged Securities or Intercompany Notes.
          “Excluded Property” shall mean
     (a) any permit or license issued by a Governmental Authority to any Pledgor or any agreement (including, without limitation, Intellectual Property Licenses) to which any Pledgor is a party, in each case, only to the extent and for so long as the terms of such permit, license or agreement or any Requirement of Law applicable thereto, validly prohibit the creation by such Pledgor of a security interest in such permit, license or agreement in favor of the Administrative Agent (after giving effect to Sections 9-406(d), 9-407(a), 9-408(a) or 9-409 of the UCC (or any successor provision or provisions) or any other applicable law (including the Bankruptcy Code) or principles of equity);
     (b) Equipment owned by any Pledgor on the date hereof or hereafter acquired and any proceeds thereof that is subject to a Lien securing a purchase money obligation or Capitalized Lease permitted to be incurred pursuant to Section 7.02(e) of the Credit Agreement if the contract or other agreement in which such Lien is granted (or the documentation providing for such purchase money obligation or Capitalized Lease) validly prohibits the creation of any other Lien on such Equipment and proceeds;
     (c) any intent-to-use trademark application to the extent and for so long as creation by a Pledgor of a security interest therein would result in the loss by such Pledgor of any material rights therein;
     (d) any assets with respect to which the Administrative Agent shall reasonably determine in consultation with the Borrower and confirm in writing by notice from the Administrative Agent to the Borrower that the cost of obtaining a security interest in such assets is excessive in relation to the benefits provided to the Secured Parties of the security interest afforded thereby;
     (e) Any property of a person existing at the time such person is merged into or consolidated with any Pledgor that is subject to a Lien permitted by Section 7.01(j) of the Credit Agreement to the extent the contract or other agreement in which such Lien is granted validly prohibits the creation of any other Lien on such property;
     (f) any asset only to the extent and for so long as the terms of any Requirement of Law applicable thereto, validly prohibit the creation by such Pledgor of a security interest in such asset in favor of the Administrative Agent (after giving effect to the Uniform Commercial Code of any applicable jurisdiction or any other applicable law (including the Bankruptcy Code) or principles of equity);
     (g) margin stock (within the meaning of Regulation U issued by the Federal Reserve Board (“FRB”)) to the extent the creation of a security interest therein in favor of the Administrative Agent will result in a violation of Regulation U issued by the FRB; and
     (h) motor vehicles and other equipment covered by certificates of title;
provided, however, that Excluded Property shall not include any Proceeds, substitutions or replacements of any Excluded Property referred to in clause (a), (b), (c), (d), (e), (f), (g) or (h) (unless such Proceeds, substitutions or replacements would constitute Excluded Property referred to in clause (a), (b), (c), (d), (e), (f), (g) or (h)).
          “General Intangibles” shall mean, collectively, with respect to each Pledgor, all “general intangibles,” as such term is defined in the UCC, of such Pledgor and, in any event, shall include (i) all of such Pledgor’s rights, title and interest in, to and under all Contracts and insurance policies (including all rights and remedies relating to monetary damages, including indemnification rights and remedies, and claims for damages or other relief pursuant to or in respect of any Contract), (ii) all know-how and warranties relating to any of the Pledged Collateral or the Mortgaged Property, (iii) any and all other rights, claims, choses-in-action and causes of action of such Pledgor against any other person and the benefits of any and all collateral or other security given by any other person in connection therewith, (iv) all guarantees, endorsements and indemnifications on, or of, any of the Pledged Collateral or any of the Mortgaged Property, (v) all lists, books, records, correspondence, ledgers, printouts, files (whether in printed form or stored electronically), tapes and other papers or materials containing information relating to any of the Pledged Collateral or any of the Mortgaged Property, including all customer or tenant lists, identification of suppliers, data, plans, blueprints, specifications, designs, drawings, appraisals, recorded knowledge, surveys, studies, engineering reports, test reports, manuals, standards, processing standards, performance standards, catalogs, research data, computer and automatic machinery software and programs and the like, field repair data, accounting information pertaining to such Pledgor’s operations or any of the Pledged Collateral or any of the Mortgaged Property and all media in which or on which any of the information or knowledge or data or records may be recorded or stored and all computer programs used for the compilation or printout of such information, knowledge, records or data, (vi) all licenses, consents, permits, variances, certifications, authorizations and approvals, however characterized, now or hereafter acquired or held by such Pledgor, including building permits, certificates of occupancy, environmental certificates, industrial permits or licenses and certificates of operation and (vii) all rights to reserves, deferred payments, deposits, refunds, indemnification of claims and claims for tax or other refunds against any Governmental Authority.
          “Goodwill” shall mean, collectively, with respect to each Pledgor, the goodwill connected with such Pledgor’s business including all goodwill connected with (i) the use of and symbolized by any Trademark or Intellectual Property License with respect to any Trademark in which such Pledgor has any interest, (ii) all know-how, trade secrets, customer and supplier lists, proprietary information, inventions, methods, procedures, formulae, descriptions, compositions, technical data, drawings, specifications, name plates, catalogs, confidential information and the right to limit the use or disclosure thereof by any person, pricing and cost information, business and marketing plans and proposals, consulting agreements, engineering contracts and such other assets which relate to such goodwill and (iii) all product lines of such Pledgor’s business.
          “Guarantors” shall have the meaning assigned to such term in the Preamble hereof.
          “Instruments” shall mean, collectively, with respect to each Pledgor, all “instruments,” as such term is defined in Article 9, rather than Article 3, of the UCC, and shall include all promissory notes, drafts, bills of exchange or acceptances.
          “Intellectual Property Collateral” shall mean, collectively, the Patents, Trademarks, Copyrights, Intellectual Property Licenses and Goodwill.
          “Intellectual Property Licenses” shall mean, collectively, with respect to each Pledgor, all license and distribution agreements with, and covenants not to sue, any other party with respect to any Patent, Trademark or Copyright or any other patent, trademark or copyright, whether such Pledgor is a licensor or licensee, distributor or distributee under any such license or distribution agreement, together with any and all (i) renewals, extensions, supplements and continuations thereof, (ii) income, fees, royalties, damages, claims and payments now and hereafter due and/or payable thereunder and with respect thereto including damages and payments for past, present or future infringements or violations thereof, (iii) rights to sue for past, present and future infringements or violations thereof and (iv) other rights to use, exploit or practice any or all of the Patents, Trademarks or Copyrights or any other patent, trademark or copyright.
          “Intercompany Notes” shall mean, with respect to each Pledgor, all intercompany notes described in Schedule 10 to the Perfection Certificate and intercompany notes hereafter acquired by such Pledgor and all certificates, instruments or agreements evidencing such intercompany notes, and all assignments, amendments, restatements, supplements, extensions, renewals, replacements or modifications thereof to the extent permitted pursuant to the terms hereof.
          “Investment Property” shall mean a security, whether certificated or uncertificated, Security Entitlement, Securities Account, Commodity Contract or Commodity Account, excluding, however, the Securities Collateral.
          “Joinder Agreement” shall mean an agreement substantially in the form of Exhibit 3 hereto.
          “LC Account” shall mean any account established and maintained in accordance with the provisions of Section 2.03(g) of the Credit Agreement and all property from time to time on deposit in such LC Account.
          “Material Intellectual Property Collateral” shall mean any Intellectual Property Collateral that is material (i) to the use and operation of the Pledged Collateral or Mortgaged Property or (ii) to the business, results of operations, prospects or condition, financial or otherwise, of any Pledgor.

     “Mortgaged Property” shall have the meaning assigned to such term in the Mortgages.
     “Patents” shall mean, collectively, with respect to each Pledgor, all patents issued or assigned to, and all patent applications and registrations made by, such Pledgor (whether established or registered or recorded in the United States or any other country or any political subdivision thereof), together with any and all (i) rights and privileges arising under applicable law with respect to such Pledgor’s use of any patents, (ii) inventions and improvements described and claimed therein, (iii) reissues, divisions, continuations, renewals, extensions and continuations-in-part thereof and amendments thereto, (iv) income, fees, royalties, damages, claims and payments now or hereafter due and/or payable thereunder and with respect thereto including damages and payments for past, present or future infringements thereof, (v) rights corresponding thereto throughout the world and (vi) rights to sue for past, present or future infringements thereof.
     “Patent Security Agreement” shall mean an agreement substantially in the form of Exhibit 5 hereto.
     “Perfection Certificate” shall mean that certain perfection certificate dated [     ], executed and delivered by each Pledgor in favor of the Administrative Agent for the benefit of the Secured Parties, and each other Perfection Certificate (which shall be in form and substance reasonably acceptable to the Administrative Agent) executed and delivered by the applicable Guarantor in favor of the Administrative Agent for the benefit of the Secured Parties contemporaneously with the execution and delivery of each Joinder Agreement executed in accordance with Section 3.5 hereof, in each case, as the same may be amended, amended and restated, supplemented or otherwise modified from time to time in accordance with the Credit Agreement or upon the request of the Administrative Agent.
     “Pledge Amendment” shall have the meaning assigned to such term in Section 5.1 hereof.
     “Pledged Collateral” shall have the meaning assigned to such term in Section 2.1 hereof.
     “Pledged Securities” shall mean, collectively, with respect to each Pledgor, (i) all issued and outstanding Equity Interests of each issuer set forth on Schedules 9(a) and 9(b) to the Perfection Certificate as being owned by such Pledgor and all options, warrants, rights, agreements and additional Equity Interests of whatever class of any such issuer acquired by such Pledgor (including by issuance), together with all rights, privileges, authority and powers of such Pledgor relating to such Equity Interests in each such issuer or under any Organization Document of each such issuer, and the certificates, instruments and agreements representing such Equity Interests and any and all interest of such Pledgor in the entries on the books of any financial intermediary pertaining to such Equity Interests, (ii) all Equity Interests of any issuer, which Equity Interests are hereafter acquired by such Pledgor (including by issuance) and all options, warrants, rights, agreements and additional Equity Interests of whatever class of any such issuer ac-

quired by such Pledgor (including by issuance), together with all rights, privileges, authority and powers of such Pledgor relating to such Equity Interests or under any Organization Document of any such issuer, and the certificates, instruments and agreements representing such Equity Interests and any and all interest of such Pledgor in the entries on the books of any financial intermediary pertaining to such Equity Interests, from time to time acquired by such Pledgor in any manner, and (iii) all Equity Interests issued in respect of the Equity Interests referred to in clause (i) or (ii) upon any consolidation or merger of any issuer of such Equity Interests; provided, however, that Pledged Securities shall not include (i) any Equity Interests which are not required to be pledged pursuant to Section 6.12(b) of the Credit Agreement and (ii) any margin stock (within the meaning of Regulation U issued by the FRB) to the extent the creation of a security interest therein in favor of the Administrative Agent will result in a violation of Regulation U issued by the FRB.
          “Pledgor” shall have the meaning assigned to such term in the Preamble hereof.
          “Receivables” shall mean all (i) Accounts, (ii) Chattel Paper, (iii) Payment Intangibles, (iv) General Intangibles, (v) Instruments and (vi) all other rights to payment, whether or not earned by performance, for goods or other property sold, leased, licensed, assigned or otherwise disposed of, or services rendered or to be rendered, regardless of how classified under the UCC together with all of Pledgors’ rights, if any, in any goods or other property giving rise to such right to payment and all Collateral Support and Supporting Obligations related thereto and all Records relating thereto.
          “Securities Collateral” shall mean, collectively, the Pledged Securities, the Intercompany Notes and the Distributions.
          “Trademarks” shall mean, collectively, with respect to each Pledgor, all trademarks (including service marks), slogans, logos, certification marks, trade dress, uniform resource locations (URL’s), domain names, corporate names and trade names, whether registered or unregistered, owned by or assigned to such Pledgor and all registrations and applications for the foregoing (whether statutory or common law and whether established or registered in the United States or any other country or any political subdivision thereof), together with any and all (i) rights and privileges arising under applicable law with respect to such Pledgor’s use of any trademarks, (ii) reissues, continuations, extensions and renewals thereof and amendments thereto, (iii) income, fees, royalties, damages and payments now and hereafter due and/or payable thereunder and with respect thereto, including damages, claims and payments for past, present or future infringements thereof, (iv) rights corresponding thereto throughout the world and (v) rights to sue for past, present and future infringements thereof.
          “Trademark Security Agreement” shall mean an agreement substantially in the form of Exhibit 6 hereto.
          “UCC” shall mean the Uniform Commercial Code as in effect from time to time in the State of New York; provided, however, that, at any time, if by reason of mandatory provisions of law, any or all of the perfection or priority of the Administrative Agent’s and the Se-

cured Parties’ security interest in any item or portion of the Pledged Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, the term “UCC” shall mean the Uniform Commercial Code as in effect, at such time, in such other jurisdiction for purposes of the provisions hereof relating to such perfection or priority and for purposes of definitions relating to such provisions.
          SECTION 1.2. Interpretation. The rules of interpretation specified in the Credit Agreement (including Section 1.02 thereof) shall be applicable to this Agreement.
          SECTION 1.3. Resolution of Drafting Ambiguities. Each Pledgor acknowledges and agrees that it was represented by counsel in connection with the execution and delivery hereof, that it and its counsel reviewed and participated in the preparation and negotiation hereof and that any rule of construction to the effect that ambiguities are to be resolved against the drafting party (i.e., the Administrative Agent) shall not be employed in the interpretation hereof.
          SECTION 1.4. Perfection Certificate. The Administrative Agent and each Secured Party agree that the Perfection Certificate and all descriptions of Pledged Collateral, schedules, amendments and supplements thereto are and shall at all times remain a part of this Agreement.
ARTICLE II
GRANT OF SECURITY AND SECURED OBLIGATIONS
          SECTION 2.1. Grant of Security Interest. As collateral security for the payment and performance in full of all the Secured Obligations, each Pledgor hereby pledges and grants to the Administrative Agent for the benefit of the Secured Parties, a lien on and security interest in all of the right, title and interest of such Pledgor in, to and under the following property, wherever located, and whether now existing or hereafter arising or acquired from time to time (collectively, the “Pledged Collateral”):
(i)	all Accounts;

(ii)	all Equipment, Goods, Inventory and Fixtures;

(iii)	all Documents, Instruments and Chattel Paper;

(iv)	all Letters of Credit and Letter-of-Credit Rights;

(v)	all Securities Collateral;

(vi)	all Investment Property;

(vii)	all Intellectual Property Collateral;

(viii)	the Commercial Tort Claims described on Schedule 12 to the Perfection Certificate;

(ix)	all General Intangibles;

(x)	all Money and all Deposit Accounts;

(xi)	all Supporting Obligations;

(xii)	all books and records relating to the Pledged Collateral; and

(xiii)	to the extent not covered by clauses (i) through (xii) of this sentence, all other personal property of such Pledgor, whether tangible or intangible, and all Proceeds and products of each of the foregoing and all accessions to, substitutions and replacements for, and rents, profits and products of, each of the foregoing, any and all Proceeds of any insurance, indemnity, warranty or guaranty payable to such Pledgor from time to time with respect to any of the foregoing.
          Notwithstanding anything to the contrary contained in clauses (i) through (xiii) above, the security interest created by this Agreement shall not extend to, and the term “Pledged Collateral” shall not include, any Excluded Property and (i) the Pledgors shall from time to time at the request of the Administrative Agent give written notice to the Administrative Agent identifying in reasonable detail the Excluded Property and shall provide to the Administrative Agent such other information regarding the Excluded Property as the Administrative Agent may reasonably request and (ii) from and after the Closing Date, no Pledgor shall permit to become effective in any document creating, governing or providing for any permit, license or agreement a provision that would prohibit the creation of a Lien on such permit, license or agreement in favor of the Administrative Agent unless such Pledgor believes, in its reasonable judgment, that such prohibition is usual and customary in transactions of such type.
          SECTION 2.2. Filings. (a) Each Pledgor hereby irrevocably authorizes the Administrative Agent at any time and from time to time to file in any relevant jurisdiction any financing statements (including fixture filings) and amendments thereto that contain the information required by Article 9 of the Uniform Commercial Code of each applicable jurisdiction for the filing of any financing statement or amendment relating to the Pledged Collateral, including (i) whether such Pledgor is an organization, the type of organization and any organizational identification number issued to such Pledgor, (ii) any financing or continuation statements or other documents without the signature of such Pledgor where permitted by law, including the filing of a financing statement describing the Pledged Collateral as “all assets now owned or hereafter acquired by the Pledgor or in which Pledgor otherwise has rights” other than Excluded Property and (iii) in the case of a financing statement filed as a fixture filing or covering Pledged Collateral constituting minerals or the like to be extracted or timber to be cut, a sufficient description of the real property to which such Pledged Collateral relates. Each Pledgor agrees to provide all information described in the immediately preceding sentence to the Administrative Agent promptly upon request by the Administrative Agent.
          (b) Each Pledgor hereby ratifies its authorization for the Administrative Agent to file in any relevant jurisdiction any financing statements relating to the Pledged Collateral if filed prior to the date hereof.
          (c) Each Pledgor hereby further authorizes the Administrative Agent to file filings with the United States Patent and Trademark Office or United States Copyright Office (or any successor office or any similar office in any other country), including this Agreement, the Copyright Security Agreement, the Patent Security Agreement and the Trademark Security Agreement, or other documents for the purpose of perfecting, confirming, continuing, enforcing or protecting the security interest granted by such Pledgor hereunder, without the signature of such Pledgor, and naming such Pledgor, as debtor, and the Administrative Agent, as secured party.
ARTICLE III
PERFECTION; SUPPLEMENTS; FURTHER ASSURANCES;
USE OF PLEDGED COLLATERAL
          SECTION 3.1. Delivery of Certificated Securities Collateral. Each Pledgor represents and warrants that all certificates, agreements or instruments representing or evidencing the Securities Collateral in existence on the date hereof have been delivered to the Administrative Agent in suitable form for transfer by delivery or accompanied by duly executed instruments of transfer or assignment in blank and that the Administrative Agent has a perfected first priority security interest therein. Each Pledgor hereby agrees that all certificates, agreements or instruments representing or evidencing Securities Collateral acquired by such Pledgor after the date hereof shall promptly (but in any event within five days after receipt thereof by such Pledgor) be delivered to and held by or on behalf of the Administrative Agent pursuant hereto. All certificated Securities Collateral shall be in suitable form for transfer by delivery or shall be accompanied by duly executed instruments of transfer or assignment in blank, all in form and substance satisfactory to the Administrative Agent. The Administrative Agent shall have the right, at any time upon the occurrence and during the continuance of any Event of Default, to endorse, assign or otherwise transfer to or to register in the name of the Administrative Agent or any of its nominees or endorse for negotiation any or all of the Securities Collateral, without any indication that such Securities Collateral is subject to the security interest hereunder. In addition, upon the occurrence and during the continuance of an Event of Default, the Administrative Agent shall have the right at any time to exchange certificates representing or evidencing Securities Collateral for certificates of smaller or larger denominations.
          SECTION 3.2. Perfection of Uncertificated Securities Collateral. Each Pledgor represents and warrants that the Administrative Agent has a perfected first priority security interest in all uncertificated Pledged Securities pledged by it hereunder that are in existence on the date hereof. Each Pledgor hereby agrees that if any of the Pledged Securities are at any time not evidenced by certificates of ownership, then each applicable Pledgor shall, to the extent permitted by applicable law, (i) cause the issuer to execute and deliver to the Administrative Agent an acknowledgment of the pledge of such Pledged Securities substantially in the form of Exhibit 1 hereto or such other form that is reasonably satisfactory to the Administrative Agent, (ii) if necessary or desirable to perfect a security interest in such Pledged Securities, cause such pledge to be recorded on the equityholder register or the books of the issuer, execute any customary pledge forms or other documents necessary or appropriate to complete the pledge and give the Administrative Agent the right to transfer such Pledged Securities under the terms hereof, (iii) upon request by the Administrative Agent, provide to the Administrative Agent an opinion of counsel, in form and substance reasonably satisfactory to the Administrative Agent, confirming such pledge and perfection thereof, and (iv) after the occurrence and during the continuance of any Event of Default, upon request by the Administrative Agent, (A) cause the Organization Documents of each such issuer that is a Wholly-Owned Subsidiary of the Borrower to be amended to provide that such Pledged Securities shall be treated as “securities” for purposes of the UCC and (B) cause such Pledged Securities to become certificated and delivered to the Administrative Agent in accordance with the provisions of Section 3.1.
          SECTION 3.3. Financing Statements and Other Filings; Maintenance of Perfected Security Interest. Each Pledgor represents and warrants that all financing statements, agreements, instruments and other documents necessary to perfect the security interest granted by it to the Administrative Agent in respect of the Pledged Collateral have been delivered to the Administrative Agent in completed and, to the extent necessary or appropriate, duly executed form for filing in each governmental, municipal or other office specified in Schedule 6 to the Perfection Certificate. Each Pledgor agrees that at the sole cost and expense of the Pledgors, such Pledgor will maintain the security interest created by this Agreement in the Pledged Collateral as a perfected first priority security interest subject only to Liens permitted under Section 7.01 of the Credit Agreement.
          SECTION 3.4. Other Actions. In order to further ensure the attachment, perfection and priority of, and the ability of the Administrative Agent to enforce, the Administrative Agent’s security interest in the Pledged Collateral, each Pledgor represents and warrants (as to itself) as follows and agrees, in each case at such Pledgor’s own expense, to take the following actions with respect to the following Pledged Collateral:
     (a) Instruments and Tangible Chattel Paper. As of the date hereof, no amounts payable under or in connection with any of the Pledged Collateral are evidenced by any Instrument or Tangible Chattel Paper other than such Instruments and Tangible Chattel Paper listed in Schedule 10 to the Perfection Certificate. Each Instrument and each item of Tangible Chattel Paper listed in Schedule 10 to the Perfection Certificate has been properly endorsed, assigned and delivered to the Administrative Agent, accompanied by instruments of transfer or assignment duly executed in blank. If any amount then payable under or in connection with any of the Pledged Collateral shall be evidenced by any Instrument or Tangible Chattel Paper, and such amount, together with all amounts payable evidenced by any Instrument or Tangible Chattel Paper not previously delivered to the Administrative Agent exceeds $500,000 in the aggregate for all Pledgors, the Pledgor acquiring such Instrument or Tangible Chattel Paper shall promptly (but in any event within five days after receipt thereof) endorse, assign and deliver the same to the Administrative Agent, accompanied by such instruments of transfer or assignment duly executed in blank as the Administrative Agent may from time to time specify.
     (b) Deposit Accounts. No Pledgor shall grant Control of any Deposit Account to any person other than the Administrative Agent.
     (c) Securities Accounts and Commodity Accounts. No Pledgor shall grant Control over any Investment Property to any person other than the Administrative Agent.
     (d) Electronic Chattel Paper and Transferable Records. As of the date hereof, no amount under or in connection with any of the Pledged Collateral is evidenced by any Electronic Chattel Paper or any “transferable record” (as that term is defined in Section 201 of the Federal Electronic Signatures in Global and National Commerce Act, or in Section 16 of the Uniform Electronic Transactions Act as in effect in any relevant jurisdiction) other than such Electronic Chattel Paper and transferable records listed in Schedule 10 to the Perfection Certificate. If any amount payable under or in connection with any of the Pledged Collateral shall be evidenced by any Electronic Chattel Paper or any transferable record, the Pledgor acquiring such Electronic Chattel Paper or transferable record shall promptly notify the Administrative Agent thereof and shall take such action as the Administrative Agent may reasonably request to vest in the Administrative Agent control of such Electronic Chattel Paper under Section 9-105 of the UCC or control under Section 201 of the Federal Electronic Signatures in Global and National Commerce Act or, as the case may be, Section 16 of the Uniform Electronic Transactions Act, as so in effect in such jurisdiction, of such transferable record. The requirement in the preceding sentence shall not apply to the extent that such amount, together with all amounts payable evidenced by Electronic Chattel Paper or any transferable record in which the Administrative Agent has not been vested control within the meaning of the statutes described in the immediately preceding sentence, does not exceed $500,000 in the aggregate for all Pledgors. The Administrative Agent agrees with such Pledgor that the Administrative Agent will arrange, pursuant to procedures satisfactory to the Administrative Agent and so long as such procedures will not result in the Administrative Agent’s loss of control, for the Pledgor to make alterations to the Electronic Chattel Paper or transferable record permitted under Section 9-105 of the UCC or, as the case may be, Section 201 of the Federal Electronic Signatures in Global and National Commerce Act or Section 16 of the Uniform Electronic Transactions Act for a party in control to allow without loss of control, unless an Event of Default has occurred and is continuing or would occur after taking into account any action by such Pledgor with respect to such Electronic Chattel Paper or transferable record.

     (e) Letter-of-Credit Rights. If any Pledgor is at any time a beneficiary under a Letter of Credit now or hereafter issued, such Pledgor shall promptly notify the Administrative Agent thereof and such Pledgor shall, at the request of the Administrative Agent, pursuant to an agreement in form and substance reasonably satisfactory to the Administrative Agent, either (i) arrange for the issuer and any confirmer of such Letter of Credit to consent to an assignment to the Administrative Agent of the proceeds of any drawing under the Letter of Credit or (ii) arrange for the Administrative Agent to become the transferee beneficiary of such Letter of Credit, with the Administrative Agent agreeing, in each case, that the proceeds of any drawing under the Letter of Credit are to be applied as provided in the Credit Agreement. The actions in the preceding sentence shall not be required to the extent that the amount of any such Letter of Credit, together with the aggregate amount of all other Letters of Credit for which the actions described above in clause (i) and (ii) have not been taken, does not exceed $500,000 in the aggregate for all Pledgors.
     (f) Commercial Tort Claims. As of the date hereof, each Pledgor hereby represents and warrants that it holds no Commercial Tort Claims other than those listed in Schedule 12 to the Perfection Certificate. If any Pledgor shall at any time hold or acquire a Commercial Tort Claim, such Pledgor shall immediately notify the Administrative Agent in writing signed by such Pledgor of the brief details thereof and grant to the Administrative Agent in such writing a security interest therein and in the Proceeds thereof, all upon the terms of this Agreement, with such writing to be in form and substance reasonably satisfactory to the Administrative Agent. The requirement in the preceding sentence shall not apply to the extent that the amount of such Commercial Tort Claim, together with the amount of all other Commercial Tort Claims held by any Pledgor in which the Administrative Agent does not have a security interest, does not exceed $500,000 in the aggregate for all Pledgors.
     (g) Landlord’s Access Agreements/Bailee Letters. Each Pledgor shall use its commercially reasonable efforts to obtain as soon as practicable after the date hereof with respect to each location set forth in Schedule 7(a)(I) of the Perfection Certificate, where such Pledgor maintains Pledged Collateral, a Bailee Letter and/or Landlord Access Agreement, as applicable, and use commercially reasonable efforts to obtain a Bailee Letter, Landlord Access Agreement and/or landlord’s lien waiver, as applicable, from all such bailees and landlords, as applicable, who from time to time have possession of any Pledged Collateral if reasonably requested by the Administrative Agent. A waiver of bailee’s lien shall not be required if the value of the Pledged Collateral held by such bailee is less then $10,000, provided that the aggregate value of the Pledged Collateral held by all bailees who have not delivered a Bailee Letter is less than $200,000 in the aggregate.
          SECTION 3.5. Joinder of Additional Guarantors. The Pledgors shall cause each Subsidiary of the Borrower which, from time to time, after the date hereof shall be required to pledge any assets to the Administrative Agent for the benefit of the Secured Parties pursuant to the provisions of the Credit Agreement, (a) to execute and deliver to the Administrative Agent (i) a Joinder Agreement substantially in the form of Exhibit 3 hereto and (ii) a Perfection Certifi-

cate, in each case, within thirty (30) days of the date on which it was acquired or created or (b) in the case of a Subsidiary organized outside of the United States required to pledge any assets to the Administrative Agent, to execute and deliver to the Administrative Agent such documentation as the Administrative Agent shall reasonably request and, in each case with respect to clauses (a) and (b) above, upon such execution and delivery, such Subsidiary shall constitute a “Guarantor” and a “Pledgor” for all purposes hereunder with the same force and effect as if originally named as a Guarantor and Pledgor herein. The execution and delivery of such Joinder Agreement shall not require the consent of any Pledgor hereunder. The rights and obligations of each Pledgor hereunder shall remain in full force and effect notwithstanding the addition of any new Guarantor and Pledgor as a party to this Agreement.
          SECTION 3.6. Supplements; Further Assurances. Each Pledgor shall take such further actions, and execute and/or deliver to the Administrative Agent such additional financing statements, amendments, assignments, agreements, supplements, powers and instruments, as the Administrative Agent may in its reasonable judgment deem necessary or appropriate in order to create, perfect, preserve and protect the security interest in the Pledged Collateral as provided herein and the rights and interests granted to the Administrative Agent hereunder, to carry into effect the purposes hereof or better to assure and confirm the validity, enforceability and priority of the Administrative Agent’s security interest in the Pledged Collateral or permit the Administrative Agent to exercise and enforce its rights, powers and remedies hereunder with respect to any Pledged Collateral, including the filing of financing statements, continuation statements and other documents (including this Agreement) under the Uniform Commercial Code (or other similar laws) in effect in any jurisdiction with respect to the security interest created hereby, all in form reasonably satisfactory to the Administrative Agent and in such offices (including the United States Patent and Trademark Office and the United States Copyright Office) wherever required by law to perfect, continue and maintain the validity, enforceability and priority of the security interest in the Pledged Collateral as provided herein and to preserve the other rights and interests granted to the Administrative Agent hereunder, as against third parties, with respect to the Pledged Collateral. Without limiting the generality of the foregoing, each Pledgor shall make, execute, endorse, acknowledge, file or refile and/or deliver to the Administrative Agent from time to time upon reasonable request by the Administrative Agent such lists, schedules, descriptions and designations of the Pledged Collateral, copies of warehouse receipts, receipts in the nature of warehouse receipts, bills of lading, documents of title, vouchers, invoices, schedules, confirmatory assignments, supplements, additional security agreements, conveyances, financing statements, transfer endorsements, powers of attorney, certificates, reports and other assurances or instruments as the Administrative Agent shall reasonably request. If an Event of Default has occurred and is continuing, the Administrative Agent may institute and maintain, in its own name or in the name of any Pledgor, such suits and proceedings as the Administrative Agent may be advised by counsel shall be necessary or expedient to prevent any impairment of the security interest in or the perfection thereof in the Pledged Collateral. All of the foregoing shall be at the sole cost and expense of the Pledgors. Notwithstanding anything to the contrary, the Administrative Agent shall not require (i) perfection of any security interest in motor vehicles or other equipment covered by certificates of title, (ii) any perfection of a security interest in Deposit Accounts or Securities Accounts by way of control agreements or (iii) that security interests in the Pledged Collateral be perfected in any jurisdiction outside of the United States prior to the occurrence of an Event of Default.
ARTICLE IV
REPRESENTATIONS, WARRANTIES AND COVENANTS
          Each Pledgor represents, warrants and covenants as follows:
          SECTION 4.1. Title. Except for the security interest granted to the Administrative Agent for the benefit of the Secured Parties pursuant to this Agreement and Liens permitted under Section 7.01 of the Credit Agreement, such Pledgor owns and has rights and, as to Pledged Collateral acquired by it from time to time after the date hereof, will own and have rights in each item of Pledged Collateral pledged by it hereunder, free and clear of any and all Liens or claims of others. In addition, no Liens or claims exist on the Securities Collateral, other than as permitted by Section 7.01 of the Credit Agreement.
          SECTION 4.2. Validity of Security Interest. The security interest in and Lien on the Pledged Collateral granted to the Administrative Agent for the benefit of the Secured Parties hereunder constitutes (a) a legal and valid security interest in all the Pledged Collateral securing the payment and performance of the Secured Obligations, and (b) subject to the filings and other actions described in Schedule 6 to the Perfection Certificate (to the extent required to be listed on the schedules to the Perfection Certificate as of the date this representation is made or deemed made), a perfected security interest in all the Pledged Collateral. The security interest and Lien granted to the Administrative Agent for the benefit of the Secured Parties pursuant to this Agreement in and on the Pledged Collateral will at all times constitute a perfected, continuing security interest therein, prior to all other Liens on the Pledged Collateral except for Liens permitted under Section 7.01 of the Credit Agreement.
          SECTION 4.3. Defense of Claims; Transferability of Pledged Collateral. Subject to Section 6.04 of the Credit Agreement, each Pledgor shall, at its own cost and expense, defend title to the Pledged Collateral pledged by it hereunder and the security interest therein and Lien thereon granted to the Administrative Agent and the priority thereof against all claims and demands of all persons, at its own cost and expense, at any time claiming any interest therein adverse to the Administrative Agent or any other Secured Party other than Liens permitted under Section 7.01 of the Credit Agreement. There is no agreement, order, judgment or decree, and no Pledgor shall enter into any agreement or take any other action, that would restrict the transferability of any of the Pledged Collateral or otherwise impair or conflict with such Pledgor’s obligations or the rights of the Administrative Agent hereunder.
          SECTION 4.4. Other Financing Statements. It has not filed, nor authorized any third party to file (nor will there be), any valid or effective financing statement (or similar statement, instrument of registration or public notice under the law of any jurisdiction) covering or purporting to cover any interest of any kind in the Pledged Collateral, except such as have been filed in favor of the Administrative Agent pursuant to this Agreement or in favor of any holder of a Permitted Lien with respect to such Permitted Lien or financing statements or public notices relating to the termination statements listed on Schedule 8 to the Perfection Certificate. No Pledgor shall execute, authorize or permit to be filed in any public office any financing statement (or similar statement, instrument of registration or public notice under the law of any jurisdiction) relating to any Pledged Collateral, except financing statements and other statements and instruments filed or to be filed in respect of and covering the security interests granted by such Pledgor to the holder of the Liens permitted under Section 7.01 of the Credit Agreement.
          SECTION 4.5. Location of Inventory and Equipment. Except in the ordinary course of business consistent with prudent business practice, it shall not move any Equipment or Inventory to any location, other than any location that is listed in the relevant Schedules to the Perfection Certificate, unless (i) it shall have given the Administrative Agent not less than 30 days’ prior written notice (in the form of a certificate of a Responsible Officer) of its intention so to do, clearly describing such new location and providing such other information in connection therewith as the Administrative Agent may request and (ii) to the extent applicable with respect to such new location, such Pledgor shall have complied with Section 3.4(g); provided that in no event shall any Equipment or Inventory of any Pledgor be moved to any location outside of the continental United States, except in the ordinary course of business consistent with prudent business practice.
          SECTION 4.6. Due Authorization and Issuance. All of the Pledged Securities existing on the date hereof have been, and to the extent any Pledged Securities are hereafter issued, such Pledged Securities will be, upon such issuance, duly authorized, validly issued and fully paid and non-assessable to the extent applicable. There is no amount or other obligation owing by any Pledgor to any issuer of the Pledged Securities in exchange for or in connection with the issuance of the Pledged Securities or any Pledgor’s status as a partner or a member of any issuer of the Pledged Securities.
          SECTION 4.7. Consents, etc. In the event that the Administrative Agent desires to exercise any remedies, voting or consensual rights or attorney-in-fact powers set forth in this Agreement and determines it necessary to obtain any approvals or consents of any Governmental Authority or any other person therefor, then, upon the reasonable request of the Administrative Agent, such Pledgor agrees to use its best efforts to assist and aid the Administrative Agent to obtain as soon as practicable any necessary approvals or consents for the exercise of any such remedies, rights and powers.
          SECTION 4.8. Pledged Collateral. All information set forth herein, including the schedules hereto, and all information contained in any documents, schedules and lists heretofore delivered to any Secured Party, including the Perfection Certificate and the schedules thereto, in connection with this Agreement, in each case, relating to the Pledged Collateral, is accurate and complete in all material respects. The Pledged Collateral described on the schedules to the Perfection Certificate constitutes all of the property of such type of Pledged Collateral owned or held by the Pledgors.

          SECTION 4.9. Insurance. In the event that the proceeds of any insurance claim are paid to any Pledgor after the Administrative Agent has exercised its right to foreclose after an Event of Default, such Net Cash Proceeds shall be held in trust for the benefit of the Administrative Agent and immediately after receipt thereof shall be paid to the Administrative Agent for application in accordance with the Credit Agreement.
          SECTION 4.10. Chief Executive Office; Change of Name; Jurisdiction of Organization. No Pledgor will effect any change (i) to its legal name, (ii) in the location of any Pledgor’s chief executive office, (iii) in its identity or organizational structure, (iv) in its organizational identification number, if any, or (iv) in its jurisdiction of organization (in each case, including by merging with or into any other entity, reorganizing, dissolving, liquidating, reorganizing or organizing in any other jurisdiction), unless (A) it shall have given the Administrative Agent promptly but in any event within 10 days after such change, written notice clearly describing such change and providing such other information in connection therewith as the Administrative Agent may reasonably request and (B) it shall take all action necessary to maintain the perfection and priority of the security interest of the Administrative Agent for the benefit of the Secured Parties in the Collateral. Each Pledgor agrees to promptly provide the Administrative Agent with certified Organization Documents reflecting any of the changes described in the preceding sentence. Each Pledgor also agrees to promptly notify the Administrative Agent of any change in the location of any office in which it maintains books or records relating to Collateral owned by it or any office or facility at which Collateral is located (including the establishment of any such new office or facility) other than changes in location to a Mortgaged Property or a leased property subject to a Landlord Access Agreement.
ARTICLE V
CERTAIN PROVISIONS CONCERNING SECURITIES COLLATERAL
          SECTION 5.1. Pledge of Additional Securities Collateral. Each Pledgor shall, upon obtaining any Pledged Securities or Intercompany Notes of any person, accept the same in trust for the benefit of the Administrative Agent and promptly (but in any event within five days after receipt thereof) deliver to the Administrative Agent a pledge amendment, duly executed by such Pledgor, in substantially the form of Exhibit 2 hereto (each, a “Pledge Amendment”), and the certificates and other documents required under Section 3.1 and Section 3.2 hereof in respect of the additional Pledged Securities or Intercompany Notes which are to be pledged pursuant to this Agreement, and confirming the attachment of the Lien hereby created on and in respect of such additional Pledged Securities or Intercompany Notes. Each Pledgor hereby authorizes the Administrative Agent to attach each Pledge Amendment to this Agreement and agrees that all Pledged Securities or Intercompany Notes listed on any Pledge Amendment delivered to the Administrative Agent shall for all purposes hereunder be considered Pledged Collateral.

          SECTION 5.2. Voting Rights; Distributions; etc.
          (a) So long as no Event of Default shall have occurred and be continuing:
     (i) Each Pledgor shall be entitled to exercise any and all voting and other consensual rights pertaining to the Securities Collateral or any part thereof for any purpose not inconsistent with the terms or purposes hereof, the Credit Agreement or any other document evidencing the Secured Obligations; provided, however, that no Pledgor shall in any event exercise such rights in any manner which could reasonably be expected to have a Material Adverse Effect.
     (ii) Each Pledgor shall be entitled to receive and retain, and to utilize free and clear of the Lien hereof, any and all Distributions, but only if and to the extent made in accordance with the provisions of the Credit Agreement; provided, however, that any and all such Distributions consisting of rights or interests in the form of securities shall be forthwith delivered to the Administrative Agent to hold as Pledged Collateral and shall, if received by any Pledgor, be received in trust for the benefit of the Administrative Agent, be segregated from the other property or funds of such Pledgor and be promptly (but in any event within five days after receipt thereof) delivered to the Administrative Agent as Pledged Collateral in the same form as so received (with any necessary endorsement).
          (b) So long as no Event of Default shall have occurred and be continuing, the Administrative Agent shall be deemed without further action or formality to have granted to each Pledgor all necessary consents relating to voting rights and shall, if necessary, upon written request of any Pledgor and at the sole cost and expense of the Pledgors, from time to time execute and deliver (or cause to be executed and delivered) to such Pledgor all such instruments as such Pledgor may reasonably request in order to permit such Pledgor to exercise the voting and other rights which it is entitled to exercise pursuant to Section 5.2(a)(i) hereof and to receive the Distributions which it is authorized to receive and retain pursuant to Section 5.2(a)(ii) hereof.
          (c) Upon the occurrence and during the continuance of any Event of Default:
     (i) All rights of each Pledgor to exercise the voting and other consensual rights it would otherwise be entitled to exercise pursuant to Section 5.2(a)(i) hereof shall immediately cease, and all such rights shall thereupon become vested in the Administrative Agent, which shall thereupon have the sole right to exercise such voting and other consensual rights.
     (ii) All rights of each Pledgor to receive Distributions which it would otherwise be authorized to receive and retain pursuant to Section 5.2(a)(ii) hereof shall immediately cease and all such rights shall thereupon become vested in the Administrative Agent, which shall thereupon have the sole right to receive and hold as Pledged Collateral such Distributions.
          (d) Each Pledgor shall, at its sole cost and expense, from time to time execute and deliver to the Administrative Agent appropriate instruments as the Administrative Agent may request in order to permit the Administrative Agent to exercise the voting and other rights which it may be entitled to exercise pursuant to Section 5.2(c)(i) hereof and to receive all Distributions which it may be entitled to receive under Section 5.2(c)(ii) hereof.
          (e) All Distributions which are received by any Pledgor contrary to the provisions of Section 5.2(a)(ii) hereof shall be received in trust for the benefit of the Administrative Agent, shall be segregated from other funds of such Pledgor and shall immediately be paid over to the Administrative Agent as Pledged Collateral in the same form as so received (with any necessary endorsement).
          SECTION 5.3. Defaults, etc. Each Pledgor hereby represents and warrants that (i) such Pledgor is not in default in the payment of any portion of any mandatory capital contribution, if any, required to be made under any agreement to which such Pledgor is a party relating to the Pledged Securities pledged by it, and such Pledgor is not in violation of any other provisions of any such agreement to which such Pledgor is a party, or otherwise in default or violation thereunder, (ii) no Securities Collateral pledged by such Pledgor is subject to any defense, offset or counterclaim, nor have any of the foregoing been asserted or alleged against such Pledgor by any person with respect thereto, and (iii) as of the date hereof, there are no certificates, instruments, documents or other writings (other than the Organization Documents and certificates representing such Pledged Securities that have been delivered to the Administrative Agent) which evidence any Pledged Securities of such Pledgor.
          SECTION 5.4. Certain Agreements of Pledgors As Issuers and Holders of Equity Interests.
          (a) In the case of each Pledgor which is an issuer of Securities Collateral, such Pledgor agrees to be bound by the terms of this Agreement relating to the Securities Collateral issued by it and will comply with such terms insofar as such terms are applicable to it.
          (b) In the case of each Pledgor which is a partner, shareholder or member, as the case may be, in a partnership, limited liability company or other entity, such Pledgor hereby consents to the extent required by the applicable Organization Document to the pledge by each other Pledgor, pursuant to the terms hereof, of the Pledged Securities in such partnership, limited liability company or other entity and, upon the occurrence and during the continuance of an Event of Default, to the transfer of such Pledged Securities to the Administrative Agent or its nominee and to the substitution of the Administrative Agent or its nominee as a substituted partner, shareholder or member in such partnership, limited liability company or other entity with all the rights, powers and duties of a general partner, limited partner, shareholder or member, as the case may be.

ARTICLE VI
CERTAIN PROVISIONS CONCERNING INTELLECTUAL
PROPERTY COLLATERAL
          SECTION 6.1. Grant of Intellectual Property License. For the purpose of enabling the Administrative Agent, during the continuance of an Event of Default, to exercise rights and remedies under Article IX hereof at such time as the Administrative Agent shall be lawfully entitled to exercise such rights and remedies, and for no other purpose, each Pledgor hereby grants to the Administrative Agent, to the extent assignable, an irrevocable, non-exclusive license to use, assign, license or sublicense any of the Intellectual Property Collateral now owned or hereafter acquired by such Pledgor, wherever the same may be located and to the extent the same is not Excluded Property. Such license shall include access to all media in which any of the licensed items may be recorded or stored and to all computer programs used for the compilation or printout hereof.
          SECTION 6.2. Protection of Administrative Agent’s Security. On a continuing basis, each Pledgor shall, at its sole cost and expense, (i) promptly following its becoming aware thereof, notify the Administrative Agent of any adverse determination in any proceeding or the institution of any proceeding in any federal, state or local court or administrative body or in the United States Patent and Trademark Office or the United States Copyright Office regarding any Material Intellectual Property Collateral, such Pledgor’s right to register such Material Intellectual Property Collateral or its right to keep and maintain such registration in full force and effect, (ii) to the extent required under the Credit Agreement, maintain all Material Intellectual Property Collateral as presently used and operated, (iii) to the extent required under the Credit Agreement, not permit to lapse or become abandoned any Material Intellectual Property Collateral, and not settle or compromise any pending or future litigation or administrative proceeding with respect to any such Material Intellectual Property Collateral, in either case except as shall be consistent with commercially reasonable business judgment, (iv) upon such Pledgor obtaining knowledge thereof, promptly notify the Administrative Agent in writing of any event which may be reasonably expected to materially and adversely affect the value or utility of any Material Intellectual Property Collateral or the rights and remedies of the Administrative Agent in relation thereto including a levy or threat of levy or any legal process against any Material Intellectual Property Collateral, (v) to the extent prohibited under the Credit Agreement, not license any Intellectual Property Collateral other than licenses entered into by such Pledgor in, or incidental to, the ordinary course of business, or amend or permit the amendment of any of the licenses in a manner that materially and adversely affects the right to receive payments thereunder, or in any manner that would materially impair the value of any Intellectual Property Collateral or the Lien on and security interest in the Intellectual Property Collateral created therein hereby, without the consent of the Administrative Agent, (vi) diligently keep adequate records respecting all Intellectual Property Collateral and (vii) furnish to the Administrative Agent from time to time upon the Administrative Agent’s request therefor reasonably detailed statements and amended schedules further identifying and describing the Intellectual Property Collateral and such other materials evidencing or reports pertaining to any Intellectual Property Collateral as the Administrative Agent may from time to time request.
          SECTION 6.3. After-Acquired Property. If any Pledgor shall at any time after the date hereof (i) obtain any rights to any additional Intellectual Property Collateral or (ii) become entitled to the benefit of any additional Intellectual Property Collateral or any renewal or extension thereof, including any reissue, division, continuation, or continuation-in-part of any Intellectual Property Collateral, or any improvement on any Intellectual Property Collateral, or if any intent-to use trademark application is no longer subject to clause (c) of the definition of Excluded Property, the provisions hereof shall automatically apply thereto and any such item enumerated in the preceding clause (i) or (ii) shall automatically constitute Intellectual Property Collateral as if such would have constituted Intellectual Property Collateral at the time of execution hereof and be subject to the Lien and security interest created by this Agreement without further action by any party to the extent the same is not Excluded Property. Each Pledgor shall promptly provide to the Administrative Agent written notice of any of the foregoing and confirm the attachment of the Lien and security interest created by this Agreement to any rights described in clauses (i) and (ii) above by execution of an instrument in form reasonably acceptable to the Administrative Agent and the filing of any instruments or statements as shall be reasonably necessary to create, preserve, protect or perfect the Administrative Agent’s security interest in such Intellectual Property Collateral. Further, each Pledgor authorizes the Administrative Agent to modify this Agreement by amending Schedules 11(a) and 11(b) to the Perfection Certificate to include any Intellectual Property Collateral of such Pledgor acquired or arising after the date hereof.
          SECTION 6.4. Litigation. Unless there shall occur and be continuing any Event of Default, each Pledgor shall have the right to commence and prosecute in its own name, as the party in interest, for its own benefit and at the sole cost and expense of the Pledgors, such applications for protection of the Intellectual Property Collateral and suits, proceedings or other actions to prevent the infringement, counterfeiting, unfair competition, dilution, diminution in value or other damage as are necessary to protect the Intellectual Property Collateral. Upon the occurrence and during the continuance of any Event of Default, the Administrative Agent shall have the right but shall in no way be obligated to file applications for protection of the Intellectual Property Collateral and/or bring suit in the name of any Pledgor, the Administrative Agent or the Secured Parties to enforce the Intellectual Property Collateral and any license thereunder. In the event of such suit, each Pledgor shall, at the reasonable request of the Administrative Agent, do any and all lawful acts and execute any and all documents requested by the Administrative Agent in aid of such enforcement and the Pledgors shall promptly reimburse and indemnify the Administrative Agent for all costs and expenses incurred by the Administrative Agent in the exercise of its rights under this Section 6.4 in accordance with Section 10.04 of the Credit Agreement. In the event that the Administrative Agent shall elect not to bring suit to enforce the Intellectual Property Collateral, each Pledgor agrees, at the reasonable request of the Administrative Agent, to take all commercially reasonable actions necessary, whether by suit, proceeding or other action, to prevent the infringement, counterfeiting, unfair competition, dilution, diminution in value of or other damage to any of the Intellectual Property Collateral by any person.

ARTICLE VII
CERTAIN PROVISIONS CONCERNING RECEIVABLES
          SECTION 7.1. Maintenance of Records. Each Pledgor shall keep and maintain at its own cost and expense complete records of each Receivable, in a manner consistent with prudent business practice, including records of all payments received, all credits granted thereon, all merchandise returned and all other documentation relating thereto. Each Pledgor shall, at such Pledgor’s sole cost and expense, upon the Administrative Agent’s demand made at any time after the occurrence and during the continuance of any Event of Default, deliver all tangible evidence of Receivables, including all documents evidencing Receivables and any books and records relating thereto to the Administrative Agent or to its representatives (copies of which evidence and books and records may be retained by such Pledgor). Upon the occurrence and during the continuance of any Event of Default, the Administrative Agent may transfer a full and complete copy of any Pledgor’s books, records, credit information, reports, memoranda and all other writings relating to the Receivables to and for the use by any person that has acquired or is contemplating acquisition of an interest in the Receivables or the Administrative Agent’s security interest therein without the consent of any Pledgor.
          SECTION 7.2. Legend. Upon the occurrence and during the continuance of any Event of Default, each Pledgor shall legend, at the request of the Administrative Agent and in form and manner satisfactory to the Administrative Agent, the Receivables and the other books, records and documents of such Pledgor evidencing or pertaining to the Receivables with an appropriate reference to the fact that the Receivables have been assigned to the Administrative Agent for the benefit of the Secured Parties and that the Administrative Agent has a security interest therein.
          SECTION 7.3. Modification of Terms, etc. No Pledgor shall rescind or cancel any obligations evidenced by any Receivable or modify any term thereof or make any adjustment with respect thereto except in the ordinary course of business consistent with prudent business practice, or extend or renew any such obligations except in the ordinary course of business consistent with prudent business practice or compromise or settle any dispute, claim, suit or legal proceeding relating thereto or sell any Receivable or interest therein except in the ordinary course of business consistent with prudent business practice without the prior written consent of the Administrative Agent. Each Pledgor shall timely fulfill all obligations on its part to be fulfilled under or in connection with the Receivables.
          SECTION 7.4. Collection. Each Pledgor shall cause to be collected from the Account Debtor of each of the Receivables, as and when due in the ordinary course of business and consistent with prudent business practice (including Receivables that are delinquent, such Receivables to be collected in accordance with generally accepted commercial collection procedures), any and all amounts owing under or on account of such Receivable, and apply forthwith upon receipt thereof all such amounts as are so collected to the outstanding balance of such Receivable, except that any Pledgor may, with respect to a Receivable, allow in the ordinary course of business (i) a refund or credit due as a result of returned or damaged or defective merchandise and (ii) such extensions of time to pay amounts due in respect of Receivables and such other modifications of payment terms or settlements in respect of Receivables as shall be commercially reasonable in the circumstances, all in accordance with such Pledgor’s ordinary course of business consistent with its collection practices as in effect from time to time. The costs and expenses (including attorneys’ fees) of collection, in any case, whether incurred by any Pledgor, the Administrative Agent or any Secured Party, shall be paid by the Pledgors.
ARTICLE VIII
TRANSFERS
          SECTION 8.1. Transfers of Pledged Collateral. No Pledgor shall sell, convey, assign or otherwise dispose of, or grant any option with respect to, any of the Pledged Collateral pledged by it hereunder except as expressly permitted by the Credit Agreement.
ARTICLE IX
REMEDIES
          SECTION 9.1. Remedies. Upon the occurrence and during the continuance of any Event of Default, the Administrative Agent may from time to time exercise in respect of the Pledged Collateral, in addition to the other rights and remedies provided for herein or otherwise available to it, the following remedies:
          (i) Personally, or by agents or attorneys, immediately take possession of the Pledged Collateral or any part thereof, from any Pledgor or any other person who then has possession of any part thereof with or without notice or process of law, and for that purpose may enter upon any Pledgor’s premises where any of the Pledged Collateral is located, remove such Pledged Collateral, remain present at such premises to receive copies of all communications and remittances relating to the Pledged Collateral and use in connection with such removal and possession any and all services, supplies, aids and other facilities of any Pledgor;
          (ii) Demand, sue for, collect or receive any money or property at any time payable or receivable in respect of the Pledged Collateral including instructing the obligor or obligors on any agreement, instrument or other obligation constituting part of the Pledged Collateral to make any payment required by the terms of such agreement, instrument or other obligation directly to the Administrative Agent, and in connection with any of the foregoing, compromise, settle, extend the time for payment and make other modifications with respect thereto; provided, however, that in the event that any such payments are made directly to any Pledgor, prior to receipt by any such obligor of such instruction, such Pledgor shall segregate all amounts received pursuant thereto in trust for the benefit of the Administrative Agent and shall promptly (but in no event later than one (1) Business Day after receipt thereof) pay such amounts to the Administrative Agent;
          (iii) Sell, assign, grant a license to use or otherwise liquidate, or direct any Pledgor to sell, assign, grant a license to use or otherwise liquidate, any and all investments made in whole or in part with the Pledged Collateral or any part thereof, and take possession of the proceeds of any such sale, assignment, license or liquidation;
          (iv) Take possession of the Pledged Collateral or any part thereof, by directing any Pledgor in writing to deliver the same to the Administrative Agent at any place or places so designated by the Administrative Agent, in which event such Pledgor shall at its own expense: (A) forthwith cause the same to be moved to the place or places designated by the Administrative Agent and therewith delivered to the Administrative Agent, (B) store and keep any Pledged Collateral so delivered to the Administrative Agent at such place or places pending further action by the Administrative Agent and (C) while the Pledged Collateral shall be so stored and kept, provide such security and maintenance services as shall be necessary to protect the same and to preserve and maintain them in good condition. Each Pledgor’s obligation to deliver the Pledged Collateral as contemplated in this Section 9.1(iv) is of the essence hereof. Upon application to a court of equity having jurisdiction, the Administrative Agent shall be entitled to a decree requiring specific performance by any Pledgor of such obligation;
          (v) Withdraw all moneys, instruments, securities and other property in any bank, financial securities, deposit or other account of any Pledgor constituting Pledged Collateral for application to the Secured Obligations as provided in Article X hereof;
          (vi) Retain and apply the Distributions to the Secured Obligations as provided in Article X hereof;
          (vii) Exercise any and all rights as beneficial and legal owner of the Pledged Collateral, including perfecting assignment of and exercising any and all voting, consensual and other rights and powers with respect to any Pledged Collateral; and
          (viii) Exercise all the rights and remedies of a secured party on default under the UCC, and the Administrative Agent may also in its sole discretion, without notice except as specified in Section 9.2 hereof, sell, assign or grant a license to use the Pledged Collateral or any part thereof in one or more parcels at public or private sale, at any exchange, broker’s board or at any of the Administrative Agent’s offices or elsewhere, for cash, on credit or for future delivery, and at such price or prices and upon such other terms as the Administrative Agent may deem commercially reasonable. The Administrative Agent or any other Secured Party or any of their respective Affiliates may be the purchaser, licensee, assignee or recipient of the Pledged Collateral or any part thereof at any such sale and shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Pledged Collateral sold, assigned or licensed at such sale, to use and apply any of the Secured Obligations owed to such person as a credit on account of the purchase price of the Pledged Collateral or any part thereof payable by such person at such sale. Each purchaser, assignee, licensee or recipient at any such sale shall acquire the property sold, assigned or licensed absolutely free from any claim or right on the part of any Pledgor, and each Pledgor hereby waives, to the fullest extent permitted by law, all rights of redemption, stay and/or appraisal which it now has or may at any time in the future have under any rule of law or statute now existing or hereafter enacted. The Administrative Agent shall not be obligated to make any sale of the Pledged Collateral or any part thereof regardless of notice of sale having been given. The Administrative Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned. Each Pledgor hereby waives, to the fullest extent permitted by law, any claims against the Administrative Agent arising by reason of the fact that the price at which the Pledged Collateral or any part thereof may have been sold, assigned or licensed at such a private sale was less than the price which might have been obtained at a public sale, even if the Administrative Agent accepts the first offer received and does not offer such Pledged Collateral to more than one offeree.
          SECTION 9.2. Notice of Sale. Each Pledgor acknowledges and agrees that, to the extent notice of sale or other disposition of the Pledged Collateral or any part thereof shall be required by law, ten (10) days’ prior notice to such Pledgor of the time and place of any public sale or of the time after which any private sale or other intended disposition is to take place shall be commercially reasonable notification of such matters. No notification need be given to any Pledgor if it has signed, after the occurrence of an Event of Default, a statement renouncing or modifying any right to notification of sale or other intended disposition.
          SECTION 9.3. Waiver of Notice and Claims. Each Pledgor hereby waives, to the fullest extent permitted by applicable law, notice or judicial hearing in connection with the Administrative Agent’s taking possession or the Administrative Agent’s disposition of the Pledged Collateral or any part thereof, including any and all prior notice and hearing for any prejudgment remedy or remedies and any such right which such Pledgor would otherwise have under law, and each Pledgor hereby further waives, to the fullest extent permitted by applicable law: (i) all damages occasioned by such taking of possession, (ii) all other requirements as to the time, place and terms of sale or other requirements with respect to the enforcement of the Administrative Agent’s rights hereunder and (iii) all rights of redemption, appraisal, valuation, stay, extension or moratorium now or hereafter in force under any applicable law. The Administrative Agent shall not be liable for any incorrect or improper payment made pursuant to this Article IX in the absence of gross negligence or willful misconduct on the part of the Administrative Agent. Any sale of, or the grant of options to purchase, or any other realization upon, any Pledged Collateral shall operate to divest all right, title, interest, claim and demand, either at law or in equity, of the applicable Pledgor therein and thereto, and shall be a perpetual bar both at law and in equity against such Pledgor and against any and all persons claiming or attempting to claim the Pledged Collateral so sold, optioned or realized upon, or any part thereof, from, through or under such Pledgor.

          SECTION 9.4. Certain Sales of Pledged Collateral.
          (a) Each Pledgor recognizes that, by reason of certain prohibitions contained in law, rules, regulations or orders of any Governmental Authority, the Administrative Agent may be compelled, with respect to any sale of all or any part of the Pledged Collateral, to limit purchasers to those who meet the requirements of such Governmental Authority. Each Pledgor acknowledges that any such sales may be at prices and on terms less favorable to the Administrative Agent than those obtainable through a public sale without such restrictions, and, notwithstanding such circumstances, agrees that any such restricted sale shall be deemed to have been made in a commercially reasonable manner and that, except as may be required by applicable law, the Administrative Agent shall have no obligation to engage in public sales.
          (b) Each Pledgor recognizes that, by reason of certain prohibitions contained in the Securities Act, and applicable state securities laws, the Administrative Agent may be compelled, with respect to any sale of all or any part of the Securities Collateral and Investment Property, to limit purchasers to persons who will agree, among other things, to acquire such Securities Collateral or Investment Property for their own account, for investment and not with a view to the distribution or resale thereof. Each Pledgor acknowledges that any such private sales may be at prices and on terms less favorable to the Administrative Agent than those obtainable through a public sale without such restrictions (including a public offering made pursuant to a registration statement under the Securities Act), and, notwithstanding such circumstances, agrees that any such private sale shall be deemed to have been made in a commercially reasonable manner and that the Administrative Agent shall have no obligation to engage in public sales and no obligation to delay the sale of any Securities Collateral or Investment Property for the period of time necessary to permit the issuer thereof to register it for a form of public sale requiring registration under the Securities Act or under applicable state securities laws, even if such issuer would agree to do so.
          (c) Notwithstanding the foregoing, each Pledgor shall, upon the occurrence and during the continuance of any Event of Default, at the reasonable request of the Administrative Agent, for the benefit of the Administrative Agent, cause any registration, qualification under or compliance with any Federal or state securities law or laws to be effected with respect to all or any part of the Securities Collateral as soon as practicable and at the sole cost and expense of the Pledgors. Each Pledgor will use its commercially reasonable efforts to cause such registration to be effected (and be kept effective) and will use its commercially reasonable efforts to cause such qualification and compliance to be effected (and be kept effective) as may be so requested and as would permit or facilitate the sale and distribution of such Securities Collateral including registration under the Securities Act (or any similar statute then in effect), appropriate qualifications under applicable blue sky or other state securities laws and appropriate compliance with all other requirements of any Governmental Authority. Each Pledgor shall use its commercially reasonable efforts to cause the Administrative Agent to be kept advised in writing as to the progress of each such registration, qualification or compliance and as to the completion thereof, shall furnish to the Administrative Agent such number of prospectuses, offering circulars or other documents incident thereto as the Administrative Agent from time to time may request, and shall indemnify and shall cause the issuer of the Securities Collateral to indemnify the Adminis-

trative Agent and all others participating in the distribution of such Securities Collateral against all claims, losses, damages and liabilities caused by any untrue statement (or alleged untrue statement) of a material fact contained therein (or in any related registration statement, notification or the like) or by any omission (or alleged omission) to state therein (or in any related registration statement, notification or the like) a material fact required to be stated therein or necessary to make the statements therein not misleading.
          (d) If the Administrative Agent determines to exercise its right to sell any or all of the Securities Collateral or Investment Property, upon written request, the applicable Pledgor shall from time to time furnish to the Administrative Agent all such information as the Administrative Agent may request in order to determine the number of securities included in the Securities Collateral or Investment Property which may be sold by the Administrative Agent as exempt transactions under the Securities Act and the rules of the Securities and Exchange Commission thereunder, as the same are from time to time in effect.
          (e) Each Pledgor further agrees that a breach of any of the covenants contained in this Section 9.4 will cause irreparable injury to the Administrative Agent and the other Secured Parties, that the Administrative Agent and the other Secured Parties have no adequate remedy at law in respect of such breach and, as a consequence, that each and every covenant contained in this Section 9.4 shall be specifically enforceable against such Pledgor, and such Pledgor hereby waives and agrees not to assert any defenses against an action for specific performance of such covenants except for a defense that no Event of Default has occurred and is continuing.
          SECTION 9.5. No Waiver; Cumulative Remedies.
          (a) No failure on the part of the Administrative Agent to exercise, no course of dealing with respect to, and no delay on the part of the Administrative Agent in exercising, any right, power or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any such right, power, privilege or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right, power, privilege or remedy; nor shall the Administrative Agent be required to look first to, enforce or exhaust any other security, collateral or guaranties. All rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies provided by law or otherwise available.
          (b) In the event that the Administrative Agent shall have instituted any proceeding to enforce any right, power, privilege or remedy under this Agreement or any other Loan Document by foreclosure, sale, entry or otherwise, and such proceeding shall have been discontinued or abandoned for any reason or shall have been determined adversely to the Administrative Agent, then and in every such case, the Pledgors, the Administrative Agent and each other Secured Party shall be restored to their respective former positions and rights hereunder with respect to the Pledged Collateral, and all rights, remedies, privileges and powers of the Administrative Agent and the other Secured Parties shall continue as if no such proceeding had been instituted.

          SECTION 9.6. Certain Additional Actions Regarding Intellectual Property. If any Event of Default shall have occurred and be continuing, upon the written demand of the Administrative Agent, each Pledgor shall execute and deliver to the Administrative Agent an assignment or assignments of the registered Patents, Trademarks and/or Copyrights and Goodwill and such other documents as are necessary or appropriate to carry out the intent and purposes hereof. Within five (5) Business Days of written notice thereafter from the Administrative Agent, each Pledgor shall make available to the Administrative Agent, to the extent within such Pledgor’s power and authority, such personnel in such Pledgor’s employ on the date of the Event of Default as the Administrative Agent may reasonably designate to permit such Pledgor to continue, directly or indirectly, to produce, advertise and sell the products and services sold by such Pledgor under the registered Patents, Trademarks and/or Copyrights, and such persons shall be available to perform their prior functions on the Administrative Agent’s behalf.
ARTICLE X
APPLICATION OF PROCEEDS
          SECTION 10.1. Application of Proceeds. The proceeds received by the Administrative Agent in respect of any sale of, collection from or other realization upon all or any part of the Pledged Collateral pursuant to the exercise by the Administrative Agent of its remedies shall be applied, together with any other sums then held by the Administrative Agent pursuant to this Agreement, in accordance with the Credit Agreement.
ARTICLE XI
MISCELLANEOUS
          SECTION 11.1. Concerning Administrative Agent.
          (a) The Administrative Agent has been appointed as administrative agent pursuant to the Credit Agreement. The actions of the Administrative Agent hereunder are subject to the provisions of the Credit Agreement. The Administrative Agent shall have the right hereunder to make demands, to give notices, to exercise or refrain from exercising any rights, and to take or refrain from taking action (including the release or substitution of the Pledged Collateral), in accordance with this Agreement and the Credit Agreement. The Administrative Agent may employ agents and attorneys-in-fact in connection herewith and shall not be liable for the negligence or misconduct of any such agents or attorneys-in-fact selected by it in good faith. The Administrative Agent may resign and a successor Administrative Agent may be appointed in the manner provided in the Credit Agreement. Upon the acceptance of any appointment as the Administrative Agent by a successor Administrative Agent, that successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent under this Agreement, and the retiring Administrative Agent shall thereupon be discharged from its duties and obligations under this Agreement. After any retiring Administrative Agent’s resignation, the provisions hereof shall inure to its benefit as to any actions taken or omitted to be taken by it under this Agreement while it was the Administrative Agent.
          (b) The Administrative Agent shall be deemed to have exercised reasonable care in the custody and preservation of the Pledged Collateral in its possession if such Pledged Collateral is accorded treatment substantially equivalent to that which the Administrative Agent, in its individual capacity, accords its own property consisting of similar instruments or interests, it being understood that neither the Administrative Agent nor any of the Secured Parties shall have responsibility for (i) ascertaining or taking action with respect to calls, conversions, exchanges, maturities, tenders or other matters relating to any Securities Collateral, whether or not the Administrative Agent or any other Secured Party has or is deemed to have knowledge of such matters or (ii) taking any necessary steps to preserve rights against any person with respect to any Pledged Collateral.
          (c) The Administrative Agent shall be entitled to rely upon any written notice, statement, certificate, order or other document or any telephone message believed by it to be genuine and correct and to have been signed, sent or made by the proper person, and, with respect to all matters pertaining to this Agreement and its duties hereunder, upon advice of counsel selected by it.
          (d) If any item of Pledged Collateral also constitutes collateral granted to the Administrative Agent under any other deed of trust, mortgage, security agreement, pledge or instrument of any type, in the event of any conflict between the provisions hereof and the provisions of such other deed of trust, mortgage, security agreement, pledge or instrument of any type in respect of such collateral, the Administrative Agent, in its sole discretion, shall select which provision or provisions shall control.
          (e) The Administrative Agent may rely on advice of counsel as to whether any or all UCC financing statements of the Pledgors need to be amended as a result of any of the changes described in Section 4.10 hereof. If any Pledgor fails to provide information to the Administrative Agent about such changes on a timely basis, the Administrative Agent shall not be liable or responsible to any party for any failure to maintain a perfected security interest in such Pledgor’s property constituting Pledged Collateral, for which the Administrative Agent needed to have information relating to such changes. The Administrative Agent shall have no duty to inquire about such changes if any Pledgor does not inform the Administrative Agent of such changes, the parties acknowledging and agreeing that it would not be feasible or practical for the Administrative Agent to search for information on such changes if such information is not provided by any Pledgor.
          SECTION 11.2. Administrative Agent May Perform; Administrative Agent Appointed Attorney-in-Fact. If any Pledgor shall fail to perform any covenants contained in this Agreement (including such Pledgor’s covenants to (i) pay the premiums in respect of all required insurance policies hereunder, (ii) pay and discharge any taxes, assessments and special assessments, levies, fees and governmental charges imposed upon or assessed against, and landlords’, carriers’, mechanics’, workmen’s, repairmen’s, laborers’, materialmen’s, suppliers’ and warehousemen’s Liens and other claims arising by operation of law against, all or any portion of the Pledged Collateral, (iii) make repairs, (iv) discharge Liens or (v) pay or perform any obligations of such Pledgor under any Pledged Collateral) or if any representation or warranty on the part of any Pledgor contained herein shall be breached, the Administrative Agent may (but shall not be obligated to) do the same or cause it to be done or remedy any such breach (but only after any applicable grace periods provided for in the Credit Agreement, including, without limitation, pursuant to Section 7.01 hereof), and may expend funds for such purpose; provided, however, that the Administrative Agent shall in no event be bound to inquire into the validity of any tax, Lien, imposition or other obligation which such Pledgor fails to pay or perform as and when required hereby and which such Pledgor does not contest in accordance with the provisions of the Credit Agreement. Any and all amounts so expended by the Administrative Agent shall be paid by the Pledgors in accordance with the provisions of Section 10.04 of the Credit Agreement. Neither the provisions of this Section 11.2 nor any action taken by the Administrative Agent pursuant to the provisions of this Section 11.2 shall prevent any such failure to observe any covenant contained in this Agreement nor any breach of representation or warranty from constituting an Event of Default. Each Pledgor hereby appoints the Administrative Agent its attorney-in-fact, with full power and authority in the place and stead of such Pledgor and in the name of such Pledgor, or otherwise, from time to time in the Administrative Agent’s discretion to take any action and to execute any instrument consistent with the terms of the Credit Agreement, this Agreement and the other Security Documents which the Administrative Agent may deem necessary or advisable to accomplish the purposes hereof (but the Administrative Agent shall not be obligated to and shall have no liability to such Pledgor or any third party for failure to so do or take action). The foregoing grant of authority is a power of attorney coupled with an interest and such appointment shall be irrevocable for the term hereof. Each Pledgor hereby ratifies all that such attorney shall lawfully do or cause to be done by virtue hereof.
          SECTION 11.3. Continuing Security Interest; Assignment. This Agreement shall create a continuing security interest in the Pledged Collateral and shall (i) be binding upon the Pledgors, their respective successors and assigns and (ii) inure, together with the rights and remedies of the Administrative Agent hereunder, to the benefit of the Administrative Agent and the other Secured Parties and each of their respective successors, transferees and assigns. No other persons (including any other creditor of any Pledgor) shall have any interest herein or any right or benefit with respect hereto. Without limiting the generality of the foregoing clause (ii), any Secured Party may assign or otherwise transfer any indebtedness held by it secured by this Agreement to any other person, and such other person shall thereupon become vested with all the benefits in respect thereof granted to such Secured Party, herein or otherwise, subject however, to the provisions of the Credit Agreement and, in the case of a Secured Party that is a party to a Secured Hedge Agreement or a Secured Cash Management Agreements, such Secured Hedge Agreement or Secured Cash Management Agreement, as applicable. Each of the Pledgors agrees that its obligations hereunder and the security interest created hereunder shall continue to be effective or be reinstated, as applicable, if at any time payment, or any part thereof, of all or any part of the Secured Obligations is rescinded or must otherwise be restored by the Secured Party upon the bankruptcy or reorganization of any Pledgor or otherwise.

          SECTION 11.4. Termination; Release. When all the Secured Obligations (other than contingent indemnification obligations not yet due and payable) have been paid in full and the Commitments of the Lenders to make any Loan or to issue any Letter of Credit under the Credit Agreement shall have expired or been sooner terminated and all Letters of Credit have been terminated or cash collateralized in accordance with the provisions of the Credit Agreement, this Agreement shall terminate. Upon termination of this Agreement the Pledged Collateral shall be released from the Lien of this Agreement. Upon such release or any release of Pledged Collateral or any part thereof in accordance with the provisions of the Credit Agreement, the Administrative Agent shall, upon the request and at the sole cost and expense of the Pledgors, assign, transfer and deliver to Pledgor, against receipt and without recourse to or warranty by the Administrative Agent except as to the fact that the Administrative Agent has not encumbered the released assets, such of the Pledged Collateral or any part thereof to be released (in the case of a release) as may be in possession of the Administrative Agent and as shall not have been sold or otherwise applied pursuant to the terms hereof, and, with respect to any other Pledged Collateral, proper documents and instruments (including UCC-3 termination financing statements or releases) acknowledging the termination hereof or the release of such Pledged Collateral, as the case may be.
          SECTION 11.5. Modification in Writing. No amendment, modification, supplement, termination or waiver of or to any provision hereof, nor consent to any departure by any Pledgor therefrom, shall be effective unless the same shall be made in accordance with the terms of the Credit Agreement and unless in writing and signed by the applicable Pledgor and the Administrative Agent. Any amendment, modification or supplement of or to any provision hereof, any waiver of any provision hereof and any consent to any departure by any Pledgor from the terms of any provision hereof in each case shall be effective only in the specific instance and for the specific purpose for which made or given. Except where notice is specifically required by this Agreement or any other document evidencing the Secured Obligations, no notice to or demand on any Pledgor in any case shall entitle any Pledgor to any other or further notice or demand in similar or other circumstances.
          SECTION 11.6. Notices. Unless otherwise provided herein or in the Credit Agreement, any notice or other communication herein required or permitted to be given shall be given in the manner and become effective as set forth in the Credit Agreement, as to any Pledgor, addressed to it at the address of the Borrower set forth in the Credit Agreement and as to the Administrative Agent, addressed to it at the address set forth in the Credit Agreement, or in each case at such other address as shall be designated by such party in a written notice to the other party complying as to delivery with the terms of this Section 11.6.
          SECTION 11.7. Governing Law, Consent to Jurisdiction and Service of Process; Waiver of Jury Trial. Sections 10.14 and 10.15 of the Credit Agreement are incorporated herein, mutatis mutandis, as if a part hereof.
          SECTION 11.8. Severability of Provisions. Any provision hereof which is invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without invalidating the remaining provisions hereof or affecting the validity, legality or enforceability of such provision in any other jurisdiction.
          SECTION 11.9. Execution in Counterparts. This Agreement and any amendments, waivers, consents or supplements hereto may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original, but all such counterparts together shall constitute one and the same agreement.
          SECTION 11.10. Business Days. In the event any time period or any date provided in this Agreement ends or falls on a day other than a Business Day, then such time period shall be deemed to end and such date shall be deemed to fall on the next succeeding Business Day, and performance herein may be made on such Business Day, with the same force and effect as if made on such other day.
          SECTION 11.11. No Credit for Payment of Taxes or Imposition. Such Pledgor shall not be entitled to any credit against the principal, premium, if any, or interest payable under the Credit Agreement, and such Pledgor shall not be entitled to any credit against any other sums which may become payable under the terms thereof or hereof, by reason of the payment of any Tax on the Pledged Collateral or any part thereof.
          SECTION 11.12. No Claims Against Administrative Agent. Nothing contained in this Agreement shall constitute any consent or request by the Administrative Agent, express or implied, for the performance of any labor or services or the furnishing of any materials or other property in respect of the Pledged Collateral or any part thereof, nor as giving any Pledgor any right, power or authority to contract for or permit the performance of any labor or services or the furnishing of any materials or other property in such fashion as would permit the making of any claim against the Administrative Agent in respect thereof or any claim that any Lien based on the performance of such labor or services or the furnishing of any such materials or other property is prior to the Lien hereof.
          SECTION 11.13. No Release. Nothing set forth in this Agreement or any other Loan Document, nor the exercise by the Administrative Agent of any of the rights or remedies hereunder, shall relieve any Pledgor from the performance of any term, covenant, condition or agreement on such Pledgor’s part to be performed or observed under or in respect of any of the Pledged Collateral or from any liability to any person under or in respect of any of the Pledged Collateral or shall impose any obligation on the Administrative Agent or any other Secured Party to perform or observe any such term, covenant, condition or agreement on such Pledgor’s part to be so performed or observed or shall impose any liability on the Administrative Agent or any other Secured Party for any act or omission on the part of such Pledgor relating thereto or for any breach of any representation or warranty on the part of such Pledgor contained in this Agreement, the Credit Agreement or the other Loan Documents, or under or in respect of the Pledged Collateral or made in connection herewith or therewith. Anything herein to the contrary notwithstanding, neither the Administrative Agent nor any other Secured Party shall have any obligation or liability under any contracts, agreements and other documents included in the Pledged

Collateral by reason of this Agreement, nor shall the Administrative Agent or any other Secured Party be obligated to perform any of the obligations or duties of any Pledgor thereunder or to take any action to collect or enforce any such contract, agreement or other document included in the Pledged Collateral hereunder. The obligations of each Pledgor contained in this Section 11.13 shall survive the termination hereof and the discharge of such Pledgor’s other obligations under this Agreement, the Credit Agreement and the other Loan Documents.
          SECTION 11.14. Obligations Absolute. All obligations of each Pledgor hereunder shall be absolute and unconditional irrespective of:
     (i) any bankruptcy, insolvency, reorganization, arrangement, readjustment, composition, liquidation or the like of any other Pledgor;
     (ii) any lack of validity or enforceability of the Credit Agreement, any Secured Hedge Agreement, any Secured Cash Management Agreement or any other Loan Document, or any other agreement or instrument relating thereto;
     (iii) any change in the time, manner or place of payment of, or in any other term of, all or any of the Secured Obligations, or any other amendment or waiver of or any consent to any departure from the Credit Agreement, any Secured Hedge Agreement, Secured Cash Management Agreement or any other Loan Document or any other agreement or instrument relating thereto;
     (iv) any pledge, exchange, release or non-perfection of any other collateral, or any release or amendment or waiver of or consent to any departure from any guarantee, for all or any of the Secured Obligations;
     (v) any exercise, non-exercise or waiver of any right, remedy, power or privilege under or in respect hereof, the Credit Agreement, any Secured Hedge Agreement, any Secured Cash Management Agreement or any other Loan Document except as specifically set forth in a waiver granted pursuant to the provisions of Section 11.5 hereof; or
     (vi) any other circumstances which might otherwise constitute a defense available to, or a discharge of, any Pledgor.
[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK.]

          IN WITNESS WHEREOF, each Pledgor and the Administrative Agent have caused this Agreement to be duly executed and delivered by their duly authorized officers as of the date first above written.

BROCADE COMMUNICATION SYSTEMS, INC., as Pledgor
By:
Name:
Title:

[LIST SUBSIDIARY GUARANTORS] [ ], as Pledgors
By:
Name:
Title:

BANK OF AMERICA, N.A., as Administrative Agent
By:
Name:
Title:

EXHIBIT 1
[Form of]
ISSUER’S ACKNOWLEDGMENT
          The undersigned hereby (i) acknowledges receipt of the Security Agreement (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Security Agreement;” capitalized terms used but not otherwise defined herein shall have the meanings assigned to such terms in the Security Agreement), dated as of [          ], 2008, made by BROCADE COMMUNICATION SYSTEMS, INC., a Delaware corporation (the “Borrower”), the Guarantors party thereto and BANK OF AMERICA, N.A., as administrative agent (in such capacity and together with any successors in such capacity, the “Administrative Agent”), (ii) agrees promptly to note on its books the security interests granted to the Administrative Agent and confirmed under the Security Agreement, (iii) agrees that it will comply with instructions of the Administrative Agent with respect to the applicable Securities Collateral (including all Equity Interests of the undersigned) without further consent by the applicable Pledgor, (iv) agrees to notify the Administrative Agent upon obtaining knowledge of any interest in favor of any person in the applicable Securities Collateral that is adverse to the interest of the Administrative Agent therein and (v) waives any right or requirement at any time hereafter to receive a copy of the Security Agreement in connection with the registration of any Securities Collateral thereunder in the name of the Administrative Agent or its nominee or the exercise of voting rights by the Administrative Agent or its nominee.

[ ]
By:
Name:
Title:

EXHIBIT 2
[Form of]
SECURITIES PLEDGE AMENDMENT
          This Securities Pledge Amendment, dated as of [                ], 2008, is delivered pursuant to Section 5.1 of the Security Agreement (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Security Agreement;” capitalized terms used but not otherwise defined herein shall have the meanings assigned to such terms in the Security Agreement), dated as of [                ], 2008, made by BROCADE COMMUNICATION SYSTEMS, INC., a Delaware corporation (the “Borrower”), the Guarantors party thereto and BANK OF AMERICA, N.A., as administrative agent (in such capacity and together with any successors in such capacity, the “Administrative Agent”). The undersigned hereby agrees that this Securities Pledge Amendment may be attached to the Security Agreement and that the Pledged Securities and/or Intercompany Notes listed on this Securities Pledge Amendment shall be deemed to be and shall become part of the Pledged Collateral and shall secure all Secured Obligations.
PLEDGED SECURITIES

	CLASS			NUMBER OF	PERCENTAGE OF
	OF STOCK			SHARES	ALL ISSUED CAPITAL
	OR	PAR	CERTIFICATE	OR	OR OTHER EQUITY
ISSUER	INTERESTS	VALUE	NO(S).	INTERESTS	INTERESTS OF ISSUER

INTERCOMPANY NOTES

	PRINCIPAL	DATE OF	INTEREST	MATURITY
ISSUER	AMOUNT	ISSUANCE	RATE	DATE

BROCADE COMMUNICATION SYSTEMS, INC., as Pledgor
By:
Name:
Title:

AGREED TO AND ACCEPTED: BANK OF AMERICA, N.A., as Administrative Agent
By:
Name:
Title:

EXHIBIT 3
[Form of]
JOINDER AGREEMENT
[Name of New Pledgor]
[Address of New Pledgor]
[Date]

Ladies and Gentlemen:
          Reference is made to the Security Agreement (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Security Agreement;” capitalized terms used but not otherwise defined herein shall have the meanings assigned to such terms in the Security Agreement), dated as of [                 ], 2008, made by BROCADE COMMUNICATION SYSTEMS, INC., a Delaware corporation (the “Borrower”), the Guarantors party thereto and BANK OF AMERICA, N.A., as administrative agent (in such capacity and together with any successors in such capacity, the “Administrative Agent”).
          This Joinder Agreement supplements the Security Agreement and is delivered by the undersigned, [                 ] (the “New Pledgor”), pursuant to Section 3.5 of the Security Agreement. The New Pledgor hereby agrees to be bound as a Guarantor and as a Pledgor party to the Security Agreement by all of the terms, covenants and conditions set forth in the Security Agreement to the same extent that it would have been bound if it had been a signatory to the Security Agreement on the date of the Security Agreement. The New Pledgor also hereby agrees to be bound as a party by all of the terms, covenants and conditions applicable to it set forth in Articles VI, and VII of the Credit Agreement to the same extent that it would have been bound if it had been a signatory to the Credit Agreement on the execution date of the Credit Agreement. Without limiting the generality of the foregoing, the New Pledgor hereby grants and pledges to the Administrative Agent, as collateral security for the full, prompt and complete payment and performance when due (whether at stated maturity, by acceleration or otherwise) of the Secured Obligations, a Lien on and security interest in, all of its right, title and interest in, to and under the Pledged Collateral and expressly assumes all obligations and liabilities of a Guarantor and Pledgor thereunder. The New Pledgor hereby makes each of the representations and warranties and agrees to each of the covenants applicable to the Pledgors contained in the Security Agreement and the Credit Agreement.
          Annexed hereto are supplements to each of the schedules to the Security Agreement and the Credit Agreement, as applicable, with respect to the New Pledgor. Such supplements shall be deemed to be part of the Security Agreement or the Credit Agreement, as applicable.
          This Joinder Agreement and any amendments, waivers, consents or supplements hereto may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original, but all such counterparts together shall constitute one and the same agreement.
          THIS JOINDER AGREEMENT SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

          IN WITNESS WHEREOF, the New Pledgor has caused this Joinder Agreement to be executed and delivered by its duly authorized officer as of the date first above written.

[NEW PLEDGOR]
By:
Name:
Title:

AGREED TO AND ACCEPTED: BANK OF AMERICA, N.A., as Administrative Agent
By:
Name:
Title:

[Schedules to be attached]

EXHIBIT 4
[Form of]
Copyright Security Agreement
          Copyright Security Agreement, dated as of [             ], 2008, by BROCADE COMMUNICATION SYSTEMS, INC. and [                    ] (individually, a “Pledgor”, and, collectively, the “Pledgors”), in favor of BANK OF AMERICA, N.A., in its capacity as administrative agent pursuant to the Credit Agreement (in such capacity, the “Administrative Agent”).
Witnesseth:
          Whereas, the Pledgors are party to a Security Agreement of even date herewith (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Security Agreement”) in favor of the Administrative Agent pursuant to which the Pledgors are required to execute and deliver this Copyright Security Agreement;
          Now, Therefore, in consideration of the premises and to induce the Administrative Agent, for the benefit of the Secured Parties, to enter into the Credit Agreement, the Pledgors hereby agree with the Administrative Agent as follows:
          SECTION 1. Defined Terms. Unless otherwise defined herein, terms defined in the Security Agreement and used herein have the meaning given to them in the Security Agreement.
          SECTION 2. Grant of Security Interest in Copyright Collateral. Each Pledgor hereby pledges and grants to the Administrative Agent for the benefit of the Secured Parties a lien on and security interest in and to all of its right, title and interest in, to and under all the following Pledged Collateral of such Pledgor:
          (a) Copyrights of such Pledgor listed on Schedule I attached hereto; and
          (b) all Proceeds of any and all of the foregoing (other than Excluded Property).
          SECTION 3. Security Agreement. The security interest granted pursuant to this Copyright Security Agreement is granted in conjunction with the security interest granted to the Administrative Agent pursuant to the Security Agreement and Pledgors hereby acknowledge and affirm that the rights and remedies of the Administrative Agent with respect to the security interest in the Copyrights made and granted hereby are more fully set forth in the Security Agreement, the terms and provisions of which are incorporated by reference herein as if fully set forth herein. In the event that any provision of this Copyright Security Agreement is deemed to conflict with the Security Agreement, the provisions of the Security Agreement shall control unless the Administrative Agent shall otherwise determine.
          SECTION 4. Termination. Upon the payment in full of the Secured Obligations (other than contingent indemnification obligations not yet due and payable) and termination of the Security Agreement, the Administrative Agent shall execute, acknowledge, and deliver to the Pledgors an instrument in writing in recordable form releasing the collateral pledge, grant, assignment, lien and security interest in the Copyrights under this Copyright Security Agreement.
          SECTION 5. Counterparts. This Copyright Security Agreement may be executed in any number of counterparts, all of which shall constitute one and the same instrument, and any party hereto may execute this Copyright Security Agreement by signing and delivering one or more counterparts.
[signature page follows]

          In Witness Whereof, each Pledgor has caused this Copyright Security Agreement to be executed and delivered by its duly authorized officer as of the date first set forth above.

Very truly yours, [PLEDGORS]
By:
Name:
Title:

Accepted and Agreed: BANK OF AMERICA, N.A., as Administrative Agent
By:
Name:
Title:

SCHEDULE I
to
COPYRIGHT SECURITY AGREEMENT
COPYRIGHT REGISTRATIONS AND COPYRIGHT APPLICATIONS
Copyright Registrations:

REGISTRATION
OWNER	NUMBER	TITLE

Copyright Applications:

OWNER	TITLE

EXHIBIT 5
[Form of]
Patent Security Agreement
          Patent Security Agreement, dated as of [               ], 2008, by BROCADE COMMUNICATION SYSTEMS, INC. and [                    ] (individually, a “Pledgor”, and, collectively, the “Pledgors”), in favor of BANK OF AMERICA, N.A., in its capacity as administrative agent pursuant to the Credit Agreement (in such capacity, the “Administrative Agent”).
Witnesseth:
          Whereas, the Pledgors are party to a Security Agreement of even date herewith (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Security Agreement”) in favor of the Administrative Agent pursuant to which the Pledgors are required to execute and deliver this Patent Security Agreement;
          Now, Therefore, in consideration of the premises and to induce the Administrative Agent, for the benefit of the Secured Parties, to enter into the Credit Agreement, the Pledgors hereby agree with the Administrative Agent as follows:
          SECTION 1. Defined Terms. Unless otherwise defined herein, terms defined in the Security Agreement and used herein have the meaning given to them in the Security Agreement.
          SECTION 2. Grant of Security Interest in Patent Collateral. Each Pledgor hereby pledges and grants to the Administrative Agent for the benefit of the Secured Parties a lien on and security interest in and to all of its right, title and interest in, to and under all the following Pledged Collateral of such Pledgor:
          (a) Patents of such Pledgor listed on Schedule I attached hereto; and
          (b) all Proceeds of any and all of the foregoing (other than Excluded Property).
          SECTION 3. Security Agreement. The security interest granted pursuant to this Patent Security Agreement is granted in conjunction with the security interest granted to the Administrative Agent pursuant to the Security Agreement and Pledgors hereby acknowledge and affirm that the rights and remedies of the Administrative Agent with respect to the security interest in the Patents made and granted hereby are more fully set forth in the Security Agreement, the terms and provisions of which are incorporated by reference herein as if fully set forth herein.

In the event that any provision of this Patent Security Agreement is deemed to conflict with the Security Agreement, the provisions of the Security Agreement shall control unless the Administrative Agent shall otherwise determine.
          SECTION 4. Termination. Upon the payment in full of the Secured Obligations (other than contingent indemnification obligations not yet due and payable) and termination of the Security Agreement, the Administrative Agent shall execute, acknowledge, and deliver to the Pledgors an instrument in writing in recordable form releasing the collateral pledge, grant, assignment, lien and security interest in the Patents under this Patent Security Agreement.
          SECTION 5. Counterparts. This Patent Security Agreement may be executed in any number of counterparts, all of which shall constitute one and the same instrument, and any party hereto may execute this Patent Security Agreement by signing and delivering one or more counterparts.
[signature page follows]

          In Witness Whereof, each Pledgor has caused this Patent Security Agreement to be executed and delivered by its duly authorized officer as of the date first set forth above.

Very truly yours, [PLEDGORS]
By:
Name:
Title:

Accepted and Agreed: BANK OF AMERICA, N.A., as Administrative Agent
By:
Name:
Title:

SCHEDULE I
to
PATENT SECURITY AGREEMENT
PATENT REGISTRATIONS AND PATENT APPLICATIONS
Patent Registrations:

REGISTRATION
OWNER	NUMBER	NAME

Patent Applications:

APPLICATION
OWNER	NUMBER	NAME

EXHIBIT 6
[Form of]
Trademark Security Agreement
          Trademark Security Agreement, dated as of [          ], 2008, by BROCADE COMMUNICATION SYSTEMS, INC. and [                    ] (individually, a “Pledgor”, and, collectively, the “Pledgors”), in favor of BANK OF AMERICA, N.A., in its capacity as administrative agent pursuant to the Credit Agreement (in such capacity, the “Administrative Agent”).
Witnesseth:
          Whereas, the Pledgors are party to a Security Agreement of even date herewith (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Security Agreement”) in favor of the Administrative Agent pursuant to which the Pledgors are required to execute and deliver this Trademark Security Agreement;
          Now, Therefore, in consideration of the premises and to induce the Administrative Agent, for the benefit of the Secured Parties, to enter into the Credit Agreement, the Pledgors hereby agree with the Administrative Agent as follows:
          SECTION 1. Defined Terms. Unless otherwise defined herein, terms defined in the Security Agreement and used herein have the meaning given to them in the Security Agreement.
          SECTION 2. Grant of Security Interest in Trademark Collateral. Each Pledgor hereby pledges and grants to the Administrative Agent for the benefit of the Secured Parties a lien on and security interest in and to all of its right, title and interest in, to and under all the following Pledged Collateral of such Pledgor:
          (a) Trademarks of such Pledgor listed on Schedule I attached hereto;
          (b) all Goodwill associated with such Trademarks; and
          (c) all Proceeds of any and all of the foregoing (other than Excluded Property).
          SECTION 3. Security Agreement. The security interest granted pursuant to this Trademark Security Agreement is granted in conjunction with the security interest granted to the Administrative Agent pursuant to the Security Agreement and Pledgors hereby acknowledge and affirm that the rights and remedies of the Administrative Agent with respect to the security inter-

est in the Trademarks made and granted hereby are more fully set forth in the Security Agreement, the terms and provisions of which are incorporated by reference herein as if fully set forth herein. In the event that any provision of this Trademark Security Agreement is deemed to conflict with the Security Agreement, the provisions of the Security Agreement shall control unless the Administrative Agent shall otherwise determine.
          SECTION 4. Termination. Upon the payment in full of the Secured Obligations (other than contingent indemnification obligations not yet due and payable) and termination of the Security Agreement, the Administrative Agent shall execute, acknowledge, and deliver to the Pledgors an instrument in writing in recordable form releasing the collateral pledge, grant, assignment, lien and security interest in the Trademarks under this Trademark Security Agreement.
          SECTION 5. Counterparts. This Trademark Security Agreement may be executed in any number of counterparts, all of which shall constitute one and the same instrument, and any party hereto may execute this Trademark Security Agreement by signing and delivering one or more counterparts.
[signature page follows]

          In Witness Whereof, each Pledgor has caused this Trademark Security Agreement to be executed and delivered by its duly authorized officer as of the date first set forth above.

Very truly yours, [PLEDGORS]
By:
Name:
Title:

Accepted and Agreed: BANK OF AMERICA, N.A., as Administrative Agent
By:
Name:
Title:

SCHEDULE I
to
TRADEMARK SECURITY AGREEMENT
TRADEMARK REGISTRATIONS AND TRADEMARK APPLICATIONS
Trademark Registrations:

REGISTRATION
OWNER	NUMBER	TRADEMARK

Trademark Applications:

APPLICATION
OWNER	NUMBER	TRADEMARK

EXHIBIT 7
FORM OF NOTICE TO BAILEE OF SECURITY INTEREST IN INVENTORY
CERTIFIED MAIL — RETURN RECEIPT REQUESTED
[               ]
TO: [Bailee’s Name]
       [Bailee’s Address]
Re:   Brocade Communication Systems, Inc.
Ladies and Gentlemen:
          In connection with that certain Security Agreement, dated as of [           ] [   ], 2008 (the “Security Agreement”), made by Brocade Communication Systems, Inc., the Guarantors party thereto and BANK OF AMERICA, N.A., as Administrative Agent (“Bank of America”), we have granted to Bank of America a security interest in substantially all of our personal property, including our inventory.
          This letter constitutes notice to you, and your signature below will constitute your acknowledgment, of Bank of America’s continuing first priority security interest in all goods with respect to which you are acting as bailee. Until you are notified in writing to the contrary by Bank of America, however, you may continue to accept instructions from us regarding the delivery of goods stored by you.
          Your acknowledgment also constitutes a waiver and release, for Bank of America’s benefit, of any and all claims, liens, including bailee’s liens, and demands of every kind which you have or may later have against such goods (including any right to include such goods in any secured financing to which you may become party).
          In order to complete our records, kindly have a duplicate of this letter signed by an officer of your company and return same to us at your earliest convenience.

Receipt acknowledged, confirmed and approved:	Very truly yours,

[BAILEE]	[APPLICABLE PLEDGOR]

By:	By:

Name:	Name:
Title:	Title:
cc: BANK OF AMERICA, N.A.

EXHIBIT H
FORM OF PRE-FUNDING SECURITY AGREEMENT
SECURITY AGREEMENT
(Securities)
     1. Grant of Security Interest. As security for any and all Indebtedness (as defined below), the undersigned Brocade Communications Systems, Inc., a Delaware corporation (“Pledgor”) hereby irrevocably and unconditionally grants a security interest in and assigns and transfers to Bank of America, N.A. (the “Bank”), in its capacity as Administrative Agent under the Credit Agreement dated October 7, 2008, between Pledgor, the Bank and the Lenders party thereto (the “Credit Agreement”), all property referred to in Exhibit A attached hereto and incorporated herein, as hereafter amended or supplemented from time to time (the “Collateral”). Capitalized terms used but not defined herein shall have the meaning ascribed to them in the Credit Agreement.
     2. Indebtedness. “Indebtedness” means the aggregate principal amount of the Term Loans, plus accrued and unpaid interest thereunder from the Closing Date through the Pre-Funding Repayment Date, and including all fees and expenses relating to the Term Loan and the enforcement of the Credit Agreement and this Agreement in respect thereof and interest and fees that accrue after the commencement by or against Pledgor and any other Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.
     3. Trading or Substitution of Collateral. Bank shall be under no obligation to permit any trading, redemption, exchange, distribution or substitution of the Collateral, except as set forth in Exhibit B attached hereto and incorporated herein, or to permit the release of any Collateral or the proceeds thereof until the Indebtedness has been paid in full. For the avoidance of doubt, in the event that Pledgor has paid, from the Collateral or otherwise, the amount required under Section 2.05(d) or Section 2.15 of the Credit Agreement, Bank shall release all remaining Collateral to Pledgor.
     4. Collateral Maintenance. The terms for maintaining Collateral relating to the Indebtedness are set forth in Exhibit B attached hereto and incorporated herein, and include requirements to maintain collateral with an adequate loan value, and grant to Bank the right to issue a margin call with respect to the Indebtedness. Pledgor represents that the address, telephone number and any facsimile number listed on the signature page for Pledgor are correct. In the event of any change in such contact information, Pledgor shall promptly notify Bank in writing in accordance with the provisions of the paragraph titled “Notices” below. Any notice to Pledgor shall be given in writing in accordance with the notice provisions of this Agreement and shall be deemed received by Pledgor as provided herein.
     5. Pledgor’s Covenants, Warranties and Representations. Pledgor covenants, represents and warrants that unless compliance is waived by Bank in writing:

     (a) Except as otherwise agreed by Bank in writing, Pledgor owns all of the Collateral free and clear of any and all liens, encumbrances, or interests of any third parties other than the security interest of Bank, and will keep all of the Collateral free of all liens, claims, security interests and encumbrances of any kind or nature, whether voluntary or involuntary, except the security interest of Bank.
     (b) Pledgor has the corporate power and authority to pledge, assign, transfer, deliver, deposit, set over and confirm unto Bank the Collateral as provided herein and will warrant and defend the title thereto and the security interest therein conveyed to Bank by this Agreement against all claims of all persons and will maintain and preserve such security interest.
     (c) The execution, delivery and performance of this Agreement and the pledge and/or delivery of the Collateral to Bank do not contravene any agreement, commitment, indenture, contract or other obligation or restriction affecting Pledgor.
     (d) This Agreement is the valid legal and binding obligation of Pledgor, enforceable in accordance with its terms, except as such enforceability may be limited by Debtor Relief Laws and by general principles of equity and principles of good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).
     (e) This Agreement will not violate any provision of law applicable to Pledgor.
     (f) No authorization, approval or other action by and no notice to or filing with, any governmental authority is required for the pledge by Pledgor of the Collateral pursuant to this Agreement, or for the execution, delivery, or performance of this Agreement and by Pledgor.
     (g) Pledgor shall, at Pledgor’s expense, take all actions necessary from time to time to maintain the first priority and perfection of such security interest and shall not take any actions that would alter, impair or eliminate such priority or perfection.
     (h) Pledgor agrees to pay prior to delinquency all taxes, charges, liens and assessments against the Collateral, and upon the failure of Pledgor to do so, Bank in its reasonable discretion may pay any of them.
     (i) Pledgor’s exact legal name is correctly set forth on the signature page hereof. Pledgor will provide Bank with at least 30 days’ prior written notice or such lesser notice period agreed by Bank of any change in Pledgor’s name or identity.
     (j) Pledgor’s chief executive office is, and has been for the four-month period preceding the date hereof (or, if less, the entire period of the existence of Pledgor), located in the state of California. In addition, Pledgor is an organization of the type and (if not an unregistered entity) is incorporated in or organized under the laws of the state of Delaware. Pledgor shall give Bank at least thirty (30) days notice or such lesser notice period agreed by Bank before changing the location of its chief executive office, type of organization, business structure or state of incorporation or organization.
     (k) Pledgor’s organizational identification number, if any, assigned by the state of incorporation or organization is correctly set forth on the signature page hereof. Pledgor shall promptly notify Bank (i) of any change of its organizational identification number, or (ii) if Pledgor does not have an organizational identification number and later obtains one, of such organizational identification number.
     6. Powers of Bank. At any time, upon reasonable prior written notice to Pledgor, at the expense of Pledgor, Bank in its name or in the name of Pledgor may, in its reasonable discretion, but shall not be obligated to:
     (a) Collect by legal proceedings or otherwise, endorse, receive and receipt for all dividends, interest, principal payments and other sums now or hereafter payable upon or on account of the Collateral.
     (b) Insure, process and preserve the Collateral.
     (c) Participate in any recapitalization, reclassification, reorganization, consolidation, redemption, stock split, merger or liquidation of any issuer of securities which constitute Collateral, and in connection therewith may deposit or surrender control of the Collateral, accept money or other property in exchange for the Collateral, and take such action as it deems proper in connection therewith, and any money or property received on account of or in exchange for the Collateral shall be applied to the Indebtedness or held by Bank thereafter as Collateral pursuant to the provisions hereof.
     (d) After an Event of Default under this Agreement has occurred and is continuing under this Agreement, cause Collateral to be transferred to its name or to the name of its nominee or the name of a depository or its nominee.
     (e) Obtain from any custodian or securities intermediary holding the Collateral any and all information with respect to the Collateral, without any further consent of or notice to Pledgor.
     (f) Exercise as to the Collateral all the rights, powers and remedies of an owner necessary to exercise its rights under this Agreement, including without limitation, the right to sell or otherwise dispose of all or any part of the Collateral following the occurrence and continuance of an Event of Default under this Agreement. Bank shall not vote any securities constituting Collateral except as instructed by Pledgor, unless an Event of Default has occurred under this Agreement and Bank has delivered to Pledgor a written notice of Bank’s intent to exercise such voting rights.
     Pledgor hereby appoints Bank its attorney-in-fact to carry out any of the powers granted by this paragraph. Without limiting the generality of the foregoing, Pledgor hereby appoints Bank its attorney-in-fact to execute and deliver any necessary stock powers, endorsements, assignments or other documents and agreements necessary to carry out any of the foregoing powers. The foregoing appointments shall be deemed coupled with an interest of Bank and shall not be revoked without Bank’s written consent. To the extent permitted by law, Pledgor hereby ratifies all acts such attorney-in-fact shall lawfully do by virtue hereof.
     7. Events of Default. Any one or more of the following shall be a default hereunder (each an “Event of Default”):
     (a) Pledgor breaches any term, provision, warranty or representation under this Agreement or any term, provision, warranty or representation of any other agreement evidencing or relating to the Indebtedness.
     (b) Any Event of Default as defined in the Credit Agreement.
     8. Remedies. If an Event of Default occurs, Bank may do any one or more of the following:
     (a) Declare any Indebtedness immediately due and payable, without notice or demand.
     (b) Exercise as to any or all of the Collateral all the rights, powers and remedies of an owner; provided, however, that, Bank shall not have the right to vote any securities constituting Collateral until Bank has provided written notice to Pledgor after the occurrence of an Event of Default of Bank’s intent to exercise such right.
     (c) Enforce the security interest given hereunder pursuant to the Uniform Commercial Code as in effect in any applicable state (the “UCC”) and any other applicable law.
     (d) Sell all or any part of the Collateral at public or private sale in accordance with the UCC, without advertisement, in such manner and order as Bank may elect. Bank may purchase the Collateral for its own account at any such sale. Bank shall give Pledgor such notice of any public or private sale as may be required by the UCC; provided that, if Bank fails to comply with this sentence in any respect, its liability for such failure shall be limited to the liability (if any) imposed on it as a matter of law under the UCC. Pledgor acknowledges that Collateral may be sold at a loss to Pledgor, and that, in such event, Bank shall have no liability or responsibility to Pledgor for such loss. Pledgor further acknowledges that a private sale may result in less proceeds than a public sale.
     (e) Enforce the security interest of Bank in any deposit account which is part of the Collateral by applying such account to the Indebtedness.
     (f) Exercise any other remedy provided under this Agreement, the Credit Agreement or by any applicable law. Pledgor acknowledges that all such rights and remedies are cumulative, and the exercise of any right or remedy shall not preclude the further exercise of any other right or remedy.
     (g) Comply with any applicable state or federal law requirements in connection with a disposition of the Collateral and such compliance will not be considered to affect adversely the commercial reasonableness of any sale of the Collateral.

     (h) Sell the Collateral without giving any warranties as to the Collateral. Bank may specifically disclaim any warranties of title or the like. This procedure will not be considered to affect adversely the commercial reasonableness of any sale of the Collateral.
     9. Waivers. Except as expressly provided herein, Bank shall be under no duty or obligation whatsoever (a) to make or give any presentment, demands for performances, notices of nonperformance, protests, notices of protest or notices of dishonor in connection with any obligations or evidences of indebtedness held by Bank as Collateral, or in connection with any obligation or evidences of indebtedness which constitute in whole or in part the Indebtedness, or (b) to give Pledgor notice of, or to exercise, any subscription rights or privileges, any rights or privileges to exchange, convert or redeem or any other rights or privileges relating to or affecting any Collateral.
     10. Return of Collateral. Upon Bank delivering the Collateral or any part thereof to Pledgor, the receipt thereof by Pledgor shall be a complete and full acquittance for the Collateral so delivered, and Bank shall thereafter be discharged from any liability or responsibility therefor.
     11. Transfer of Collateral. Upon the transfer of all or any part of the Indebtedness, Bank may transfer all or any part of the Collateral and shall be fully discharged thereafter from all liability and responsibility with respect to such Collateral so transferred, and the transferee shall be vested with all the rights and powers of Bank hereunder with respect to such Collateral so transferred; but with respect to any Collateral not so transferred Bank shall retain all rights and powers hereby given.
     12. Continuing Agreement. This is a continuing Security Agreement and all the rights, powers and remedies hereunder shall apply to all past, present and future Indebtedness of Pledgor or any one or more of them to Bank, including that arising under successive transactions which shall either continue the Indebtedness, increase or decrease it, or from time to time create new Indebtedness after all or any prior Indebtedness has been satisfied, and notwithstanding the death, incapacity, cessation of business, dissolution or bankruptcy of Pledgor or any one or more of them, or any other event or proceeding affecting Pledgor or any one or more of them.
     13. Continuing Powers. Until all Indebtedness shall have been paid in full, the power of sale and all other rights, powers and remedies granted to Bank hereunder shall continue to exist and may be exercised by Bank at the time specified hereunder irrespective of the fact that the Indebtedness or any part thereof may have become barred by any statute of limitations, or that the personal liability of Pledgor or any one or more of them may have ceased. Pledgor waives the benefit of any statute of limitations as applied to this Agreement.
     14. Custody of Collateral. Bank may, in its discretion, hold some or all of the Collateral in an account with a custody unit of Bank, provided that Bank at all times shall remain liable to Pledgor for all of Bank’s obligations hereunder. Pledgor shall reimburse Bank for the usual custody charges and expenses of Bank’s custody unit. Bank shall not be liable for any loss to the Collateral resulting from acts of God, war, civil commotion, terrorist activity, fire, earthquake, or other disaster beyond the reasonable control of Bank, or for any other loss or damage to the Collateral unless shown to have arisen from Bank’s intentional misconduct or lack of reasonable care.
     15. Conflict With Other Agreements. In some cases, some or all of the Collateral may be held by Bank pursuant to another agreement, in addition to this Agreement, between Bank and Pledgor (the “Account Agreement”). Pledgor acknowledges that a conflict may arise between Bank’s obligations under the Account Agreement, including any obligations to direct Pledgor’s investments or to provide investment advice, and Bank’s rights as a creditor under this Agreement. In such event, Pledgor expressly agrees that Bank’s rights as creditor shall take precedence over Bank’s obligations under the Account Agreement. Pledgor agrees that all provisions of the Account Agreement that directly or indirectly prohibit any extension of credit or the grant of a security interest in Collateral are hereby amended to the extent necessary to permit this Agreement to be fully effective according to its terms. In the event of any conflict or inconsistency between the terms and provisions of this Agreement and the terms and provisions of the Account Agreement, the terms and provisions of this Agreement shall control.
     16. Termination. When the Term Loans have been paid in full in accordance with Section 2.05(d) of the Credit Agreement or the Collateral has been released to Pledgor in accordance with Section 2.15 of the Credit Agreement, thereafter any remaining Collateral shall be returned to the Pledgor and this Agreement shall automatically terminate without recourse to or warranty by Bank.
     17. Costs. All advances, charges, costs and expenses, including reasonable and documented attorneys’ fees, incurred or paid by Bank after an Event of Default in exercising any right, power or remedy conferred by this Agreement or in the enforcement thereof, and including the charges and expenses of Bank’s custody unit shall become a part of the Indebtedness secured hereunder and shall be paid to Bank by Pledgor immediately and without demand, with interest thereon at an annual rate equal to the highest rate of interest of any Indebtedness secured by this Agreement (or, if there is no such interest rate, at the maximum interest rate permitted by law for interest on judgments).
     18. Notices. All notices required to be given hereunder shall be in writing and shall be deemed sufficiently given when received by hand delivery, by telex, by telecopier or registered or certified mail, postage prepaid, return receipt requested at the following addresses until such time as the parties hereto designate a different or additional address or addresses:
          If to Pledgor:
Brocade Communications Systems, Inc.
1745 Technology Drive
San Jose, CA 95110
Attention: Jean Furter; Treasurer
          with a copy to:
Cooley Godward Kronish LLP

101 California Street, 5th Floor
San Francisco, CA 94111-5800
Facsimile: (415) 693-2222
Attention: Joseph Scherer, Esq.
          If to the Administrative Agent:
Bank of America, N.A.
1455 Market Street, 5th Floor,
San Francisco, CA 94103
Facsimile: (415) 503-5099
Attention: Robert Rittelmeyer
          with a copy to:
Cahill Gordon & Reindel LLP
80 Pine Street
New York, NY 10005
Facsimile: (212) 378-2554
Attention: Luis Penalver, Esq.
     19. Miscellaneous.
     (a) Any waiver, express or implied, of any provision hereunder and any delay or failure by Bank to enforce any provision shall not preclude Bank from enforcing any such provision thereafter.
     (b) Pledgor hereby authorizes Bank to file one or more financing statements describing all or part of the Collateral, and continuation statements, or amendments thereto, relative to all or part of the Collateral as authorized by applicable law. Such financing statements, continuation statements and amendments will contain any other information required by the UCC for the sufficiency or filing office acceptance of any financing statement, continuation statement or amendment, including whether Pledgor is an organization, the type of organization and any organizational identification number issued to Pledgor. Pledgor agrees to furnish any such information to Bank promptly upon request.
     (c) At the request of Bank, Pledgor shall execute such other agreements, documents or instruments in connection with this Agreement as Bank may reasonably deem necessary to evidence or perfect the security interests granted herein, to maintain the first priority of the security interests, or to effectuate the rights granted to Bank herein.
     (d) This Agreement shall be governed by and construed according to the internal laws of the State of New York, except as otherwise required by mandatory provisions of law and except to the extent that remedies are governed by the laws of any other jurisdiction. Pledgor hereby irrevocably (i) submits to the non-exclusive jurisdiction of any United States Federal or State court sitting in New York, New York in any action or proceeding arising out of or relating to this Agreement, and (ii) waives to the fullest extent permitted by law any defense asserting an incon-

venient forum in connection therewith. Service of process by Bank in connection with such action or proceeding shall be binding on Pledgor if sent to Pledgor by registered or certified mail at its address specified below. Pledgor agrees that Bank may disclose to any prospective purchaser and any purchaser of all or part of the Indebtedness any and all information in Bank’s possession concerning Pledgor, this Agreement and the Collateral.
     (e) References to “UCC” in this Agreement shall mean the Uniform Commercial Code as in effect from time to time in the state referred to in subparagraph (d) above; provided that if by mandatory provisions of law, the perfection, the effect of perfection or non-perfection, or the priority of the security interests granted in this Agreement, as well as all other security interests created or assigned as additional security for the Indebtedness under the provisions of this Agreement, in any collateral is governed by the Uniform Commercial Code as in effect in any other jurisdiction, the “UCC” means the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions of this Agreement relating to such perfection, effect of perfection or non-perfection, or the priority of security interests. Any term used or defined in the UCC and not defined in this Agreement has the meaning given to the term in the UCC, when used in this Agreement.
     (f) This Agreement shall benefit Bank’s successors and assigns and shall bind Pledgor’s successors and assigns, except that Pledgor may not assign its rights and obligations under this Agreement. This Agreement shall bind all parties who become bound as a debtor with respect to the Indebtedness.
     (g) All rights and remedies herein provided are cumulative and not exclusive of any rights or remedies otherwise provided by law. Any single or partial exercise of any right or remedy shall not preclude the further exercise of any other right or remedy.
     (h) Pledgor shall immediately deliver to Bank any Collateral now or hereafter in Pledgor’s possession.
     (i) In all cases where more than one party executes this Agreement, all words used herein in the singular shall be deemed to have been used in the plural where the context and construction so require, and the obligations and undertakings hereunder are joint and several.
     20. WAIVER OF JURY TRIAL. TO THE EXTENT ALLOWED BY APPLICABLE LAW, PLEDGOR AND BANK EACH WAIVE TRIAL BY JURY WITH RESPECT TO ANY ACTION, CLAIM, SUIT OR PROCEEDING ON OR ARISING OUT OF THIS AGREEMENT.
     21. NOTICE OF FINAL AGREEMENT. THIS WRITTEN SECURITY AGREEMENT AND ANY OTHER DOCUMENTS EXECUTED IN CONNECTION WITH THIS SECURITY AGREEMENT REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORA NEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

     In Witness Whereof, Pledgor has executed this Agreement by its duly authorized officer, as of October 7, 2008.

BROCADE COMMUNICATIONS SYSTEMS, INC., as Pledgor
By:
Name:
Title:
Organizational ID:

BANK OF AMERICA, N.A., as Administrative Agent
By:
Name:
Title:

Exhibit A to Security Agreement
Description of Collateral
     (a) Account number ending in 66-10507 held by Bank under an agreement for custody, safekeeping, investment management, investment advisory or similar services between Pledgor and Bank, and all successor and replacement accounts, regardless of the numbers of such accounts or the offices at which such accounts are maintained (the “Accounts”) and all rights of Pledgor in connection with the Accounts.
     (b) All investment property, security entitlements, financial assets, certificated securities, uncertificated securities, money, deposit accounts, instruments, general intangibles, and all other investments or property of any sort now or hereafter held, maintained or administered in the Accounts; but excluding collective investment funds managed by Bank including without limitation any interest in variable amount notes, commonly known as “master notes”; and excluding anything construed as real property under applicable state law.
     (c) All present and future income, proceeds, earnings, increases, and substitutions from or for the foregoing property of every kind and nature, including without limitation all payments, interest, profits, distributions, benefits, rights, options, warrants, dividends, stock dividends, stock splits, stock rights, regulatory dividends, subscriptions, monies, claims for money due and to become due, proceeds of any insurance on the foregoing property, shares of stock of different par value or no par value issued in substitution or exchange for shares included in the foregoing property, and all other property Pledgor is entitled to receive on account of the foregoing property, including accounts, documents, instruments, chattel paper, and general intangibles.

Exhibit B to Security Agreement
COLLATERAL MAINTENANCE
Additional Definitions and Covenants
     1. Additional Definitions. For purposes of this Exhibit:
     “Borrowing Base” means the amount determined by multiplying the applicable Collateral Value by the Borrowing Base Percentage shown for that type of Approved Collateral in the table on Schedule A. The Borrowing Base shall be calculated separately for each type of Collateral. Where there is more than one type of Approved Collateral, the Borrowing Base shall be the sum of the amounts determined by such calculations.
     “Approved Collateral” means Collateral satisfactory to Bank in its reasonable discretion of the type(s) shown in Schedule A hereto.
     “Collateral Value” means, with respect to each type of Approved Collateral, the amount determined by Bank at any given time, as follows:
     (a) If the Collateral is stock, the Collateral Value shall be determined by multiplying (i) the per share price of such stock at the most recent close of trading on a trading exchange for such stock, times (ii) the number of shares of such stock held by Bank as Collateral. In the event that stock held as Collateral is not traded on an exchange, the Collateral Value of such stock shall be determined by obtaining the quoted value of such stock from a reputable brokerage firm selected by Bank. If no such quote is available, the value will be determined by Bank in its sole discretion.
     (b) If the Collateral is a mutual fund, the Collateral Value shall be determined by multiplying (i) the most recent per share net asset value of such mutual fund obtained from the Wall Street Journal or Barron’s, times (ii) the number of shares of such mutual fund held by Bank as Collateral. In the event that such net asset value is not available in the Wall Street Journal or Barron’s, the Collateral Value shall be the value quoted to Bank by a reputable brokerage firm selected by Bank.
     (c) If the Collateral is corporate bonds, the Collateral Value shall be determined from the most recent closing price for such bonds obtained from the Wall Street Journal. If such closing price is not available in the Wall Street Journal, the Collateral Value shall be the value quoted to Bank by a reputable brokerage firm selected by Bank.
     (d) If the Collateral is government or agency obligations or bonds, the Collateral Value shall be determined from the most recent closing bid price for such bonds obtained from the Wall Street Journal. If such closing bid price is not available in the Wall Street Journal, the Collateral Value shall be the value quoted to Bank by a reputable brokerage firm selected by Bank.
     (e) For all other Collateral, the Collateral Value shall be determined by Bank in its sole discretion.

     2. Indebtedness not to Exceed Borrowing Base. (a) Pledgor shall not permit the amount of Indebtedness to exceed the Borrowing Base at any time.
     (b) If Bank determines at any time that the amount of Indebtedness exceeds the Borrowing Base, then Pledgor shall, within two business days from the date of Bank’s written notification thereof, either (i) pledge additional Approved Collateral, or (ii) reduce the outstanding amount of the Indebtedness such that, in either case, after giving effect to such additional collateral or prepayment, the amount of Indebtedness does not exceed the Borrowing Base. Any reduction in the outstanding amount of the Indebtedness shall not affect or reduce any future principal payments due except to the extent such reductions are applied in accordance with the documents evidencing or securing the Indebtedness.
     3. Sale or Substitution of Collateral. Pledgor may substitute new Approved Collateral for existing Collateral, provided that (i) no Event of Default exists or would result therefrom and (ii) after giving effect thereto, the amount of Indebtedness will not exceed the Borrowing Base.
     4. Additional Events of Default and Remedies. In addition to the Events of Default specified in the Security Agreement of which this Exhibit is a part, Pledgor agrees that the failure to comply with Paragraph 2 or 3 of this Exhibit shall also constitute an Event of Default.
     5. Ineligible Securities. For regulatory reasons, Bank will not accept as collateral Ineligible Securities while they are being underwritten by Banc of America Securities LLC, or for thirty days thereafter. Banc of America Securities LLC is a wholly-owned subsidiary of Bank of America Corporation, and is a registered broker-dealer which is permitted to underwrite and deal in certain Ineligible Securities. “Ineligible Securities” means securities which may not be underwritten or dealt in by member banks of the Federal Reserve System under Section 16 of the Banking Act of 1933 (12 U.S.C. § 24, Seventh), as amended.

SCHEDULE A TO EXHIBIT B
APPROVED COLLATERAL

Approved Collateral Types	Borrowing Base Percentage
U.S. Government Obligations	100%
U.S. Agency Obligations	100%
Treasury Portfolio at AIM Fund	100%
Treasury Obligations Fund at Federated	100%

EXHIBIT I
[Reserved.]

I-1

EXHIBIT J
FORM OF PERFECTION CERTIFICATE
[To be delivered on the Acquisition Closing Date, in form and substance approved by the Administrative Agent ]

J-1

EXHIBIT K
FORM OF PERFECTION CERTIFICATE SUPPLEMENT
[To be delivered on the Acquisition Closing Date, in form and substance approved by the Administrative Agent ]

K-1

EXHIBIT L-1
OPINION MATTERS — COUNSEL TO THE LOAN PARTIES
     1. The Company has been duly incorporated and is validly existing in good standing under the laws of the State of Delaware, with corporate power to enter into the Loan Documents to which it is a party and to perform its obligations thereunder.
     2. Each Listed Subsidiary has been duly incorporated and is validly existing in good standing under the laws of its state of incorporation, with corporate power to enter into the Loan Documents to which it is a party and to perform its obligations thereunder.
     3. The execution and delivery by the Company and each Listed Subsidiary of the Loan Documents to which it is a party, the performance by the Company and each Listed Subsidiary of its obligations thereunder and the grant by the Company of security interests pursuant to the Pre-Funding Security Agreement (i) have been duly authorized by all necessary corporate action on the part of the Company and such Listed Subsidiary and (ii) do not violate the certificate or articles of incorporation or bylaws of the Company or such Listed Subsidiary.
     4. The Loan Documents have been duly executed and delivered by the Company and each Listed Subsidiary that is a party thereto. Each Loan Document constitutes a valid and binding obligation of each Loan Party that is party thereto, enforceable against such Loan Party in accordance with its terms.
     5. The execution and delivery by each Loan Party of the Loan Documents to which it is a party, the performance by each Loan Party of its obligations thereunder and the grant by the Company of security interests pursuant to the Pre-Funding Security Agreement (i) do not violate or contravene the DGCL or any New York, or Virginia state, or federal statute or regulation that we are aware is applicable generally to borrowers or guarantors in commercial transactions of the nature contemplated by the Loan Documents, and (ii) do not result in a breach of or constitute a default under the express terms of and conditions of any Reviewed Agreement or any existing obligation of or restriction on any Loan Party under any order, judgment or decree by which it is bound or to which any of its properties is subject, in either case that is identified in Schedule 2 hereto.
     6. All orders, consents, permits or approvals under the DGCL or of any New York or Virginia state or federal governmental authority that we are aware are applicable generally to borrowers or guarantors in commercial transactions of the nature contemplated by the Loan Documents and required for the execution and delivery by any Loan Party of, and performance by such Loan Party of its obligations under, the Loan Documents, have been obtained.
     7. We are not representing any Loan Party in connection with any action, suit or proceeding pending or overtly threatened against such Loan Party before any court, arbitrator or governmental agency that (i) seeks to affect the enforceability of any of the Loan Documents or (ii) could reasonably be expected to result in a material adverse effect on the Company and the Guarantors taken as a whole, except as set forth on Schedule 5.06 of the Credit Agreement.
     8. The provisions of the Pre-Funding Security Agreement are sufficient to create in favor of the Administrative Agent a security interest under the NYUCC in the Company’s right, title and interest in and to the Collateral (as identified and described in the Pre-Funding Security Agreement) to secure the Indebtedness (as identified and described in the Pre-Funding Security Agreement), to the extent a security interest can be created therein under Article 9 of the NYUCC.
     9. The security interest of the Administrative Agent created by the Pre-Funding Security Agreement in the Company’s rights in such of the Collateral as consists of the Account (as identified and described in the Pre-Funding Security Agreement) is a perfected security interest. Provided that the Administrative Agent is and remains the “securities intermediary” (as such term is defined in Section 8-102(a)(14) of the NYUCC) with respect to the Account at all times, such security interest will be perfected prior to all other security interests under the NYUCC, except as provided in Section 9-328 of the NYUCC.
     10. The making of the Loans and the application of the proceeds thereof pursuant to and in compliance with Section 5.21 of the Credit Agreement do not violate Regulations T, U or X of the Board of Governors of the Federal Reserve System.
     11. Neither the Company nor any Guarantor is an “investment company” within the meaning of the Investment Company Act.

L-1

EXHIBIT L-2
ACQUISITION CLOSING DATE OPINION MATTERS — COUNSEL TO THE LOAN PARTIES
     1. The Company has been duly incorporated and is validly existing in good standing under the laws of the State of Delaware, with corporate power to enter into the Loan Documents and Mortgages to which it is a party and to perform its obligations thereunder.
     2. Each Listed Subsidiary has been duly incorporated and is validly existing in good standing under the laws of its state of incorporation, with corporate power to enter into the Loan Documents and Mortgages to which it is a party and to perform its obligations thereunder.
     3. The execution and delivery by the Company and each Listed Subsidiary of the Loan Documents and Mortgages to which it is a party, the performance by the Company and each Listed Subsidiary of its obligations thereunder and the grant by the Company and each Listed Subsidiary of security interests pursuant to the Security Agreement (i) have been duly authorized by all necessary corporate action on the part of the Company and such Listed Subsidiary and (ii) do not violate the certificate or articles of incorporation or bylaws of the Company or such Listed Subsidiary.
     4. The Loan Documents have been duly executed and delivered by the Company and each Listed Subsidiary that is a party thereto. Each Loan Document constitutes a valid and binding obligation of each Loan Party that is party thereto, enforceable against such Loan Party in accordance with its terms.
     5. The execution and delivery by each Loan Party of the Loan Documents to which it is a party, the performance by each Loan Party of its obligations thereunder and the grant by the Company and each Loan Party of security interests pursuant to the Security Agreement (i) do not violate or contravene the DGCL or any New York or Virginia state or federal statute or regulation that we are aware is applicable generally to borrowers or guarantors in commercial transactions of the nature contemplated by the Loan Documents, and (ii) do not result in a breach of or constitute a default under the express terms of and conditions of any Reviewed Agreement or any existing obligation of or restriction on any Loan Party under any order, judgment or decree by which it is bound or to which any of its properties is subject, in either case that is identified in Schedule 2 hereto.
     6. All orders, consents, permits or approvals under the DGCL or of any New York or Virginia state or federal governmental authority that we are aware are applicable generally to borrowers or guarantors in commercial transactions of the nature contemplated by the Loan Documents and required for the execution and delivery by any Loan Party of, and performance by such Loan Party of its obligations under, the Loan Documents, have been obtained.
     7. We are not representing any Loan Party in connection with any action, suit or proceeding pending or overtly threatened against such Loan Party before any court, arbitrator or governmental agency that (i) seeks to affect the enforceability of any of the Loan Documents or (ii) could reasonably be expected to result in a material adverse effect on the Company and the Guarantors taken as a whole, except as set forth on Schedule 5.06 of the Credit Agreement.
     8. The provisions of the Security Agreement are sufficient to create in favor of the Administrative Agent for the benefit of the Secured Parties a security interest under the NYUCC in each Loan Party’s right, title and interest in and to the personal property Pledged Collateral (as identified and described in the Security Agreement) to secure the Secured Obligations, to the extent a security interest can be created therein under Article 9 of the NYUCC.
     9. Upon delivery, together with stock powers duly endorsed in blank, to the Administrative Agent, in the State of New York, of all certificates in registered form representing such of the Pledged Collateral as is “certificated securities” (as defined in Section 8-102(a)(4) of the NYUCC) (the “Pledged Certificated Securities”), and assuming the Administrative Agent acquires its interest in such Pledged Certificated Securities for value and without notice of an adverse claim (as such terms are used in Section 8-303 of the NYUCC) to such Pledged Certificated Securities, for so long as the Administrative Agent retains possession thereof in the State of New York, the Administrative Agent’s security interest in such Pledged Certificated Securities will be perfected under Article 9 of the NYUCC and will have priority over all other security interests created and perfected in such Pledged Certificated Securities under the NYUCC.
     10. The Financing Statements naming each Delaware Loan Party as debtor are in form sufficient for filing with the Delaware Secretary of State. Upon the due filing of such Financing Statements with the Delaware Secretary of State, the security interest of the Administrative Agent in the personal property Pledged Collateral of the Delaware Loan Parties identified and described in the Security Agreement will be perfected to the extent that a security interest in such Pledged Collateral can be perfected under the DEUCC by the filing of a UCC-1 financing statement in the office of the Delaware Secretary of State. The Financing Statements naming each Virginia Loan Party as debtor are in form sufficient for filing with the Virginia Secretary of State. Upon the due filing of such Financing Statements with the Clerk of the Virginia State Corporation Commission, the security interest of the Administrative Agent in the personal property Pledged Collateral of the Virginia Loan Parties identified and described in the Security Agreement will be perfected to the extent that a security interest in such Pledged Collateral can be perfected under the VAUCC by the filing of a UCC-1 financing statement in the office of the Clerk of the Virginia State Corporation Commission.
     11. The making of the Loans and the application of the proceeds thereof pursuant to and in compliance with Section 5.21 of the Credit Agreement do not violate Regulations T, U or X of the Board of Governors of the Federal Reserve System.
     12. Neither the Company nor any Guarantor is an “investment company” within the meaning of the Investment Company Act.

L-2

EXHIBIT M
[Form of]
INTERCOMPANY NOTE
New York, New York
[date]
          FOR VALUE RECEIVED, each of the undersigned, to the extent a borrower from time to time from any other entity listed on the signature page hereto (each, in such capacity, a “Payor”), hereby promises to pay on demand to the order of such other entity listed below (each, in such capacity, a “Payee”), in lawful money of the United States of America in immediately available funds, at such location in the United States of America as a Payee shall from time to time designate, the unpaid principal amount of all loans and advances (including trade payables) made by such Payee to such Payor. Each Payor promises also to pay interest on the unpaid principal amount of all such loans and advances in like money at said location from the date of such loans and advances until paid at such rate per annum as shall be agreed upon from time to time by such Payor and such Payee.
     This note (“Note”) is an Intercompany Note referred to in that certain Credit Agreement, dated as of [   ], 2008 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among BROCADE COMMUNICATIONS SYSTEMS, INC., a Delaware corporation (the “Borrower”), the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer, and is subject to the terms thereof, and shall be pledged by each Payee pursuant to the Security Agreement, to the extent required pursuant to the terms thereof. Each Payee hereby acknowledges and agrees that the Administrative Agent may exercise all rights provided in the Credit Agreement, the Guaranty and the Security Agreement with respect to this Note.
          Anything in this Note to the contrary notwithstanding, the indebtedness evidenced by this Note owed by any Payor that is the Borrower or a Guarantor to any Payee other than the Borrower shall be subordinate and junior in right of payment, to the extent and in the manner hereinafter set forth, to all Obligations of such Payor under the Credit Agreement, including, without limitation, where applicable, under such Payor’s guarantee of the Obligations under the Credit Agreement (such Obligations and other indebtedness and obligations in connection with any renewal, refunding, restructuring or refinancing thereof, including interest thereon accruing after the commencement of any proceedings referred to in clause (i) below, whether or not such interest is an allowed claim in such proceeding, being hereinafter collectively referred to as “Senior Indebtedness”):
     (i) In the event of any insolvency or bankruptcy proceedings, and any receivership, liquidation, reorganization or other similar proceedings in connection therewith, relative to any Payor or to its creditors, as such, or to its property, and in the event of any proceedings for voluntary liquidation, dissolution or other winding up of such Payor, whether or not involving insolvency or bankruptcy, then (x) the holders of Senior Indebtedness shall be paid in full in cash in respect of all amounts constituting Senior Indebtedness before any Payee is entitled to receive (whether directly or indirectly), or make any demands for, any payment on account of this Note and (y) until the holders of Senior Indebtedness are paid in full in cash in respect of all amounts constituting Senior Indebtedness, any payment or distribution to which such Payee would otherwise be entitled (other than debt securities of such Payor that are subordinated, to at least the same extent as this Note, to the payment of all Senior Indebtedness then outstanding (such securities being hereinafter referred to as “Restructured Debt Securities”)) shall be made to the holders of Senior Indebtedness;
     (ii) if any default occurs and is continuing with respect to any Senior Indebtedness (including any Default under the Credit Agreement), then no payment or distribution of any kind or character shall be made by or on behalf of the Payor or any other Person on its behalf with respect to this Note; and
     (iii) if any payment or distribution of any character, whether in cash, securities or other property (other than Restructured Debt Securities), in respect of this Note shall (despite these subordination provisions) be received by any Payee in violation of clause (i) or (ii) before all Senior Indebtedness shall have been paid in full in cash, such payment or distribution shall be held in trust for the benefit of, and shall be paid over or delivered to, the holders of Senior Indebtedness (or their representatives), ratably according to the respective aggregate amounts remaining unpaid thereon, to the extent necessary to pay all Senior Indebtedness in full in cash.
          To the fullest extent permitted by law, no present or future holder of Senior Indebtedness shall be prejudiced in its right to enforce the subordination of this Note by any act or failure to act on the part of any Payor or by any act or failure to act on the part of such holder or any trustee or agent for such holder. Each Payee and each Payor hereby agree that the subordination of this Note is for the benefit of the Administrative Agent, the L/C Issuer and the Lenders and the Administrative Agent, the L/C Issuer and the Lenders are obligees under this Note to the same extent as if their names were written herein as such and the Administrative Agent may, on behalf of the itself, the Issuing Bank and the Lenders, proceed to enforce the subordination provisions herein.
          The indebtedness evidenced by this Note owed by any Payor that is not the Borrower or a Guarantor shall not be subordinated to, and shall rank pari passu in right of payment with, any other obligation of such Payor.
          Nothing contained in the subordination provisions set forth above is intended to or will impair, as between each Payor and each Payee, the obligations of such Payor, which are absolute and unconditional, to pay to such Payee the principal of and interest on this Note as and when due and payable in accordance with its terms, or is intended to or will affect the relative rights of such Payee and other creditors of such Payor other than the holders of Senior Indebtedness.

          Each Payee is hereby authorized to record all loans and advances made by it to any Payor (all of which shall be evidenced by this Note), and all repayments or prepayments thereof, in its books and records, such books and records constituting prima facie evidence of the accuracy of the information contained therein.
          Each Payor hereby waives presentment, demand, protest or notice of any kind in connection with this Note. All payments under this Note shall be made without offset, counterclaim or deduction of any kind.

          THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

BROCADE COMMUNICATIONS SYSTEMS, INC.
By:
Name:
Title:

[LIST SUBSIDIARIES]
By:
Name:
Title:

INSTRUMENT OF TRANSFER
FOR VALUE RECEIVED, each of the parties listed on Schedule I appended hereto, hereby sells, assigns and transfers unto                                          all of its interests in, to, and under that certain Intercompany Note dated [          ] and issued by any of the parties listed on Schedule I having a principal amount as is outstanding from time to time and does hereby irrevocably constitute and appoint                                         attorney to transfer such Intercompany Note with full power of substitution in the premises.
Date:

[Borrower and Guarantors]
By:
Name:
Title:

SCHEDULE I
[List All Payors]

EXHIBIT N
[Reserved.]

N-1

EXHIBIT O-1
FORM OF
UNITED STATES TAX COMPLIANCE CERTIFICATE
(For Non-U.S. Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)
          Reference is made to the Credit Agreement dated as of [    ], 2008 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among Brocade Communications Systems, Inc., a Delaware corporation (“Borrower”), each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”) and BANK OF AMERICA, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer. Capitalized terms used herein but not otherwise defined shall have the meaning given to such term in the Credit Agreement.
          Pursuant to the provisions of Section 3.01(e) of the Credit Agreement, the undersigned, after due inquiry and investigation, hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a “bank” as such term is used in Section 881(c)(3)(A) of the Internal Revenue Code of 1986, as amended, (the “Code”), (iii) it is not a ten percent shareholder of the Borrower within the meaning of Code Section 871(h)(3)(B), (iv) it is not a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code, and (v) no payments in connection with the Loan Documents are effectively connected with the undersigned’s conduct of a U.S. trade or business.
          The undersigned has furnished the Administrative Agent with a certificate of its non-U.S. person status on Internal Revenue Service Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent in writing and (2) the undersigned shall furnish the Borrower and the Administrative Agent a properly completed and currently effective certificate in either the calendar year in which payment is to be made by the Borrower or the Administrative Agent to the undersigned, or in either of the two calendar years preceding such payment.
[Signature Page Follows]

O1-1

[Lender]
By:
Name:
Title:

[Address]
          Dated:                     , 200[   ]

O1-2

EXHIBIT O-2
FORM OF
UNITED STATES TAX COMPLIANCE CERTIFICATE
(For Non-U.S. Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)
          Reference is made to the Credit Agreement dated as of [    ], 2008 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among Brocade Communications Systems, Inc., a Delaware corporation (“Borrower”), each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”) and BANK OF AMERICA, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer. Capitalized terms used herein but not otherwise defined shall have the meaning given to such term in the Credit Agreement.
          Pursuant to the provisions of Section 3.01(e) of the Credit Agreement, the undersigned, after due inquiry and investigation, hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) neither the undersigned nor any of its partners/members is a bank within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code of 1986, as amended, (the “Code”), (iv) none of its partners/members is a ten percent shareholder of the Borrower within the meaning of Code Section 871(h)(3)(B), (v) none of its partners/members is a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code, and (vi) no payments in connection with the Loan Documents are effectively connected with the undersigned’s or its partners/members’ conduct of a U.S. trade or business.
          The undersigned has furnished the Administrative Agent and the Borrower with Internal Revenue Service Form W-8IMY accompanied by an Internal Revenue Service Form W-8BEN from each of its partners/members claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent in writing with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
[Signature Page Follows]

O2-1

[Lender]
By:
Name:
Title:

[Address]
          Dated:                     , 200[   ]

O2-2

EXHIBIT O-3
FORM OF
UNITED STATES TAX COMPLIANCE CERTIFICATE
(For Non-U.S. Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)
          Reference is made to the Credit Agreement dated as of [    ], 2008 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among Brocade Communications Systems, Inc., a Delaware corporation (“Borrower”), each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”) and BANK OF AMERICA, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer. Capitalized terms used herein but not otherwise defined shall have the meaning given to such term in the Credit Agreement.
          Pursuant to the provisions of Section 3.01(e) of the Credit Agreement, the undersigned, after due inquiry and investigation, hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code of 1986, as amended, (the “Code”), (iii) it is not a ten percent shareholder of the Borrower within the meaning of Code Section 871(h)(3)(B), (iv) it is not a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code, and (v) no payments in connection with the Loan Documents are effectively connected with the undersigned’s conduct of a U.S. trade or business.
          The undersigned has furnished its participating non-U.S. Lender with a certificate of its non-U.S. person status on Internal Revenue Service Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such non-U.S. Lender in writing and (2) the undersigned shall have at all times furnished such Non-U.S. Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
[Signature Page Follows]

O3-1

[Lender]
By:
Name:
Title:

[Address]
          Dated:                     , 200[   ]

O3-2

EXHIBIT O-4
FORM OF
UNITED STATES TAX COMPLIANCE CERTIFICATE
(For Non-U.S. Participants That Are Partnerships For U.S. Federal Income Tax Purposes)
          Reference is made to the Credit Agreement dated as of [    ], 2008 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among Brocade Communications Systems, Inc., a Delaware corporation (“Borrower”), each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), and BANK OF AMERICA, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer. Capitalized terms used herein but not otherwise defined shall have the meaning given to such term in the Credit Agreement.
          Pursuant to the provisions of Section 3.01(e) of the Credit Agreement, the undersigned, after due inquiry and investigation, hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its partners/members are the sole beneficial owners of such participation, (iii) neither the undersigned nor any of its partners/members is a bank within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code of 1986, as amended, (the “Code”), (iv) none of its partners/members is a ten percent shareholder of the Borrower within the meaning of Code Section 871(h)(3)(B), (v) none of its partners/members is a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code, and (vi) no payments in connection with the Loan Documents are effectively connected with the undersigned’s or its partners/members’ conduct of a U.S. trade or business.
          The undersigned has furnished its participating non-U.S. Lender with Internal Revenue Service Form W-8IMY accompanied by an Internal Revenue Service Form W-8BEN from each of its partners/members claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the under-signed shall promptly so inform such non-U.S. Lender in writing and (2) the undersigned shall have at all times furnished such non-U.S. Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the under-signed, or in either of the two calendar years preceding such payments.
[Signature Page Follows]

O4-1

[Lender]
By:
Name:
Title:

[Address]
          Dated:                     , 200[   ]

O4-2